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Exhibit 99.1

January 8, 2019

Dear Belmond Shareholder:

        You are cordially invited to attend a special general meeting of shareholders of Belmond Ltd. ("Belmond"), to be held at 2 p.m. (London time) on February 14, 2019, at Belmond's corporate headquarters, located at Shackleton House, First Floor, 4 Battle Bridge Lane, London SE1 2HP, England. We refer to the meeting as the "special general meeting."

        On December 13, 2018, Belmond entered into an Agreement and Plan of Merger with LVMH Moët Hennessy—Louis Vuitton SE ("LVMH"), Palladio Overseas Holding Limited, an indirect, wholly-owned subsidiary of LVMH ("Holding"), and Fenice Ltd., a wholly-owned subsidiary of Holding ("Merger Sub"). We refer to the Agreement and Plan of Merger as the "merger agreement." Pursuant to the merger agreement and a statutory merger agreement that is an exhibit to the merger agreement and is required in accordance with Section 105 of the Companies Act 1981 of Bermuda, as amended (which we refer to as the "Companies Act"), Merger Sub will be merged with and into Belmond, with Belmond surviving the merger as a subsidiary of Holding (which we refer to as the "merger"). At the special general meeting you will be asked to consider and vote upon a proposal to approve the merger agreement, including the statutory merger agreement attached thereto, and the merger.

        If the merger is completed, each holder of class A common shares, par value $0.01 per share, of Belmond (which we refer to as the "class A common shares"), issued and outstanding immediately prior to the effective time of the merger (other than class A common shares (i) owned by LVMH, Holding or Merger Sub or any other direct or indirect wholly-owned subsidiary of LVMH, (ii) owned by Belmond as treasury shares, or (iii) owned by any direct or indirect wholly-owned subsidiary of Belmond) will be entitled to receive, with respect to each such class A common share, $25.00 in cash, without interest and less any applicable withholding taxes (subject to the rights of any shareholders who comply with all of the provisions of the Companies Act to seek appraisal of their class A common shares pursuant to Bermuda law).

        Our class A common shares are currently quoted on the New York Stock Exchange under the symbol "BEL." The $25.00 per class A common share cash consideration represents a premium of (1) approximately 41.6% to Belmond's closing share price on December 13, 2018, the last trading day prior to the public announcement of the execution of the merger agreement, and (2) approximately 124.2% over Belmond's closing share price of $11.15 on August 8, 2018, the date of Belmond's public announcement, after the close of trading, of its review of strategic alternatives.

        We are soliciting proxies from our shareholders for use at the special general meeting, or any adjournment, recess or postponement thereof, to consider and vote upon proposals to: (i) approve the merger agreement, including the statutory merger agreement and the merger (which we refer to as the "merger proposal"), and (ii) approve an adjournment of the special general meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are insufficient votes to approve the proposal to approve the merger agreement, the statutory merger agreement and the merger at the special general meeting (which we refer to as the "adjournment proposal"). We urge all shareholders to read the accompanying proxy statement and the documents included with the accompanying proxy statement carefully and in their entirety.

        The Belmond board of directors, after considering the reasons more fully described in the accompanying proxy statement, has unanimously (1) determined that the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, on the terms and subject to the conditions set forth in the merger agreement, is advisable and in the best interests of Belmond and its shareholders, (2) approved and adopted the merger agreement, including the statutory merger agreement attached thereto, and the consummation of the transactions contemplated thereby, including the merger, and (3) resolved that the merger proposal be submitted to Belmond's shareholders for their consideration at the special general meeting.

        The Belmond board of directors unanimously recommends that Belmond shareholders vote "FOR" the merger proposal and "FOR" the adjournment proposal.

        The affirmative vote of three-fourths of the votes cast at the special general meeting by the holders of issued and outstanding class A common shares and class B common shares, par value $0.01 per share, of Belmond (which we refer to as the "class B common shares") will be required to approve the merger proposal, with holders of class A common shares and class B common shares voting together as a single class, and each class A common share being entitled to 1/10th of one vote per share and each class B common share being entitled to one vote per share. Approval of the merger proposal is necessary to complete the merger. The affirmative vote of a majority of the votes cast at the special general meeting by holders of class A common shares and class B common shares, voting together as a single class and with each class A common share being entitled to 1/10th of one vote per share, is required to approve the adjournment proposal.

        Contemporaneously with the execution of the merger agreement, Belmond Holdings 1 Ltd., a wholly-owned subsidiary of Belmond and the holder of all of the issued and outstanding class B common shares ("Belmond Holdings"), entered into a support agreement with LVMH. Under the support agreement, Belmond Holdings has agreed, among other things and subject to the terms and conditions of the support agreement, to vote all of the class B common shares in favor of the approval of the merger proposal. On January 4, 2019, the record date for the special general meeting, the class B common shares represented approximately 63.6% of the total votes represented by all issued and outstanding class A common shares and class B common shares.

        Your vote is very important.    Whether or not you plan to attend the special general meeting, please take the time to complete, date, sign and return the enclosed proxy card in the accompanying postage-paid reply envelope, or submit your proxy by telephone or through the Internet. We ask that you do so as promptly as possible to ensure that your shares may be represented and voted at the special general meeting or any adjournment thereof. You may revoke any proxy by delivering a written notice of revocation to the Secretary of Belmond, by delivering a duly executed proxy bearing a later date or by attending and voting in person at the special general meeting or any adjournment thereof.

        If your shares are held in "street name" by a bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee, as applicable, will not be permitted to vote your shares without instructions from you. You should instruct your bank, brokerage firm or other nominee as to how to vote your shares by following the procedures provided by your bank, brokerage firm or other nominee. You also will not be able to vote your shares in person at the special general meeting or any adjournment thereof unless you obtain a legal proxy form from your broker, bank or other nominee, naming you as proxy.

        The accompanying proxy statement provides you with detailed information about the special general meeting, the merger agreement, and the merger. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement and a copy of the statutory merger agreement is attached as Annex B. We encourage you to read the entire proxy statement and its annexes, including the merger agreement, carefully.

        If you have any questions or need assistance voting your shares, please call MacKenzie Partners Inc., our proxy solicitor, at 1 (800) 322-2885 (toll free from the United States or Canada) or +1 (212) 929-5500 (collect) or by emailing proxy@mackenziepartners.com.

        Thank you in advance for your cooperation and continued support.

Sincerely,
ROLAND A. HERNANDEZ	H. ROELAND VOS
Chairman of the Board of Directors	President and Chief Executive Officer

The accompanying proxy statement is dated January 8, 2019 and, together with the enclosed form of proxy card, is first being mailed to Belmond shareholders on or about January 8, 2019.

        NONE OF THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), ANY STATE SECURITIES REGULATORY AGENCY, THE REGISTRAR OF COMPANIES IN BERMUDA OR THE BERMUDA MONETARY AUTHORITY HAS APPROVED OR DISAPPROVED OF THE TRANSACTIONS DESCRIBED IN THIS LETTER OR THE ACCOMPANYING PROXY STATEMENT, INCLUDING THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, OR DETERMINED IF THE INFORMATION CONTAINED IN THIS LETTER OR THE ACCOMPANYING PROXY STATEMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        Belmond is incorporated in the Islands of Bermuda and is a "foreign private issuer" within the meaning of the rules of the SEC. As such, Belmond is exempt from the SEC's rules relating to the disclosure and procedural requirements of the SEC's proxy rules. Belmond is, however, furnishing this proxy statement with the SEC on a Current Report on Form 8-K to facilitate the distribution of information about the special general meeting to Belmond's shareholders.

BELMOND LIMITED
Canon's Court
22 Victoria Street
Hamilton, HM 12, Bermuda
NOTICE OF SPECIAL GENERAL MEETING OF SHAREHOLDERS
January 8, 2019

        On December 13, 2018, Belmond, Ltd., a Bermuda exempted company ("Belmond"), entered into an Agreement and Plan of Merger with LVMH Moët Hennessy—Louis Vuitton SE ("LVMH"), Palladio Overseas Holding Limited, an indirect, wholly-owned subsidiary of LVMH ("Holding"), and Fenice Ltd., a wholly-owned subsidiary of Holding ("Merger Sub"). We refer to the Agreement and Plan of Merger, as it may be amended from time to time, as the "merger agreement." Pursuant to the merger agreement and a form of statutory merger agreement that is an exhibit to the merger agreement, Merger Sub will be merged with and into Belmond, with Belmond surviving as a subsidiary of Holding and LVMH (which we refer to as the "merger").

        Notice is hereby given that a special general meeting of shareholders of Belmond will be held at 2 p.m. (London time) on February 14, 2019 at Belmond's corporate headquarters, located at Shackleton House, First Floor, 4 Battle Bridge Lane, London SE1 2HP, England, for the following purposes:

  •
  Proposal 1:  To approve the merger agreement, including the statutory merger agreement attached thereto, and the merger;

  •
  Proposal 2:  To approve an adjournment of the special general meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are insufficient votes to approve Proposal 1 at the special general meeting.

        The completion of the merger is conditioned on, among other things, the approval of Proposal 1, which we refer to as the "merger proposal," but is not conditioned on Proposal 2, which we refer to as the "adjournment proposal."

        Approval of the merger proposal requires the affirmative vote of three-fourths of the votes cast at the special general meeting by the holders of issued and outstanding class A common shares and class B common shares. Holders of class A common shares and class B common shares will vote together as a single class on the merger proposal, and each class A common share will be entitled to 1/10th of one vote per share and each class B common share will be entitled to one vote per share. The approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast by holders of class A common shares and class B common shares at the special general meeting, voting together as a single class.

        Belmond Holdings 1 Ltd., a wholly-owned subsidiary of Belmond and the holder of all of the issued and outstanding class B common shares ("Belmond Holdings"), has entered into a support agreement with LVMH pursuant to which, Belmond Holdings has agreed, among other things and subject to the terms and conditions of the support agreement, to vote all of the class B common shares in favor of the approval of the merger proposal. On January 4, 2019, the record date for the special general meeting, the class B common shares represented approximately 63.6% of total votes represented by all issued and outstanding class A common shares and class B common shares.

        Only holders of record of class A common shares and holders of record of class B common shares at the close of business on January 4, 2019, the record date, will be entitled to notice of, and to vote at, the special general meeting and any postponement, recess or adjournment thereof.

        Your vote is very important. Whether or not you plan to attend the special general meeting, please take the time to complete, date, sign and return the enclosed proxy card in the accompanying postage-paid reply envelope, or submit your proxy by telephone or through the Internet. We ask that you do so as promptly as possible to ensure that your shares may be represented and voted at the special general meeting.

        You may revoke a submitted proxy by providing written notice to the Secretary of Belmond at 22 Victoria Street, Hamilton, HM 12, Bermuda, by delivering a duly executed proxy bearing a later date or by voting in person at the special general meeting or any adjournment thereof.

        The Belmond board of directors, after considering the reasons more fully described in the accompanying proxy statement, has unanimously (1) determined that the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, on the terms and subject to the conditions set forth in the merger agreement, is advisable and in the best interests of Belmond and its shareholders, (2) approved and adopted the merger agreement, including the statutory merger agreement attached thereto, and the consummation of the transactions contemplated thereby, including the merger, and (3) resolved that the merger proposal be submitted to Belmond's shareholders for their consideration at the special general meeting.

        Accordingly, the Belmond board of directors unanimously recommends that Belmond shareholders vote "FOR" the merger proposal, and "FOR" the adjournment proposal.

        For purposes of Section 106(2)(b)(i) of the Companies Act 1981 of Bermuda, as amended (the "Companies Act"), the Belmond board of directors considers $25.00, without interest and less any applicable withholding taxes, to be fair value for each class A common share. Belmond shareholders who are not satisfied that they have been offered fair value for their class A common shares and who did not vote their shares in favor of Proposal 1 may exercise their appraisal rights under the Companies Act to have the fair value of their shares appraised by the Supreme Court of Bermuda, which we refer to as the "Bermuda Court." Belmond shareholders intending to exercise appraisal rights MUST file their application for appraisal of the fair value of their shares with the Bermuda Court within one month of the giving of the notice convening the special general meeting. The notice of meeting delivered with this proxy statement constitutes such notice.

        We encourage you to read the accompanying proxy statement, including all documents referred to in and all annexes attached to the accompanying proxy statement, carefully and in their entirety. If you have any questions concerning the merger, the special general meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your Belmond common shares, please contact our proxy solicitor:

MacKenzie Partners Inc.
1407 Broadway
New York, NY 10018

Toll-Free (from the United States and Canada): 1 (800) 322-2885
Collect: +1 (212) 929-5500
E-mail: proxy@mackenziepartners.com

By Order of the Board of Directors,

ROLAND A. HERNANDEZ

Chairman

Dated: January 8, 2019

i

ii

SUMMARY

        This summary highlights selected information from this proxy statement, but may not contain all of the information that may be important to you. You should carefully read this entire proxy statement, including the attached annexes and the documents we refer you to in this proxy statement, for a more complete understanding of the matters to be considered at the special general meeting. You may obtain the documents and information referred to in this proxy statement by following the instructions under "Where You Can Find More Information."

        Except as otherwise specifically noted in this proxy statement or as context otherwise requires, "Belmond," "we," "our," "us," the "company" and similar words in this proxy statement refer to Belmond Ltd., including, in certain cases, its subsidiaries.

The Parties (Page 22)

        Belmond Ltd., a Bermuda exempted company that was formerly known as Orient-Express Hotels Ltd., is a leading luxury hotel company and sophisticated adventure travel operator that owns, partially-owns and/or operates 46 properties, consisting of 36 highly individual deluxe hotels, one stand-alone restaurant, seven tourist trains and two river/canal cruise businesses. Belmond's 46 properties are operated in 24 countries worldwide and employ approximately 9,100 full-time equivalent persons. Belmond exclusively acquires, leases and/or manages distinctive properties in areas of outstanding cultural, historic or recreational interest in order to provide luxury lifestyle experiences to discerning travelers.

        Belmond's class A common shares are currently listed on the New York Stock Exchange, which we refer to as the "NYSE," under the symbol "BEL." Upon completion of the merger, Belmond will be a subsidiary of LVMH. Belmond's registered office is located at 22 Victoria Street, Hamilton HM12, Bermuda and our telephone number is +1-441-294-8000.

        LVMH Moët Hennessy—Louis Vuitton SE, a corporation organized under the laws of France (which we refer to as "LVMH"), is the parent company of the world's leading luxury products group. LVMH brings together 70 prestigious houses , with 42.6 billion euros consolidated revenue in 2017 and a retail network of over 4,370 stores worldwide.

        LVMH's shares are currently listed on the Euronext Paris Eurolist under the symbol "LVMH." LVMH's principal executive offices are located at 22 avenue Montaigne, 75008 Paris, France and its telephone number is +33 (0)1 44 13 22 22.

        Palladio Overseas Holding Limited, a company organized under the laws of England and Wales (which we refer to as "Holding"), is an indirect, wholly-owned subsidiary of LVMH.

        Fenice Ltd., a Bermuda exempted company and wholly-owned subsidiary of Holding (which we refer to as "Merger Sub"), was formed by LVMH and Holding for the purpose of entering into the merger agreement and the statutory merger agreement and completing the transactions contemplated by the merger agreement.

The Merger (Page 27)

        On December 13, 2018, Belmond entered into an Agreement and Plan of Merger with LVMH, Holding and Merger Sub, which, as it may be amended from time to time, we refer to as the "merger agreement." Upon the terms and conditions set forth in the merger agreement and the statutory merger agreement required in accordance with Section 105 of the Bermuda Companies Act 1981, as amended (which we refer to as the "Companies Act"), the form of which is attached to the merger agreement, Merger Sub will merge with and into Belmond, with Belmond continuing as the surviving company, which we refer to as the "merger." As the surviving company, Belmond will continue in existence as a Bermuda exempted company and as a subsidiary of Holding and all of Belmond's and Merger Sub's respective undertakings, property and liabilities will become vested in Belmond.

        The closing of the merger, which we refer to as the "closing," will occur as soon as practicable (but in any event no later than the fifth business day) following the satisfaction or, to the extent permitted by applicable law, waiver of the conditions contained in the merger agreement, or on such other date as may be agreed by Belmond and LVMH.

        The time at which the merger will become effective, which we refer to as the "effective time," will occur upon the issuance of a certificate of merger by the Registrar of Companies in Bermuda, which we refer to as the "Registrar," and at the date and time shown on the certificate. Belmond, Holding and Merger Sub have agreed that they will request that the Registrar provide in the certificate of merger that the effective time be such time as is mutually agreed by Belmond and LVMH and that the effective time occur on the closing date of the merger.

The Merger Consideration (Page 64)

        At the effective time, each issued and outstanding class A common share, par value $0.01 per share, of Belmond (which we refer to as the "class A common shares"), other than (i) shares owned by Belmond in treasury, (ii) shares owned by LVMH, Holding or Merger Sub, and (iii) shares owned by any direct or indirect wholly-owned subsidiary of LVMH or Belmond, which we collectively we refer to in this proxy statement as "excluded shares," will be canceled, will cease to exist and will be converted automatically and without any action by the holder of the class A common shares into the right to receive $25.00 per share in cash, without interest (and less any applicable withholding taxes), which amount we refer to as the "per share merger consideration." Shareholders who properly exercise their demand for appraisal rights under the Companies Act will also have the right to receive an additional payment to the extent the "fair value" of their class A common shares is determined pursuant to an appraisal proceeding before the Bermuda Court to be greater than the per share merger consideration. We refer to the class A common shares held by such shareholders as the "dissenting shares." See the discussion below under "The Merger Agreement—Dissenting Shares."

        If the merger is completed, you will not own any shares of the surviving company, and each certificate formerly representing any class A common shares or book-entry account in Belmond's transfer records representing the ownership of any class A common shares in book-entry will represent only the right to receive the per share merger consideration. If the merger is completed, Belmond will cease to be a publicly traded company and become a wholly-owned subsidiary of Holding. See "The Merger Agreement—Exchange and Payment Procedures" for more details.

        Under the merger agreement, all of the class B common shares, par value $0.01 per share, of Belmond (which we refer to as the "class B common shares") will remain outstanding as class B common shares of the surviving company and be unaffected by the merger. All of the class B common shares are owned by Belmond Holdings 1 Ltd., a wholly-owned subsidiary of Belmond, which we refer to as "Belmond Holdings."

Effect on Belmond if the Merger is Not Completed (Page 93)

        If the merger proposal is not approved by Belmond's shareholders, or if the merger is not completed for any other reason, Belmond shareholders will not be entitled to receive the per share merger consideration for their class A common shares. Instead, Belmond will remain a public company and the class A common shares will continue to be registered under the Securities Exchange Act of 1934, as amended, which we refer to as the "Exchange Act," and to be listed and traded on the NYSE.

        If the merger agreement is terminated under specified circumstances, Belmond may be required to pay LVMH a termination fee, as described under "The Merger Agreement—Termination Fees and Expenses."

The Special General Meeting (Page 23)

Date, Time and Place

        The special general meeting of Belmond shareholders, which we refer to as the "special general meeting," will be held at 2 p.m. (London time) on February 14, 2019, at Belmond's corporate headquarters, at Shackleton House, First Floor, 4 Battle Bridge Lane, London SE1 2HP, England. At the special general meeting, Belmond shareholders will be asked to consider and vote on each of the following proposals:

  •
  Proposal 1 (the "merger proposal"): to approve the merger agreement, including the statutory merger agreement attached thereto, and the merger; and

  •
  Proposal 2 (the "adjournment proposal"): to approve an adjournment of the special general meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are insufficient votes to approve Proposal 1 at the special general meeting.

        Consummation of the merger is conditioned on, among other things, the approval of the merger proposal, but is not conditioned on approval of the adjournment proposal.

Record Date

        Only shareholders of record of class A common shares and class B common shares at the close of business on January 4, 2019, the record date for the special general meeting, will be entitled to notice of, and to vote at, the special general meeting (or any adjournment. recess or postponement thereof). Holders of class A common shares and class B common shares, which we collectively refer to as the "Belmond common shares," will vote together as a single class, with holders of class A common shares being entitled to 1/10th of one vote per share, and holders of class B common shares being entitled to one vote per share.

Quorum; Shares Entitled to Vote

        A quorum of shareholders is necessary to hold a special general meeting. Under Bermuda law, for purposes of the merger proposal, the presence (whether in person or by proxy) of two or more shareholders representing at least one-third of the total number of then-issued and outstanding Belmond common shares will be required to constitute a quorum. Under Belmond's bye-laws, for purposes of the adjournment proposal, the presence (whether in person or represented by proxy) of shareholders holding in the aggregate Belmond common shares carrying a majority of the voting rights entitled to be exercised at the special general meeting will constitute a quorum.

        As of January 4, 2019, the record date, there were 103,075,915 class A common shares and 18,044,478 class B common shares issued and outstanding and entitled to vote at the special general meeting.

Required Vote

        Approval of the merger proposal requires the affirmative vote of three-fourths of the votes cast at the special general meeting by the holders of issued and outstanding class A common shares and class B common shares. Holders of class A common shares and class B common shares will vote together as a single class on the merger proposal, and each class A common share will be entitled to 1/10th of one vote per share and each class B common share will be entitled to one vote per share.

The approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast by holders of class A common shares and class B common shares at the special general meeting, voting together as a single class.

Share Ownership of Belmond's Directors and Executive Officers

        As of the record date, Belmond's directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 1,694,600 class A common shares (excluding any class A common shares that would be delivered upon the exercise or conversion of equity-based awards, but including any restricted Belmond common shares), representing approximately 1.6% of the outstanding class A common shares and less than 1% of the total votes that may be cast at the special general meeting.

        Our directors and executive officers have informed us that they currently intend to vote all of their Belmond common shares "FOR" the merger proposal and "FOR" the adjournment proposal.

        In connection with, and as an inducement for LVMH to enter into, the merger agreement, Belmond Holdings, a wholly-owned subsidiary of Belmond and the holder of all of the issued and outstanding class B common shares, has also entered into a support agreement with LVMH, pursuant to which Belmond Holdings has agreed, among other things and subject to the terms and conditions of the support agreement, to vote all of the class B common shares in favor of the approval of the merger proposal. The class B common shares subject to the support agreement represent approximately 63.6% of total votes that may be cast at the special general meeting. For more information see the section entitled "Support Agreement."

Recommendation of the Belmond Board of Directors and Reasons for the Merger (Page 31)

        The board of directors of Belmond, which we refer to as the "Belmond board of directors" or the "board of directors," has unanimously (1) determined that the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, on the terms and subject to the conditions set forth in the merger agreement, is advisable and in the best interests of Belmond and its shareholders, (2) approved and adopted the merger agreement, including the statutory merger agreement attached thereto, and the consummation of the transactions contemplated thereby, including the merger, and (3) resolved that the merger proposal be submitted to Belmond's shareholders for their consideration at the special general meeting. Accordingly, the Belmond board of directors unanimously recommends that Belmond shareholders vote (1) "FOR" the merger proposal, and (2) "FOR" the adjournment proposal.

Interests of Certain Directors and Executive Officers of Belmond (Page 55)

        When considering the recommendation of the Belmond board of directors that you vote to approve the merger proposal, you should be aware that our directors and executive officers may have interests in the merger that may be deemed to be different from, or in addition to, your interests as a shareholder. The Belmond board of directors was aware of and considered these interests to the extent such interests existed at the time, among other matters, in evaluating and approving the merger agreement and the merger and in recommending that the merger agreement be approved by Belmond's shareholders. These interests may include the following:

  •
  the payment of an amount in cash equal to the per share merger consideration for each class A common share underlying outstanding equity awards held by Belmond's directors and executive officers (less, in the case of Belmond stock options, the per share exercise price of the option, and, in the case of performance share awards, calculated assuming target performance);

  •
  the potential payment of certain change-in-control termination payments under existing severance agreements of Belmond's executive officers if they experience a qualifying termination within a specified time following the closing; and

  •
  certain indemnification arrangements and the continuation of certain insurance arrangements for Belmond's directors and executive officers prior to the effective time for six years following the closing.

        See the section of this proxy statement entitled "The Merger—Interests of Certain Directors and Executive Officers of Belmond" for a more detailed discussion.

Opinions of Belmond's Financial Advisors (Page 36)

Opinion of Goldman Sachs & Co. LLC

        Pursuant to an engagement letter, dated October 21, 2018, Belmond engaged Goldman Sachs & Co. LLC (which we refer to as "Goldman Sachs"), as its financial advisor in connection with the company's review of strategic alternatives, including a possible sale.

        At a meeting of the Belmond board of directors held on December 13, 2018, Goldman Sachs rendered to the Belmond board of directors its oral opinion, subsequently confirmed in its written opinion dated December 13, 2018, to the effect that, as of the date of Goldman Sachs' written opinion, and based upon and subject to the factors and assumptions set forth in Goldman Sachs' written opinion, the per share merger consideration of $25.00 in cash to be paid to the holders (other than LVMH and its affiliates) of class A common shares pursuant to the merger agreement was fair from a financial point of view to such holders.

        The full text of the written opinion of Goldman Sachs, dated December 13, 2018, which sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with Goldman Sachs' opinion, is attached to this proxy statement as Annex D. The summary of Goldman Sachs' opinion contained in this proxy statement is qualified in its entirety by reference to the full text of Goldman Sachs' written opinion, which is incorporated herein. Goldman Sachs' advisory services and opinion were provided for the information and assistance of the Belmond board of directors in connection with its consideration of the merger and the opinion does not constitute a recommendation as to how any holder of shares of Belmond should vote with respect to the merger or any other matter.

        For additional information, see the section entitled "The Merger—Opinions of Belmond's Financial Advisors—Opinion of Goldman Sachs & Co. LLC," and Annex D to this proxy statement.

Opinion of J.P. Morgan Securities LLC

        Pursuant to an engagement letter dated October 26, 2018, Belmond retained J.P. Morgan Securities LLC (which we refer to as "J.P. Morgan") as one of its financial advisors in connection with a potential transaction involving Belmond.

        At the meeting of the Belmond board of directors on December 13, 2018, J.P. Morgan rendered its oral opinion to the Belmond board of directors that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the per share merger consideration to be paid to the holders of class A common shares in the proposed merger was fair, from a financial point of view, to such holders. J.P. Morgan confirmed its December 13, 2018 oral opinion by delivering its written opinion to the Belmond board of directors, dated December 13, 2018, that, as of such date, the per share merger consideration to be paid to the holders of class A common shares in the proposed merger was fair, from a financial point of view, to such holders.

        The full text of the written opinion of J.P. Morgan, dated December 13, 2018, which sets forth the assumptions made, matters considered and limits on the review undertaken by J.P. Morgan, is attached as Annex E to this proxy statement and is incorporated herein. The summary of the opinion of J.P.

Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Belmond's shareholders are urged to read the opinion in its entirety. J.P. Morgan's written opinion was addressed to the Belmond board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger, was directed only to the consideration to be paid in the merger and did not address any other aspect of the merger. J.P. Morgan expressed no opinion as to the fairness of any consideration to be paid in connection with the proposed merger to the holders of any other class of securities, creditors or other constituencies of Belmond or as to the underlying decision by Belmond to engage in the proposed merger. The issuance of J.P. Morgan's opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation by J.P. Morgan to any shareholder of Belmond as to how such shareholder should vote with respect to the merger or any other matter.

        For more information, see the section entitled "The Merger—Opinions of Belmond's Financial Advisors—Opinion of J.P. Morgan Securities LLC" and Annex E to this proxy statement.

Financing of the Merger (Page 60)

        LVMH expects to finance the merger through cash on hand, available lines of credit and other sources of immediately available funds. The obligations of LVMH, Holding and Merger Sub under the merger agreement are not conditioned in any manner upon their ability to obtain financing.

Support Agreement (Page 97)

        In connection with, and as an inducement for LVMH to enter into, the merger agreement, on December 13, 2018, Belmond Holdings, which owns all of the issued and outstanding class B common shares, representing approximately 63.6% of the total votes represented by all issued and outstanding Belmond common shares of as of January 4, 2019, the record date, entered into a support agreement with LVMH.

        Pursuant to the support agreement, Belmond Holdings agreed to, among other things, during the term of the support agreement, (i) vote all the Belmond common shares that it beneficially owns in favor of the merger proposal and against any competing transaction that may be proposed or action that would result in a breach of Belmond's representations, warranties or covenants under the merger agreement or otherwise would impede, interfere with, postpone or delay the consummation of the transactions contemplated by the merger agreement, (ii) attend the special general meeting or any postponement, adjournment or recess thereof and to vote all of its Belmond common shares in accordance with the support agreement at such meeting and (iii) not sell or otherwise transfer its Belmond common shares, deposit the shares in a voting trust or grant a proxy or enter into any voting agreement with respect to its Belmond shares.

        The support agreement will terminate if the merger agreement is terminated in accordance with its terms or if the Belmond board of directors changes its recommendation in favor of the approval of the merger agreement. For more information regarding the support agreement, see the section entitled "The Support Agreement."

The Merger Agreement (Page 63)

Treatment of Belmond Equity Awards (Page 68)

        Belmond stock options that are outstanding immediately prior to the effective time of the merger (whether vested or unvested) will be canceled in exchange for the right to receive a lump-sum amount in cash (without interest and less any applicable withholding taxes and deductions) equal, for each tranche of stock options, to (i) the amount by which the per share merger consideration of $25.00 exceeds the per share exercise price applicable to such stock option tranche, multiplied by (ii) the total number of options in such stock option tranche.

        Each Belmond performance-based share award that is outstanding as of immediately prior to the effective time of the merger will be canceled in exchange for the right to receive lump-sum amount in cash (without interest and less any applicable withholding taxes and deductions) equal to (i) the per share merger consideration of $25.00, multiplied by (ii) the target number of class A common shares subject to the award.

        Each restricted share award and deferred share award (other than those subject to performance vesting) that is outstanding as of immediately prior to the effective time of the merger will be canceled in exchange for the right to receive a lump-sum amount in cash (without interest and less any applicable withholding taxes and deductions) equal to (i) the per share merger consideration of $25.00, multiplied by (ii) the total number of class A common shares subject to the award.

Regulatory Approvals for the Merger (Page 60)

        Under the terms of the merger agreement, the parties are required to use their best efforts to obtain the antitrust approvals required for the transaction, subject to certain limitations. The merger cannot be completed until the applicable approvals under the competition laws of Botswana, Brazil, the European Union (or, in certain circumstances, in each of Italy, Portugal, Ireland and France, as applicable), Mexico, Russia and South Africa have been obtained.

No Solicitation (Page 76)

        Except as otherwise provided in the merger agreement, prior to the closing date, Belmond and its subsidiaries are generally prohibited from:

  •
  directly or indirectly, soliciting, initiating, knowingly encouraging or knowingly facilitating any inquiries, proposals, offers or indications of interest that would constitute acquisition proposals, or would reasonably be expected to lead to an acquisition proposal;

  •
  directly or indirectly engaging in discussions or negotiations regarding any inquiry, proposal, offer or indication of interest that constitutes, or would reasonably be expected to lead to, an acquisition proposal (or providing non-public information with or for the purposes of facilitating or encouraging the foregoing);

  •
  approving, endorsing or recommending any acquisition proposal;

  •
  entering into any alternative acquisition agreement with respect to an acquisition proposal;

  •
  taking any action to make the provisions of any anti-takeover statute or regulation (or similar provision in Belmond's organizational documents) inapplicable to any transactions contemplated by an acquisition proposal;

  •
  amending, modifying or waiving any provision in the rights agreement (as defined below), or permitting or causing any rights thereunder to be redeemed, cancelled or terminated; or

  •
  amending, modifying, waiving, or granting a release from or failing to enforce any "standstill" provisions in certain confidentiality agreements.

        In spite of these restrictions, before Belmond's shareholders have approved the merger proposal, which we refer to as the "Belmond shareholder approval," Belmond and its representatives may contact the person or group of persons making an acquisition proposal to clarify terms and conditions of the proposal, so long as the proposal did not result from a breach of the non-solicitation provisions in the merger agreement by Belmond or its subsidiaries or a material breach thereof by any of their respective representatives, and the company reasonably determines it is a bona fide acquisition proposal. In addition, Belmond and its representatives are also permitted to provide non-public information regarding the company to, and participate in discussions and negotiations with, any person or group submitting such an unsolicited acquisition proposal if the Belmond board of directors determines in good faith, after consultation with a financial advisor of recognized international reputation and outside legal counsel, that the proposal is, or could reasonably be expected to lead to, a superior proposal.

Adverse Recommendation Change (Page 78)

        Under the merger agreement, generally, Belmond and the Belmond board of directors may not:

  •
  change, withhold, withdraw or qualify the Belmond board of directors' recommendation that Belmond shareholders vote "FOR" the merger proposal, or fail to include the recommendation in this proxy statement;

  •
  approve, declare advisable or recommend to the Belmond shareholders (or publicly propose to approve, declare advisable or recommend) any other acquisition proposal;

  •
  fail to publicly confirm (through a press release or similar means) within five business days the Belmond board of directors' recommendation following the public announcement of an alternative acquisition proposal, if requested in writing to do so by LVMH;

  •
  fail to recommend against Belmond shareholders accepting any tender offer or exchange offer that is commenced and that constitutes an acquisition proposal by the earlier of the tenth business day after commencement thereof and the second business day prior to the special general meeting (we refer to any of the foregoing actions, or any resolution to take any of the foregoing actions, as an "adverse recommendation change"); or

  •
  authorize, adopt or approve any acquisition proposal (or publicly propose to authorize, adopt or approve an acquisition proposal), or cause or permit Belmond to enter into any agreement with respect to any acquisition proposal.

        In spite of these restrictions, subject to certain notice obligations to LVMH and certain obligations to discuss and negotiate in good faith any bona fide revisions to the merger agreement proposed by LVMH in response to such notice, the Belmond board of directors may, at any time before Belmond's shareholders have approved the merger proposal:

  •
  make an adverse recommendation change in response to certain intervening events if the board of directors, after consulting with outside legal counsel, determines that its failure to do so would be inconsistent with its fiduciary duties under applicable law; and

  •
  make an adverse recommendation change if the Belmond board of directors determines in good faith, after consultation with a financial advisor of recognized international reputation and outside counsel, that an alternative acquisition proposal that did not result from a breach of the non-solicitation provisions in the merger agreement by Belmond or its subsidiaries or a material breach thereof by any of their respective representatives constitutes a superior proposal, either make an adverse recommendation change and/or terminate the merger agreement and pay the termination fee in order to enter into an alternative acquisition agreement for such superior proposal.

Conditions to Closing of the Merger (Page 90)

        The respective obligations of Belmond and LVMH to consummate the merger are subject to the satisfaction or waiver of certain customary conditions, including, among other things (1) the absence of any law or order prohibiting the consummation of the merger, (2) Belmond shareholders having approved the merger proposal, (3) receipt of regulatory approvals in Botswana, Brazil, the European Union (or, in the event the referral of the case to the European Commission has been successfully challenged by an EU Member State, in each of Italy, Portugal, Ireland and France, as applicable), Mexico, Russia and South Africa, which we refer to as the "required regulatory approvals," and (4) the accuracy of the representations and warranties of the parties in the merger agreement, subject to certain qualifiers, and compliance by the parties with their respective obligations under the merger agreement. See "The Merger Agreement—Conditions Precedent to Closing of the Merger."

Termination of the Merger Agreement (Page 92)

        In general, the merger agreement may be terminated at any time prior to the effective time, whether before or after the receipt of the Belmond shareholder approval, in the following ways:

  •
  By mutual written consent of Belmond and LVMH;

  •
  By either Belmond or LVMH, subject to certain limitations:

  •
  if the merger has not been consummated by October 31, 2019, which date we refer to as the "end date," which may be extended in certain circumstances to a date not later than December 31, 2019;

  •
  if any governmental entity has issued a final and non-appealable order or enacted a law that permanently prohibits, restrains or makes illegal the consummation of the merger or the transactions contemplated by the merger agreement; or

  •
  if Belmond's shareholders fail to approve the merger proposal at the special general meeting, or any adjournment, recess or postponement thereof, at which a vote on the merger proposal is taken.

  •
  By Belmond:

  •
  if LVMH or Merger Sub have breached any of their representations, warranties, covenants or other agreements in the merger agreement, or if any representation or warranty has otherwise become untrue, and (i) the breach or failure to be true would result in the failure of a related closing condition and (ii) the breach or failure to be true is not cured within 45 days following LVMH's receipt of written notice of the breach or failure to perform (so long as Belmond is not then in breach of the merger agreement in any material respect); or

  •
  prior to Belmond's shareholders approving the merger proposal, in order to enter into a definitive written agreement with respect to a superior proposal (subject to Belmond terminating the merger agreement and paying a termination fee equal to $92,261,000 and the superior proposal not having resulted from a breach of the non-solicitation provisions in the merger agreement by Belmond or its subsidiaries or a material breach thereof by any of their respective representatives).

  •
  By LVMH:

  •
  if Belmond has breached any of its representations, warranties, covenants or other agreements in the merger agreement, or if any representation or warranty has otherwise become untrue, and (i) the breach or failure to be true would result in the failure of a related closing condition and (ii) the breach or failure to be true is not cured within 45 days following Belmond's receipt of written notice of the breach or failure to perform (so long as LVMH is not then in breach of the merger agreement in any material respect); or

  •
  if the Belmond board of directors makes an adverse recommendation change at any time before Belmond's shareholders have approved the merger proposal.

Termination Fee (Page 94)

        Under the merger agreement, Belmond may be required to pay to LVMH a termination fee equal to $92,261,000 if the merger agreement is terminated under certain specified circumstances. In no event will Belmond be required to pay the termination fee more than once.

The Statutory Merger Agreement (Annex B)

        The statutory merger agreement governs the legal effects of the merger under Bermuda law. A copy of the form of statutory merger agreement is attached as Annex B to this proxy statement.

Market Price of Belmond Class A Common Shares; Dividends (Page 100)

        Belmond's class A common shares are traded on the NYSE under the symbol "BEL." On August 8, 2018, the date of Belmond's public announcement, after the close of trading, of its review of strategic alternatives, the closing price of the class A common shares was $11.15 per share. The closing price of the class A common shares on the NYSE on December 13, 2018, the date of execution of the merger agreement and the last trading day prior to the public announcement of the transaction, was $17.65 per share.

        On January 4, 2019, the most recent practicable date before this proxy statement was mailed to our shareholders, the closing price of our class A common shares on the NYSE was $24.85 per share. You are encouraged to obtain current market quotations for Belmond common shares in connection with voting your Belmond common shares.

        Belmond has not historically paid dividends on the class A common shares, and under the terms of the merger agreement, prior to the closing (or the earlier termination of the merger agreement), Belmond is prohibited from declaring or paying any cash dividend or other distribution on the Belmond common shares without LVMH's consent.

Appraisal Rights (Page 105)

        Under Bermuda law, Belmond shareholders of record have rights of appraisal, pursuant to which those Belmond shareholders who do not vote in favor of the merger proposal and who are not satisfied that they have been offered fair value for their Belmond common shares are permitted to apply to the Bermuda Court for an appraisal of the fair value of their shares within one month from the giving of the notice convening the special general meeting. The notice of meeting delivered with this proxy statement constitutes such notice. See "The Merger Agreement—Dissenting Shares" and "Appraisal Rights" for a more detailed description of the appraisal rights available to Belmond shareholders and procedures for exercising those rights.

U.S. Federal Income Tax Consequences of the Merger (Page 108)

        The receipt of cash for class A common shares pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. The receipt of cash by a U.S. Holder (as defined under "U.S. Federal Income Tax Consequences of the Merger") in exchange for such U.S. Holder's class A common shares in the merger generally will result in the recognition of gain or loss in an amount measured by the difference between the cash such U.S. Holder receives in the merger and such U.S. Holder's adjusted tax basis in the class A common shares surrendered in the merger. A Non-U.S. Holder (as defined under "U.S. Federal Income Tax Consequences of the Merger") generally will not be subject to U.S. federal income tax with respect to the exchange of class A common shares for cash in the merger unless such Non-U.S. Holder has certain connections to the United States. Shareholders should refer to the discussion in the section entitled "U.S. Federal Income Tax Consequences of the Merger" and consult their own tax advisors concerning the U.S. federal income tax consequences relating to the merger in light of their particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction.

QUESTIONS AND ANSWERS ABOUT THE MERGER

        The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special general meeting. These questions and answers may not address all questions that may be important to you as a Belmond shareholder. We encourage you to carefully read the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement.

Q.
Why am I receiving this proxy statement?

A.
On December 13, 2018, Belmond entered into the merger agreement with LVMH, Holding and Merger Sub. Under the merger agreement, Merger Sub will be merged with and into Belmond, with Belmond surviving the merger as a subsidiary of Holding and an indirect subsidiary of LVMH. In order to complete the merger, Belmond shareholders must approve the merger proposal, and Belmond is holding the special general meeting to obtain approval of the merger proposal.

  You are receiving this proxy statement because you owned Belmond common shares as of the record date for the determination of shareholders entitled to vote at the special general meeting. This proxy statement, which you should read carefully, contains important information about the merger and related transactions and is intended to assist you in deciding how to vote your Belmond common shares with respect to such matters.

Q.
When and where is the special general meeting?

A.
The special general meeting of Belmond shareholders will be held at Belmond's corporate headquarters at Shackleton House, First Floor, 4 Battle Bridge Lane, London SE1 2HP, England on February 14, 2019 at 2 p.m., London time.

Q.
What am I being asked to vote on at the special general meeting?

A.
You are being asked to consider and vote on the following proposals:

•
Proposal 1 (the "merger proposal"): to approve the merger agreement, including the statutory merger agreement attached thereto, and the merger; and

•
Proposal 2 (the "adjournment proposal"): to approve an adjournment of the special general meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are insufficient votes to approve Proposal 1 at the special general meeting.

Q.
What is the proposed transaction and what effects will it have on Belmond?

A.
The proposed transaction is the acquisition of Belmond by LVMH pursuant to the merger agreement and the statutory merger agreement. If Belmond shareholders approve the merger proposal, and the other closing conditions under the merger agreement are satisfied or waived, Merger Sub will merge with and into Belmond, with Belmond being the surviving company.

  As a result of the merger, Belmond will become a subsidiary of Holding and an indirect subsidiary of LVMH. In addition, following the merger, Belmond will no longer be a publicly traded company and its class A common shares will be delisted from the NYSE and deregistered under the Exchange Act.

Q.
What will I receive if the merger is completed?

A.
Upon completion of the merger, you will be entitled to receive $25.00 in cash (without interest and less any applicable withholding taxes) for each class A common share you held as of immediately prior to the effective time. If you have properly exercised, and not withdrawn, a demand for (or otherwise lost your right to), appraisal of your class A common shares under the Companies Act, see the section entitled "Appraisal Rights" for further information.

Q.
How does the per share merger consideration compare to the market price of Belmond's class A common shares prior to the public announcement of the transaction?

A.
The per share merger consideration represents an approximately 41.6% premium over the closing share price of the class A common shares on the NYSE on December 13, 2018, the last trading day prior to the public announcement of the execution of the merger agreement, and an approximately 124.2% premium over the $11.15 closing share price of the class A common shares on August 8, 2018, the date of Belmond's public announcement, after the close of trading, of its review of strategic alternatives.

Q.
How does the Belmond board of directors recommend that I vote?

A.
The Belmond board of directors unanimously recommends that you vote "FOR" the merger proposal and "FOR" the adjournment proposal.

  See the section entitled "The Merger—Recommendation of the Belmond Board of Directors and Reasons for the Merger" for a more complete description of the recommendation of the Belmond board of directors.

Q.
When do you expect the merger to be completed?

A.
The parties are working towards completing the merger as soon as possible. Assuming timely satisfaction of the necessary closing conditions, including approval of the merger proposal by Belmond's shareholders and the receipt of all required regulatory approvals, we currently expect the closing of the merger to occur in the first half of 2019, although there can be no assurance that the closing will occur during such period.

  See the section entitled "The Merger Agreement—Conditions to the Closing of the Merger" for more information.

Q.
What happens if the merger is not completed?

A.
If the merger agreement is not approved by the requisite vote of Belmond's shareholders or if the merger is not completed for any other reason, you will not be entitled to receive the per share merger consideration or any other payment for your class A common shares in connection with the merger.

  Instead, Belmond will remain an independent, publicly traded company and Belmond's class A common shares will continue to be listed and traded on the NYSE. If the merger agreement is terminated in certain specified circumstances, Belmond may be required to pay a termination fee of $92,261,000 with respect to the termination of the merger agreement, as described under "The Merger Agreement—Termination Fees and Expenses."

Q.
What conditions must be satisfied to complete the merger?

A.
Belmond, LVMH, Holding and Merger Sub are not required to complete the merger unless a number of conditions are satisfied or waived. These conditions include, among others:

•
the absence of any law or order prohibiting the consummation of the merger;

•
Belmond shareholders having approved the merger proposal;

  •
  the receipt of regulatory approvals in Botswana, Brazil, the European Union (or, in the event the referral of the case to the European Commission has been successfully challenged by an EU Member State, in each of Italy, Portugal, Ireland and France, as applicable), Mexico, Russia and South Africa; and

  •
  the accuracy of the representations and warranties of the parties in the merger agreement, subject to certain qualifications, and compliance by the parties with their respective obligations under the merger agreement.

Q.
What are the material U.S. federal income tax consequences of the merger?

A.
The receipt of cash for class A common shares pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. The receipt of cash by a U.S. Holder (as defined under "U.S. Federal Income Tax Consequences of the Merger") in exchange for such U.S. Holder's class A common shares in the merger generally will result in the recognition of gain or loss in an amount measured by the difference between the cash such U.S. Holder receives in the merger and such U.S. Holder's adjusted tax basis in the class A common shares surrendered in the merger. A Non-U.S. Holder (as defined under "U.S. Federal Income Tax Consequences of the Merger") generally will not be subject to U.S. federal income tax with respect to the exchange of class A common shares for cash in the merger unless such Non-U.S. Holder has certain connections to the United States. Shareholders should refer to the discussion in the section entitled "U.S. Federal Income Tax Consequences of the Merger" and consult their own tax advisors concerning the U.S. federal income tax consequences relating to the merger in light of their particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction.

  SHAREHOLDERS SHOULD REFER TO THE DISCUSSION IN THE SECTION OF THIS PROXY STATEMENT ENTITLED "U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER," FOR A MORE COMPLETE DISCUSSION OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. SHAREHOLDERS SHOULD ALSO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

Q.
Do any of Belmond's directors or executive officers have interests in the merger that may differ from or be in addition to my interests as a shareholder?

A.
In considering the recommendation of the Belmond board of directors with respect to the merger proposal, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of our shareholders generally. The Belmond board of directors was aware of and considered these interests, to the extent such interests existed at the time, among other matters, in evaluating and approving the merger agreement, and in recommending that the merger agreement be approved by Belmond shareholders.

  As described in more detail in the section entitled, "The Merger—Interests of Certain Directors and Executive Officers in the Merger," these interests potentially include the receipt by our directors and executive officers of a cash payment equal to the per share merger consideration for each class A common share underlying their outstanding Belmond equity awards (less, in the case of Belmond stock options, the per share exercise price of the option, and, in the case of performance share awards, calculated assuming target performance), the potential payment of certain change-in-control severance payments and benefits under existing severance agreements of

  Belmond's executive officers in the event of a qualifying termination within a specified time following the closing, and/or the right to continued indemnification and insurance coverage under the merger agreement for a period of six years following the closing.

Q.
Who can vote at the special general meeting?

A.
Only shareholders of record at the close of business on January 4, 2019, the record date for the special general meeting, are entitled to notice of, and to vote at, the special general meeting or any adjournment, recess or postponement of the meeting.

  If you own your shares in "street name" beneficially through a broker, bank, or other nominee, you must follow the procedures required by your bank, broker or other nominee. You should contact your bank, broker or other nominee, as applicable, for more information on these procedures. In order to vote in person at the special general meeting, you must obtain a valid proxy from your broker, bank, or other nominee and bring valid personal photo identification.

Q.
What is the difference between holding class A common shares as a shareholder of record and as a beneficial owner?

A.
If on January 4, 2019, your class A common shares were registered directly in your name with our transfer agent, Computershare, then you are a shareholder "of record." If you are a shareholder of record, you may vote in person at the special general meeting, by mail, by phone or over the Internet.

  If on January 4, 2019, your class A common shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then your shares are held in "street name" and you are the beneficial owner of the class A common shares. If you are a beneficial owner of class A common shares registered in the name of your broker, bank, or other agent, you must follow the procedures required by such organization in order to vote your shares. You should contact your bank, broker or other nominee, as applicable, for more information on these procedures.

Q.
If my Belmond common shares are held in "street name" by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my shares for me?

A.
Your bank, brokerage firm or other nominee will only be permitted to vote your class A common shares if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares.

  Banks, brokerage firms or other nominees who hold shares in "street name" for customers have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposals to be considered at the special general meeting. As a result, absent specific instructions from you, your bank, brokerage firm or other nominee will not be empowered to vote your Belmond common shares at the special general meeting. If you do not instruct your bank, brokerage firm or other nominee to vote your shares, your class A common shares will not be voted, which we refer to as "broker non-votes."

Q.
What vote is required for Belmond's shareholders to approve the merger proposal?

A.
Approval of the merger proposal requires the affirmative vote of three-fourths of the votes cast at the special general meeting by the holders of issued and outstanding class A common shares and class B common shares. Holders of class A common shares and class B common shares will vote together as a single class on the merger proposal, and each class A common share will be entitled to 1/10th of one vote per share and each class B common share will be entitled to one vote per share.

Q.
What vote is required for Belmond's shareholders to approve the adjournment proposal?

A.
The approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast by holders of class A common shares and class B common shares at the special general meeting, voting together as a single class.

Q.
How many votes do I have?

A.
Each holder of class A common shares is entitled to cast 1/10th of one vote on each matter properly brought before the special general meeting for each class A common share that such holder owned as of the record date of January 4, 2019. Holders of class A common shares will vote together with the class B common shares on all matters brought before the special general meeting, and each class B common share will be entitled to one vote.

  As of the close of business on the record date, there were 103,075,915 class A common shares outstanding and entitled to vote (including 823,072 restricted Belmond common shares), held by 183 holders of record, and there were 18,044,478 class B common shares outstanding and entitled to vote, all of which are owned by Belmond Holdings, a wholly-owned subsidiary of Belmond.

Q.
What is the quorum requirement?

A.
A quorum of shareholders is necessary to hold a special general meeting. Under Bermuda law, for purposes of the merger proposal, the presence (whether in person or by proxy) of two or more shareholders representing at least one-third of the total number of then-issued and outstanding Belmond common shares will be required to constitute a quorum. Under Belmond's bye-laws, for purposes of the adjournment proposal, the presence (whether in person or represented by proxy) of shareholders holding in the aggregate Belmond common shares carrying a majority of the voting rights entitled to be exercised at the special general meeting will constitute a quorum.

  As of January 4, 2019, the record date, there were 103,075,915 class A common shares and 18,044,478 class B common shares issued and outstanding and entitled to vote at the special general meeting.

Q.
What do I need to do now?

A.
We urge you to carefully read this proxy statement, including its annexes and the documents referred to in this proxy statement. You are also encouraged to review the documents referenced under the section of this proxy statement entitled "Where You Can Find More Information" and to consult with your accounting, legal and tax advisors. Once you have considered all relevant information, we encourage you to fill in and return the enclosed proxy card (if you are a shareholder of record) or voting instruction form you receive from your bank, broker or other nominee (if you hold your shares in street name).

  Even if you plan to attend the special general meeting, we urge you to promptly submit your proxy to ensure that your Belmond common shares are represented at the special general meeting. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.
How do I vote?

A.
Shareholders of Record:    If you are a shareholder of record, you may vote your Belmond common shares on matters presented at the special general meeting in any of the following ways:

•
In Person.  You may attend the special general meeting and cast your vote there.

•
By Internet.  You may vote on the Internet by following the instructions for submitting your proxy via the Internet printed on your proxy card.

•
By Telephone.  You may vote from any touch-tone telephone by following the instructions provided on your proxy card for submitting your proxy via telephone.

•
In Writing.  You can submit your proxy by completing, signing, dating and returning the proxy card in the enclosed postage-paid envelope.

  Submission of proxies by the Internet and telephone for shareholders of record will close at 11:59 p.m., Eastern Time, on February 13, 2019, the business day immediately before the date of the special general meeting. Whether or not you plan to attend the special general meeting in person, we encourage you to vote your Belmond common shares in advance to ensure that your vote is represented at the special general meeting. If you decide to attend the special general meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

  Beneficial Owners of Shares Held in Street Name:    Most Belmond shareholders hold their shares in street name. If this is the case, this proxy statement has been forwarded to you by your bank, broker, nominee or similar organization, together with a voting instruction form. You may vote by completing and returning your voting instruction form to your broker. Please refer to the instructions provided by your bank, brokerage firm or other nominee for more information on how to vote your Belmond common shares, and if you are able to submit voting instructions by telephone or over the Internet. Please note that if you are a beneficial owner and wish to vote in person at the special general meeting, you must obtain and present at the meeting a legal proxy from your bank, brokerage firm or other nominee that is the record holder of your shares as well as personal photo identification.

Q.
What effect do abstentions and "broker non-votes" have on the proposals?

A.
Quorum:    Abstentions will be counted towards the presence of a quorum at the special general meeting. With respect to broker non-votes, the merger proposal and adjournment proposal are considered "non-routine." Therefore, brokers, banks and other nominees will not have discretionary authority to vote on any proposal absent instructions from the beneficial owner. "Broker non-votes" will nonetheless be counted toward the presence of a quorum under Bermuda law.

  Votes Cast:    Abstentions and "broker non-votes" will not be considered votes cast on any proposal brought before the special general meeting. Because, assuming a quorum is present, (i) approval of the merger proposal will require the affirmative vote of three-fourths of the votes cast at the special general meeting by the holders of issued and outstanding class A common shares and class B common shares (voting together as a class), and (ii) approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast by holders of class A common shares and class B common shares at the special general meeting, an abstention or a "broker non-vote" will not have the effect of a vote for or against the merger proposal and/or adjournment proposal, as applicable. Abstentions and broker non-votes, however, will reduce the total number of votes cast, and therefore increase the relative influence of those shareholders voting.

Q.
How can I change or revoke my vote?

A.
If you own Belmond common shares in your own name, you may revoke any prior proxy, regardless of how your proxy was originally submitted, by:

•
sending a written notice of revocation or delivering a subsequently executed proxy to the Secretary of Belmond at Belmond Ltd., P.O. Box HM 1179, Hamilton HM EX, Bermuda, Attention: Secretary such that it is received by 5:00 p.m., Eastern Time on the business day immediately prior to the date of the special general meeting;

•
submitting a properly signed proxy card, dated a later date;

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submitting a later dated proxy via the Internet or by telephone, prior to the deadline indicated on your proxy card for voting by telephone or the Internet; or

•
attending the special general meeting, or any adjournment thereof, in person and voting your Belmond common shares.

  If you hold Belmond common shares in "street name" through a bank, broker or other nominee, please follow the instructions provided by your bank, broker or other nominee as to how to revoke or change your previously provided voting instructions.

Q.
If a shareholder gives a proxy, how are the Belmond common shares voted?

A.
Regardless of the method you choose to submit your proxy, the individuals named on the enclosed proxy card will vote your Belmond common shares at the special general meeting in the way that you indicate. When completing the Internet or telephone processes or filling out the proxy card, you may specify whether your Belmond common shares should be voted for or against or that you abstain from voting on all, some or none of the specific items of business to come before the special general meeting.

  If you own Belmond common shares that are registered in your own name and return a signed proxy card or grant a proxy via the Internet or by telephone, but do not indicate how you wish your shares to be voted, the individuals identified in the proxy will vote the Belmond common shares represented by your properly signed proxy in accordance with the recommendation of the Belmond board of directors, which is "FOR" the merger proposal and "FOR" the adjournment proposal.

Q.
What do I do if I received more than one proxy card or set of voting instructions?

A.
If you received more than one proxy card, it means your Belmond common shares are likely registered in different names or with different addresses or are in more than one account. You must separately vote the Belmond common shares shown on each proxy card that you receive in order for all of your Belmond common shares to be voted at the special general meeting.

Q.
What happens if I sell my Belmond common shares before the special general meeting?

A.
The record date for shareholders entitled to vote at the special general meeting is earlier than both the date of the special general meeting and the effective time of the merger. If you transfer your Belmond common shares after the record date but before the special general meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your Belmond common shares and each of you notifies Belmond in writing of such special arrangements, you will retain your right to vote such Belmond common shares at the special general meeting but will transfer the right to receive the per share merger consideration to the person to whom you transfer your Belmond common shares.

Q.
What happens if I sell my Belmond common shares after the special general meeting but before the effective time?

A.
If you transfer your Belmond common shares after the special general meeting but before the effective time, you will have transferred the right to receive the per share merger consideration to the person to whom you transfer your Belmond common shares. In order to receive the per share merger consideration, you must hold your Belmond common shares through the completion of the merger.

Q.
Who will solicit and pay the cost of soliciting proxies in connection with the special general meeting?

A.
Belmond has engaged Mackenzie Partners Inc., which we refer to as MacKenzie Partners, to assist in the solicitation of proxies for the special general meeting. Belmond estimates that it will pay MacKenzie Partners a fee of $25,000 to serve as proxy solicitor. Belmond has also agreed to reimburse MacKenzie Partners for certain fees and expenses, to indemnify MacKenzie Partners and its directors, officers, employees and agents against certain claims, expenses, losses, damages, liabilities and/or judgments incurred that directly relate to or arise out of MacKenzie Partners' performance of the solicitation services in connection with the special general meeting, and to pay MacKenzie Partners' attorney's fees and costs in connection with certain legal proceedings arising out of or relating to MacKenzie Partners' engagement and/or performance of its solicitation services in connection with the special general meeting.

Q.
If I hold share certificates, should I send in my share certificates now?

A.
No. If the merger proposal is approved and the merger is completed, you will be sent a letter of transmittal describing how you may surrender your certificate and exchange your class A common shares for the per share merger consideration. Please do NOT return your share certificate(s) with your proxy.

  If your class A common shares are held in "street name" through a bank, brokerage firm or other nominee, you should contact your bank, brokerage firm or other nominee for instructions as to how to effect the surrender of your "street name" Belmond common shares in exchange for the per share merger consideration.

Q.
If I hold my shares in book-entry form, how will I receive payment when the merger occurs?

A.
If you hold your class A common shares in non-certificated, book-entry form, if the merger is completed and your shares have been converted into the right to receive the per share merger consideration, you will receive your cash payment in respect of those shares as promptly as practicable following the effective time and the paying agent's receipt of any document that it requests from you.

Q.
Am I entitled to exercise appraisal rights under Section 106(6) of the Companies Act instead of receiving the per share merger consideration for my Belmond common shares?

A.
Yes. Under Bermuda law, Belmond shareholders will be entitled to exercise appraisal rights under Section 106(6) of the Companies Act in connection with the merger if they are not satisfied they have been offered fair value for their shares and take certain actions, including submitting a proper application for appraisal to the Bermuda Court, and meeting certain conditions, including not voting in favor of the merger proposal. See "The Merger Agreement—Dissenting Shares" and "Appraisal Rights" for more information.

Q.
Who can help answer any other questions I might have?

A.
If you have additional questions about the merger, need assistance in submitting your proxy or voting your Belmond common shares, or need additional copies of this proxy statement or the enclosed proxy card, please contact MacKenzie Partners, our proxy solicitor, by calling 1 (800) 322-2885 (toll-free from the United States and Canada) or +1 (212) 929-5500 (collect), or by e-mailing proxy@mackenziepartners.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement, and the documents to which we refer you in this proxy statement, contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements may include, without limitation, declarations regarding the intents, beliefs, estimates and current expectations of Belmond. In some cases, forward-looking statements can be identified by terminology such as "may," "should," "could," "expect," "seeks," "plan," "anticipate," "believe," "project," "estimate," "predict," "potential," "future," "forecast" and other words of similar import. Belmond shareholders are cautioned that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including in our most recent filing on Form 10-K and subsequent periodic and interim reports as well as factors and matters described or referred to in this proxy statement. The pendency and consummation of the merger are also subject to risks and uncertainties that could cause Belmond's actual results to differ, possibly materially, from those in the forward-looking statements, including the following factors:

  •
  the expected timing and likelihood of completion of the proposed merger;

  •
  the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination of the merger agreement under circumstances that could require us to pay a termination fee;

  •
  the possibility that Belmond's shareholders may not approve the merger;

  •
  the risk that the parties may not be able to satisfy the conditions to the closing of the merger, including that a governmental entity may prohibit the merger or delay or refuse to grant any required regulatory approvals, in a timely manner or at all;

  •
  the failure of the merger to close for any other reason or the expected costs of the merger exceeding management's expectations;

  •
  risks related to disruption of management time from ongoing business operations due to the proposed merger;

  •
  limitations placed on our ability to operate our business by the merger agreement;

  •
  the outcome of any legal proceedings instituted against Belmond and/or others relating to the merger agreement and the merger;

  •
  the risk that any announcements relating to the proposed merger could have adverse effects on the market price of Belmond's class A common shares;

  •
  the risk that the proposed merger and its announcement could have an adverse effect on the ability of Belmond to retain and hire key personnel and maintain relationships with its customers, suppliers and other business partners, and on its operating results and businesses generally;

  •
  whether the expected benefits of the merger will be realized; and

  •
  the fact that Belmond's shareholders would forego the opportunity to realize the potential long-term value of the successful execution of Belmond's current strategy as an independent company.

        These forward-looking statements are not exhaustive and are also qualified by, and should be read together with, the risk factors and the other forward-looking statements in our most recent report on Form 10-K and other documents Belmond files or furnishes with the SEC, including its interim and periodic reports, which are available at www.sec.gov (see "Where You Can Find More Information"). No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

        Except as required by applicable law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. Belmond shareholders are advised, however, to consult any future disclosures we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

 PARTIES INVOLVED IN THE MERGER

        Belmond Ltd., a Bermuda exempted company that was established over 40 years ago with the acquisition of Belmond Hotel Cipriani in Venice and was formerly known as Orient-Express Hotels Ltd., is a leading luxury hotel company and sophisticated adventure travel operator that owns, partially-owns and/or operates 46 properties (excluding one property scheduled for a 2019 opening in London), consisting of 36 highly individual deluxe hotels, one stand-alone restaurant, seven luxury tourist trains, including the Venice Simplon-Orient-Express, and two river/canal cruise businesses in some of the world's most inspiring and enriching destinations. From city landmarks to intimate resorts, Belmond's hotel collection includes Belmond Grand Hotel Europe, St. Petersburg; Belmond Copacabana Palace, Rio de Janeiro; Belmond Maroma Resort & Spa, Riviera Maya; and Belmond El Encanto, Santa Barbara. Belmond's 46 properties are operated in 24 countries worldwide and employ approximately 9,100 full-time equivalent persons. Belmond exclusively acquires, leases and/or manages distinctive properties in areas of outstanding cultural, historic or recreational interest in order to provide luxury lifestyle experiences to discerning travelers.

        Belmond's class A common shares are currently listed on the NYSE, under the symbol "BEL." Upon completion of the merger, Belmond will be a subsidiary of LVMH and Holding. Belmond's registered office is located at 22 Victoria Street, Hamilton HM12, Bermuda and our telephone number is 1-441-294-8000.

        LVMH Moët Hennessy—Louis Vuitton SE, a corporation organized under the laws of France, is the parent company of the homonymous group (the "LVMH Group"), the world's leading luxury products group. LVMH gathers 70 prestigious brands, with 42.6 billion euros consolidated revenue in 2017 and a retail network of over 4,370 stores worldwide.

        The LVMH Group is represented in Wines and Spirits by a unique portfolio of exceptional brands that includes Moët & Chandon, Dom Pérignon, Veuve Clicquot Ponsardin, Krug, Ruinart, Mercier, Château d'Yquem, Domaine du Clos des Lambrays, Château Cheval Blanc, Colgin Cellars, Hennessy, Glenmorangie, Ardbeg, Belvedere, Woodinville, Volcán de Mi Tierra, Chandon, Cloudy Bay, Terrazas de los Andes, Cheval des Andes, Cape Mentelle, Newton, Bodega Numanthia and Ao Yun. Its Fashion and Leather Goods division includes Louis Vuitton, Christian Dior Couture, Celine, Loewe, Kenzo, Givenchy, Thomas Pink, Fendi, Emilio Pucci, Marc Jacobs, Berluti, Nicholas Kirkwood, Loro Piana, RIMOWA and Jean Patou. LVMH is present in the Perfumes and Cosmetics sector with Parfums Christian Dior, Guerlain, Parfums Givenchy, Kenzo Parfums, Perfumes Loewe, Benefit Cosmetics, Make Up For Ever, Acqua di Parma, Fresh, Fenty Beauty by Rihanna and Maison Francis Kurkdjian. LVMH's Watches and Jewelry division comprises Bvlgari, TAG Heuer, Chaumet, Dior Watches, Zenith, Fred and Hublot. The LVMH Group is also active in selective retailing as well as in other activities through DFS, Sephora, Le Bon Marché, La Samaritaine, Groupe Les Echos, Cova, Le Jardin d'Acclimatation, Royal Van Lent and Cheval Blanc hotels.

        LVMH's shares are currently listed on the Euronext Paris Eurolist under the symbol "LVMH." LVMH's principal executive offices are located at 22 avenue Montaigne, 75008 Paris, France and its telephone number is +33 (0)1 44 13 22 22.

        Palladio Overseas Holding Limited, a company organized under the laws of England and Wales (which we refer to as "Holding"), is an indirect, wholly-owned subsidiary of LVMH. Holding has not carried on any activities on or prior to the date of this proxy statement, except for activities incidental to its formation and in connection with LVMH's acquisition of Belmond. Upon completion of the merger, Holding will own all of the issued and outstanding class A shares, par value $0.01 per share, of Belmond as the surviving company in the merger.

        Fenice Ltd., a Bermuda exempted company and wholly-owned subsidiary of Holding (which we refer to as "Merger Sub"), was formed by LVMH and Holding for the purpose of functioning as the merger subsidiary in the merger. Upon completion of the merger, Merger Sub will cease to exist. Merger Sub has not carried on any activities on or prior to the date of this proxy statement, except for activities incidental to its formation and in connection with LVMH's acquisition of Belmond.

 THE SPECIAL GENERAL MEETING

        The enclosed proxy is solicited on behalf of the Belmond board of directors for use at the special general meeting of shareholders or at any adjournments, recesses or postponements thereof.

Date, Time and Place

        We will hold the special general meeting at 2 p.m. (London time) on February 14, 2019, at Belmond's corporate headquarters, located at Shackleton House, First Floor, 4 Battle Bridge Lane, London SE1 2HP, England.

Purpose of the Special General Meeting

        At the special general meeting, we will ask our shareholders of record as of the record date to vote on the following proposals:

  •
  Proposal 1 (the "merger proposal"): to approve the merger agreement, including the statutory merger agreement attached thereto, and the merger; and

  •
  Proposal 2 (the "adjournment proposal"): to approve an adjournment of the special general meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are insufficient votes to approve Proposal 1 at the special general meeting.

Record Date; Shares Entitled to Vote; Quorum

        Only holders of record of class A common shares and class B common shares as of the close of business on January 4, 2019, the record date, are entitled to notice of the special general meeting and to vote at the special general meeting or at any adjournments or postponements thereof.

        As of the record date, there were approximately 103,075,915 class A common shares outstanding (including 823,072 restricted Belmond common shares) and 18,044,478 class B common shares outstanding and entitled to be voted at the special general meeting.

        A quorum of shareholders is necessary to hold a special general meeting. Under Bermuda law, for purposes of the merger proposal, the presence (whether in person or by proxy) of two or more shareholders representing at least one-third of the total number of then-issued and outstanding Belmond common shares will be required to constitute a quorum. Under Belmond's bye-laws, for purposes of the adjournment proposal, the presence (whether in person or represented by proxy) of shareholders holding in the aggregate Belmond common shares carrying a majority of the voting rights entitled to be exercised at the special general meeting will constitute a quorum.

        As of January 4, 2019, the record date, there were 103,075,915 class A common shares and 18,044,478 class B common shares issued and outstanding and entitled to vote at the special general meeting. As a result, shares representing 14,176,035 votes entitled to be cast at the special general meeting must be represented by proxy or present in person to have a quorum for purposes of the adjournment proposal, and at least 40,373,465 Belmond common shares must be represented by proxy or present in person to have a quorum for purposes of the merger proposal.

        In the event that a quorum is not present at the special general meeting, it is expected that the meeting would be adjourned or postponed to a later date to solicit additional proxies.

Vote Required

        Approval of the merger proposal requires the affirmative vote of three-fourths of the votes cast at the special general meeting by the holders of issued and outstanding class A common shares and class B common shares. Approval of the merger proposal is necessary to complete the merger.

        The approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast by holders of class A common shares and class B common shares at the special general meeting, voting together as a single class. Approval of the adjournment proposal is not a condition to the closing of the merger.

        Holders of class A common shares and class B common shares will vote together as a single class on all matters before the special general meeting, or any adjournment, recess or postponement thereof. Holders of class A common shares are entitled to 1/10th of one vote for each class A common share held by them on the record date and the class B common shares will be entitled to one vote per share.

Voting of Proxies

        Shareholders of Record:    If your class A common shares are registered in your name with our transfer agent, Computershare, you may cause your shares to be voted by (i) signing and returning the proxy card enclosed with this proxy statement, (ii) voting in person at the special general meeting or (iii) following the instructions on your proxy card to submit your proxy and authorize the voting of your shares electronically over the Internet or by telephone. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy electronically over the Internet or by telephone.

        If you plan to attend the special general meeting and wish to vote in person, you will be given a ballot at the meeting. If your class A common shares are registered in your name, you are encouraged to vote in advance by proxy even if you plan to attend the special general meeting in person. If you attend the special general meeting and vote in person, your vote by ballot at the meeting will revoke any proxy previously submitted.

        Properly executed proxies that do not contain voting instructions will be voted "FOR" the merger proposal and "FOR" the adjournment proposal.

        Beneficial Holders of Belmond Shares in Street Name:    If your class A common shares are held in "street name" through a bank, broker or other nominee, you must instruct your bank, broker or other nominee how to vote your shares using the instructions provided by your bank, broker or other nominee. If you fail to provide instructions to your bank, broker or other nominee on how to vote your class A common shares, they will not be able to vote your shares for you on either the merger proposal or adjournment proposal. If you hold your shares in "street name" and would like to vote in person at the special general meeting, you must first obtain a legal proxy form from your broker, bank or other nominee and bring such executed form with you to the meeting together with valid photo identification.

Abstentions and Broker Non-Votes

        Quorum:    Abstentions and "broker non-votes" will be counted towards the presence of a quorum at the special general meeting.

        Votes Cast:    Abstentions and "broker non-votes" will not be considered votes cast on any proposal brought before the special general meeting. Because, assuming a quorum is present, (i) approval of the merger proposal will require the affirmative vote of three-fourths of the votes cast at the special general meeting by the holders of issued and outstanding class A common shares and class B common shares (voting together as a class), and (ii) approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast by holders of class A common shares and class B common shares at the special general meeting, an abstention or a "broker non-vote" will not have the effect of a vote "FOR" or "AGAINST" the merger proposal and/or adjournment proposal, as applicable. Abstentions and broker non-votes, however, will reduce the total number of votes cast, and therefore increase the relative influence of those shareholders voting.

Revocation of Proxies

        You may revoke a submitted proxy by:

  •
  sending a written notice of revocation or delivering a subsequently executed proxy to the Secretary of Belmond at Belmond Ltd., P.O. Box HM 1179, Hamilton HM EX, Bermuda, Attention: Secretary such that it is received by 5:00 p.m., Eastern Time on the business day immediately prior to the date of the special general meeting;

  •
  submitting a properly signed proxy card, dated a later date;

  •
  submitting a later dated proxy via the Internet or by telephone, prior to the deadline indicated on your proxy card for voting by telephone or the Internet; or

  •
  attending the special general meeting, or any adjournment, recess or postponement thereof, in person and voting your Belmond common shares.

        If you hold Belmond common shares in "street name" through a bank, broker or other nominee, please follow the instructions provided by your bank, broker or other nominee as to how to revoke your previously provided voting instructions.

Support Agreement

        In connection with, and as an inducement for LVMH to enter into, the merger agreement, on December 13, 2018, Belmond Holdings, a wholly owned subsidiary of Belmond which owns all of the outstanding class B common shares, entered into a support agreement with LVMH, pursuant to which, among other things and subject to the terms and conditions of the support agreement, Belmond Holdings agreed, during the term of the support agreement, to (i) vote all of the Belmond common shares that it beneficially owns in favor of the approval of the merger proposal and against any competing transaction that may be proposed or action that would result in a breach of Belmond's representations, warranties or covenants under the merger agreement or otherwise would impede, interfere with, postpone or delay the consummation of the transactions contemplated by the merger agreement, (ii) attend the special general meeting or any postponement, adjournment or recess thereof and to vote all of its Belmond common shares in accordance with the support agreement at such meeting and (iii) not sell or otherwise transfer its Belmond common shares, deposit the shares in a voting trust or grant a proxy or enter into any voting agreement with respect to its Belmond common shares.

        The support agreement will terminate, among other reasons, if the merger agreement is terminated in accordance with its terms or if the Belmond board of directors changes its recommendation in favor of the approval of the merger agreement. For more information regarding the support agreement, see the section entitled "The Support Agreement." The class B common shares owned by Belmond Holdings and subject to the support agreement represent approximately 63.6% of the total votes represented by all issued and outstanding Belmond common shares of as of January 4, 2019, the record date.

Shares Held by Belmond's Directors and Executive Officers

        At the close of business on January 4, 2019, the latest practicable date prior to the date of this proxy statement, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 1,694,600 class A common shares (excluding any class A common shares that would be delivered upon the exercise or conversion of equity-based awards, but including any restricted Belmond common shares), which represented approximately 1.6% of the issued and outstanding class A common shares on that date and less than 1% of the total votes that may be cast at the special general meeting.

        Our directors and executive officers have informed Belmond that they currently intend to vote all of their class A common shares "FOR" the merger proposal and "FOR" the adjournment proposal.

Shares Held by LVMH and its Subsidiaries

        At the close of business on January 4, 2019, the latest practicable date prior to the date of this proxy statement, LVMH and its subsidiaries beneficially owned and were entitled to vote, in the aggregate, 12,646,787 class A common shares, which represented approximately 12.3% of the issued and outstanding class A common shares on that date and approximately 4.5% of the total votes that may be cast at the special general meeting. LVMH and its subsidiaries acquired the foregoing class A common shares after the date of execution of the merger agreement through open market and privately-negotiated purchases.

        LVMH has informed Belmond that it currently intends to cause its subsidiaries to vote all of their class A common shares "FOR" the merger proposal and "FOR" the adjournment proposal.

Belmond Board of Directors' Recommendation

        The Belmond board of directors, after considering various reasons described in the section entitled "The Merger—Recommendation of the Belmond Board of Directors and Reasons for the Merger," has unanimously (1) determined that the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, on the terms and subject to the conditions set forth in the merger agreement, is advisable and in the best interests of Belmond and its shareholders, (2) approved and adopted the merger agreement, including the statutory merger agreement attached thereto, and the consummation of the transactions contemplated thereby, including the merger, and (3) resolved that the merger proposal be submitted to Belmond's shareholders for their consideration at the special general meeting. Accordingly, the Belmond board of directors unanimously recommends that Belmond shareholders vote (1) "FOR" the merger proposal to approve the merger agreement, including the statutory merger agreement and the merger, and (2) "FOR" the adjournment proposal to adjourn the special general meeting, if necessary or appropriate, to solicit additional proxies if, at the time of the special general meeting, there are insufficient votes to approve and adopt the merger agreement, the statutory merger agreement and the merger.

Solicitation of Proxies

        Belmond has retained MacKenzie Partners, a proxy solicitation firm, to solicit proxies in connection with the special general meeting at a cost of approximately $25,000, plus expenses. We have agreed to indemnify MacKenzie Partners against losses arising out of its provision of such services on our behalf. In addition, we may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding proxy soliciting materials to such beneficial owners. Proxies may also be solicited by some of our directors, officers and employees, personally or by telephone, facsimile or other means of communication. No additional compensation will be paid for such services.

Assistance

        If you have additional questions about the merger, need assistance in submitting your proxy or voting your Belmond common shares, or need additional copies of this proxy statement or the enclosed proxy card, please contact MacKenzie Partners, our proxy solicitor, by calling 1 (800) 322-2885 (toll-free from the United States or Canada) or at +1 (212) 929-5500 (collect), or by e-mailing proxy@mackenziepartners.com.

THE MERGER

        This discussion of the merger is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement. You should read the entire merger agreement as well as the form of statutory merger agreement attached to this proxy statement as Annex B carefully as those are the legal documents that will govern the merger.

Certain Effects of the Merger

        Pursuant to the merger agreement and the statutory merger agreement, Merger Sub will merge with and into Belmond, with Belmond continuing as the surviving company and as a subsidiary of Holding and an indirect subsidiary of LVMH. Belmond, as the surviving company, will continue in existence as a Bermuda exempted company and, as a result of the merger, all of Merger Sub's and Belmond's respective undertakings, property and liabilities will become vested in Belmond.

        At the effective time, each class A common share issued and outstanding immediately prior to the effective time (other than any excluded shares) will be canceled and converted solely into the right to receive the per share merger consideration, and Belmond's public shareholders will not own any shares in the share capital of the surviving company. The class B common shares, which are owned by Belmond Holdings, a wholly-owned subsidiary of Belmond, will remain outstanding as class B common shares of the surviving company and be unaffected by the merger.

        As a result of the merger, Belmond will cease to be a publicly traded company.

Background of the Merger

        The Belmond board of directors, together with senior management, regularly reviews and assesses Belmond's strategic direction, financial performance and business with a view towards expanding Belmond's global collection of luxury hotels and other luxury travel properties and experiences, increasing brand awareness, and driving revenue and profitability as a means to generate long-term shareholder value, taking into account financial, industry, competitive and other considerations. As part of this process, from time to time, the board of directors and senior management have reviewed potential strategic alternatives, including strategic private investments, acquisitions and divestitures, in order to complement and expand Belmond's existing business and operations.

        In July 2018, the Belmond board of directors began considering the exploration of strategic alternatives available to Belmond to enhance shareholder value. In connection with this review, the board of directors engaged Goldman Sachs as its financial advisor, which engagement was subsequently confirmed pursuant to an engagement letter executed on October 21, 2018, as well as Weil, Gotshal & Manges LLP as its outside legal counsel ("Weil").

        On July 23, 2018, the Belmond board of directors met in person, with representatives of Goldman Sachs and Weil in attendance. At the meeting, the representatives of Goldman Sachs reviewed with the board of directors potential strategic alternatives that may be available to Belmond. Representatives of Weil also reviewed with the Belmond board of directors the directors' fiduciary duties and certain matters related to the board of directors' consideration of strategic alternatives, including a potential sale. After discussion, the board of directors determined to conduct a comprehensive review of strategic alternatives to enhance value for Belmond's shareholders, including a possible sale of the company. In addition, during the course of that meeting, the Belmond board of directors determined to engage J.P. Morgan as an additional financial advisor in connection with Belmond's exploration of strategic alternatives, which engagement was subsequently confirmed pursuant to an engagement letter executed on October 26, 2018.

        On August 1, 2018, an interested potential counterparty ("Party A") presented an unsolicited offer to the Belmond board of directors to acquire all of the company's outstanding class A common shares for $16.00 per share in cash. Party A sought a 30-day exclusivity period in connection with its offer. The following day, a representative of Belmond communicated to Party A that the offer price was insufficient. At the company's direction, representatives of Goldman Sachs and J.P. Morgan also communicated to representatives of Party A that the Belmond board of directors was not prepared to grant Party A exclusivity based on its offer.

        On August 8, 2018, in conjunction with the announcement of Belmond's second quarter 2018 earnings results, Belmond issued a press release announcing that its board of directors was conducting a comprehensive review of strategic alternatives to enhance value for Belmond's shareholders, including a potential sale of the company, and that the board of directors had engaged Goldman Sachs and J.P. Morgan as its financial advisors and Weil as its legal advisor to assist in its review.

        Following the board of directors' determination to explore strategic alternatives, representatives of Goldman Sachs and J.P. Morgan commenced a broad outreach, contacting and/or receiving inquiries from 127 potential counterparties, comprised of 44 potential strategic counterparties, 43 financial sponsors, ten sovereign wealth funds and 30 family offices. Representatives of Goldman Sachs and J.P. Morgan reviewed the results of this initial outreach with the chairman of the Belmond board of directors and senior management, and commencing on August 22, 2018, representatives of Goldman Sachs and J.P. Morgan began distributing confidentiality agreements to potential counterparties, with a focus on potential counterparties with a possible interest in, and the financial capability and ability to execute on, an acquisition of the whole company. A total of 68 potential counterparties were provided with confidentiality agreements.

        Between August 22, 2018 and October 11, 2018, representatives of Weil negotiated the terms of, and Belmond entered into, confidentiality agreements with a total of 51 of the potential counterparties, comprising 17 potential strategic counterparties, 20 financial sponsors, four sovereign wealth funds and ten family offices. Each of the counterparties agreed in the confidentiality agreement to a customary standstill provision, which ceased to apply upon Belmond's entry into the merger agreement with LVMH.

        Beginning on September 17, 2018, each party that had signed a confidentiality agreement was provided access to a virtual data room containing a confidential information memorandum and certain non-public information regarding Belmond, including financial information regarding the company.

        On September 22, 2018, the Belmond board of directors met in person, with members of senior management and representatives of Weil in attendance. Representatives of Goldman Sachs and J.P. Morgan also participated by teleconference. At the meeting, the board of directors received an update on the strategic review process, including the market's reaction to the public announcement of Belmond's review of strategic alternatives, the potential strategic and financial buyers who had been contacted by Goldman Sachs and J.P. Morgan and the feedback and level of interest that had been received from potential bidders to date, and a potential timeline for the proposed sale process. The board of directors also received a general update on Belmond's business and strategic initiatives and discussed with members of management and its financial and legal advisors other considerations related to a potential transaction.

        On September 25, 2018, representatives of Goldman Sachs and J.P. Morgan made available in the data room a first round process letter outlining, among other things, that interested parties should each submit a preliminary, non-binding indication of interest for an acquisition of Belmond by no later than October 22, 2018, as well as the details to be included with such preliminary proposal. During the period leading up to the first bid deadline, representatives of Goldman Sachs and J.P. Morgan engaged with representatives of the potential counterparties to discuss the process and related preliminary diligence matters.

        On October 22, 2018, 22 potential counterparties submitted preliminary, non-binding indications of interest, including eight potential strategic counterparties, eight financial sponsors, two sovereign wealth funds and four family offices, with prices ranging from $12.65 per class A common share in cash (based on an aggregate offer price of $2 billion) to $25.00 per class A common share in cash. In addition to proposals for an acquisition of Belmond, the preliminary indications of interest also included potential counterparties that were interested in certain assets of the company, that were interested in partnering with others to acquire the company's operating and/or real estate assets and that were interested in combining the company with existing luxury hotel portfolios.

        On October 26, 2018, the board of directors of Belmond met in person to receive an update on the strategic alternatives review. Members of senior management also attended in person and by teleconference as well as representatives of Goldman Sachs, J.P. Morgan and Weil. During the meeting, representatives of Goldman Sachs and J.P. Morgan provided an overview of the preliminary proposals that had been received, the expected timing of the strategic alternatives process, and recommendations for conducting the second round of the potential sale process. Following discussion at the meeting, the board of directors determined to invite 11 potential counterparties (the "Second Round Bidders") to the second round of the bidding process and authorized its financial advisors and members of management to proceed on that basis.

        On October 28, 2018, the Second Round Bidders were given access to a virtual data room with additional non-public information and materials regarding Belmond, including financial forecasts for 2019 through 2022 prepared by Belmond management and information on Belmond's operations and business as well as certain contractual, legal and employment matters.

        On November 2, 2018, at the direction of the Belmond board of directors, representatives of Goldman Sachs and J.P. Morgan made available to the Second Round Bidders in the data room a second round process letter, outlining, among other things, that interested parties should each submit a final, binding written proposal to acquire Belmond no later than December 5, 2018, and the details to be included with such proposals.

        On November 9, 2018, representatives of Weil made available in the data room a draft merger agreement in connection with the potential transaction, which provided that the Belmond board of directors would have the ability to change its recommendation in favor of a transaction in the event of certain intervening events or the receipt of a superior proposal as well as to terminate the merger agreement to enter into a definitive agreement with respect to a superior proposal. The draft merger agreement did not contemplate Belmond Holdings entering into a support agreement or otherwise committing to vote the company's class B common shares in favor of a potential transaction. On November 20, 2018, representatives of Weil also made available in the virtual data room a draft disclosure letter in connection with the merger agreement.

        During the period between November 12, 2018 and November 19, 2018, members of Belmond senior management conducted in-person management presentations (attended by representatives of Goldman Sachs and J.P. Morgan) in Oxfordshire, England and New York, New York with 10 of the potential buyers, two of which were given permission to submit a joint proposal and participated in a joint management presentation. Prior to receiving a management presentation, an eleventh potential buyer invited to participate in the second round declined to proceed further in the process. In addition, during the period between October 31, 2018 to December 4, 2018, members of Belmond management participated in, and representatives of Goldman Sachs and J.P. Morgan and representatives of Weil attended by teleconference, numerous due diligence sessions with multiple bidders on various subjects, including finance, operations, human resources, tax and legal due diligence matters. During this time period, Belmond continued to make additional non-public information available in the data room in connection with the sale process, including in response to requests for further information and diligence requests made by potential buyers.

        On December 5, 2018, six potential counterparties delivered final written proposals to acquire Belmond, with prices ranging from $16.50 per class A common share in cash to $25.00 per class A common share in cash. Two of the final proposals—those from LVMH and Party A—were binding and not conditioned on any further due diligence or financing, and all but one of the proposals, which excluded the company's Peruvian joint ventures, were for an acquisition of the whole company. In addition, both LVMH, whose final proposal was for an acquisition of the company for $25.00 per class A common share, and Party A, whose final proposal was for $20.50 per class A common share, provided full mark-ups of the draft merger agreement and disclosure letter with their final proposals and both requested that Belmond Holdings commit to voting the class B common shares in favor of the potential transaction.

        On December 7, 2018, the Belmond board of directors met in person, with certain directors joining by teleconference, to receive an update on the strategic review process, including a summary of the second round bids that had been received, the anticipated timeline for potential buyers to negotiate definitive documentation, and financing and other considerations related to the execution of the potential sale transaction. The meeting was attended by representatives of Weil, and representatives of Goldman Sachs and J.P. Morgan joined by teleconference. Following discussion among the board of directors and its advisors regarding certain valuation and execution considerations related to the final proposals, the board of directors authorized Belmond's financial advisors to contact LVMH and Party A to clarify certain aspects of their final proposals.

        On December 8, 2018, the Belmond board of directors held an in-person meeting, which was attended by representatives of Weil, and which representatives of Goldman Sachs and J.P. Morgan joined by teleconference. At the meeting, the board of directors received an update from management on the company's financial projections and from its financial advisors following the board's meeting the previous day, including the advisors' outreach, at the direction of the Belmond board of directors, to LVMH (to confirm LVMH had completed its due diligence review as well as its anticipated timing to finalize definitive documentation) and to Party A (regarding the financial terms of its final proposal). The board of directors discussed the strategic alternatives available to Belmond as well as various considerations related to the final proposals delivered by LVMH and Party A, including the timing and risk of execution and availability and certainty of financing. Representatives of Weil also reviewed with the board of directors various considerations related to the potential transaction. Following such discussion, the Belmond board of directors authorized management and the company's advisors to proceed with negotiating definitive documentation with LVMH and determined to reconvene the following day to receive an update regarding the discussions with LVMH and Party A.

        On December 8, 2018, following the Belmond board of directors' meeting, Weil delivered a revised draft merger agreement to Baker & McKenzie LLP ("Baker McKenzie"), counsel to LVMH.

        On December 9, 2018, representatives of Belmond and its financial advisors continued to engage with Party A. Representatives of Goldman Sachs and J.P. Morgan informed representatives of Party A that its offer price was insufficient for the company to proceed, and representatives of Party A indicated that Party A may consider raising its offer price from $20.50 per class A common share to $23.50 per class A common share.

        During the time period between December 9 and December 13, representatives of Weil and Baker McKenzie exchanged drafts and held a series of telephone calls to negotiate and finalize the terms of the merger agreement, Belmond's disclosure letter relating to the merger agreement and the support agreement to be entered into by Belmond Holdings in connection with the potential transaction.

        The Belmond board of directors met by teleconference on each of December 10, 2018, December 11, 2018 and December 12, 2018, with representatives of Goldman Sachs, J.P. Morgan and Weil to receive an update on the transaction process. During these meetings, representatives of Goldman Sachs and J.P. Morgan provided the board of directors with an update on their discussions with representatives of LVMH, as to certain of the financial terms of the potential transaction as well as anticipated timing. Representatives of Weil also reviewed with the board of directors certain matters related to the merger agreement and transaction documents, including the terms of the support agreement proposed to be entered into by Belmond Holdings, Belmond's ability to consider unsolicited acquisition proposals under the merger agreement, the size of the potential termination fee, the required regulatory approvals for the transaction and anticipated timing.

        On December 13, 2018, the board of directors held a telephonic meeting (the "December 13 meeting"), which was attended by members of senior management and representatives of Goldman Sachs, J.P. Morgan and Weil. At the December 13 meeting, among other things, the board of directors received an update on the status of discussions between the company and LVMH, and was also informed that the company and its advisors had not received any further communication from Party A. At the December 13 meeting, representatives of Goldman Sachs and J.P. Morgan reviewed with the board of directors their respective financial analyses, and each rendered to the board of directors its respective opinion, which was subsequently confirmed by delivery of a written opinion dated December 13, 2018, that as of the date of its written opinion and based upon and subject to various factors and assumptions set forth in its written opinion, the per share merger consideration of $25.00 per share in cash to be paid to the holders of class A common shares (other than Belmond and its affiliates) under the merger agreement was fair, from a financial point of view, to such holders. For a discussion of Goldman Sachs' opinion and financial analysis, please see below under the caption "—Opinions of Belmond's Financial Advisors—Opinion of Goldman Sachs" and for a discussion of J.P. Morgan's opinion and financial analysis, please see below under the caption "—Opinions of Belmond's Financial Advisors—Opinion of J.P. Morgan". At the December 13 meeting, representatives of Weil also reviewed with the directors their fiduciary duties as well as a summary of the key terms of the merger agreement, the support agreement and an amendment to the company's shareholder rights agreement that had been negotiated with LVMH in connection with the proposed transaction. After further discussing potential reasons for and against the proposed transaction (see below under the heading "—Recommendation of the Board of Directors and Reasons for the Merger—Reasons for the Merger"), the board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, were advisable and in the best interests of Belmond and its shareholders, approved the merger agreement, including the statutory merger agreement and the merger, and recommended that Belmond's shareholders vote in favor of approving the merger agreement.

        Following the December 13 meeting, the parties finalized the merger agreement, the disclosure letter, the support agreement and the amendment to the company's shareholder rights agreement.

        On the morning of December 14, 2018, prior to the opening of trading of LVMH's stock on the Euronext Paris Eurolist, Belmond and LVMH issued a joint press release announcing the execution of the merger agreement on December 13, 2018.

Recommendation of the Belmond Board of Directors and Reasons for the Merger

        The Belmond board of directors unanimously recommends that Belmond shareholders vote (1) "FOR" the proposal to approve the merger agreement, including the statutory merger agreement attached thereto, and the merger and (2) "FOR" the adjournment proposal to adjourn the special general meeting, if necessary or appropriate, to solicit additional proxies if, at the time of the special general meeting, there are insufficient votes to approve the merger agreement, the statutory merger agreement and the merger.

        At a meeting held on December 13, 2018, the Belmond board of directors unanimously (1) determined that the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, on the terms and subject to the conditions set forth in the merger agreement, is advisable and in the best interests of Belmond and its shareholders, (2) approved and adopted the merger agreement, including the statutory merger agreement attached thereto, and the consummation of the transactions contemplated thereby, including the merger, and (3) resolved that the merger proposal be submitted to Belmond's shareholders for their consideration at the special general meeting.

        In reaching its determination that the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of Belmond and its shareholders, and in recommending that Belmond shareholders vote "FOR" the merger proposal, the Belmond board of directors consulted with Belmond senior management as well as its financial advisors and outside legal counsel, and considered a variety of potentially positive factors relating to the merger, including the following:

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  Per Share Merger Consideration.  The Belmond board of directors considered:

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  the fact that 100% of the $25.00 per share merger consideration will be payable in cash, which provides Belmond shareholders with immediate liquidity and a high degree of certainty of value, in particular in comparison to the risks and uncertainty inherent in remaining a standalone company and that arise from owning equity interests in a public company;

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  the fact that the per share merger consideration represents an approximately 124.2% premium over the closing price of Belmond's class A common shares on the NYSE on August 8, 2018, the date of Belmond's public announcement, after the close of trading, of its review of strategic alternatives, and an approximately 41.6% premium over the closing price of $17.65 per class A common share on December 13, 2018, the last trading day before the public announcement of Belmond's entry into the merger agreement; and

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  that, in the view of the Belmond board of directors, in consultation with its financial advisors, it had obtained LVMH's best and final offer and that, as of the date of the merger agreement, the per share merger consideration represented the highest consideration reasonably attainable.

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  Potentially Interested Counterparties.  The Belmond board of directors considered that, since August 2018, representatives of Goldman Sachs and J.P. Morgan had communicated with 127 potential counterparties, and that, during the course of the company's strategic review process, Belmond had received indications of interest from 22 strategic, financial sponsor and other potential counterparties. The board of directors also considered that, of the six final proposals it had received, no other potential counterparty had expressed a willingness to make an offer in excess of the $25.00 per share merger consideration offered by LVMH, and that there would likely be few, if any, potentially interested alternative counterparties to LVMH that would have interest in and ability to complete a potential transaction with Belmond on the financial terms proposed by LVMH.

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  Negotiation Process.  The Belmond board of directors considered the result of its negotiations with LVMH and other potential counterparties, including the increase in the offer price proposed by LVMH from the time of its initial indication of interest to the end of the negotiations, that it was able to obtain a lower termination fee than initially proposed by LVMH, and the ability of Belmond to terminate the merger agreement to accept a superior proposal.

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  Business and Financial Condition of Belmond.  The Belmond board of directors considered Belmond's current and historical financial condition, results of operations, business, competitive position, properties, assets and prospects, as well as Belmond's strategic plan. The Belmond board of directors weighed the certainty of realizing a compelling value for Belmond's class A common shares in the merger compared to the uncertainty as to whether trading values would approach the per share merger consideration in the foreseeable future in light of the uncertainty in the market and political landscape and other risks and uncertainties of remaining an independent public company.

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  Strategic Alternatives.  The Belmond board of directors considered, together with its financial advisors, possible alternatives to the merger, including the continued execution of the company's strategic plan. In evaluating such alternatives, the board of directors considered certain prospective forecasts for Belmond prepared by Belmond senior management, which reflect an application of various commercial assumptions of senior management for Belmond as a standalone publicly traded company, as discussed further in the section entitled "—Certain Financial Forecasts" The Belmond board of directors considered that none of these alternatives was reasonably likely to present superior opportunities to generate greater value for Belmond shareholders, taking into account Belmond's business, competitive position, and current market and financial conditions, than the per share merger consideration offered by LVMH.

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  Goldman Sachs' Fairness Opinion.  The Belmond board of directors considered the financial presentation and oral opinion of Goldman Sachs, subsequently confirmed in Goldman Sachs' written opinion dated as of December 13, 2018, that, as of the date of such opinion and based upon and subject to the factors and assumptions set forth Goldman Sachs' written opinion, the per share merger consideration to be paid to the holders (other than LVMH and its affiliates) of class A common shares in the proposed merger was fair, from a financial point of view, to such holders, as more fully described below in the section "entitled "—Opinions of Belmond's Financial Advisors—Opinion of Goldman Sachs & Co. LLC."

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  J.P. Morgan's Fairness Opinion.  The Belmond board of directors considered the oral opinion of J.P. Morgan that, as of the date of its opinion and based upon and subject to the factors and assumptions set forth in its opinion, the per share merger consideration to be paid to the holders of class A common shares in the proposed merger was fair, from a financial point of view, to such holders. J.P. Morgan has confirmed its December 13, 2018 oral opinion by delivering its written opinion to the Belmond board of directors, dated December 13, 2018, that, as of such date, the per share merger consideration to be paid to the holders of class A common shares in the proposed merger was fair, from a financial point of view, to such holders, as more fully described below in the section "entitled "—Opinions of Belmond's Financial Advisors—Opinion of J.P. Morgan Securities LLC."

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  Likelihood of Completion.  The Belmond board of directors considered the likelihood that the merger would be completed based on, among other things:

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  the fact that the conditions to the closing of the merger are specific and limited in scope;

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  the business reputation and capabilities of LVMH, and the Belmond board of directors' conclusion that LVMH is willing to devote the resources necessary to close the merger in an expeditious manner;

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  LVMH's financial condition and ability to complete the transaction without requiring any financing, and that the merger is not subject to any financing condition or contingency;

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  LVMH's obligation under the merger agreement to use its best efforts to obtain the regulatory approvals necessary to consummate the merger and to undertake any divestitures of the businesses of Belmond and its subsidiaries necessary to obtain such approvals; and

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  Belmond's ability, under certain circumstances specified in the merger agreement, to seek specific performance to prevent breaches of the merger agreement by LVMH, Holding or Merger Sub, which we collectively refer to, together with the surviving company, where applicable, as the "LVMH Parties" and to enforce the terms of the merger agreement, including the obligation of the LVMH Parties to complete the merger.

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  Other Terms of the Merger Agreement.  The Belmond board of directors considered other terms of the merger agreement, which are more fully described in the section entitled "The Merger Agreement." Certain provisions of the merger agreement that the Belmond board of directors considered important included:

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  Belmond's Ability to Respond to Unsolicited Acquisition Proposals.  Belmond's ability, prior to the time Belmond's shareholders approve the merger, under certain circumstances, to furnish non-public information to and to engage in discussions and negotiations with third parties regarding unsolicited alternative acquisition proposals.

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  Changes of Board Recommendation.  The ability of the Belmond board of directors, under certain circumstances, to change, withhold, withdraw, qualify or modify its recommendation that Belmond shareholders vote in favor of the approval of the merger agreement and the merger in response to certain intervening events and to certain unsolicited superior acquisition proposals.

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  Superior Proposals.  Belmond's ability, under certain circumstances, to terminate the merger agreement in order to accept a superior proposal, subject to LVMH's ability to match the superior proposal and to Belmond's payment of a termination fee of $92,261,000.

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  Termination Fee.  The belief of the Belmond board of directors, based on consultation with its financial advisors and outside legal counsel, that the $92,261,000 termination fee that could become payable by Belmond in certain circumstances is reasonable and would not preclude other parties from making an alternative acquisition proposal that may be superior to the transaction with LVMH.

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  Appraisal Rights.  That Belmond shareholders have the right to demand appraisal of their Belmond common shares and receive payment of the "fair value" of such Belmond common shares pursuant to Section 106(6) of the Companies Act, and that the merger agreement does not include any closing conditions related to the exercise of appraisal rights by Belmond shareholders.

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  Shareholder Approval.  That the merger agreement and the consummation of the merger are subject to approval by Belmond's shareholders.

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  Arm's-Length Terms.  The Belmond board of directors, based on consultation with its outside legal counsel, that the merger agreement was the product of arms'-length negotiation and contains customary terms and conditions, including the fact that the representations and warranties of Belmond in the merger agreement are reasonable and subject to materiality and material adverse effect qualifications.

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  Support Agreement.  The belief of the Belmond board of directors considered that the support agreement entered into by Belmond Holdings would terminate in certain circumstances, including in the event the board of directors were to change its recommendation in favor of the merger or to terminate the merger agreement to accept a superior proposal.

        In the course of its deliberations, the Belmond board of directors, in consultation with its financial advisors and outside legal counsel, also considered a variety of risks and other potentially negative factors relating to the merger, including the following:

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  the fact that the merger may not be completed in a timely manner or at all;

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  the risk that certain conditions to closing may not be satisfied, including those conditions related to the approval of the merger by Belmond's shareholders and the receipt of required regulatory approvals;

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  the fact that, following the merger, Belmond will no longer exist as an independent public company and Belmond's shareholders will not have the opportunity to participate in the future performance of Belmond's assets or earnings growth;

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  the fact that the merger agreement prohibits Belmond from directly or indirectly soliciting, seeking, initiating, encouraging, facilitating, or taking actions that would lead to other potential acquisition proposals, and from providing non-public information to third parties interested in pursuing an alternative transaction;

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  the fact that Belmond may be required to pay a termination fee if the merger agreement is terminated under certain circumstances, including to accept a superior proposal, which could deter competing acquisition proposals;

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  the potential impact of the public announcement of the transaction and pendency of the merger on Belmond's relationship with its vendors, customers and partners, as well as on its ability to attract and retain key personnel, which could impact Belmond's financial condition, results of operations and share price;

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  the restrictions under the merger agreement on the conduct of Belmond's business prior to the completion of the merger, which may delay or prevent Belmond from undertaking business opportunities that may arise, and which opportunities may be lost during the pendency of the merger;

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  the diversion of management and resources during the pendency of the merger away from strategic opportunities and operational matters;

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  the risks associated with certain of Belmond's executive officers and directors having financial interests in the transactions contemplated by the merger agreement, including the merger, that may be different from or in addition to those of other Belmond shareholders, as more fully described in the section entitled "The Merger—Interests of Certain Directors and Executive Officers of Belmond;"

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  the risks associated with the need to obtain antitrust consents and approvals in several foreign jurisdictions, including Botswana, Brazil, the European Union, Mexico, Russia and South Africa, and the risk that governmental entities may oppose the merger or impose burdensome conditions; and

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  the fact that receipt of the per share merger consideration generally would be taxable to Belmond's shareholders that are U.S. holders for U.S. federal income tax purposes.

        The Belmond board of directors believed that, overall, the potential benefits of the merger to Belmond shareholders outweighed the risks and potentially negative factors, and that the merger represented the most attractive alternative for Belmond shareholders.

        The foregoing discussion of reasons considered by the Belmond board of directors is not intended to be exhaustive, but rather is a summary of the material factors considered by the board of directors. In light of the variety of reasons considered, the Belmond board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific reasons considered in reaching its determination and recommendation. Moreover, each member of the Belmond board of directors applied their own personal business judgment to the process and may have given different weight to different reasons. The reasons and factors described above are not presented in any particular order, and the Belmond board of directors did not undertake to make any specific determination as to whether any reason, or any particular aspect of any reason, supported or did not support their ultimate determination and recommendation.

        The foregoing discussion of the information and factors considered by the Belmond board of directors is forward-looking in nature and should be read in light of the factors described under the section of this proxy statement entitled "Cautionary Statement Regarding Forward-Looking Statements."

Opinions of Belmond's Financial Advisors

Opinion of Goldman Sachs & Co. LLC

        At a meeting of the Belmond board of directors held on December 13, 2018, Goldman Sachs rendered to the Belmond board of directors its oral opinion, subsequently confirmed in its written opinion dated December 13, 2018, to the effect that, as of the date of Goldman Sachs' written opinion, and based upon and subject to the factors and assumptions set forth in Goldman Sachs' written opinion, the per share merger consideration of $25.00 in cash to be paid to the holders (other than LVMH and its affiliates) of class A common shares pursuant to the merger agreement was fair from a financial point of view to such holders.

        The full text of the written opinion of Goldman Sachs, dated December 13, 2018, which sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with Goldman Sachs' opinion, is attached to this proxy statement as Annex D. The summary of Goldman Sachs' opinion contained in this proxy statement is qualified in its entirety by reference to the full text of Goldman Sachs' written opinion, which is incorporated herein. Goldman Sachs' advisory services and opinion were provided for the information and assistance of the Belmond board of directors in connection with its consideration of the merger and the opinion does not constitute a recommendation as to how any holder of shares of Belmond should vote with respect to the merger or any other matter.

        In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

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  the merger agreement;

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  annual reports to shareholders and Annual Reports on Form 10-K of Belmond for the five fiscal years ended December 31, 2017;

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  certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Belmond;

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  certain other communications from Belmond to its shareholders;

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  certain publicly available research analyst reports for Belmond; and

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  certain internal financial analyses and forecasts for Belmond prepared by its management, as approved for Goldman Sachs' use by Belmond (which are referred to in this section as the "Management Forecasts" and which are summarized in the section entitled "—Certain Financial Forecasts").

        Goldman Sachs also held discussions with members of the senior management of Belmond regarding their assessment of the past and current business operations, financial condition and future prospects of Belmond; reviewed the reported price and trading activity for the class A common shares; compared certain financial and stock market information for Belmond with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the hospitality and tourism industries and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

        For purposes of rendering its opinion, Goldman Sachs, with the consent of the Belmond board of directors, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the consent of the Belmond board of directors that the Management Forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Belmond. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Belmond or any of its subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs assumed that the merger would be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

        Goldman Sachs' opinion does not address the underlying business decision of Belmond to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to Belmond; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs' opinion addresses only the fairness from a financial point of view to the holders (other than LVMH and its affiliates) of class A common shares, as of the date of the opinion, of the per share merger consideration of $25.00 in cash to be paid to such holders pursuant to the merger agreement. Goldman Sachs did not express any view on, and its opinion does not address, any other term or aspect of the merger agreement, the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including the fairness of the merger to, or any consideration received in connection therewith by, the holders of the class B common shares, or any other class of securities, creditors, or other constituencies of Belmond; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the current or former officers, directors or employees of Belmond, or class of such persons, in connection with the merger, whether relative to the per share merger consideration of $25.00 in cash to be paid to the holders (other than LVMH and its affiliates) of class A common shares pursuant to the merger agreement or otherwise. Goldman Sachs did not express any opinion as to the impact of the merger on the solvency or viability of Belmond or LVMH or the ability of Belmond or LVMH to pay their respective obligations when they come due. Goldman Sachs' opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of its opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of the opinion. Goldman Sachs' advisory services and its opinion were provided for the information and assistance of the Belmond board of directors in connection with its consideration of the merger and the opinion does not constitute a recommendation by Goldman Sachs as to how any holder of Belmond common shares should vote with respect to the merger or any other matter. Goldman Sachs' opinion was approved by a fairness committee of Goldman Sachs.

Summary of Financial Analyses

        The following is a summary of the material financial analyses presented by Goldman Sachs to the Belmond board of directors in connection with Goldman Sachs' rendering to the board of directors of the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of

Goldman Sachs' financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 12, 2018, the next to last completed trading day prior to the public announcement of the parties' entry into the merger agreement, and is not necessarily indicative of current market conditions.

Analysis of Implied Premia and Multiples

        Goldman Sachs calculated and compared the implied premia and implied multiples described below based on the per share merger consideration of $25.00 in cash to be paid to the holders of class A common shares pursuant to the merger agreement:

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  the implied premia represented by the per share merger consideration relative to:

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  $11.15, the closing price for the class A common shares on August 8, 2018, the last completed trading day prior to Belmond's public announcement that the Belmond board of directors had initiated a review of strategic alternatives (which is referred to in this section as the "Undisturbed Share Price");

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  $11.32, the volume weighted average price (referred to as "VWAP") of the class A common shares over the 20-trading day time period ended August 8, 2018 (which is referred to in this section as the "Undisturbed 20-day VWAP");

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  $14.20, the highest intraday trading price of the class A common shares over the 52-week period ended August 8, 2018 (which is referred to in this section as the "Undisturbed 52-week high");

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  $17.97, the closing price for the class A common shares on December 12, 2018, the next to last completed trading day prior to public announcement of the merger (which is referred to in this section as the "December 12 Share Price"),

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  $18.36, the VWAP of the class A common shares over the 20-trading day time period ended December 12, 2018 (which is referred to in this section as the "December 12 20-day VWAP");

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  $19.36, the highest intraday trading price of the class A common shares over the 52-week period ended December 12, 2018 (which is referred to in this section as the "December 12 52-week high");

  •
  the implied enterprise value for Belmond as a multiple of Belmond's adjusted earnings before interest expense, amortization of deferred financing costs, income taxes, depreciation and amortization (which is referred to in this section as "Adjusted EBITDA") for the twelve-month period ended September 30, 2018, as provided by Belmond's management (which is referred to in this section as "LTM Adjusted EBITDA"); and

  •
  the implied enterprise value as a multiple of the estimates of Belmond's Adjusted EBITDA for calendar years 2018, 2019 and 2020, as reflected in the Management Forecasts.

        Goldman Sachs calculated the implied enterprise value of Belmond for purposes of calculating the foregoing multiples by multiplying the per share merger consideration by the total number of fully diluted class A common shares outstanding as of December 12, 2018 (adjusted to include annual restricted share awards to non-executive management to be made in December 2018 and annual awards of restricted shares and performance shares to be granted to executive management in either January or February 2019, calculated using information provided by Belmond management) and adding to the result Belmond's net debt (defined for this purpose as Belmond's consolidated debt, excluding unamortized original issue discount and unamortized debt issuance costs, less consolidated non-restricted cash) and the book value of non-controlling interests in Belmond's subsidiaries, in each case as of September 30, 2018, as reflected in Belmond's consolidated balance sheet as of that date.

        The results of these calculations and comparisons were as follows:

Implied Premium Represented by Per Share Merger Consideration
Reference Price Per Share:
Undisturbed Share Price of $11.15	124.2%
Undisturbed 20-VWAP of $11.32	120.8%
Undisturbed 52-Week High of $14.20	76.1%
December 12 Share Price of $17.97	39.1%
December 12 20-VWAP of $18.36	36.1%
December 12 52-Week High of $19.36	29.1%

Multiples
Implied Enterprise Value as a Multiple of:
LTM Adjusted EBITDA	23.2x
2018E Adjusted EBITDA (Management Forecasts)	22.1x
2019E Adjusted EBITDA (Management Forecasts)	18.0x
2020E Adjusted EBITDA (Management Forecasts)	15.5x

Illustrative Discounted Cash Flow Analysis

        Using information contained in the Management Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on Belmond to derive a range of illustrative present values per class A common share as of September 30, 2018.

        Using discount rates ranging from 7.5% to 8.5%, reflecting estimates of Belmond's weighted average cost of capital, and a mid-year convention, Goldman Sachs derived a range of illustrative enterprise values for Belmond as of September 30, 2018, by discounting to present value as of September 30, 2018, (a) the estimates of the unlevered free cash flow to be generated by Belmond for the period from October 1, 2018 to December 31, 2022, as reflected in the Management Forecasts, and which are summarized in the section entitled "—Certain Financial Forecasts", (b) estimates of the benefits to be derived by Belmond from its utilization of its net operating losses as reflected in the Management Forecasts, and (c) a range of illustrative terminal values for Belmond as of December 31, 2022, calculated by applying perpetuity growth rates ranging from 2.75% to 3.25% to the estimate of the terminal year unlevered free cash flow of Belmond as reflected in the Management Forecasts (including Belmond's proportionate interest in the unlevered free cash flow of its unconsolidated Peruvian joint ventures), which analysis implied a range of multiples of terminal value to estimated terminal year Adjusted EBITDA of 9.5x to 12.9x. Goldman Sachs derived such discount rates by application of the capital asset pricing model (which is referred to in this section as "CAPM"), which requires certain company-specific inputs, including the company's target capital structure weightings, the cost of long-term debt, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Management Forecasts and market expectations regarding long-term real growth of gross domestic product and inflation.

        Goldman Sachs derived ranges of illustrative enterprise values for Belmond by adding the ranges of present values it calculated for unlevered free cash flow, net operating losses, and illustrative terminal values, as described above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived Belmond's net debt (defined for this purpose as Belmond's consolidated debt, excluding unamortized original issue discount and unamortized debt issuance costs, less consolidated non-restricted cash), Belmond's proportionate interest in the net debt of its unconsolidated Peruvian joint ventures and the book value of the non-controlling interest in Belmond's subsidiaries, in each case as of September 30, 2018, as reflected in Belmond's consolidated balance sheet as of that date, to derive a range of illustrative equity values for Belmond. Goldman Sachs then divided the range of illustrative equity values by the implied total number of fully diluted class A common shares outstanding as of December 12, 2018 (adjusted to include annual restricted share awards to non-executive directors to be made in December 2018 and annual awards of restricted shares and performance shares to be granted in either January or February 2019), based on the derived range of illustrative equity values, and calculated using information provided by Belmond management, to derive a range of illustrative present values per class A common share of $13.17 to $21.52.

Illustrative Present Value of Future Share Price Analysis

        Goldman Sachs performed an illustrative analysis to derive a range of illustrative present values per class A common share as of September 30, 2018, based on theoretical future prices calculated by Goldman Sachs for the class A common shares derived using estimates of Belmond's Adjusted EBITDA, as reflected in the Management Forecasts.

        Goldman Sachs derived a range of theoretical future enterprise values for Belmond as of December 31 of each of 2018, 2019 and 2020, by applying a range of illustrative multiples of enterprise value to Adjusted EBITDA for the next twelve-month period, which is referred to in this section as "NTM EBITDA," of 11.5x to 13.5x to the estimated Adjusted EBITDA for the following full year reflected in the Management Forecasts. Goldman Sachs then derived a range of theoretical future values per class A common share as of December 31 of each of 2018, 2019 and 2020 by subtracting the estimated net debt of Belmond (defined for this purpose as Belmond's consolidated debt, excluding unamortized original issue discount and unamortized debt issuance costs, less non-restricted cash), certain payments to be made, assuming Belmond remains a standalone company, pursuant to an agreement with Belmond's founder and former chairman of the board of directors (pursuant to which certain contingent purchase rights in favor of the founder were terminated) and the estimated book value of the non-controlling interest in Belmond's subsidiaries as of that date and dividing the result by the estimated fully-diluted class A common shares outstanding as of that date, all as reflected in the Management Forecasts. Using an illustrative discount rate of 9.9%, reflecting Goldman Sachs' estimate of Belmond's cost of equity, Goldman Sachs discounted to present value as of September 30, 2018, the range of theoretical future values per class A common share it derived as of December 31 of each of 2018, 2019 and 2020.

        Goldman Sachs derived the illustrative discount rate of 9.9% by application of CAPM, which requires certain company-specific inputs, including the company's target capital structure weightings, the cost of long-term debt, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The range of illustrative multiples of enterprise value to NTM EBITDA of 11.5x to 13.5x applied by Goldman Sachs as described above was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account, among other things (i) the average multiple of enterprise value to NTM EBITDA for Belmond over the 5-year, 3-year and 1-year periods prior to August 8, 2018, based on the enterprise values as published by S&P Global Market Intelligence ("Capital IQ") and median analyst estimates of EBITDA for Belmond as of such date as published by The Institutional Brokers' Estimate System (which is referred to in this section as "I/B/E/S"), as summarized below under "—Historical Trading Multiples," (ii) the multiple of enterprise value to NTM EBITDA of Belmond as of August 8, 2018, based on the enterprise value as published by Capital IQ and median analyst estimates of EBITDA for Belmond as of such date as published by I/B/E/S, as summarized below under "—Historical Trading Multiples," and (iii) the multiple of enterprise value to NTM EBITDA of Belmond as of August 8, 2018, based on an estimate of annual EBITDA for Belmond reflecting the 2018 and 2019 EBITDA estimates contained in the Management Forecasts, weighted as of August 8, 2018.

        This analysis yielded a range of illustrative present values per class A common share of $13.28 to $21.21.

Premia Paid Analysis

        Goldman Sachs reviewed and analyzed, using publicly available data obtained from Refinitiv databases, the premia paid in 245 acquisitions of publicly traded companies in the United States from January 1, 2013 through December 12, 2018 in which the target company had an implied enterprise value of between $1 billion and $3 billion. For the entire period, Goldman Sachs calculated the median, 25th percentile and 75th percentile premia of the price paid relative to the target company's share price one trading day prior to the original announcement of the transaction. The following shows a summary of the results of the review:

Premium to 1-Day Prior
Median	24.1%
25th Percentile	10.1%
75th Percentile	36.0%

        Based on its review of the foregoing data and its professional judgment and experience, Goldman Sachs applied a range of illustrative premia of 10.1% - 36.0% to the Undisturbed Share Price. This analysis resulted in a range of implied values per class A common share of $12.28 to $15.17.

Selected Precedent Transactions Analysis

        Goldman Sachs analyzed certain publicly available information relating to certain acquisition transactions announced since January 1, 2013 involving target companies in the lodging and hospitality industry.

        While none of the target companies in the selected transactions are directly comparable to Belmond and none of the selected transactions are directly comparable to the proposed transaction, the target companies in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of Belmond's results, market size and product profile.

        Using publicly available information, for each of the selected transactions, Goldman Sachs calculated the implied enterprise value of the applicable target company based on the consideration paid in the applicable transaction, as a multiple of the target company's estimated EBITDA for the first full year following announcement of each applicable transaction, as disclosed in public company filings or published by I/B/E/S (which is referred to in this section as "Forward EBITDA").

The selected transactions and the implied enterprise value to Forward EBITDA multiples calculated for the transactions are set forth below.

Announcement Date	Target	Acquiror	Enterprise Value/ Forward EBITDA
12/15/2014	Kimpton Hotel & Restaurant Group, LLC	InterContinental Hotels Group PLC	10.9x
9/8/2015	Strategic Hotels & Resorts, Inc.	BRE Diamond Hotel Holdings LLC (Blackstone Group L.P.)	15.9x
11/16/2015 (as amended 3/21/16)	Starwood Hotels & Resorts Worldwide, Inc.	Marriott International, Inc.	13.3x
12/9/2015	FRHI Holdings Limited (Fairmont Raffles Hotels International)	Accor S.A.	20.7x
5/9/2016	Morgans Hotel Group Co.	SBEEG Holdings, LLC (SBE Entertainment Group, LLC)	17.8x
7/27/2016	John Paul	Accor S.A.	11.0x
10/12/2017	Mantra Group Limited	Accor S.A.	11.2x
2/22/2018	Hyatt Hotels Corporation	Host Hotels & Resorts, Inc.	16.0x
6/12/2018	NH Hotel Group, S.A.	Minor International Public Company Limited	10.6x
9/6/2018	LaSalle Hotel Properties	Pebblebrook Hotel Trust	15.9x
10/8/2018	Two Roads Hospitality LLC	Hyatt Hotels Corporation	20.1x

        Based on the results of the foregoing calculations and Goldman Sachs' analyses of the various transactions and its professional judgment and experience, Goldman Sachs applied a range of enterprise value to Forward EBITDA multiples of 14.0x to 18.0x to Belmond's estimated Adjusted EBITDA for 2019 as reflected in the Management Forecasts (which implied a range of enterprise value LTM Adjusted EBITDA for Belmond for the twelve month period ended September 30, 2018, of 18.1x to 23.2x), to derive a range of implied enterprise values for Belmond. Goldman Sachs subtracted from this range of implied enterprise values Belmond's net debt (defined for this purpose as Belmond's debt, excluding unamortized original issue discount and unamortized debt issuance costs, less non-restricted cash) and the book value of the non-controlling interests in Belmond's subsidiaries, in each case as of September 30, 2018, as reflected in Belmond's consolidated balance sheet as of that date, and divided the result by the implied total number of fully diluted class A common shares outstanding as of December 12, 2018 (adjusted to include annual restricted share awards to non-executive directors to be made in December 2018 and annual awards of restricted shares and performance shares to be granted in either January or February 2019, calculated using information provided by Belmond management), based on the derived range of illustrative equity values, and calculated using information provided by Belmond's management, to derive a range of implied values per class A common share of $18.25 to $25.07.

Historical Trading Multiples

        Goldman Sachs analyzed (i) the average multiple of enterprise value to NTM EBITDA for Belmond over the 5-year, 3-year and 1-year periods prior to and including August 8, 2018 (the last trading day prior to Belmond's public announcement that the Belmond board of directors had initiated a review of strategic alternatives), and the multiple of enterprise value to NTM EBITDA for Belmond as of August 8, 2018, in each case, based on the enterprise values as published by Capital IQ and median analyst estimates of EBITDA for Belmond as of such date as published by I/B/E/S, and (ii) the average median multiple of enterprise value to NTM EBITDA over the 5-year, 3-year and 1-year periods prior to December 12, 2018, and the median multiple of enterprise value to NTM EBITDA as of August 8, 2018, for a selected group of publicly traded branded hotel companies and a selected group of publicly traded REITs in the lodging and hospitality industry, based on the enterprise values as published by Capital IQ and median analyst estimates of EBITDA for these companies as published by I/B/E/S.

        The selected group of publicly traded branded hotel companies reviewed by Goldman Sachs is listed below:

  •
  Marriott International Inc.,

  •
  InterContinental Hotels Group PLC,

  •
  Hyatt Hotels Corporation,

  •
  Hilton Worldwide Holdings Inc., and

  •
  ACCOR S.A.

        The selected group of publicly traded REITs in the lodging and hospitality industry reviewed by Goldman Sachs is listed below:

  •
  Host Hotels & Resort, Inc.,

  •
  Pebblebrook Hotel Trust, and

  •
  Sunstone Hotel Investors, Inc.

        While none of the selected companies are directly comparable to Belmond, the selected companies are companies with operations that, for the purposes of analysis, may be considered similar to certain of Belmond's results, market size and product profile.

        A summary of the multiples of enterprise value to NTM EBITDA calculated by Goldman Sachs are set forth in the table below:

Average Enterprise Value/ NTM EBITDA Multiple	Un-disturbed	1-Year	3-Year	5-Year
Belmond	11.8x	12.7x	12.3x	13.2x
Branded Hotel Companies	13.7x	14.4x	12.6x	12.6x
Lodging REITs	13.1x	13.1x	12.2x	12.6x

General

        The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Belmond or the merger.

        Goldman Sachs prepared these analyses for purposes of providing its opinion to the Belmond board of directors as to the fairness from a financial point of view to the holders (other than LVMH and its affiliates) of class A common shares, as of the date of the opinion, of the per share merger consideration of $25.00 in cash to be paid to such holders pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon projections of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Belmond, LVMH, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

        The per share merger consideration was determined through arm's-length negotiations between Belmond and LVMH and was approved by the Belmond board of directors. Goldman Sachs provided advice to Belmond during the strategic review process, including during Belmond's negotiations with LVMH in connection with the merger agreement. Goldman Sachs did not, however, recommend any specific amount of consideration to Belmond or that any specific amount of consideration constituted the only appropriate consideration for the merger.

        As described above, Goldman Sachs' opinion was one of many factors taken into consideration by the Belmond board of directors in making its determination to approve the merger, which factors are described in more detail in the section above entitled "Recommendation of the Belmond Board of Directors and Reasons for the Merger." The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the delivery of its fairness opinion to the Belmond board of directors and is qualified in its entirety by reference to the written opinion of Goldman Sachs, attached as Annex D to this proxy statement, which is incorporated herein.

        Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Belmond, LVMH, any of their respective affiliates and third parties, including Groupe Arnault SAS, a significant shareholder of LVMH (which is referred to in this section as "Groupe Arnault"), and any of its affiliates and portfolio companies, or any currency or commodity that may be involved in the merger. Goldman Sachs has provided certain financial advisory and/or underwriting services to Belmond and/or its affiliates from time to time for which its Investment Banking Division has received compensation. During the two year period ended December 13, 2018, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Belmond and/or its affiliates of $1.5 million. During the two-year period ended December 13, 2018, the Investment Banking Division of Goldman Sachs has not been engaged by LVMH to provide financial advisory and/or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs has provided certain financial advisory and/or underwriting services to Groupe Arnault and/or its affiliates and portfolio companies from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as a bookrunning manager with respect to a bank loan (aggregate principal amount $800,000,000) to Equinox Holdings Inc., a portfolio company of L Catterton Management Limited (which is referred to in this section as "L Catterton"), an affiliate of Groupe Arnault and LVMH, in November 2017; and as financial advisor in connection with the sale of Ainsworth Pet Nutrition LLC, a portfolio company of L Catterton, in May 2018. During the two year period ended December 13, 2018, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Groupe Arnault and/or its affiliates (including, if applicable, any portfolio companies but excluding LVMH and its subsidiaries) of approximately $12 million. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Belmond, LVMH, Groupe Arnault, L Catterton and their respective affiliates and, as applicable, portfolio companies for which its Investment Banking Division may receive compensation. Affiliates of Goldman Sachs also may have co-invested with Groupe Arnault or L Catterton or their respective affiliates from time to time and many have invested in limited partnership units or affiliates of Groupe Arnault or L Catterton from time to time and may do so in the future.

        Belmond selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to the engagement letter between Belmond and Goldman Sachs, dated October 21, 2018, Belmond engaged Goldman Sachs to act as its financial advisor in connection with the company's review of strategic alternatives, including a possible sale. The engagement letter provides for a transaction fee that is estimated, based on the information available as of December 14, 2018 (the date of the public announcement of the parties' entry into the merger agreement), at approximately $35 million, all of which is payable contingent upon completion of the merger. In addition, Belmond agreed to reimburse Goldman Sachs for certain of its expenses, including reasonable attorneys' fees and disbursements, and to indemnify Goldman Sachs and certain of its affiliates and related persons against various liabilities.

Opinion of J.P. Morgan Securities LLC

        Pursuant to an engagement letter dated October 26, 2018, Belmond retained J.P. Morgan as one of its financial advisors in connection with a potential transaction involving the Belmond.

        At the meeting of the Belmond board of directors on December 13, 2018, J.P. Morgan rendered its oral opinion to the Belmond board of directors that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the per share merger consideration to be paid to the holders of class A common shares in the proposed merger was fair, from a financial point of view, to such holders. J.P. Morgan confirmed its December 13, 2018 oral opinion by delivering its written opinion to the Belmond board of directors, dated December 13, 2018, that, as of such date, the per share merger consideration to be paid to the holders of class A common shares in the proposed merger was fair, from a financial point of view, to such holders.

        The full text of the written opinion of J.P. Morgan, dated December 13, 2018, which sets forth the assumptions made, matters considered and limits on the review undertaken by J.P. Morgan, is attached as Annex E to this proxy statement and is incorporated herein. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Belmond's shareholders are urged to read the opinion in its entirety. J.P. Morgan's written opinion was addressed to the Belmond board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger, was directed only to the consideration to be paid in the merger and did not address any other aspect of the proposed merger. J.P. Morgan expressed no opinion as to the fairness of any consideration to be paid in connection with the merger to the holders of any other class of securities, creditors or other constituencies of Belmond or as to the underlying decision by Belmond to engage in the proposed merger. The issuance of J.P. Morgan's opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation by J.P. Morgan to any shareholder of Belmond as to how such shareholder should vote with respect to the merger or any other matter.

        In arriving at its opinion, J.P. Morgan, among other things:

  •
  reviewed the merger agreement;

  •
  reviewed certain publicly available business and financial information concerning Belmond and the industries in which it operates;

  •
  compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

  •
  compared the financial and operating performance of Belmond with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the class A common shares and certain publicly traded securities of such other companies;

  •
  reviewed certain internal financial analyses and forecasts prepared by the management of Belmond relating to Belmond's business (which is referred to in this section as the "Management Forecasts" and which are summarized in the section entitled "—Certain Financial Forecasts"); and

  •
  performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

        In addition, J.P. Morgan held discussions with certain members of Belmond management with respect to certain aspects of the proposed merger, and the past and current business operations of Belmond, the financial condition and future prospects and operations of Belmond, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

        In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with it by Belmond or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to J.P. Morgan's engagement letter with Belmond, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did it evaluate the solvency of Belmond or LVMH under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Belmond to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the merger and the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement. J.P. Morgan also assumed that the representations and warranties made by Belmond, Holding, Merger Sub, and LVMH in the merger agreement and the related agreements were and will be true and correct in all respects material to J.P. Morgan's analysis. J.P. Morgan is not a legal, regulatory or tax expert and has relied on the assessments made by advisors to Belmond with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Belmond or on the contemplated benefits of the merger.

        J.P. Morgan's opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan's opinion noted that subsequent developments may affect its opinion and that J.P. Morgan does not have any obligation to update, revise, or reaffirm its opinion. The opinion is limited to the fairness, from a financial point of view, of the per share merger consideration to be paid to the holders of the class A common shares in the merger and J.P. Morgan expressed no opinion as to the fairness of any consideration to be paid in connection with the merger to the holders of any other class of securities, creditors or other constituencies of Belmond or as to the underlying decision by Belmond to engage in the merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the merger, or any class of such persons relative to the per share merger consideration to be paid to the holders of the class A common shares in the merger or with respect to the fairness of any such compensation.

        The terms of the merger agreement were determined through arm's length negotiations between Belmond and LVMH, and Belmond's decision to enter into the merger agreement was solely that of the Belmond board of directors. J.P. Morgan's opinion and financial analyses were only one of the many factors considered by the Belmond board of directors in its evaluation of the proposed merger, as more fully described in the section above entitled "Recommendation of the Belmond Board of Directors and Reasons for the Merger," and should not be viewed as determinative of the views of the Belmond board of directors or management with respect to the merger or the per share merger consideration.

        In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodologies in rendering its opinion to the Belmond board of directors on December 13, 2018 and in the presentation delivered to the Belmond board of directors on such date in connection with the rendering of such opinion. The summary below does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and, in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan's analyses.

Public Trading Multiples Analysis.

        Using publicly available information, J.P. Morgan compared selected financial data of Belmond with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous in certain respects to Belmond or aspects thereof based on J.P. Morgan's experience and its familiarity with the industries in which Belmond operates. The companies selected by J.P. Morgan were as follows:

Publicly traded branded hotel companies:

  •
  Marriott International Inc.,

  •
  Hilton Worldwide Holdings Inc.,

  •
  InterContinental Hotels Group PLC,

  •
  ACCOR S.A., and

  •
  Hyatt Hotels Corporation.

Publicly traded REITs in the lodging and hospitality industry:

  •
  Host Hotels & Resort, Inc.,

  •
  Pebblebrook Hotel Trust, and

  •
  Sunstone Hotel Investors, Inc.

        None of the selected companies reviewed is identical or directly comparable to Belmond. Certain of these companies may have characteristics that are materially different from those of Belmond.

However, these companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan's analysis, may be considered sufficiently similar in certain respects to those of Belmond. The analysis necessarily involves complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than they would affect Belmond.

        With respect to the selected companies, the information J.P. Morgan presented included the multiple of firm value (calculated as equity value plus or minus, as applicable, net debt or net cash, plus preferred stock and non-controlling interest) to the Wall Street research analyst consensus estimates of earnings before interest expense, income taxes, depreciation and amortization less stock-based compensation expense and adjusted for non-recurring items (which is referred to in this section as "Adjusted EBITDA") of the applicable selected company for calendar year 2019 (which is referred to in this section as "FV/2019E Adjusted EBITDA"). Financial data for the selected companies was based on the selected companies' filings with the SEC and publicly available Wall Street research analyst consensus estimates for calendar year 2019 that J.P. Morgan obtained from FactSet Research Systems and SNL Financial. Financial data for certain of the selected companies was adjusted, using publicly available information, for certain capital markets and mergers and acquisitions activity since the companies' last reported financial statements. For reference purposes only, J.P. Morgan calculated FV/2019E Adjusted EBITDA multiples for Belmond based on the closing price per class A common share as of December 12, 2018 and the closing price per class A common share on August 8, 2018 (the last trading day prior to Belmond's public announcement that its board of directors had initiated a review of strategic alternatives; which is referred to in this section as the "Undisturbed Share Price"), in each case, based on the estimate of Belmond's Adjusted EBITDA for 2019 included in the Management Forecasts and publicly available analyst consensus estimates of Belmond's Adjusted EBITDA for 2019. Results of this analysis were presented for the selected companies and, for reference purposes only, for Belmond, as indicated in the following table:

Selected Company	FV/2019E Adjusted EBITDA
Marriott International Inc.	13.2x
Hilton Worldwide Holdings Inc.	13.7x
InterContinental Hotels Group PLC	12.7x
ACCOR S.A.	14.9x
Hyatt Hotels Corporation	11.2x
Host Hotels & Resort, Inc.	11.0x
Pebblebrook Hotel Trust	14.6x
Sunstone Hotel Investors, Inc.	12.0x
For Reference Only
Belmond (Undisturbed Share Price) (Management Forecasts)	9.8x
Belmond (Undisturbed Share Price) (Wall Street)	11.0x
Belmond (12/12/2018 Share Price) (Management Forecasts)	13.8x
Belmond (12/12/2018 Share Price) (Wall Street)	15.4x

        Based on the above analysis and other factors that J.P. Morgan considered appropriate in its professional judgment, J.P. Morgan selected an FV/2019E Adjusted EBITDA multiple reference range for Belmond of 11.0x to 14.0x. J.P. Morgan then applied that range to (i) the estimate of Belmond's Adjusted EBITDA for 2019 included in the Management Forecasts and (ii) for reference purposes only, publicly available analyst consensus estimates of Belmond's Adjusted EBITDA for 2019. The analysis indicated the following ranges of implied equity values per class A common share (rounded to the nearest $0.05), which J.P. Morgan compared to the per share merger consideration of $25.00 in cash, to the closing price per class A common share as of December 12, 2018 and to the Undisturbed Share Price, as follows:

Implied Equity Value Per Class A Common Share Reference Range
2019E Adjusted EBITDA (Analyst Consensus)(1)	2019E Adjusted EBITDA (Management Forecasts)	Per Share Merger Consideration	12/12/2018 Closing Price Per Class A Common Share	Undisturbed Share Price
$11.20 - $15.85	$13.15 - $18.25	$25.00	$17.97	$11.15

(1)
For reference only

Selected Transaction Analysis.

        Using publicly available information, J.P. Morgan examined selected transactions with respect to businesses which J.P. Morgan judged to be analogous to Belmond's business or aspects thereof based on J.P. Morgan's experience and familiarity with the industries in which Belmond operates. The transactions indicated in the following table were selected by J.P. Morgan as relevant in evaluating the proposed merger. Using publicly available information, J.P. Morgan calculated, for each selected transaction, among other things, the multiple of the target company's firm value (calculated as described above) implied in the relevant transaction to the target company's estimated Adjusted EBITDA for the next twelve months year following announcement of each applicable transaction (referred to in this section as FV/NTM Adjusted EBITDA). Financial data for the target companies was based on press releases, FactSet Research Systems and the target company's filings with the SEC, including filings made in connection with the applicable selected transaction, and the firm value and NTM Adjusted EBITDA calculations for certain of the selected transactions were adjusted, using publicly available information, for certain mergers and acquisitions activity. Results of this analysis were presented for the selected transactions, as indicated in the following table:

Date Announced	Acquiror	Target	FV/NTM Adjusted EBITDA
9/6/2018	Pebblebrook Hotel Trust	LaSalle Hotel Properties	16.2x
5/21/2018 (transaction terminated)	The Blackstone Group L.P.	LaSalle Hotel Properties	15.4x
5/9/2016	SBEEG Holdings, LLC (SBE Entertainment Group, LLC)	Morgans Hotel Group Co	17.6x
3/21/2016	Marriott International, Inc.	Starwood Hotels & Resorts Worldwide, Inc.	13.3x
3/14/2016	Consortium led by Anbang Insurance Group Co., Ltd	Strategic Hotels & Resorts, Inc.	17.8x
12/9/2015	Accor S.A.	FRHI Holdings Limited (Fairmont Raffles Hotels International)	20.7x
9/8/2015	The Blackstone Group L.P.	Strategic Hotels & Resorts, Inc.	16.5x
7/3/2007	The Blackstone Group L.P.	Hilton Hotels Corporation	14.6x
3/21/2006	Investor group led by Istithmar PJSC	Kerzner International Limited	15.8x
1/30/2006	Kingdom Hotels International and Colony Capital, LLC	Fairmont Hotels & Resorts Inc.	16.8x
6/14/2005	The Blackstone Group L.P.	Wyndham International, Inc.	13.8x
10/20/2004	The Blackstone Group L.P.	Boca Resorts, Inc.	12.3x

        None of the selected transactions reviewed was identical to the proposed merger. Certain of these transactions may have characteristics that are materially different from those of the proposed merger. However, the transactions selected were chosen because the participants in and certain other aspects of the transactions, for purposes of J.P. Morgan's analysis, may be considered similar to the participants in and aspects of the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transactions differently than they would affect the merger.

        Based on the above analysis and other factors that J.P. Morgan considered appropriate in its professional judgment, J.P. Morgan then selected an FV/NTM Adjusted EBITDA multiple reference range for Belmond of 13.5x to 18.0x. J.P. Morgan then applied that range to (i) the estimate of Belmond's Adjusted EBITDA for 2019 included in the Management Forecasts and (ii) for reference purposes only, publicly available analyst consensus estimates of Belmond's Adjusted EBITDA for 2019. The analysis indicated the following ranges of implied equity values per class A common share (rounded to the nearest $0.05), which J.P. Morgan compared to the per share merger consideration of

$25.00 in cash, to the closing price per class A common share as of December 12, 2018 and to the Undisturbed Share Price, as follows:

Implied Equity Value Per Class A Common Share Reference Range
			12/12/2018 Closing Price Per Class A Common Share
2019E Adjusted EBITDA (Analyst Consensus)(1)	2019E Adjusted EBITDA (Management Forecasts)	Per Share Merger Consideration		Undisturbed Share Price
$15.05 - 21.95	$17.40 - $25.05	$25.00	$17.97	$11.15

(1)
For reference only.

Discounted Cash Flow Analysis.

        J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per class A common share.

        A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by the asset, and taking into consideration the time value of money with respect to those future cash flows by calculating their "present value." The "unlevered free cash flows" refers to a calculation of the future cash flows generated by an asset without including in such calculation any debt servicing costs. "Present value" refers to the current value of the future cash flows generated by the asset, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macroeconomic assumptions and estimates of risk, the cost of capital and other appropriate factors. "Terminal value" refers to the present value of all future cash flows estimated to be generated by the asset for periods beyond the projections period.

        J.P. Morgan calculated the unlevered free cash flows that Belmond is expected to generate from October 1, 2018 through December 31, 2022, which are summarized in the section entitled "—Certain Financial Forecasts". J.P. Morgan also calculated a range of terminal values of Belmond at the end of this period by applying perpetuity growth rates ranging from 2.75% to 3.25% to J.P. Morgan's estimates of the unlevered free cash flow of Belmond during the terminal period. The unlevered free cash flows and the range of terminal values were then discounted to present values, as of September 30, 2018, using a range of discount rates from 7.50% to 8.50% and the mid-period convention, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Belmond. J.P. Morgan also discounted to present value the net operating losses expected to be available to Belmond, as of September 30, 2018, using discount rates from 7.5% to 8.5% and the mid-period convention, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Belmond. These present values, when added together, resulted in an implied firm value for Belmond. To calculate an estimated equity value per class A common share, J.P. Morgan then adjusted the implied firm value for Belmond's excess cash and total debt (including Belmond's proportionate interest in the cash and debt of its unconsolidated Peruvian joint ventures) and non-controlling interest as of September 30, 2018, and divided the result by the fully diluted number of class A common shares outstanding as of December 12, 2018, adjusted for annual restricted share awards to be made to non-executive management in December 2018 and awards of restricted shares and performance shares to be granted to executive management in either January or February of 2019, calculated using information provided by Belmond management.

        This analysis indicated a range of implied equity values for Belmond, which J.P. Morgan divided by the total number of class A common shares outstanding as of December 12, 2018, calculated on a fully-diluted basis based on information provided by Belmond management, to derive a range of implied equity values per class A common share (rounded to the nearest $0.05), which J.P. Morgan compared to the per share merger consideration of $25.00 in cash, to the closing price per class A common share as of December 12, 2018 and to the Undisturbed Share Price, as follows:

Implied Equity Value per Class A Common Share Reference Range	Per Share Merger Consideration	12/12/2018 Closing Price Per Class A Common Share	Undisturbed Share Price
$13.20 - $21.55	$25.00	$17.97	$11.15

Other Information.

        Historical Trading Range for Belmond.    For reference purposes only and not as a component of its fairness analysis, J.P. Morgan reviewed the historical prices of the class A common shares (i) during the 52-week period prior to August 8, 2018 (the last full trading day prior to Belmond's public announcement of its review of strategic alternatives), noting that the low and high prices during such period ranged from $10.30 per class A common share to $14.20 per class A common share and (ii) during the 52-week period prior to December 12, 2018, noting that the low and high closing prices during such period ranged from $10.30 per class A common share to $19.36 per class A common share, in each case, as compared to the per share merger consideration of $25.00 in cash, to the closing price per class A common share as of December 12, 2018 of $17.97 and to the Undisturbed Share Price of $11.15.

        Analyst Price Targets for Belmond.    For reference purposes only and not as a component of its fairness analysis, J.P. Morgan reviewed certain publicly available equity research analyst share price targets for the class A common shares, noting that these share price targets ranged from $15.00 per class A common share to $22.00 per class A common share, as compared to the per share merger consideration of $25.00 in cash, to the closing price per class A common share as of December 12, 2018 of $17.97 and to the Undisturbed Share Price of $11.15.

Miscellaneous.

        The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of Belmond. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

        Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to Belmond, and none of the selected transactions reviewed was identical to the proposed merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan's analysis, may be considered similar to those of Belmond or aspects thereof. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan's analysis, may be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Belmond and the transactions compared to the merger.

        As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise Belmond with respect to a potential transaction and to deliver an opinion to the Belmond board of directors with respect to the merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with Belmond and the industries in which it operates.

        For financial advisory services rendered in connection with the proposed merger (including the delivery of its opinion), Belmond has agreed to pay J.P. Morgan a fee of approximately $23 million, $3 million of which became payable upon delivery by J.P. Morgan of its opinion, and the remainder of which will become due upon the closing of the proposed Merger. In addition, Belmond has agreed to reimburse J.P. Morgan for certain of its reasonable costs and expenses incurred in connection with its services, including certain of the reasonable fees and disbursements of counsel, and has agreed to indemnify J.P. Morgan and its affiliates and their respective directors, officers, agents and employees, against certain liabilities arising out of J.P. Morgan's engagement. During the two years preceding the date of its opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Belmond and LVMH, for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as (i) joint lead arranger and joint bookrunning manager on an amendment of Belmond's credit facilities in July 2017 and (ii) lead bookrunner on LVMH's offering of debt securities in May 2017. During the two year period preceding the delivery of its opinion, the aggregate fees received by J.P. Morgan and its affiliates from Belmond were approximately $0.9 million; and the aggregate fees received from LVMH were approximately $3.4 million. During the two years preceding the date of its opinion, neither J.P. Morgan nor its affiliates have had any material financial advisory or other material commercial or investment banking relationships with Groupe Arnault SAS, which holds approximately 45% of the share capital of LVMH.

        In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding Belmond common shares, and approximately 2.25% of the outstanding common share capital of LVMH. In the ordinary course of its businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of Belmond or LVMH for J.P. Morgan's own account or for the accounts of its customers and, accordingly, J.P. Morgan may at any time hold long or short positions in such securities or other financial instruments.

Certain Financial Forecasts

        Belmond does not, as a matter of course, publicly disclose projections about its future financial performance or earnings due to, among other reasons, the unpredictability and uncertainty of the underlying assumptions and estimates. However, in connection with the Belmond board of directors' review of strategic alternatives, including its evaluation of a potential sale transaction, Belmond management provided the Belmond board of directors and its advisors with certain non-public, unaudited and prospective financial information, which we refer to as the management projections. Belmond management also provided the management projections to Goldman Sachs and J.P. Morgan in connection with the rendering of their respective fairness opinions to the Belmond board of directors and in performing their related financial analyses and to LVMH prior to its entry into the merger agreement.

        The management projections were not prepared with a view to public disclosure and are included in this proxy statement only because such information was made available as described above. The management projections were not prepared with a view to compliance with generally accepted accounting principles as applied in the United States, which we refer to as GAAP, the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, Deloitte LLP, our independent auditor, has not examined, reviewed, compiled or otherwise applied procedures to, the management projections and, accordingly, assumes no responsibility for, and expresses no opinion on, the management projections. The management projections included in this proxy statement have been prepared by, and are the responsibility of, our management. The management projections were prepared solely for internal use of the Belmond board of directors and its advisors, and are subjective in many respects.

        Although presented with numerical specificity, the management projections included in this proxy statement reflect numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the management projections were prepared, taking into account the relevant information available to management at the time. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. Important factors that may affect actual results and cause the management projections not to be achieved include, but are not limited to, general economic conditions, accuracy of certain accounting assumptions, changes in actual or projected cash flows, competitive pressures and changes in tax laws. For additional information on factors that may cause Belmond's future results to differ materially, see "Cautionary Statement Regarding Forward-Looking Statements."

        In addition, the management projections, which constitute forward-looking statements, do not take into account any circumstances or events occurring after the date that they were prepared and do not account for the consummation of the merger or any related transactions. As a result, there can be no assurance that the management projections will be realized, and actual results may be materially better or worse than those contained in the management projections. The inclusion of this information should not be regarded as an indication that the Belmond board of directors, Belmond, Goldman Sachs, J.P. Morgan or any other recipient of this information considered, or now considers, the management projections to be material information of Belmond or predictive of actual future results. Nor should it be construed as financial guidance, and it should not be relied upon as such. The summary of the management projections is not included in this proxy statement in order to induce any shareholder to vote in favor of the merger proposal or any other matters that may come before the special general meeting, or to influence any shareholder to make any investment decision with respect to the merger, including whether to exercise appraisal rights with respect to their Belmond common shares.

        The management projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Belmond contained in our public filings with the

SEC. See "Where You Can Find More Information" for more details on how you may obtain copies of Belmond's current and periodic reports and other filings with the SEC.

        Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility, to update or otherwise revise the management projections to reflect circumstances existing after the date when Belmond prepared the management projections or to reflect the occurrence of future events or changes in general economic or industry conditions.

        In light of the foregoing factors and the uncertainties inherent in the management projections, shareholders are cautioned not to rely on the management projections included in this proxy statement.

        Certain of the measures included in the management projections may be considered non-GAAP financial measures, as noted below. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Belmond may not be comparable to similarly titled amounts used by other companies.

        The following table presents a summary of the management projections.

	Fiscal Year Ending December 31,
(Dollars in millions)	2018E		2019E	2020E	2021E	2022E
Total Revenue	$584	(1)	$669	$743	$866	$984
Adjusted EBITDA (2)	$147	(1)	$181	$209	$259	$297
Unlevered Free Cash Flows (3)	$(70)	(4)	$64	$(84)	$(47)	$(25)

(1)
Figures based on nine months of actual results through September 30, 2018.

(2)
Adjusted EBITDA is defined as net income excluding net interest expense, income tax expense, depreciation and amortization, less equity-based compensation and certain marketing, contingency and other costs. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flow or as a measure of liquidity.

(3)
Belmond's unlevered free cash flow estimates were calculated by taking Belmond's Adjusted EBITDA for the period from October 1, 2018 to December 31, 2022 and calculating Belmond's EBIT, or earnings before interest expenses and income taxes. Belmond's EBIT was further adjusted to, among other things, subtract taxes, add back depreciation and amortization expense, subtract capital expenditures, subtract net acquisitions and dispositions, adjust for changes in net working capital, subtract payments to be made, assuming Belmond remains a standalone company, pursuant to an agreement with Belmond's founder and former chairman of the board of directors and take into account Belmond's proportionate interest in the expected unlevered free cash flows of its unconsolidated Peruvian joint ventures. For purposes of the unlevered free cash flow calculation, share based compensation was treated as a cash expense. The unlevered free cash flow estimates were calculated using projections and estimates prepared by Belmond and were reviewed and approved by Belmond's management for Goldman Sachs' and J.P. Morgan's use in connection with their respective financial analyses.

(4)
Reflects October 1, 2018 through December 31, 2018 only.

Interests of Certain Directors and Executive Officers of Belmond

        Belmond's named executive officers may have interests in the merger that may be different from or in addition to those of Belmond's shareholders generally. The Belmond board of directors was aware of and considered these interests to the extent such interests existed at the time, among other matters, in evaluating the merger agreement, in approving the merger agreement and the merger and in recommending that the merger agreement be approved by Belmond shareholders.

        Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:

  •
  The relevant price per class A common share is $25.00, which is the price per share to be paid in connection with the merger;

  •
  The assumed effective date of the merger is January 2, 2019, which is also the assumed date of the closing of the merger solely for purposes of the disclosure in this section, unless noted otherwise; and

  •
  The termination of employment of each executive officer of Belmond will have been a qualifying termination, which would be a termination without "cause" or due to the executive officer's resignation for "good reason" (as such terms are defined in the relevant severance agreements summarized below), immediately following the assumed effective date of the merger.

        The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate as of the date referenced, therefore, the actual amounts, if any, that may be paid or become payable may materially differ from the amounts set forth below.

Treatment of Equity-Based Awards

        Belmond equity-based awards held by executive officers and outside directors that are outstanding as of immediately prior to the effective time of the merger will generally be subject to the following treatment under the merger agreement:

  •
  Belmond stock options that are outstanding immediately prior to the effective time of the merger (whether vested or unvested) will be canceled in exchange for the right to receive a lump-sum amount in cash (without interest and less any applicable withholding taxes and deductions) equal, for each tranche of stock options, to (i) the amount by which the per share merger consideration of $25.00 exceeds the per share exercise price applicable to such stock option tranche, multiplied by (ii) the total number of options in such stock option tranche.

  •
  Each Belmond performance-based share award that is outstanding as of immediately prior to the effective time of the merger will be canceled in exchange for the right to receive lump-sum amount in cash (without interest and less any applicable withholding taxes and deductions) equal to (i) the per share merger consideration of $25.00, multiplied by (ii) the target number of class A common shares subject to the award.

  •
  Each restricted share award and deferred share award (other than those subject to performance vesting) that is outstanding as of immediately prior to the effective time of the merger will be canceled in exchange for the right to receive a lump-sum amount in cash (without interest and less any applicable withholding taxes and deductions) equal to (i) the per share merger consideration of $25.00, multiplied by (ii) the total number of class A common shares subject to the award.

  •
  In the event there are any other outstanding rights of any kind to acquire or receive class A common shares or awards outstanding under any Belmond benefit or share plans as of immediately prior to the effective time of the merger, they will be canceled in exchange for the right to receive a lump-sum amount in cash (without interest and less any applicable withholding taxes and deductions) equal to (i) the per share merger consideration of $25.00 (less any applicable per share exercise or similar per share purchase price), multiplied by (ii) the total number of class A common shares subject to the award.

Summary of Equity-Based Awards

        The following table sets forth the number of performance shares, deferred shares, restricted shares and stock options held for each named executive officer of Belmond and the cash amounts payable (on a pre-tax basis) in respect thereof, assuming that the completion of the merger occurs on January 2, 2019. Depending on when the actual date of the merger occurs, certain equity awards that are now unvested and included in the table below may vest or be forfeited pursuant to their terms, independent of the merger.

	Performance Shares(1)		Deferred Shares		Restricted Shares		Stock Options(2)
Name of Named Executive Officer	(#)	Value ($)	(#)	Value ($)	(#)	Value ($)	(#)	Value ($)
H. Roeland Vos	193,500	4,837,500			94,350	2,358,750	265,368	3,423,427
Ingrid Eras-Magdalena	62,000	1,550,000	3,210	80,250	32,800	820,000	80,383	1,085,264
Richard Levine	115,000	2,875,000	4,975	124,375	54,300	1,357,500	319,200	4,301,904
Martin O'Grady	93,500	2,337,500	4,300	107,500	44,700	1,117,500	343,600	4,825,757
Daniel Ruff	21,200	530,000			30,300	757,500

(1)
The number of Belmond performance-based share awards assumes a payout at target (i.e., 100%) of the amount of class A common shares under the award agreement.

(2)
Includes the value of both vested and unvested stock options held by the named executive officers as of January 2, 2019. The values of stock options earned and vested as of January 2, 2019 for each executive officer are as follows: $1,959,561.79 for Mr. Vos, $680,642.44 for Ms. Magdalena, $3,494,023.50 for Mr. Levine, $4,169,853.25 for Mr. O'Grady and $0 for Mr. Ruff.

        The following table sets forth the number of unvested restricted shares held by each outside director of Belmond and the cash amounts payable (on a pre-tax basis) in respect thereof, assuming the completion of the merger occurs on January 2, 2019.

	Restricted Shares
Name of Outside Director	(#)	Value ($)
Harsha Agadi	12,616	315,400
Roland Hernandez	186,321	4,658,025
Mitchell Hochberg	12,616	315,400
Ruth Kennedy	50,107	1,252,675
Ian Livingston	12,616	315,400
Demetra Pinsent	12,616	315,400
Gail Rebuck	51,185	1,279,625

Severance Agreements

        Belmond is a party to employment agreements and/or offer letters with each of its executive officers. In addition, Belmond entered into severance agreements with its executive officers (which we refer to as the "Severance Agreements") that supersede the employment agreements and/or offer letters with regard to severance upon qualifying terminations of employment on or following a "Change in Control," as defined in the Severance Agreement. Under his or her Severance Agreement, each executive officer is eligible to receive termination payments and benefits if a qualifying termination occurs within a specified time after the Change in Control. The merger constitutes a Change in Control for purposes of the Severance Agreements. Upon a qualifying termination of employment under the Severance Agreements, the executive officers are entitled to two times the sum of the executive officer's (i) annual base salary, and (ii) the most recent annual bonus. In addition, in the event any payments under the Severance Agreements for Mr. Levine and Mr. Ruff result in "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended

(which we refer to as the "Code"), each of Mr. Levine and Mr. Ruff are entitled to a gross-up amount (which we refer to as the "Gross-Up Payment") such that the net amount retained by each individual after deduction of (a) any excise tax imposed under Section 4999 of the Code and (b) any federal, state and local income and employment tax and excise tax imposed upon the Gross-Up Payment is equal to the amount of original payment from Belmond.

        On October 17, 2018, Belmond entered into an Amendment to the Severance Agreement with each executive officer (which we refer to as the "Officer Severance Amendment"). For all executive officers, the Officer Severance Amendment provides that in the event of a Potential Change in Control (as defined in the Officer Severance Amendment) or a Change in Control, the term of the Severance Agreement may not be terminated until after the expiration of the severance protection period and the satisfaction of any severance payment obligations. In addition, for executive officers based in the U.K. (which we refer to as the "UK Executive Officers"), the Officer Severance Amendment provides termination payments upon qualifying terminations of employment that occur either (i) within twelve months following a Change in Control, where, in addition to the severance payments, all of the UK Executive Officer's outstanding equity awards become fully vested and are canceled in exchange for full payment (in cash or stock consideration) in connection with the Change in Control, or (ii) after twelve months but on or prior to eighteen months following a Change in Control, where the UK Executive Officer will receive severance payments, however the UK Executive Officer's outstanding equity awards do not become fully vested and paid. For Mr. Vos and Mr. Levine, the Severance Agreements provide termination payments upon qualifying terminations of employment that occur within twelve months following a Change in Control. Since, in connection with the merger, all outstanding equity awards (whether vested or unvested) will be canceled in exchange for full payment, the Severance Protection Period for all executive officers is twelve months following the Change in Control.

        The Officer Severance Amendment for Mr. Vos (i) entitles him to 18 months of private medical insurance upon a qualifying termination (in addition to the cash severance payments noted above), and (ii) incorporates the terms of Mr. Vos' Letter Agreement with the Company dated September 20, 2015 providing full vesting of Mr. Vos' outstanding unvested equity awards will vest upon a Change in Control.

Benefit Arrangements

        As described in the section entitled "The Merger Agreement—Employee Matters," the merger agreement requires LVMH to continue to provide certain compensation and benefits following the completion of the merger to all non-unionized Belmond employees, including Belmond's named executive officers, who remain employed by LVMH following completion of the merger.

Golden Parachute Compensation

        The tables below present the estimated amounts of compensation that each named executive officer could receive that are based on or otherwise related to the merger. This compensation is referred to as "golden parachute" compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to Belmond's named executive officers.

        The amounts in the table below are estimates of amounts that would be payable to the named executive officers, and the estimates are based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement. Some of the assumptions are based on information not currently available, and as a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below. All dollar amounts set forth below have been rounded to the nearest whole number.

        The following table shows the estimated amounts that each executive officer would receive under the terms of his or her Severance Agreement assuming the merger is consummated on January 2, 2019, and, where applicable, assuming each named executive officer experiences a qualifying termination of employment immediately after the merger is consummated.

Name of Named Executive Officer	Cash Severance ($)(1)	Equity Awards ($)(2)	Other Payments ($)(3)	Tax Reimbursement ($)(4)	Total ($)
H. Roeland Vos	3,860,282	10,619,677	23,814		14,503,773
Ingrid Eras-Magdalena	1,360,800	3,535,514			4,896,314
Richard Levine	1,929,092	8,658,779		2,812,522	13,400,393
Martin O'Grady	1,456,460	8,388,257			9,844,717
Daniel Ruff	991,200	1,287,500	$231,000	1,056,072	3,565,772

(1)
Cash Severance.    Represents the portion of the severance that would be payable to each named executive officer upon a qualifying termination of employment upon the consummation of the merger. The cash severance payable to each named executive officer is a "double-trigger" payment, which means the amounts will become payable only upon a qualifying termination of employment at or within one year following the effective time of the merger. For further details regarding the cash severance that may become payable to Belmond's named executive officers, see the section above titled "The Merger—Interests of Certain Directors and Executive Officers of Belmond—Severance Agreements."

(2)
Equity Awards.    Represents the value of the Belmond stock options, performance share awards, restricted share awards and deferred share awards that each named executive officer holds, whether vested or unvested, that will be canceled and cashed out upon the consummation of the merger whether or not the named executive officer's employment is terminated. For further details regarding the treatment of Belmond's equity awards in connection with the merger, see the section above titled "The Merger—Interests of Certain Directors and Executive Officers of Belmond—Treatment of Equity-Based Awards."

(3)
Other Payments,    see the section above titled "The Merger—Interests of Certain Directors and Executive Officers of Belmond—Severance Agreements." The amounts listed in this column represent (i) the value of the private medical insurance expenses for Mr. Vos for eighteen (18) months under his Severance Agreement, and (ii) the value of Mr. Ruff's retention bonus which will be paid 50% on the closing of the merger and 50% on the date that is three months following the closing of the merger.

(4)
Tax Reimbursements,    see the section above titled "The Merger—Interests of Certain Directors and Executive Officers of Belmond—Severance Agreements." The amounts listed in this column represent the value of the 280G Gross-Up Payment for Mr. Levine and Mr. Ruff under each of their respective Severance Agreements.

Indemnification and Insurance

        Pursuant to the terms of the merger agreement, Belmond's directors and officers will be entitled to certain ongoing indemnification and coverage under directors' and officers' liability insurance policies. See the section entitled "The Merger Agreement—Indemnification, Exculpation and Insurance of Directors and Executive Officers" for a description of such ongoing indemnification and coverage obligations.

Financing of the Merger

        LVMH expects to finance the merger through cash on hand, available lines of credit and other sources of immediately available funds. The obligations of LVMH, Holding and Merger Sub under the merger agreement are not conditioned in any manner upon their ability to obtain financing or the receipt or availability of any funds.

Closing and Effective Time

        The closing of the merger is expected to take place in the first half of 2019, although there can be no assurance that the parties will be able to do so. Under the merger agreement, the closing will occur as soon as practicable following (but, in any event no later than the fifth business day following) the satisfaction or (to the extent permitted by applicable law) waiver of all of the closing conditions set forth in the merger agreement (as described in the section of this proxy statement entitled "The Merger Agreement—Effects of the Merger; Closing; Effective Time") unless Belmond and LVMH agree to another date and time.

        The merger will become effective upon the issuance of the certificate of merger by the Registrar. Under the terms of the merger agreement, Belmond, Holding and Merger Sub have agreed that they will request the Registrar to provide in the certificate of merger that the effective date will be the closing date of the merger.

Regulatory Approvals for the Merger

General

        Belmond and the LVMH Parties have agreed to use their best efforts to comply with all regulatory notification requirements and obtain all regulatory approvals required or advisable to consummate the merger and the other transactions contemplated by the merger agreement, provided that LVMH and its subsidiaries will not be required to take any divestiture action (as defined below) in relation to any of the assets, properties, businesses, contracts, licenses, product lines, customers or interests of LVMH or any of its subsidiaries, other than the assets, properties or businesses to be acquired pursuant to the merger agreement. These approvals include approval under the competition laws of Botswana, Brazil, the European Union (or, in the event the referral of the case to the European Commission has been successfully challenged by an EU Member State, in each of Italy, Portugal, Ireland and France, as applicable), Mexico, Russia and South Africa. Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, or require changes to the terms of the merger agreement.

U.S. Antitrust Matters

        The merger is not conditioned on the termination or expiration of the waiting periods under, and no filings or notifications are required pursuant to, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Botswana Antitrust Matters

        Under the Botswana Competition Act (Act No. 17 of 2009), Belmond and LVMH must file a pre-notification filing with the Competition Authority if certain economic thresholds are met. Once notification is filed with the Competition Authority, the Competition Authority will have 30 days to pronounce its determination, otherwise the merger is deemed to be approved. If the Competition Authority requires further information, it must make that request within the initial 30-day period.

Alternatively, the Competition Authority can require a hearing to be convened, in which case it must make a determination within 30 days after conclusion of the hearing. The Competition Authority may allow the merger to proceed as proposed, prohibit the merger, or impose regulatory concessions or conditions on the merger.

Brazil Antitrust Matters

        Under Law No. 12,529 of 2011 and resolutions issued by the Administrative Council of Economic Defense ("CADE"), Belmond and LVMH must file a pre-merger notification with CADE if certain economic thresholds are met. Once the notification is filed with CADE and CADE deems the filing complete, CADE has up to 240 days to grant clearance, which is extendable one time by 60 days at the request of the filing parties or by no more than 90 days by CADE, although mergers qualifying for fast-track treatment should receive clearance within 30 days of filing or amending a filing. There is an additional 15 day waiting period after CADE publishes its decision during which CADE's decision can be challenged. CADE may allow the merger to proceed as proposed, prohibit the merger, or to impose regulatory concessions or conditions on the merger.

EU Antitrust Matters

        Under Council Regulation (EC) 139/2004 (the "EC Merger Regulation" or "ECMR"), Belmond and LVMH may request the European Commission to review a merger that does not meet the European Union (the "EU") thresholds where, as here, the merger triggers filing thresholds in at least three EU Member States. The relevant EU Member States then have 15 working days to challenge that referral. If an EU Member State objects to the referral, the request for referral cannot succeed and the case has to be notified to the relevant national authorities. If the referral is granted, the merger may not be completed until a notification has been filed with and been deemed complete by the European Commission, and approval has been granted. The initial review period under the ECMR expires on the 25th business day following filing with the European Commission, unless LVMH needs to offer remedies to address doubts raised by the European Commission as a condition for the approval of the merger. If the European Commission expresses any serious doubts and LVMH decides to make such an offer during the initial review, the initial review period will expire on the 35th business day following filing. Should the European Commission initiate a Phase II investigation, a decision must be issued within 90 working days of the date on which the Phase II proceedings were initiated, extendable to 105 workings days if the filing parties offer remedies after the 55th working day of the initiation of Phase II proceedings, and extendable at the request of the filing parties within 15 working days after the initiation of Phase II proceedings or by the European Commission with the consent of the filing parties. The European Commission will analyze the information in the notifications and can consult with third parties. Upon its investigation, the European Commission may approve the merger unconditionally, prolong the investigation, impose remedies or conditions or prohibit the merger.

Mexico Antitrust Matters

        Under the Mexican Federal Economic Competition Law ("FECL"), Belmond and LVMH must file a pre-merger notification with the Federal Economic Competition Commission ("COFECE"), if certain economic thresholds are met. Once the notification is filed with COFECE, COFECE will have 10 business days to issue a basic request for information and the parties will have 10 business days to respond to such request, a term that can be extended. After the parties respond to the basic request for information, COFECE will have 15 business days to issue the additional request for information and the parties will have 15 business days to respond to the additional request, but this may be extended. COFECE has 60 business days to complete its review and issue a ruling once the parties complete production of the additional information, but COFECE may extend its review period by an additional 40 business days for complex transactions. COFECE's decision may be either to allow the merger to proceed as proposed, to prohibit the merger, or to impose regulatory concessions or conditions on the merger.

Russia Antitrust Matters

        Under the Russian Law on Protection of Competition of 2006, as amended, LVMH must file a pre-merger notification with the Federal Antimonopoly Service ("FAS") if certain economic thresholds are met. Once the notification is filed with FAS, FAS is required to issue a decision within 30 days, extendable one time by an additional 2 months if FAS determines that additional documents or information is necessary to complete the review. In cases in which FAS requires the parties to perform certain actions prior to clearance, FAS may decide to extend this period by up to another 9 months. FAS's decision may be either to allow the merger to proceed as proposed, to prohibit the merger, or to impose regulatory concessions or conditions on the merger.

South Africa Antitrust Matters

        Under the Competition Act 89 of 1998, as amended, Belmond and LVMH must file a pre-merger notification with the Competition Commission if certain economic thresholds are met. Once the notification is filed and certified as complete, the Competition Commission sets itself the following target periods for approval of mergers: within 20 business days for non-complex mergers, 45 business days for complex mergers and 60 to 120 business days for very complex mergers, although allowable review periods as set out in the Competition Act may be longer as these target periods are non-binding on the Competition Commission. The Competition Commission may allow the merger to proceed as proposed, prohibit the merger, or impose regulatory concessions or conditions on the merger.

        The parties intend to file notifications with the above authorities as promptly as practicable and advisable.

THE MERGER AGREEMENT

        This section describes the material provisions of the merger agreement. The description of the merger agreement in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached hereto as Annex A and is incorporated into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety.

Explanatory Note Regarding the Merger Agreement

        The merger agreement, a copy of which is attached hereto as Annex A, and this summary of its terms are included to provide you with information regarding the terms of the merger agreement and are not intended to provide any factual information about Belmond or about the LVMH Parties. Factual disclosures about Belmond contained in this proxy statement or in Belmond's public reports filed with the SEC may supplement, update or modify the factual disclosures about Belmond contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by Belmond and the LVMH Parties were made solely to the other parties to, and solely for the purposes of, the merger agreement and as of specific dates and were qualified and subject to important limitations agreed to by Belmond and the LVMH Parties in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally relevant to shareholders or applicable to reports and documents filed with the SEC and in some cases were qualified by the matters contained in a confidential disclosure letter that Belmond provided to LVMH in connection with the merger agreement, which we refer to as the "disclosure letter," which disclosures were not reflected in the merger agreement and are not publicly filed. Moreover, information concerning the subject matter of the representations and warranties, which will not survive the closing, may have changed since the date of the merger agreement. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts of Belmond, the LVMH Parties or any of their respective subsidiaries or affiliates. For the foregoing reasons, the representations, warranties and covenants, and descriptions thereof in this proxy statement, should not be read alone but instead should be read together with the information provided elsewhere in or otherwise referred to in this proxy statement.

Effects of the Merger; Closing; Effective Time

Merger

        On the terms and subject to the conditions of the merger agreement and the statutory merger agreement, and in accordance with the applicable provisions of the Companies Act, at the effective time, (i) Merger Sub will be merged with and into Belmond such that the separate corporate existence of Merger Sub will thereupon cease in accordance with Section 104H of the Companies Act, (ii) Belmond will be the surviving company, and (iii) the merger will have the effects set forth in the merger agreement, the statutory merger agreement and Section 109(2) of the Companies Act. As a result of the merger, Belmond, as the surviving company, will become a subsidiary of Holding.

Closing

        The closing of the merger and the transactions contemplated by the merger agreement will take place as soon as practicable, and in any event no later than the fifth business day after the satisfaction or, to the extent permitted by applicable law, waiver of all of the conditions precedent set forth in the merger agreement (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions at the closing). Without the prior written consent of LVMH, the closing cannot occur earlier than thirty (30) days following December 13, 2018. The date on which the closing actually occurs is referred to in the merger agreement as the closing date.

Effective Time

        On or prior to the closing date, the parties will deliver a merger application for registration of the surviving company with the Registrar of Companies in Bermuda (which we refer to as the "Registrar"), including a request that the Registrar issue the certificate of merger with respect to the merger on the closing date at the time set forth therein (as mutually agreed upon by Belmond and LVMH). The merger will become effective on the issuance of the certificate of merger by the Registrar at the time and date shown on the certificate of merger. Holding, Merger Sub and Belmond have agreed that they will request that the Registrar provide in the certificate of merger that the effective time of the merger be such time as mutually agreed upon by LVMH and Belmond and that the effective time of the merger occur on the closing date, which we time refer to as the "effective time."

Governing Documents; Directors and Officers

Memorandum of Association and Bye-Laws

        The memorandum of association and bye-laws of Belmond, as in effect immediately prior to the effective time, will be the memorandum of association and bye-laws of the surviving company, until thereafter changed or amended as provided therein or by applicable law (in each case, subject to the indemnification provisions in the merger agreement).

Directors and Officers of the Surviving Company

        The directors of Merger Sub immediately prior to the effective time will be the initial directors of the surviving company and will hold office until their respective successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Companies Act and the bye-laws of the surviving company. The officers of Belmond immediately prior to the effective time will be the initial officers of the surviving company and will hold office until their respective successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal.

Effect on the Capital Stock

Effect on Belmond Common Shares

        At the effective time, by virtue of the merger and without any action on the part of the LVMH Parties, Belmond or holders of any Belmond common shares or any common shares of Merger Sub, which we refer to as "Merger Sub shares":

  •
  Each Merger Sub share issued and outstanding immediately prior to the effective time will be automatically canceled and converted into such number of fully paid and nonassessable class A common shares, par value $0.01 per share, of the surviving company such that, when taken together with any class A common shares that remain outstanding immediately following the effective time pursuant to the merger agreement as class A common shares, par value $0.01 per share, of the surviving company, will equal the aggregate number of class A common shares issued and outstanding immediately prior to the effective time.

  •
  All Belmond common shares issued and outstanding as of immediately prior to the effective time that (i) are owned by Belmond as treasury shares or (ii) are owned by any LVMH Party will automatically be canceled and will cease to exist, and no consideration will be delivered in exchange therefor nor any repayment of capital will be made in respect thereof.

  •
  All class B common shares issued and outstanding immediately prior to the effective time will remain outstanding as class B common shares of the surviving company and will be unaffected by the merger.

  •
  All Belmond common shares issued and outstanding immediately prior to the effective time that are owned by any direct or indirect wholly-owned subsidiary of Belmond (other than the class B common shares) and all Belmond common shares owned by any direct or indirect subsidiary of LVMH (other than Holding or Merger Sub) will remain outstanding as shares of the same class of the surviving company and will be unaffected by the merger except that the number of shares of the surviving company represented by such shares will be adjusted as necessary such that each entity owns the same percentage of the outstanding shares of such class of the surviving company immediately following the effective time as such entity owned of the same class of Belmond common shares immediately prior to the effective time. No consideration will be delivered in exchange for such shares nor will any repayment of capital be made in respect thereof.

  •
  Each class A common share issued and outstanding immediately prior to the effective time (other than class A common shares to be canceled or to remain outstanding in accordance with the preceding three bullet points, and subject to the rights of dissenting shareholders described below) will be automatically converted into the right to receive an amount in cash equal to $25.00 per class A common share, without interest. Subject to the rights of holders of dissenting shares, at and as of the effective time, all such class A common shares will no longer be issued and outstanding and will automatically be canceled and will cease to exist. As of the effective time, each holder of a certificate that immediately prior to the effective time evidenced ownership of any class A common shares (which we refer to as a "certificate") or person entered on Belmond's transfer records as the owner in book-entry of any uncertificated class A common shares that were issued and outstanding immediately prior to the effective time (which we refer to as a "book-entry share") will cease to have any rights with respect to the class A common shares represented by such certificates or book-entry shares, except the right to receive the per share merger consideration pertaining to the class A common shares represented by such certificate or book-entry share, as applicable, without interest, upon the surrender thereof in accordance with the merger agreement.

        If between the date of the merger agreement and the effective time the issued and outstanding class A common shares will have changed into a different number of shares or a different class, whether by, among other things, a share dividend, subdivision or reclassification, then any number or amount of class A common shares will be appropriately adjusted to provide the holders of class A common shares and the LVMH Parties the same economic effect as contemplated by the merger agreement prior to such event. With respect to outstanding awards made under the Belmond stock plans, any such adjustments will be made in accordance with the applicable Belmond stock plan.

Exchange and Payment Procedures

Paying Agent

        Not less than ten business days prior to the closing date, the LVMH Parties will designate a bank or trust company (which we refer to as the "paying agent") that is reasonably acceptable to Belmond to act as agent for the payment and delivery to holders of class A common shares of the applicable portion of the aggregate amount payable pursuant to the merger agreement based on the per share merger consideration (which we refer to as the "merger consideration") that they are entitled to receive in connection with the merger pursuant to the merger agreement. Prior to the closing date, the LVMH Parties will enter into an agreement with the paying agent for its services in a form reasonably acceptable to Belmond.

Payment Process

        At or prior to the effective time, the LVMH Parties will deposit, or cause to be deposited, with the paying agent an amount in cash sufficient to pay the merger consideration payable to the holders of class A common shares under the merger agreement. If for any reason such amount is at any time inadequate to pay all amounts to which holders of class A common shares are entitled under the merger agreement, including as a result of any investment losses, the LVMH Parties are required to promptly deposit, or cause to be deposited, additional cash with the paying agent (we refer to the cash amounts deposited with the paying agent as the "payment fund") so that the payment fund is at all times sufficient to make all payments of the merger consideration to which the former holders of class A common shares are entitled under the merger agreement. The payment fund may not be used for any purpose other than the payment of the merger consideration to holders of class A common shares and, following the first anniversary of the closing date, upon the request of the LVMH Parties, the payment to the LVMH Parties of amounts in the payment fund that remain undistributed to such holders of class A common shares.

        As promptly as reasonably practicable after the effective time (and in any event within three business days after the closing date), the LVMH Parties will cause the paying agent to mail to each holder of record of a certificate a form of letter of transmittal, which will be in such form and have such other customary provisions as the LVMH Parties may specify (subject to Belmond's reasonable approval thereof) together with instructions for the use thereof. The letter of transmittal will specify, among other things, that delivery of the certificate will be effected, and risk of loss and title will pass, only upon delivery of the certificates to the paying agent.

        If any certificate has been lost, stolen or destroyed, the LVMH Parties will cause the paying agent to pay the applicable merger consideration for the class A common shares formerly represented by the certificate upon the making of an affidavit of that fact by the person or legal entity claiming the certificate to have been lost, stolen or destroyed. The surviving company may require such person or legal entity to post a bond, in such reasonable and customary amount as the LVMH Parties may direct, as indemnity against any claim that may be made against it with respect to such certificate.

        The paying agent will pay the applicable portion of the merger consideration to holders of certificates, upon the surrender of the certificate for cancellation to the paying agent, together with a letter of transmittal duly, completely and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the paying agent. The paying agent will pay the applicable portion of the merger consideration to holders of book-entry shares, without any action by the holders. In the event of a transfer of ownership of class A common shares that is not registered in Belmond's transfer records, the merger consideration in respect of such shares may be issued to a transferee if and only if the certificate representing such class A common shares (or, if such class A common shares are held in book-entry form, proper evidence of such transfer) is presented to the paying agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable share transfer taxes have been paid or are not applicable. Until surrendered as contemplated by the merger agreement, each class A common share, and any certificate with respect thereto, will be deemed at any time from and after the effective time to represent only the right to receive, upon surrender thereof, the merger consideration that the holders of class A common shares are entitled to receive in respect of such shares pursuant to the merger agreement.

        No interest will be paid or will accrue on the cash payable with respect to the class A common shares pursuant to the merger agreement, whether upon surrender of any certificate or otherwise.

        Except as provided in the merger agreement with respect to lost, stolen, or destroyed certificates, no cash payment with respect to the merger consideration will be paid to the holders of any unsurrendered certificates until the certificate is surrendered in accordance with the merger agreement.

        None of Belmond, the LVMH Parties or the paying agent will be liable to any person or legal entity in respect of any merger consideration (including any portion of the payment fund) delivered to a public official pursuant to any applicable abandoned property or similar law. Any portion of the payment fund which remains undistributed to the holders of class A common shares following the first anniversary of the closing date will be delivered to the LVMH Parties (upon their request), at which time former shareholders may look only to the LVMH Parties for payment of the merger consideration.

Investment of Payment Fund

        The paying agent will invest the payment fund as directed by LVMH, subject to the investment requirements in the merger agreement. Any interest and other income resulting from such investments will be payable to the LVMH Parties. No investment losses resulting from investment of the payment fund will diminish the rights of any Belmond shareholder to receive the per share merger consideration or any other payment as provided in the merger agreement, and the LVMH Parties will remain liable for the payment of all such amounts.

Withholding

        The LVMH Parties and the paying agent (without duplication) will be entitled to deduct and withhold from the amounts otherwise payable pursuant to the merger agreement, including any amounts payable to any former holder of class A common shares or Belmond equity awards, such amounts as are required to be deducted and withheld with respect to such payments under applicable law with respect to taxes. Any amounts so deducted and withheld are required to be timely paid over to the appropriate governmental entity, and will be treated for all purposes of the merger agreement as having been paid to the person or legal entity in respect of which the deduction or withholding was made.

Dissenting Shares

        At the effective time, all dissenting shares will automatically be canceled and will cease to exist and, unless otherwise required by applicable law, will automatically be converted into the right to receive the per share merger consideration without interest consistent with the procedures for non-dissenting holders of class A common shares. In the event the fair value of a dissenting share as appraised by the Bermuda Court under Section 106(6) of the Companies Act is greater than the per share merger consideration the dissenting shareholder will also be entitled to receive from the surviving company an amount in cash equal to the difference between the appraised value and the per share merger consideration in respect of each dissenting share, with payment of the difference made within thirty (30) days after the appraised value is finally determined pursuant to the appraisal procedure.

        If a dissenting shareholder fails to exercise, effectively withdraws or otherwise waives any right to appraisal, the holder will have no other rights with respect to the dissenting shares, which will have automatically been canceled and will have ceased to exist at the effective time, other than the right to receive solely the per share merger consideration for each dissenting share.

        Under the merger agreement, Belmond has agreed to give the LVMH Parties written notice of any demands for appraisal of dissenting shares, appraisal withdrawals and any other related written communication it receives, and any applications to the Bermuda Court for appraisal of the fair value of the dissenting shares that it has knowledge of. To the extent permitted by applicable law, the LVMH Parties will have the right to participate with Belmond in any settlement negotiations and proceedings with respect to any demands for appraisal under the Companies Act. In addition, Belmond has agreed that Belmond will not, without prior written consent of the LVMH Parties, voluntarily make any payment with respect to, offer to settle or settle any appraisal demands or applications, or waive any failure to timely deliver a written demand for appraisal or timely take any other action to exercise appraisal rights in accordance with the Companies Act. Payment of any amounts payable to holders of dissenting shares will be the obligation of the LVMH Parties.

Treatment of Belmond Equity Awards

        Under the merger agreement:

  •
  Belmond stock options that are outstanding immediately prior to the effective time of the merger will be canceled in exchange for the right to receive a lump-sum amount in cash (without interest and less any applicable withholding taxes) equal, for each tranche of stock options, to (i) the amount by which the per share merger consideration of $25.00 exceeds the per share exercise price applicable to such stock option tranche, multiplied by (ii) the total number of options in such stock option tranche. In the event the result of such formula with respect to any Belmond stock option is equal to or less than zero, the applicable Belmond stock option will be canceled and extinguished immediately upon the effective time without any payment or other consideration in respect thereof;

  •
  each Belmond performance-based share award that is outstanding as of immediately prior to the effective time of the merger will be canceled in exchange for the right to receive lump-sum amount in cash (without interest and less any applicable withholding taxes) equal to (i) the per share merger consideration of $25.00, multiplied by (ii) the target number of class A common shares subject to the award;

  •
  each restricted share award and deferred share award (other than those subject to performance vesting) that is outstanding as of immediately prior to the effective time of the merger will be canceled in exchange for the right to receive a lump-sum amount in cash (without interest and less any applicable withholding taxes) equal to (i) the per share merger consideration of $25.00, multiplied by (ii) the total number of class A common shares subject to the award; and

  •
  in the event there are any other outstanding rights of any kind to acquire or receive class A common shares or awards outstanding under any Belmond benefit or share plans as of immediately prior to the effective time of the merger, they will be canceled in exchange for the right to receive a lump-sum amount in cash (without interest and less any applicable withholding taxes) equal to (i) the per share merger consideration of $25.00 (less any applicable per share exercise or similar per share acquisition price), multiplied by (ii) the total number of class A common shares subject to the award.

        Prior to the closing date, the Belmond board of directors (or an appropriate committee thereof) will adopt such resolutions and take all actions as it deems necessary to give effect to the treatment of Belmond equity awards under the merger agreement. All amounts payable to holders of Belmond equity awards under the merger agreement will be paid through the surviving company's (or its subsidiaries') payroll system(s) promptly following the closing date (and no later than the next regular employee payroll date occurring at least five business days after the closing date). To the extent any amounts payable in respect of Belmond equity awards relate to a payment that is nonqualified deferred compensation subject to Section 409A of the Code, such amounts will be paid at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such payment that will not trigger a tax or penalty under Section 409A of the Code).

Representations and Warranties

Representations and Warranties of Belmond

        We have made representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in our reports and documents filed or furnished with the SEC from January 1, 2017 to December 11, 2018 (the date two business days prior to the date of the merger agreement) (excluding any redacted information and any disclosures in any risk factors section or forward-looking statements) or in the disclosure letter. Certain of Belmond's joint venture entities in Peru and Charleston, South Carolina were treated as subsidiaries of Belmond for purposes of Belmond's representations and warranties in the merger agreement, but such representations and warranties were made subject to the actual knowledge of specified Belmond officers after reasonable inquiry of their direct reports. These representations and warranties relate to, among other things:

  •
  Belmond's and its subsidiaries' due incorporation, valid existence and good standing under their respective jurisdictions of organization, and their respective corporate power and authority to carry out their respective businesses as presently conducted;

  •
  Belmond's corporate power and authority related to the merger agreement and the merger;

  •
  Belmond's ownership of its subsidiaries and their respective ownership interests in any other person or legal entity;

  •
  The Belmond board of directors' unanimous approval of the merger agreement, statutory merger agreement and merger and submission thereof to Belmond's shareholders for approval;

  •
  Belmond's capital structure in respect of, among other things, the outstanding class A common shares, outstanding class B common shares and the number of class A common shares issuable upon exercise of outstanding Belmond stock options and the number subject to outstanding Belmond performance share awards, Belmond restricted share awards and Belmond deferred share awards and Belmond Holding's ownership of the class B common shares;

  •
  required governmental filings, consents, approvals, orders, authorizations, registrations, declarations, notifications and other filings;

  •
  the absence of violations of, or conflicts with, Belmond's organizational documents, certain contracts and applicable law as a result of Belmond's entry into and performance under the merger agreement;

  •
  Belmond's SEC filings since January 1, 2017, the consolidated financial statements included therein and Belmond's internal disclosure controls and procedures over financial reporting and accounting;

  •
  Belmond's compliance with certain rules and provisions of the Sarbanes-Oxley Act of 2002, the Securities Act or the Exchange Act and Belmond's response to any SEC staff comments;

  •
  Belmond's status as a "foreign private issuer" under the Exchange Act and the Securities Act;

  •
  the absence of any "off-balance sheet arrangements" where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction or liability of Belmond or its subsidiaries;

  •
  the absence of a material adverse effect (as defined below) since September 30, 2018 or of any changes, effects, events, occurrences or developments that, individually or in the aggregate, had had or would reasonably be expected to have a material adverse effect;

  •
  the conducting of Belmond's business in the ordinary course of business since September 30, 2018;

  •
  the absence of undisclosed liabilities;

  •
  the absence of legal proceedings pending that would be expected to result in a material adverse effect and of any internal investigations that would be expected to be material;

  •
  Belmond's and its subsidiaries' compliance with applicable laws and orders, including applicable anti-bribery laws, such as the FCPA and UK Bribery Act and trade sanctions laws;

  •
  material intellectual property of Belmond and its subsidiaries and any material actions arising out of the infringement of any intellectual property;

  •
  protection and use of personal information collected by Belmond and its subsidiaries;

  •
  environmental matters of Belmond and its subsidiaries;

  •
  certain material contracts to which Belmond or its subsidiaries is party, the validity, binding nature and effectiveness of such material contracts and the absence of default by Belmond or its subsidiaries under any such contract;

  •
  certain employment and labor matters of Belmond and its subsidiaries, including material collective bargaining agreements and the absence of any organizing activity or strikes;

  •
  material employee benefits and compensation plans, programs and arrangements of Belmond and its subsidiaries;

  •
  real property of Belmond and its subsidiaries;

  •
  tax matters of Belmond and its subsidiaries;

  •
  the information supplied by Belmond for inclusion or incorporation by reference in this proxy statement;

  •
  the absence of any undisclosed broker's, finder's, financial advisor, investment banker or similar fees;

  •
  receipt of the fairness opinions from Goldman Sachs and J.P. Morgan;

  •
  the inapplicability of certain anti-takeover statutes or regulations or any anti-takeover provision in Belmond's governance documents to the merger, and Belmond's actions to render the rights agreement inapplicable to the merger agreement, the statutory merger agreement, the support agreement, and the transactions contemplated thereby; and

  •
  insurance policies of Belmond and its subsidiaries.

Belmond Material Adverse Effect

        Many of our representations and warranties are qualified by, among other things, exceptions relating to the absence of a "material adverse effect," which means any effect, change, event, circumstance or occurrence that, individually or in the aggregate, has a material adverse effect on the business, assets, operations, results of operations or condition (financial or otherwise) of Belmond and its subsidiaries, taken as a whole. However, none of the following, and no effect, change, event, circumstance or occurrence arising out of, or resulting from, any of the following, will constitute or be taken into account, individually or in the aggregate, in determining whether a material adverse effect has occurred or may occur:

  •
  changes generally affecting the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates;

  •
  changes generally affecting the industries in which Belmond and its subsidiaries operate;

  •
  changes or prospective changes in applicable law or GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions;

  •
  changes caused by the execution or announcement of the merger agreement or the pendency of and/or consummation of the transactions contemplated by the merger agreement, including the impact thereof on relationships, contractual or otherwise, with or actions taken or threatened to be taken by any customers, suppliers, distributors, landlords, partners, employees or governmental entities (except that changes caused by the execution or announcement of the merger agreement or the pendency of and/or consummation of the transactions contemplated by the merger agreement will not be excluded from determining whether a material adverse effect has occurred or would reasonably be expected to occur for purposes of Belmond's representations and warranties relating to governmental authorization and non-contravention) and including any such change relating to the identity of LVMH or its affiliates;

  •
  acts of war (whether or not declared), sabotage, cyber attacks, military actions or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism (or any escalation or worsening of the foregoing);

  •
  natural disasters, including tsunamis, pandemics, earthquakes, floods, storms, hurricanes and tornadoes or any other force majeure event;

  •
  any action taken by Belmond or its subsidiaries that is expressly required or contemplated by the merger agreement or which is taken with prior written consent of or at the written request of LVMH or its representatives;

  •
  changes or prospective changes in Belmond's credit ratings;

  •
  changes in the price or trading volume of Belmond's shares;

  •
  any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (except that the underlying cause of any change or failure under this bullet or the immediately two preceding bullets may nonetheless be or may contribute to a material adverse effect if such item is not otherwise subject to another exception from the definition of material adverse effect); or

  •
  any litigation (however styled or characterized) arising from allegations of breach of fiduciary duty by the directors on the Belmond board of directors in connection with their consideration and/or approval of the merger agreement or the transactions contemplated thereby or violation of applicable law in connection therewith (except that any actual violation of applicable law may nonetheless be determined to be or to have contributed to or to potentially contribute to a material adverse effect).

In spite of the above, any effect, change, event or occurrence referred to in the below list may nonetheless be taken into account in determining whether or not there has been or may be a material adverse effect to the extent such effect, change, event, circumstance or occurrence has a material disproportionate adverse effect on Belmond and its subsidiaries, taken as a whole, as compared to other participants in the industries and markets in which Belmond and its subsidiaries operate (but only to the extent of the incremental disproportionate effect on Belmond and its subsidiaries, taken as a whole):

  •
  changes generally affecting the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates;

  •
  changes generally affecting the industries in which Belmond and its subsidiaries operate;

  •
  changes or prospective changes in applicable law or GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions; and

  •
  acts of war (whether or not declared), sabotage, cyber attacks, military actions or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism (or any escalation or worsening of the foregoing).

Representations and Warranties of the LVMH Parties

        The merger agreement also contains customary representations and warranties made by the LVMH Parties that are subject, in some cases, to specified qualifications contained in the merger agreement. The representations and warranties of the LVMH Parties relate to, among other things:

  •
  their due incorporation, valid existence and good standing under their respective jurisdictions of organization and their respective corporate power and authority to carry out their respective businesses;

  •
  their corporate power and authority related to the merger agreement, the statutory merger agreement and the merger;

  •
  required governmental filings, consents, approvals, orders, authorizations, registration, declarations, notifications and other filings;

  •
  the absence of violations of, or conflicts with the LVMH Parties' organizational documents, certain contracts and applicable law as a result of the LVMH Parties' entry into and performance under the merger agreement;

  •
  the absence of certain legal proceedings or investigations pending or threatened against the LVMH Parties that would reasonably be expected to prevent or materially delay, interfere with, impair or adversely affect (i) their ability to consummate the merger and the other transactions contemplated by the merger agreement on a timely basis or (ii) the compliance by the LVMH Parties with their obligations under the merger agreement;

  •
  the capitalization, ownership and conduct of business of Holding and Merger Sub;

  •
  the LVMH Parties having sufficient funds in cash necessary for the payment of the merger consideration and any other amounts required to be paid in connection with the consummation of the transactions contemplated by the merger agreement, including all consideration payable to holders of Belmond equity awards in accordance with the merger agreement and all related fees and expenses;

  •
  as of the date of the merger agreement, the LVMH Parties and their affiliates not beneficially owning any Belmond common shares and not being or having been during the prior three years party to an arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Belmond common shares or other rights to Belmond common shares;

  •
  as of the date of the merger agreement, the absence of any contracts or commitments to enter into any contracts between the LVMH Parties or any of their affiliates on the one hand, and any member of Belmond's management or the Belmond board of directors on the other hand, that relate in any way to Belmond or any of its subsidiaries or the transactions contemplated by the merger agreement or, other than the support agreement, between the LVMH Parties or any of their affiliates on the one hand and any Belmond shareholder or equity award holders, on the other hand; and

  •
  the absence of any undisclosed broker's, finder's, financial advisor, investment banker or similar fees.

Conduct of Business Pending the Merger

        Belmond has agreed that from the date of the merger agreement and until the earlier of the termination of the merger agreement in accordance with its terms and the closing date, unless LVMH gives its written consent (which cannot be unreasonably withheld, delayed or conditioned) or unless otherwise required or expressly contemplated by the merger agreement or as required by applicable law or any order or collective bargaining agreement, or as set forth in the disclosure letter, Belmond will, and will cause each of its subsidiaries to, conduct its business in all material respects in the ordinary course of business consistent with past practice and in compliance in all material respects with all applicable laws.

        In addition, from the date of the merger agreement and until the earlier of the termination of the merger agreement in accordance with its terms and the closing date, except as otherwise required or expressly contemplated by the merger agreement, as LVMH may consent to in writing (which consent, in certain specified instances, may not be unreasonably withheld, conditioned or delayed), as required by applicable law or any order or collective bargaining agreement, or as set forth in the disclosure letter, Belmond has agreed not to, and will not cause or permit any of its subsidiaries (including, for purposes of the below, certain of Belmond's direct and indirect, minority owned subsidiaries in Charleston, South Carolina) to:

  •
  amend the organizational documents or amend in any material respect the organizational documents of any material subsidiary of Belmond;

  •
  issue, sell or grant any shares or other equity or voting interests (including any Belmond common shares), or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares or other equity or voting interests (including any Belmond common shares), or any rights, warrants or options to purchase any shares or other equity or voting interests (including any Belmond common shares), except for any issuance, sale or grant (A) solely between or among Belmond and its wholly-owned subsidiaries or (B) pursuant to the vesting, exercise, cancellation or settlement of Belmond equity awards outstanding on December 13, 2018 (or made thereafter in accordance with the merger agreement);

  •
  redeem, purchase or otherwise acquire any issued and outstanding shares or other equity or voting interests, or any rights, warrants or options to acquire any shares or other equity or voting interests, except in connection with the satisfaction of tax withholding obligations with respect to Belmond equity awards or pursuant to Belmond share award and incentive plan or any outstanding Belmond equity awards (including acquisitions by Belmond in connection with the forfeiture of such equity awards or the satisfaction of any exercise price related to such equity awards);

  •
  split, combine, subdivide, consolidate or reclassify any of its shares or other equity or voting interests;

  •
  establish a record date for, decide, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any of Belmond's shares or other equity or voting interests, other than dividends or distributions declared or paid by any wholly-owned subsidiary of Belmond to Belmond or another wholly-owned subsidiary of Belmond;

  •
  incur any indebtedness except for (A) indebtedness incurred under Belmond's existing credit facility in a principal amount not to exceed $60,000,000 in the aggregate, (B) indebtedness solely between and/or among Belmond and any of its wholly-owned subsidiaries, (C) letters of credit issued in the ordinary course of business consistent with past practice and (D) any other indebtedness that does not exceed $10,000,000 in an aggregate principal amount;

  •
  make any loans, capital contributions or advances to any person outside of the ordinary course of business consistent with past practice, other than to Belmond or any of its wholly-owned subsidiaries;

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  sell, lease (as lessor), license (as licensor), assign, transfer, mortgage or otherwise subject to any lien (other than permitted liens under the merger agreement), or otherwise dispose of any properties or assets (including intellectual property assets or rights) or any interests with respect to a portion thereof other than (A) sales and other dispositions for fair market value of any property or assets (excluding any intellectual property assets or rights and any rights or interests related to any owned real property or leased real property) in the ordinary course of business that do not exceed $1,000,000, individually, or $7,000,000, in the aggregate, (B) mortgages in the ordinary course of business with respect to properties or assets with a fair market value that does not exceed $10,000,000 in the aggregate, (C) pursuant to any existing contracts, terms sheets, reservation agreements, memoranda of understanding, or similar agreements or arrangements identified in the disclosure letter, (D) with respect to transactions solely among Belmond and/or any of its wholly-owned subsidiaries, (E) dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of its business or (F) pursuant to the terms of leases and subleases of owned real property or leased real property which have been made available to LVMH;

  •
  sell, transfer (including by operation of any applicable law), tender pursuant to a tender offer, pledge, encumber, assign or otherwise dispose of, lend or hypothecate, including by gift or by contribution or distribution to any trust or similar instrument, or permit or enter into any material contract, option or other arrangement or understanding (including any profit sharing arrangement) with respect to the transfer or other disposition of, any class B common shares or any of the shares of or other equity interests in any subsidiary beneficially owned, directly or indirectly, by Belmond or any of its subsidiaries; provided, however, that except with respect to class B common shares or shares or other equity interests in Belmond Holdings, this section does not apply to transactions solely with wholly-owned subsidiaries of Belmond;

  •
  make or commit any capital expenditure other than (A) in the ordinary course of business in accordance with Belmond's budget and/or capital expenditure plan as set forth in the disclosure letter or (B) in connection with the repair or replacement of any facilities, properties or assets (including at any property owned or leased by Belmond or any of its subsidiaries) due to an emergency or destruction or damage resulting from any natural disaster, casualty or accident or in order to avoid any criminal penalty or risk of life and limb;

  •
  make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change after December 13, 2018 in GAAP or applicable law;

  •
  settle or compromise any action involving or against Belmond or any of its subsidiaries (other than any settlement or compromise relating to taxes), other than settlements or compromises (A) involving only monetary payment by Belmond or any of its subsidiaries in an amount not to exceed $750,000 individually or $2,500,000 in the aggregate or (B) for amounts not in excess of Belmond's available insurance coverage therefor as of December 13, 2018;

  •
  voluntarily abandon, encumber, license, dispose of or let lapse any material intellectual property owned by Belmond or any of its subsidiaries, in each case, other than in the ordinary course of business consistent with past practice and other than any intellectual property that Belmond or any of its subsidiaries, in the exercise of its reasonable business judgment, has determined was of insufficient value to protect;

  •
  enter into, amend or modify in any material respect or consent to the termination of or decide to renew or not to renew (other than any expiration or termination in accordance with its terms) any material contract or lease for any material leased property or any contract that, if in effect as of the date of the merger agreement, would have constituted a material contract or such a lease;

  •
  make, revoke or change any material tax election (or file a request to make any such change), including an election under Section 965(h) of the Code;

  •
  adopt or change any method of tax accounting or any annual tax accounting period or take any position on any tax return that is inconsistent with past practice or positions;

  •
  file any amendment to a federal, state, local, foreign or other tax return reflecting a material amount of taxes;

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  enter into any material closing agreement or otherwise settle any material claim or assessment in respect of taxes;

  •
  surrender any right to claim a refund of material taxes;

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  consent to any extension or waiver of the statute of limitations period applicable to any material claim or assessment in respect of taxes;

  •
  settle or compromise any audit, assessment or other action relating to taxes involving or against Belmond or any of its subsidiaries, other than settlements or compromises involving only monetary payment by Belmond or any of its subsidiaries in an amount that does not exceed $500,000 individually or $2,000,000 in the aggregate;

  •
  except as required by any applicable law or order or the terms of any Belmond benefit plan as in effect as of December 13, 2018, (A) grant any increase in the compensation or benefits of, or grant any incentive, retention or other extraordinary compensation to, (I) any executive officer or individual holding a position of vice president or above or (II) any other employee, other than increases in the ordinary course of business consistent with past practice or as set forth in Belmond's budget in the disclosure letter (excluding any incentive, retention or other extraordinary compensation relating to the transactions contemplated by the merger agreement) or (B) establish, adopt, enter into or amend or terminate in any material respect any Belmond benefit plan;

  •
  hire or terminate any individual with annual compensation in excess of $300,000 (other than due to such individual's death, disability or for cause, each as determined by Belmond or its applicable subsidiary in their reasonable discretion in the ordinary course of business);

  •
  except as permitted in accordance with the disclosure letter, grant or issue any Belmond equity award or any other form of equity compensation or amend or modify the Belmond share award and incentive plan or any award agreement or other contract relating to any outstanding Belmond equity award, including extending the applicable exercise date or accelerating the vesting of any outstanding Belmond equity award;

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  determine that the performance goals of any outstanding performance-based Belmond equity awards exceed 100% of the budget as set out in the relevant award agreement and therefore determine that the level of vesting of such Belmond equity awards is above the target level of vesting as set out in the relevant award agreement, such that the number of shares subject to all such performance-based awards exceeds the aggregate amount set forth in the disclosure letter;

  •
  acquire in any transaction or series of related transaction any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any real property or any assets (other than in any transaction solely among Belmond and/or any of its wholly-owned subsidiaries and assets that are used in the ordinary course in connection with the operations of the business of Belmond and its subsidiaries);

  •
  enter into any new collective bargaining agreement or modify, amend, extend, renew, replace or terminate any collective bargaining agreement, set forth in the disclosure letter, other than as required by applicable law;

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  commence the process to dissolve or liquidate any subsidiary of Belmond other than in the ordinary course or in connection with any internal restructuring with respect to Belmond's wholly-owned subsidiaries;

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  enter into any new line of business;

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  pay or commit to pay any discretionary fee to its financial advisors in connection with the consummation of the merger or any of the other transactions contemplated by the merger agreement;

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  pay, reimburse or guaranty the payment or reimbursement of any fees or expenses of any person or legal entity in connection with any acquisition proposal (as defined below); or

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  agree, authorize or commit to take any of the foregoing actions.

        Under the merger agreement, Belmond has agreed in its capacity as a direct or indirect shareholder or other equityholder of certain entities that comprise its Peruvian subsidiaries, which we refer to as the "Peruvian JVs," to use reasonable best efforts to cause the Peruvian JVs to conduct their respective business in the ordinary course consistent with the obligations of Belmond's subsidiaries, and not to take any of the prohibited actions described above. In furtherance thereof, Belmond and its subsidiaries, as applicable, in their capacities as shareholders or other equityholders of the Peruvian JVs have agreed not to vote in favor of (or, as the case may be, to vote against), consent to or otherwise approve or facilitate any action or omission by the Peruvian JVs that would result in a breach or violate any of the restrictive covenants. No director that has been appointed to or represents Belmond on the board (or equivalent governing body) of any Peruvian JV will be prohibited, however, from taking any action that such director (in his or her sole discretion) reasonably believes would be inconsistent with his or her fiduciary duties under applicable law.

        Under the merger agreement, the LVMH Parties have agreed, from the date of the merger agreement and until the earlier of the termination of the merger agreement in accordance with its terms and the closing date, not to (and not to permit any LVMH subsidiary to) take any action or fail to take any action that is intended, or would reasonably be expected, individually or in the aggregate, to result in any conditions to the merger not being satisfied or prevent, materially delay or materially affect the ability of the LVMH Parties to consummate the merger or any other transactions contemplated by the merger agreement, without Belmond's prior written consent. Immediately following the execution and delivery of the merger agreement, in accordance with applicable law and the organizational documents of Merger Sub, Holding was required to execute and deliver a written consent approving the merger agreement, the statutory merger agreement and the transactions contemplated thereby, including the merger.

No Solicitation

        Under the merger agreement, Belmond is generally not permitted to solicit or discuss acquisition proposals with third parties, subject to certain exceptions.

        Except as otherwise provided in the merger agreement, from the date of the merger agreement until the earlier of the closing date or the termination of the merger agreement in accordance with its terms, Belmond is prohibited from, and has agreed to cause its subsidiaries not to, and has further agreed to use its reasonable best efforts to cause its and its subsidiaries' respective representatives not to:

  •
  directly or indirectly solicit, initiate, knowingly encourage or knowingly facilitate the making or submission of any inquiry, proposal, offer or indication of interest that constitutes, or would reasonably be expected to lead to, an acquisition proposal;

  •
  directly or indirectly engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person (including any legal entity) or its representatives any non-public information in connection with or for the purpose of encouraging or facilitating, any inquiry, proposal, offer or indication of interest that constitutes, or would reasonably be expected to lead to, an acquisition proposal;

  •
  approve, endorse or recommend any acquisition proposal;

  •
  enter into any acquisition agreement (including any letter of intent, memorandum of understanding or similar agreement) related to any acquisition proposal or any inquiry, proposal, offer or indication of interest that would reasonably be expected to lead to an acquisition proposal (which we refer to as an "alternative acquisition agreement");

  •
  take any action to make the provisions of any "fair price," "moratorium," "control share acquisition," "interested shareholder" or similar anti-takeover statute or regulation, or any applicable antitakeover provision in Belmond's organizational documents, inapplicable to any transactions contemplated by an acquisition proposal;

  •
  except as contemplated in the merger agreement, amend, modify or waive any provision of the Belmond rights agreement or cause or permit any of the rights issued under such agreement to be redeemed, cancelled or terminated; or

  •
  amend, modify, waive, release or fail to enforce any of the "standstill" restrictions in any confidentiality or nondisclosure or similar agreement entered into by Belmond or any of its subsidiaries since January 1, 2017.

        Belmond also agreed to, has agreed to cause its subsidiaries to, and has further agreed to use reasonable best efforts to cause its and its subsidiaries' respective representatives to:

  •
  immediately cease and cause to be terminated all discussions and negotiations with any person (including any legal entity) or its representatives that may have previously occurred or be ongoing with respect to any inquiry, proposal, offer or indication of interest that constitutes, or would reasonably be expected to lead to, an acquisition proposal;

  •
  promptly terminate all physical and electronic data room access previously granted to any such person (including any legal entity) or its representatives; and

  •
  request any person (including any legal entity) that has executed a confidentiality or non-disclosure agreement in connection with any acquisition proposal to promptly return or destroy all confidential information provided to such person or its representatives.

        Under the merger agreement, Belmond, its subsidiaries and their respective representatives are nonetheless permitted to inform any person of the existence of the non-solicitation, adverse recommendation change and related provisions in the merger agreement. Belmond and the Belmond board of directors are also not restricted from making certain communications in connection with acquisition proposals that are tender offers (including a customary "stop, look and listen" communication under Rule 14d-9(f) of the Exchange Act, or from making any disclosure to Belmond shareholders that the Belmond board of directors concludes (after consultation with outside counsel) is required by applicable law.

Discussions; Notice of Acquisition Proposals

        Notwithstanding anything to the contrary in the merger agreement, including the non-solicitation provisions described above, if at any time after December 13, 2018 and prior to obtaining shareholder approval, Belmond or any of its representatives receives an acquisition proposal from any person, legal entity or group (or their representatives) that the Belmond board of directors reasonably believes is bona fide and that did not result from a breach of the non-solicitation provisions by Belmond or its subsidiaries, or from any material breach of the non-solicitation provisions by any of their respective representatives, then Belmond and its representatives may contact the person, group or other legal entity or their representatives who has made such acquisition proposal (whether oral or written) in order to clarify the terms and conditions thereof. In addition, if the Belmond board of directors (or any committee thereof) determines in good faith, after consultation with a financial advisor of recognized international reputation and outside legal counsel, based on information then available, that any such acquisition proposal constitutes or could reasonably be expected to lead to a superior proposal (as defined below), then Belmond and its representatives may (A) provide, make available or give access to the person, group or other legal entity who has made such acquisition proposal (and their respective representatives), information (including non-public information) with respect to Belmond and its subsidiaries and affiliates pursuant to an acceptable confidentiality agreement under the terms of the merger agreement and (B) engage in or otherwise participate in discussions or negotiations with the person, legal entity or group making such acquisition proposal and their respective representatives. Belmond is required to promptly (and in any event within 24 hours) provide or make available to LVMH any information that is provided or made available to any such person, legal entity or group (or their respective representatives) that was not previously provided to LVMH or its representatives.

        Under the merger agreement, Belmond is required to promptly (and in no event later than 24 hours after its receipt) notify LVMH of its receipt of any proposal, offer, inquiry or indication of interest that constitutes or that would reasonably be expected to lead to an acquisition proposal, including of the identity of the person, legal entity or group making such proposal, offer, inquiry or indication of interest and the material terms and conditions thereof. Belmond must also promptly (and in no event later than 24 hours after receipt) provide to LVMH copies of any such proposal, offer, inquiry or indication of interest that is in writing, together with any related documentation, or with respect to any oral offer, a written summary in reasonable detail containing the material terms and conditions relating to such proposal, offer, inquiry or indication of interest. Belmond has also agreed to keep LVMH reasonably informed, on a prompt basis, of any material developments with respect to any proposal or offer, including changes to any material terms or conditions thereof, (including by promptly (and in no event later than 24 hours after receipt) providing to LVMH copies of any additional or revised written proposals, indications of interest and/or related documentation containing the material terms and conditions relating to the acquisition proposal). Belmond has agreed that it and its subsidiaries will not enter into any agreement with any person, legal entity or group that prevents Belmond from performing or complying with its obligations under the merger agreement, including Belmond's obligation to provide information to LVMH in accordance with the merger agreement.

Adverse Recommendation Change

        Under the merger agreement, neither Belmond nor the Belmond board of directors (or any committee thereof) is permitted to take any of the following actions, each of which we refer to as an "adverse recommendation change:"

  •
  change, withhold, withdraw or qualify in any manner adverse to LVMH (or publicly propose to change, withhold, withdraw or qualify), the recommendation by the Belmond board of directors that the Belmond shareholders approve the merger agreement, including the statutory merger agreement and the transactions contemplated by the merger agreement, including the merger (which we refer to as the "Belmond recommendation");

  •
  fail to include the Belmond recommendation in this proxy statement;

  •
  approve, declare advisable or recommend, or publicly propose to approve, declare advisable or recommend, to the Belmond shareholders, an acquisition proposal;

  •
  in the event of the public announcement of any acquisition proposal, fail to confirm the Belmond recommendation publicly through a press release or similar means within five business days after the date when requested to do so in writing by LVMH;

  •
  fail to recommend against acceptance of any tender offer or exchange offer that is commenced that constitutes an acquisition proposal by the Belmond shareholders on the earlier of (1) the tenth business day after the commencement of such tender or exchange offer and (2) the second business day prior to the special general meeting; or

  •
  resolve to take any action described above.

        Belmond and the Belmond board of directors (and any committee thereof) are also prohibited from authorizing, adopting or approving, or publicly proposing to authorize, adopt or approve, an acquisition proposal, or causing or permitting Belmond or any of its subsidiaries to enter into any alternative acquisition agreement.

        Notwithstanding the above, at any time prior to the special general meeting, the Belmond board of directors may:

  •
  in response to an intervening event (as defined below), effect an adverse recommendation change if the Belmond board of directors has determined in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with the directors' fiduciary duties under applicable law; and

  •
  with respect to an acquisition proposal that did not result from any breach of the non-solicitation provisions of the merger agreement by Belmond or its subsidiaries, or from any material breach thereof by any representative of Belmond or its subsidiaries, that the Belmond board of directors determines in good faith, after consultation with a financial advisor of recognized international reputation and outside legal counsel, constitutes a superior proposal, (1) effect an adverse recommendation change and/or (2) authorize, adopt and approve such superior proposal and cause or permit Belmond and/or one of its subsidiaries to enter into an alternative acquisition agreement with respect to such superior proposal.

        However, the Belmond board of directors may only take the actions in clause (2) in the bullet point immediately above if Belmond terminates the merger agreement in accordance with its terms concurrently with entering into such alternative acquisition agreement and pays the termination fee of $92,261,000. In addition, the Belmond board of directors may only take any of the actions in the two bullet points immediately above if:

  •
  Belmond provided prior written notice to LVMH of its or the Belmond board of directors' intention to take such actions at least five business days in advance of taking the action, which notice is required to specify (A) in the case of an intervening event, the material circumstances giving rise thereto and (B) in the case of a superior proposal, the material terms of the superior proposal, including the identity of the person making the acquisition proposal and, if Belmond intends to approve and/or enter into an alternative acquisition agreement, will include a copy of the proposed alternative acquisition agreement;

  •
  after providing such notice and prior to taking such actions, Belmond will have, and will have caused its representatives to, negotiate with LVMH in good faith (to the extent LVMH desires to negotiate) during such five business day period to make such commercially reasonable adjustments in the terms and conditions of the merger agreement as would permit Belmond or the Belmond board of directors not to make an adverse recommendation change or determine that a proposal constitutes a superior proposal; and

  •
  the Belmond board of directors will have considered in good faith any changes to the merger agreement that may be offered in writing by LVMH by 5:00 p.m., Eastern Time on the fifth business day of such five business day period and will have determined in good faith (A) with respect to an adverse recommendation change, after consultation with outside legal counsel, that it would continue to be inconsistent with the directors' fiduciary duties under applicable law not to effect an adverse recommendation change in response to such intervening event and (B) with respect to a superior proposal, after consultation with a financial advisor of recognized international reputation and outside legal counsel, that the acquisition proposal received by Belmond would continue to constitute a superior proposal, in each case, if such changes offered in writing by LVMH were given effect.

        With respect to Belmond's obligations described in the three bullet points immediately above, any amendment to any material term of a superior proposal will require Belmond to deliver a new notice (except that references to five business days in such bullet points will be replaced with three business days) prior to Belmond taking any such action.

        In this proxy statement and the merger agreement, an "intervening event" means any positive effect, change, event, circumstance, state of facts or occurrence that was not known to, or reasonably foreseeable by, the Belmond board of directors prior to the execution of the merger agreement (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable), which effect, or any material consequence thereof, first arises or occurs or becomes known to, or reasonably foreseeable by, the Belmond board of directors prior to the receipt of the Belmond shareholder approval. None of the following, and no effect, change, event, circumstance or occurrence arising out of, or resulting from, the following, will constitute or be taken into account, individually or in the aggregate, in determining whether an intervening event has occurred or may occur:

  •
  the receipt by Belmond of an acquisition proposal or a superior proposal or any inquiry, proposal, offer or indication of interest that would be reasonably expected to lead to an acquisition proposal or a superior proposal or the existence or terms of an acquisition proposal, or any inquiry, offer, request or proposal that would reasonably be expected to lead to an acquisition proposal or superior proposal;

  •
  changes generally affecting the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates;

  •
  changes generally affecting the industries in which Belmond and its subsidiaries operate;

  •
  changes or prospective changes in applicable law or GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions;

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  changes or prospective changes in Belmond's credit ratings;

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  changes in the price or trading volume of Belmond's shares or the shares of other companies in the industries in which Belmond and its subsidiaries operate;

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  meeting or exceeding any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position; or

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  any action or inaction taken by any party pursuant to the terms of the merger agreement.

        In this proxy statement and the merger agreement, an "acquisition proposal" means any written or oral inquiry, proposal, offer or indication of interest from any person, legal entity or group (other than LVMH or its subsidiaries and other than the transactions contemplated by the merger agreement), whether or not subject to conditions, providing for:

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  any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (1) 20% or more (based on the fair market value) of the consolidated assets (including capital stock of Belmond's subsidiaries) of Belmond and its subsidiaries, taken as a whole, (2) securities of Belmond representing 20% or more of the issued and outstanding securities of Belmond (determined either by the number of shares or voting power) or (3) any number of class B common shares;

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  any tender offer or exchange offer that, if consummated, would result in any person, legal entity or group owning, directly or indirectly, 20% or more of the outstanding securities of Belmond (determined either by the number of shares or voting power);

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  any merger, amalgamation, consolidation, business combination, scheme of arrangement, binding share exchange, joint venture, partnership or similar transaction involving Belmond pursuant to which any person, legal entity or group (or the shareholders or other equity owners of any person, legal entity or group) would own, directly or indirectly, 20% or more of the issued and outstanding securities of the surviving or resulting entity in a merger or amalgamation or the resulting direct or indirect parent of Belmond (determined either by number of shares or voting power); or

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  any combination of the foregoing.

        In this proxy statement and the merger agreement, a "superior proposal" means any bona fide written acquisition proposal from a person, legal entity or group (other than LVMH or any of its subsidiaries) that did not result from a breach of the non-solicitation provisions or Belmond recommendation covenants in the merger agreement by Belmond or its subsidiaries, or a material breach thereof by any of their respective representatives, that, if consummated, would result in such person, legal entity or group acquiring, directly or indirectly, 100% of the then issued and outstanding class A common shares or all or substantially all of the consolidated assets of Belmond and its subsidiaries, taken as a whole, and which the Belmond board of directors determines in good faith (after consultation with a financial advisor of recognized international reputation and outside legal counsel), (A) is reasonably likely to be consummated in accordance with its terms, taking into account the financial, legal and regulatory aspects of such acquisition proposal, including the conditions contained therein with respect to the completion thereof, and the identity of the person, legal entity or group making such acquisition proposal, and (B) if consummated, would be more favorable from a financial point of view to the holders of class A common shares than the merger (after taking into account any changes to the merger agreement proposed or offered by LVMH pursuant to the merger agreement).

        In the event of any adverse recommendation change, Belmond and the Belmond board of directors will continue to be subject to the non-solicitation provisions of the merger agreement. In addition, Belmond will be required to submit the merger agreement to its shareholders at the special general meeting unless it has terminated the merger agreement. Under the merger agreement, Belmond was required to advise its directors and executive officers, as well as its financial advisors, outside legal counsel and communications agency engaged in connection with the transactions contemplated by the merger agreement of the non-solicitation restrictions promptly after signing, and any breach or material breach of such provisions (as described above) by any representative of Belmond or its subsidiaries will be deemed a breach by Belmond.

Special General Meeting for Shareholder Approval

        Belmond is required to take all necessary actions in accordance with applicable law, Belmond's organizational documents and the rules of the NYSE to duly call, give notice of, convene and hold the special general meeting for the purpose of obtaining the shareholder approval, as soon as reasonably practicable after Belmond furnishes this proxy statement with the SEC on a current report on Form 8-K (which Belmond was required to use reasonable best efforts to do within 15 business days after signing the merger agreement). Subject to its ability to make an adverse recommendation change, Belmond must use its reasonable best efforts to obtain the Belmond shareholder approval. Notwithstanding any provision of the merger agreement to the contrary, Belmond may, in its reasonable discretion but subject to LVMH's prior written consent in certain cases as noted below, adjourn, recess or postpone the special general meeting:

  •
  to the extent necessary to ensure that any supplement or amendment to this proxy statement that Belmond determines is reasonably necessary is provided to the Belmond shareholders within a reasonable amount of time in advance of the special general meeting;

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  if as of the time for which the special general meeting is originally scheduled (as set forth in this proxy statement) (A) there will be an insufficient number of shareholders and/or Belmond common shares represented (either in person or by proxy) to constitute the quorum necessary to conduct the business of the special general meeting or (B) sufficient votes to constitute the Belmond shareholder approval have not been (or are not reasonably expected to be) obtained, in each case (A) and (B), in order to solicit such additional proxies and/or votes such that a quorum would be present and/or to obtain the Belmond shareholder approval; or

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  to the extent required by applicable law or requested by a governmental entity, including the SEC or its staff.

        The special general meeting cannot be adjourned, recessed or postponed for an aggregate period of more than ten days without the prior written consent of LVMH (which consent may not be unreasonably withheld, conditioned or delayed).

        Belmond has agreed to provide updates to LVMH with respect to the proxy solicitation for the special general meeting (including interim results) as reasonably requested by LVMH.

Efforts to Close the Merger

        Subject to the terms and conditions of the merger agreement, Belmond and each of the LVMH Parties have agreed to (and have agreed to cause their affiliates to) cooperate with the other parties and to use (and to cause their respective affiliates to use) their respective best efforts to promptly take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties to the merger agreement in doing, all things necessary, proper or advisable to cause the conditions to the closing to be satisfied as promptly as reasonably practicable following the date of the merger agreement and to consummate and make effective, in the most expeditious manner reasonably practicable, the merger and the other transactions contemplated by the merger agreement, including:

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  preparing and filing as promptly as reasonably practicable and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents with any governmental entity;

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  obtaining (and taking all steps necessary to obtain) all approvals, consents, registrations, waivers, permits (including any permit transfer, amendment or reissuance), authorizations, orders and other confirmations from any governmental entity or third party necessary to consummate the transactions contemplated by the merger agreement;

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  executing and delivering any additional instruments necessary to consummate the merger and the other transactions contemplated by the merger agreement; and

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  defending or contesting in good faith any action brought by a third party (including any governmental entity) that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the transactions contemplated by the merger agreement.

Antitrust Filings and Related Actions

        In furtherance and not in limitation of the above, Belmond and the LVMH Parties agreed to:

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  make all filings and notifications under any applicable regulatory law with respect to the transactions contemplated by the merger agreement as promptly as practicable and advisable (and, with respect to antitrust approvals in each of Botswana, Brazil, the European Union (or, in certain circumstances, in each of Italy, Portugal, Ireland and France, as applicable), Mexico, Russia and South Africa, which we refer to as the "required antitrust approvals," in any event within 60 business days following December 13, 2018, unless otherwise mutually agreed by LVMH and Belmond);

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  supply as promptly as practicable and advisable any additional information and documentary material that may be requested pursuant to any applicable regulatory law; and

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  use best efforts to take or cause to be taken all other actions necessary to cause the expiration or termination of the applicable waiting periods under any applicable regulatory laws and to obtain all consents, authorizations, waivers and approvals under any regulatory laws that may be required by any governmental entity with competent jurisdiction, so as to enable Belmond and the LVMH Parties to consummate the merger and the other transactions contemplated by the merger agreement.

        To the extent required to obtain each of the required antitrust approvals, Belmond and the LVMH Parties have agreed to take or cause to be taken any and all actions necessary to avoid, eliminate and resolve any and all impediments or objections under any regulatory law and to obtain all approvals, consents, registrations, waivers, authorizations, and other confirmations under any regulatory law that may be required by any governmental entity in order for the parties to consummate the transactions contemplated by the merger agreement as promptly as practicable and in any event prior to the end date, including each of the following actions, which we refer to as "divestiture actions":

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  proposing, negotiating, committing to, and/or effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, transfer, license, disposition, or hold separate (through the establishment of a trust or otherwise) of the assets, properties or businesses to be acquired pursuant to the merger agreement as are required to be divested in order to avoid the entry of any decree, judgment, injunction (permanent or preliminary), or any other order that would make the transactions contemplated by the merger agreement unlawful or would otherwise materially delay or prevent the consummation of the transactions contemplated by the merger agreement;

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  terminating, modifying, or assigning existing relationships, contracts, or obligations relating to any assets, properties or businesses to be acquired pursuant to the merger agreement;

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  changing or modifying any course of conduct regarding future operations relating to the assets, properties or businesses to be acquired pursuant to the merger agreement; or

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  otherwise effecting any other change or restructuring relating to the assets, properties or businesses to be acquired pursuant to the merger agreement.

        Neither LVMH nor any of its subsidiaries will be required to take or agree to take any divestiture actions with respect to any of the assets, properties, businesses, contracts, licenses, product lines, customers or interests of LVMH or any of its subsidiaries, other than the assets, properties or businesses to be acquired pursuant to the merger agreement.

        In addition, if any action or proceeding is instituted (or threatened) challenging the transactions contemplated by the merger agreement as violating any regulatory law or if any decree, order, judgment, or injunction (whether temporary, preliminary, or permanent) is entered, enforced, or attempted to be entered or enforced by any governmental entity that would make the transactions contemplated by the merger agreement illegal or otherwise delay or prohibit the consummation of the transactions contemplated by the merger agreement, Belmond and the LVMH Parties have each agreed to take any and all actions to contest and defend any such action to avoid entry of, or to have vacated, lifted, reversed, repealed, rescinded, or terminated, any order (whether temporary, preliminary, or permanent) that prohibits, prevents, or restricts consummation of the transactions contemplated thereby.

        None of the parties to the merger agreement will be required to (and without LVMH's prior written consent neither Belmond nor any of its subsidiaries are permitted to) take or agree to take any divestiture action unless the effectiveness thereof is conditioned upon the closing.

        LVMH and its representatives will be primarily responsible for determining and implementing the process for obtaining all approvals, consents, registrations, waivers, authorizations and confirmations required under applicable regulatory laws in connection with the transactions contemplated by the merger agreement, subject to cooperating and consulting in advance with Belmond and its representatives. Belmond and the LVMH Parties have also agreed to:

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  cooperate in all respects with each other in connection with any filing or submission with a governmental entity by any person in connection with the transactions contemplated by the merger agreement and in connection with any investigation or other inquiry by or before a governmental entity relating to the transactions contemplated by the merger agreement, including any proceeding initiated by a private party;

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  keep the other parties to the merger agreement informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, any governmental entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by the merger agreement;

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  subject to applicable laws relating to the exchange of information, and to the extent reasonably practicable, provide each other party and its counsel a reasonable opportunity to review (and to consider in good faith the comments of the other party), prior to submitting any filing made with, or written materials submitted to, any governmental entity, or in any filings or submissions in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by the merger agreement (subject to reasonable redactions (A) as necessary to comply with contractual arrangements, (B) as necessary to address reasonable privilege concerns, (C) to redact competitively- or commercially-sensitive material or (D) as otherwise required by any applicable law or order); and

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  to the extent practicable and permitted by applicable governmental entity or private party, as the case may be, give the other parties to the merger agreement the opportunity to attend and participate in any meetings and conferences.

        Under the merger agreement, a party will not be prohibited from terminating the merger agreement so long as they have complied in all material respects with their obligations described in this section entitled "—Antitrust Filings and Related Actions."

Indemnification, Exculpation and Insurance of Directors and Executive Officers

        LVMH has agreed that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the closing that are now existing in favor of the current or former directors, officers or employees of Belmond and/or its subsidiaries as provided in their respective organizational documents and any indemnification or other similar agreements between Belmond or any of its subsidiaries and any indemnitee, that were in effect on December 13, 2018, will continue in full force and effect in accordance with their terms.

        Following the closing, LVMH is required to, and to cause the surviving company to, indemnify, defend and hold harmless each individual who as of the closing date is, or who at any time prior to the closing date was, a director or officer of Belmond or any of its subsidiaries or who is (or at any time prior to the closing date was), serving at the request of Belmond or any of its subsidiaries as a director or officer of another legal entity (including any other legal entity in which Belmond or any of its subsidiaries owns any equity interests), together with each such individual's heirs, executors and administrators (each an "indemnitee" and, collectively, the "indemnitees") with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise), and expenses (including fees and expenses of legal counsel) in connection with any action (whether civil, criminal, administrative, or investigative), whenever asserted, based on or arising out of, in whole or in part, (i) the fact that an indemnitee is or was a director or officer of Belmond or such subsidiary or other legal entity or (ii) acts or omissions by an indemnitee in the indemnitee's capacity as a director, officer, employee, or agent of Belmond or such subsidiary or other legal entity or taken at the request of Belmond or such subsidiary or such other legal entity (including in connection with serving at the request of Belmond or such subsidiary as a director, officer, employee, agent, trustee, or fiduciary of another legal entity (including any employee benefit plan)), in each case of clauses (i) or (ii), whether at, or at any time prior to, the closing (including any action relating in whole or in part to the transactions contemplated by the merger agreement or relating to the enforcement of the indemnification provisions in the merger agreement or any other indemnification or advancement right of any indemnitee), to the fullest extent permitted under applicable law. No indemnitee is required to be indemnified against any liability that attaches to such indemnitee by virtue of any rule of law as a result of any fraud or dishonesty of which such indemnitee is guilty in relation to Belmond or any of its subsidiaries, as finally judicially determined by the Bermuda Court.

        Without limiting the foregoing, from and after the closing, the surviving company is required to, and LVMH is required to cause the surviving company to, to the fullest extent permitted from time to time under applicable law, cause the memorandum of association and bye-laws of the surviving company to contain provisions with respect to indemnification, advancement and reimbursement of expenses and exculpation of each indemnitee with respect to facts or circumstances occurring on or prior to the closing date that are no less favorable to the indemnitee than the provisions with respect to limitation of liability, indemnification, advancement and reimbursement of expenses and exculpation contained in Belmond's organizational documents in effect on December 13, 2018. These provisions are not permitted to be amended except as required by applicable law or in order to make changes permitted by applicable law that would enlarge the scope of the indemnitees' indemnification, exculpation and advancement of expenses rights thereunder.

        In the event that LVMH, the surviving company or any of their respective successors or assigns (i) consolidates or amalgamates with or merges into any other legal entity and is not the continuing or surviving company or entity of such consolidation, amalgamation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any legal entity, then LVMH or the surviving company (or their respective successors or assigns), as applicable, is required (as a condition thereto) to cause such legal entity to assume the indemnification and exculpation obligations set forth in the merger agreement.

        For a period of six (6) years commencing immediately after the closing, the surviving company must either (i) cause to be maintained in effect Belmond's and its subsidiaries' current policies of directors' and officers' liability insurance and fiduciary liability insurance or (ii) provide substitute policies for the surviving company and its subsidiaries covering acts or omissions occurring at or prior to the closing date with respect to individuals who are currently (and any individuals who prior to the closing become) covered by Belmond's and its subsidiaries' directors' and officers' and fiduciary liability insurance coverage. Any such policies must (A) provide not less than the existing coverage provided by and otherwise have other terms not less favorable to the individuals covered thereby than the directors' and officers' liability insurance and fiduciary liability insurance coverage currently maintained by Belmond with respect to claims arising from facts or events that occurred on or before the closing date and (B) be with insurance carriers having at least an "A" rating by A.M. Best with respect to directors' and officers' liability insurance and fiduciary liability insurance. In lieu of maintaining or obtaining such insurance policies, prior to the closing date, Belmond may (at LVMH's expense) purchase a pre-paid, six-year "tail" directors' and officers' liability insurance policy and fiduciary liability insurance policy for Belmond and the individuals who are covered by the directors' and officers' and fiduciary liability insurance coverage currently maintained by Belmond (and any individuals who prior to the closing become covered). Any such "tail" policy must provide coverage in an amount not less than the existing coverage and to be on terms and conditions that otherwise provide substantially the same benefits to the insured persons as the directors' and officers' liability insurance and fiduciary liability insurance coverage currently maintained by Belmond with respect to claims arising from facts or events that occurred at or before the closing date. LVMH or the surviving company will not be required to pay a premium for any such insurance that in the aggregate is in excess of the applicable amount agreed between Belmond and LVMH and set forth in the disclosure letter. If such insurance can only be obtained at a premium in excess of the agreed amount, LVMH is obligated to obtain or cause to be obtained directors' and officers' and fiduciary liability insurance policies covering the applicable individuals with the most advantageous coverage obtainable for a premium equal to the agreed amount. The surviving company is required to (and LVMH is required to cause the surviving company to) maintain such policies in full force and effect in accordance with the merger agreement at all times, and continue to honor the obligations thereunder.

        From and after the closing date, LVMH will guarantee the payment of the obligations of the surviving company and its subsidiaries related to indemnification, exculpation and insurance under the merger agreement.

        The provisions of the merger agreement related to indemnification, exculpation and insurance (i) will survive the consummation of the merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnitee, his or her heirs and his or her representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such legal entity may have under the organizational documents of Belmond or its subsidiaries, by contract or otherwise. The obligations of LVMH and the surviving company under the provisions of the merger agreement related to indemnification, exculpation and insurance cannot be terminated or modified in such a manner as to adversely affect the rights of any applicable indemnitee, unless (A) such termination or modification is required by applicable law or (B) the affected indemnitee has consented in writing to such termination or modification.

Employee Matters

        For a period of at least one (1) year following the closing date (or until such earlier date of an employee's termination of employment with LVMH or its subsidiaries), LVMH has agreed to, and to cause its subsidiaries to, provide each non-unionized employee of Belmond or any of its subsidiaries who remains in the employment of LVMH or any of its subsidiaries immediately after the closing, who we refer to as continuing employees, with (i) annual base salary or wages that are no less favorable than the annual base salary or wages provided to such continuing employee as of immediately prior to the closing date, (ii) incentive compensation, including, as applicable, equity compensation, and bonus opportunities (excluding any bonuses and incentive compensations granted in relation to the transactions contemplated by the merger agreement) commensurate with those provided to similarly-situated employees of LVMH and its subsidiaries, and (iii) other employee benefits that are substantially comparable in the aggregate to the other employee benefits provided to such continuing employee by Belmond or its subsidiaries as of immediately prior to the closing. Continuing employees whose terms and conditions of employment are governed by a collective bargaining agreement, will continue to be provided compensation and benefits in accordance with any applicable collective bargaining agreement. Notwithstanding the foregoing, except as required by applicable law or any applicable collective bargaining agreement or as set forth in the disclosure letter, LVMH and its subsidiaries are not required to provide or continue any defined benefit pension benefits or retiree life or medical benefits for any continuing employee.

        To the extent permitted by applicable law, LVMH will, or will cause its subsidiaries to, credit each continuing employee for service earned on and prior to the closing date with Belmond and its affiliates, or any of their respective predecessors, in addition to service earned with LVMH and its subsidiaries on or after the closing date, (i) to the extent that service is relevant for purposes of eligibility, vesting or the calculation of vacation, sick days, severance, layoff and/or similar benefits (but not for purposes of any defined benefit pension benefit accruals) under any employee benefit plan, program or arrangement of LVMH or any of its subsidiaries in which the continuing employees are eligible to participate on or after the closing date, and (ii) for such additional purposes as may be required by applicable law, in each case, if an analogous Belmond benefit plan was in effect as of immediately prior to the closing date, to the extent such service would have been recognized by Belmond or its applicable subsidiary under such analogous Belmond benefit plan. None of the foregoing will result in a duplication of benefits with respect to continuing employees.

        To the extent permitted by applicable law, LVMH is required to, and to cause its subsidiaries to, waive or cause to be waived any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods that would be applicable to continuing employees and their eligible spouses and dependents. LVMH will also and will cause its subsidiaries to, recognize for purposes of annual deductible, co-payment and out-of-pocket limits under LVMH and its subsidiaries' health and/or welfare plans applicable to continuing employees, the dollar amount of all deductible, co-payment and out-of-pocket expenses paid by continuing employees and their respective spouses and dependents under Belmond's or any of its affiliates' health and/or welfare plans in the calendar year in which the closing occurs.

        The covenants of the merger agreement related to employee benefits and related matters are for the sole benefit of the parties to the merger agreement and nothing therein, express or implied, is intended or will be construed to confer upon or give to any other person or legal entity (including, for the avoidance of doubt, any continuing employee or other current or former employee of Belmond or any of its affiliates), any legal or equitable or other rights or remedies (including with respect to the matters provided for in the "Employee Matters" section of the merger agreement). Nothing in the merger agreement will constitute or be deemed to constitute the establishment, adoption or amendment of any Belmond benefit plan or any other employee benefit plan, agreement or other arrangement.

Other Covenants

Access to Information; Confidentiality

        Subject to applicable law and limitations in the merger agreement, Belmond has agreed to, and has agreed to cause its subsidiaries to, during the period prior to the closing date (or the earlier termination of the merger agreement in accordance with its terms), (i) afford LVMH and its representatives reasonable access, upon reasonable advance notice (and in any event not less than twenty-four (24) hours' notice), and during normal business hours, to all of Belmond's and its subsidiaries' respective properties, books, records, contracts, officers and employees and (ii) furnish as promptly as practicable to LVMH such other information concerning its business, properties and personnel as may be reasonably requested by LVMH. LVMH and its representatives are required to conduct any such activities in a manner so as not to unreasonably interfere with the normal business operations of Belmond or its subsidiaries and LVMH and LVMH's representatives are not permitted to conduct any invasive environmental assessment.

        If Belmond withholds any information due to confidentiality obligations, to protect any privilege or due to applicable law, Belmond has agreed to inform LVMH as to the general nature of the information that is being withheld pursuant to the merger agreement and to use its reasonable best efforts to enable such information to be furnished or made available to LVMH or its representatives. Notwithstanding the foregoing or anything in the merger agreement to the contrary, Belmond will not be required to provide any access or make any disclosure to LVMH to the extent such access or information is reasonably pertinent to a litigation where Belmond or any of its affiliates, on the one hand, and LVMH or any of its affiliates, on the other hand, are or could reasonably expected to become adverse parties.

        Belmond may, as it deems advisable and necessary, designate any competitively sensitive material to be provided to LVMH as "outside counsel only material." Such materials and information contained therein will only be given to the outside counsel of the recipient pursuant to the terms of an agreement with respect thereto on terms that are reasonably acceptable to Belmond and pursuant to which such information will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from Belmond or its legal counsel. LVMH must direct all requests for information to such person(s) as are designated by Belmond, and all information made available, including all information and/or discussions resulting from any access provided pursuant to this section, will be subject to the confidentiality agreement between LVMH and Belmond (which we refer to as the "confidentiality agreement").

        Once the Belmond shareholder approval has been obtained, Belmond has agreed to, and to cause its subsidiaries to if requested by LVMH, cooperate with the LVMH Parties and to use (and to cause its subsidiaries to use) reasonable best efforts to obtain any approvals, consents, registrations, waivers, permits (including any permit transfer, amendment or reissuance), authorizations, orders and other confirmations from any governmental entity or third party with respect to any permits or contracts that are identified by the LVMH Parties as having any right in favor of such governmental entity or third party that would be triggered by the consummation of the transactions contemplated by the merger agreement, including the merger. From and after such time, the LVMH Parties may request that Belmond contact any relevant third parties in connection with the foregoing and Belmond and the LVMH Parties have agreed to reasonably cooperate with respect to any such communication (although in no event will any LVMH Party be permitted to contact any such third parties without the consent of Belmond (which consent may not be unreasonably withheld, conditioned or delayed)). In addition, no such approval, consent, registration, waiver, permit, authorization, order or other confirmation, other than the required antitrust approvals as contemplated by the merger agreement, are conditions precedent to the obligations of the parties to consummate the merger and the other transactions contemplated by the merger agreement and in no event will Belmond or any of its subsidiaries be obligated to pay any fee to obtain any such approval, consent, registration, waiver, permit, authorization, order or confirmation.

Transaction Litigation

        Belmond has agreed to give LVMH prompt written notice of any action that is commenced or threatened in writing against Belmond, any of its subsidiaries or any of its or their respective directors or officers by holders of securities of Belmond relating to the merger agreement, the statutory merger agreement, the merger or any of the other transactions contemplated by the merger agreement. Subject to applicable law, LVMH and Belmond are required to give the other party the opportunity to participate (at such other party's sole cost and expense) in the defense or settlement of any litigation against the other party or its directors or officers by a holder of securities of Belmond relating to the merger agreement, the statutory merger agreement, the merger, or any other transactions contemplated by the merger agreement and no such settlement may be agreed to without the prior written consent of the other party, which consent may not be unreasonably withheld, conditioned or delayed.

Control of the Other Party's Business and Operations

        Nothing contained in the merger agreement will or is intended to give LVMH or Belmond, directly or indirectly, the right to control or direct the operations of the other prior to the closing. Prior to the closing, each of LVMH and Belmond will exercise, consistent with the terms and subject to the conditions of the merger agreement, complete control and supervision of its and its subsidiaries' respective operations.

Rights Agreement; Takeover Statutes

        If (A) any provision of the rights agreement or Belmond's organizational documents or (b) any "fair price," "moratorium," "control share acquisition" or "interested shareholder" statute or other similar statute or regulation is or becomes applicable to, or restricts or limits in any manner, the transactions contemplated by the merger agreement, the statutory merger agreement, the support agreement, the merger or any of the other transactions contemplated by the merger agreement, the Belmond board of directors is required to grant such approvals and take such actions as are within its power and authority and are necessary so that the transactions contemplated by the merger agreement, the statutory merger agreement and the support agreement may be consummated as promptly as practicable on the terms contemplated thereby.

Peruvian Tax Certification

        If Belmond and LVMH determine that the merger will constitute an indirect transfer of shares issued by any direct or indirect subsidiaries of Belmond that are incorporated in Peru pursuant to Section 10(e) of the Peruvian Income Tax Law and applicable Peruvian Income Tax Law Regulations, upon the request of LVMH, Belmond has agreed to use commercially reasonable efforts to request that any holder of class A common shares who would reasonably be expected to incur any income tax liability in Peru as a result of such tax provisions deliver to LVMH, at least five business days prior to the closing date, a cost certification from the Peruvian tax authorities certifying as to the cost basis in such holder's class A common shares. If Belmond decides not to take such actions, Belmond is required to deliver to LVMH, at least five business days prior to the closing date, an opinion from a recognized Peruvian tax adviser or Peruvian legal counsel as to the opinion of such adviser or counsel that the merger should not be considered an indirect transfer for purposes of such Peruvian tax laws.

Notice of Certain Events

        LVMH and Belmond have agreed to notify the other in writing after receiving or becoming aware of the occurrence or non-occurrence of any change or event that would be reasonably likely to cause any condition to the merger to be unsatisfied by the end date. The delivery of any such notice will not constitute an admission that any condition has not or will not be satisfied or limit or otherwise affect the remedies available under the merger agreement to the party receiving such notice. In addition, LVMH's or Belmond's failure to comply with this section will not constitute the failure of any condition set forth in the merger agreement to be satisfied by the end date.

Resignation of Directors and Corporate Officers

        As a material inducement to the LVMH Parties to enter into and perform their obligations under the merger agreement, Belmond obtained and delivered to LVMH on December 13, 2018 irrevocable written resignations from each of the directors and corporate officers (excluding the corporate secretary) of Belmond Holdings, effective as of, and contingent upon the occurrence of, the effective time. If prior to the closing date any additional or substitute directors or corporate officers of Belmond Holdings are to be elected or appointed, Belmond must obtain and promptly provide to LVMH irrevocable written resignations, effective as of the closing date, executed by each such individual prior to, and as a condition of, such individual's election or appointment. If for any reason any of the foregoing resignations has not been received, or is not in full force and effect, at least 20 days prior to the closing date, Belmond is required to take all actions required under applicable law and the organizational documents of Belmond Holdings to remove from office, effective as of, and contingent upon the occurrence of, the effective time the applicable director or corporate officer of Belmond Holdings.

        Belmond has also agreed to use its reasonable best efforts to obtain and provide to LVMH on or prior to the closing date, to the extent requested in writing by LVMH at least ten business days prior to the closing date, resignation letters, effective as of and contingent upon the effective time, from each of the directors and corporate officers of each of the other subsidiaries of Belmond as requested by LVMH, resigning from such position as a director and/or corporate officer. Belmond will cooperate with and assist LVMH, at LVMH's request, in connection with implementing changes in the directors of the subsidiaries of Belmond, as determined by LVMH, effective as of the closing date.

Conditions to the Closing of the Merger

Conditions to Each Party's Obligation to Effect the Merger

        The obligation of Belmond and the LVMH Parties to effect the merger is subject to the satisfaction or waiver (where permissible pursuant to applicable law) on or prior to the closing date of each of the following conditions:

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  the Belmond shareholder approval having been obtained;

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  all required antitrust approvals having been obtained; and

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  no applicable law having been enacted, issued or promulgated and no order (whether temporary or permanent) by any governmental entity of competent jurisdiction being in effect, that prohibits, enjoins, restrains or makes illegal the consummation of the merger.

Conditions to Obligation of LVMH and Merger Sub

        The obligation of LVMH and Merger Sub to consummate the merger is subject to the satisfaction or waiver on or prior to the closing date of the following additional conditions:

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  Belmond's representations and warranties in the merger agreement pertaining to (i) due incorporation, valid existence and good standing, (ii) corporate power and authority, (iii) the absence of certain changes in Belmond's conduct of business since September 30, 2018 (other than with respect to certain dividends), and (iv) the inapplicability of anti-takeover statutes or regulations and the rights agreement to, the merger agreement, the statutory merger agreement, the support agreement and the transactions contemplated thereby, including the merger, being true and correct (without giving effect to any limitations as to "materiality" or "material adverse effect" set forth therein) in all material respects at and as of the closing date as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

  •
  Belmond's representations and warranties in the merger agreement pertaining to Belmond's capitalization at signing and closing, the ownership of the class B common shares and capital structure generally (solely with respect to Belmond and not its subsidiaries) being true and correct in all respects, other than de minimis inaccuracies involving not more than an aggregate of 1,000 Belmond common shares at and as of the closing date as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date, subject to the obligation to update certain capitalization information contained in the disclosure letter);

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  Belmond's representations and warranties in the merger agreement pertaining to the absence of a material adverse effect, the absence of any changes with respect to certain dividends and brokers' fees and expenses being true and correct as of the closing date, as if made at and as of such date;

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  all other representations and warranties of Belmond contained in the merger agreement being true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) at and as of the closing date as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to materiality or material adverse effect set forth therein), individually or in the aggregate, has not had or would not reasonably be likely to have a material adverse effect;

  •
  Belmond having performed and complied in all material respects (and in the case of certain restrictions on the payment of dividends by Belmond and its Charleston entities, in all respects) with all obligations required to be performed by it under the merger agreement at or prior to the closing; and

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  Belmond having delivered to LVMH a certificate, dated as of the closing date and signed by the Chief Executive Officer or Chief Financial Officer of Belmond, certifying to the effect that the conditions set forth in the preceding five bullet points have been satisfied as of such date and attaching a report setting forth the number of class A common shares shown as issued and outstanding on Belmond's stock transfer records as of the close of business on the business day immediately preceding the closing date, which report Belmond has agreed to use its reasonable best efforts to have confirmed by the transfer agent for the class A common shares.

Conditions to Obligation of Belmond

        The obligations of Belmond to consummate the merger are subject to the satisfaction or waiver on or prior to the closing date of the following additional conditions:

  •
  the representations and warranties of LVMH and Merger Sub in the merger agreement pertaining to corporate power and authority and brokers fees and expenses being true and correct in all material respects at and as of the closing date as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

  •
  all other representations and warranties of LVMH and Merger Sub in the merger agreement being true and correct (without giving effect to any limitation as to materiality or a material adverse effect related to LVMH set forth therein) at and as of the closing date as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to materiality or material adverse effect set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have any event, effect, change, circumstance, state of facts, developments or occurrence that, individually or in the aggregate, would prevent or materially delay, interfere with, impair or adversely affect (i) the ability of the LVMH Parties to consummate the merger and the other transactions contemplated by the merger agreement on a timely basis or (ii) the compliance by the LVMH Parties with their obligations under the merger agreement;

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  LVMH and Merger Sub having performed and complied with in all material respects all obligations required to be performed by them under the merger agreement at or prior to the closing; and

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  LVMH having delivered to Belmond a certificate, dated as of the closing date and signed by a senior executive officer of LVMH, certifying to the effect that the conditions set forth in the preceding three bullet points have been satisfied as of such date.

Termination of the Merger Agreement

Termination

        The merger agreement may be terminated at any time prior to the effective time, whether before or after receipt of the Belmond shareholder approval, by mutual written consent of Belmond and LVMH.

        The merger agreement may also be terminated at any time prior to the effective time, whether before or after receipt of the Belmond shareholder approval, by either Belmond or LVMH:

  •
  if the merger is not consummated on or before October 31, 2019, which we refer to as the end date. However, if, on the end date, any of the conditions to the closing set forth in the merger agreement relating to receipt of the required antitrust approvals or the absence of legal restraints will not have been satisfied or (to the extent permitted by applicable law) waived by both Belmond and LVMH, but all other conditions to the closing (other than those conditions that by their terms are to be satisfied at the closing) have been satisfied, then Belmond or LVMH may extend the end date to December 31, 2019 by delivery of written notice of extension to the other party;

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  if any governmental entity of competent authority issues a final, nonappealable order or enacts any applicable law that permanently prohibits, restrains or makes illegal the consummation of the merger or the other transactions contemplated by the merger agreement; or

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  if the Belmond shareholder approval will not have been obtained at the special general meeting, or if the special general meeting has been adjourned, recessed or postponed, in which case if the Belmond shareholder approval shall not have been obtained at any adjournment, recess or postponement thereof at which a vote or poll on the matter has been taken.

        The right to terminate the merger agreement pursuant to the above provisions is not available to (A) any party whose breach of or failure to perform or fulfill its obligations under the merger agreement has materially and proximately contributed to or been the principal cause of the failure of the merger to be consummated or (B) Belmond if a breach of or failure to perform or fulfill the obligations of Belmond Holdings under the support agreement has materially and proximately contributed to or been the principal cause of the failure of the merger to be consummated.

        The merger agreement may also be terminated at any time prior to the effective time, whether before or after receipt of the Belmond shareholder approval by Belmond:

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  if LVMH or Merger Sub has breached any representation, warranty, covenant or agreement contained in the merger agreement, or if any representation or warranty of LVMH or Merger Sub has become untrue, in each case, such that (A) the conditions described in the first three bullets under the section entitled "—Conditions to Obligation of Belmond," above, as the case may be, would not be satisfied as of the closing date; and (B) such breach or failure to be true has not been cured within forty-five (45) days after written notice by Belmond to LVMH informing LVMH of such breach or failure to be true (or if earlier, by the end date). Belmond may not terminate the merger agreement as described in this bullet point if Belmond is then in breach of the merger agreement in any material respect; or

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  if at any time prior to the receipt of the Belmond shareholder approval, in order to enter into a definitive written agreement providing for a superior proposal made by a person, legal entity or group in accordance with the provisions of the merger agreement described in the section above titled "—Adverse Recommendation Change," subject to Belmond paying the termination fee.

        The merger agreement may also be terminated at any time prior to the effective time, whether before or after receipt of the Belmond shareholder approval by LVMH:

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  if Belmond has breached any representation, warranty, covenant or agreement contained in the merger agreement, or if any representation or warranty of Belmond has become untrue, in each case, such that (A) the conditions described in the first five bullets under the section titled "—Conditions to Obligation of LVMH and Merger Sub," as the case may be, would not be satisfied as of the closing date; and (B) such breach or failure to be true has not been cured within forty-five (45) days after written notice by LVMH to Belmond informing Belmond of such breach or failure to be true (or, if earlier, by the end date). LVMH may not terminate the merger agreement as described in this bullet point if LVMH is then in breach of the merger agreement in any material respect; or

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  if prior to the special general meeting, in the event that an adverse recommendation change has occurred.

Effect of Termination

        In the event of the termination of the merger agreement by either LVMH or Belmond in accordance with the provisions of the merger agreement described in the section entitled "—Termination of the Merger Agreement," the merger agreement will become void and have no effect, without any liability or obligation on the part of Belmond or Belmond's affiliates or its and their respective current and former directors, officers, employees, members, managers, partners, shareholders, agents and representatives (which we refer to as the "Belmond related parties"), LVMH (or any of LVMH's affiliates or LVMH's or LVMH's affiliates' respective directors, officers, employees, members, managers, partners, shareholders agents and representatives) or Merger Sub, except that the confidentiality agreement and the termination, fee, expense, miscellaneous and other provisions of the merger agreement that by their express terms survive the termination of the merger agreement will survive such termination. No such termination of the merger agreement will relieve any party from any liability or damages arising out of fraud by such party or any willful breach of the merger agreement prior to such termination.

Termination Fees and Expenses

        Except as specifically provided for in the merger agreement, all fees and expenses incurred in connection with the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

        Belmond is required to pay a termination fee to LVMH equal to $92,261,000 if:

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  LVMH terminates the merger agreement because an adverse recommendation change has occurred;

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  Belmond terminates the merger agreement in order to enter into a definitive written agreement providing for a superior proposal in accordance with the provisions of the merger agreement described in the section above titled "—Adverse Recommendation Change"; or

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  (A) either (I) an acquisition proposal (whether or not in writing) will have been publicly made by any person, legal entity or group to Belmond or will have been publicly made by any person, legal entity or group directly to Belmond shareholders, or any person, legal entity or group will have publicly announced an intention to make an acquisition proposal, and such acquisition proposal was not publicly withdrawn prior to the date of termination of the merger agreement or (II) a bona fide written acquisition proposal will have been made to the Belmond board of directors and will not have been withdrawn prior to the date of termination of the merger agreement; (B) the merger agreement is thereafter terminated pursuant to the provisions of the merger agreement relating to (I) the merger not having occurred (and the Belmond shareholder approval not having been received) on or before the end date, (II) the Belmond shareholder approval having not been obtained at the special general meeting or at any adjournment, recess or postponement thereof at which a vote or poll on the matter was taken, or (III) Belmond having breached any representation, warranty or covenant in the merger agreement such that the conditions to the closing of the merger would not be satisfied as of the closing date; and (C) within 12 months following the date of termination of the merger agreement, the Belmond board of directors (I) recommends that the Belmond shareholders vote in favor of, or tender their shares into, any acquisition proposal or (II) Belmond enters into an alternative acquisition agreement with respect to any acquisition proposal (in each case, which acquisition proposal is ultimately consummated) or (III) Belmond otherwise consummates the transaction contemplated by any acquisition proposal (in each case, including any acquisition proposal made after the date of such initial acquisition proposal or after the termination of the merger agreement);

        For purposes of the immediately preceding bullet, references to 20% in the definition of "acquisition proposal" will be deemed to be references to 50%.

        The termination fee is required to be paid by wire transfer of same-day funds (i) on the business day immediately following the termination of the merger agreement, in the case of the first bullet in the list immediately above, (ii) on the date and as a condition to the effectiveness of the termination, in the case of the second bullet in the list immediately above and (iii) on the date of the consummation of the acquisition proposal in the case of the third bullet in the list immediately above. If Belmond fails promptly to pay the termination fee when due and, in order to obtain such payment, LVMH commences a suit that results in a judgment against Belmond for the termination fee, Belmond is required to pay to LVMH its reasonable and documented costs and expenses (including attorneys' fees and expenses) actually incurred in connection with such suit and any appeal relating thereto, together with interest on the termination fee accrued at the prime rate as published in the Wall Street Journal, Eastern Edition on the date such payment was first required to be made. In no event will Belmond be obligated to pay the termination fee on more than one occasion. The parties have agreed that the termination fee is a reasonable estimate of LVMH's potential losses and constitutes liquidated damages.

        The payment of the termination fee will be the sole and exclusive monetary remedy available to LVMH and Merger Sub under or related to the merger agreement and the transactions contemplated thereby (including the failure thereof to be consummated) in the event any such payment becomes due and payable and, upon payment of the termination fee by Belmond, neither Belmond nor the Belmond related parties will have any further liability to LVMH, Merger Sub or any other person or legal entity for any losses or damages suffered under, arising out of or relating to the merger agreement and the transactions contemplated thereby (including the termination hereof and the abandonment of the merger), whether at law, in contract, in tort or otherwise. The exclusive monetary remedy summarized in this paragraph is not intended and will not be construed to limit or impair the right of LVMH to specific performance or other equitable relief in accordance with the merger agreement.

Amendment

        The merger agreement may be amended by the parties in writing at any time prior to or after receipt of the Belmond shareholder approval. However:

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  after receipt of the Belmond shareholder approval, no amendment may be made that by applicable law or the rules of the NYSE would require further approval by the Belmond shareholders without the further approval of such shareholders; and

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  except as provided above, no amendment of the merger agreement will otherwise be submitted to be approved by the Belmond shareholders unless required by applicable law.

Extension; Waiver

        At any time prior to the closing date, each party may:

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  extend the time for the performance of any of the obligations or other acts of the other parties;

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  waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement by another party;

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  waive compliance with any covenants and agreements of another party contained in the merger agreement; or

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  waive the satisfaction of any of the conditions applicable to such other party contained in the merger agreement.

        No extension or waiver by Belmond will require the approval of the Belmond shareholders unless such approval is required by applicable law. The failure of any party to the merger agreement to assert any of its rights under the merger agreement or otherwise will not constitute a waiver of such rights.

Survival

        None of the representations and warranties made pursuant to the merger agreement will survive the closing. The covenants, obligations and agreements of the parties made pursuant to the merger agreement that by their terms apply or are to be performed in whole or in part after the closing and the covenants and agreements in the general provisions section of the merger agreement will survive the closing for the period provided therein or otherwise until they are fully performed or no longer apply, and all other covenants, obligations and agreements of the parties will not survive the closing.

No Third-Party Beneficiaries

        The merger agreement and any exhibits, annexes or schedules thereto, including the disclosure letter and the statutory merger agreement, together with the confidentiality agreement and the support agreement, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral (whether in final or draft form), among, the parties and their affiliates, with respect to the subject matter of such agreements and related documents. The merger agreement is not intended to, and does not, confer any rights or remedies upon any person or legal entity other than the parties to the merger agreement, except (a) if the effective time occurs, (i) the right of the holders of class A common shares to receive the merger consideration and the rights of holders of Belmond equity awards to receive the consideration payable in accordance with the merger agreement and (ii) any indemnification, exculpation or insurance rights in accordance with the merger agreement, (b) the Belmond related parties, who are express third-party beneficiaries of the exclusive monetary remedy provision in the merger agreement, and (c) Belmond's right to pursue damages on behalf of the holders of Belmond common shares in the event of any LVMH Party's willful breach of the merger agreement.

Governing Law; Jurisdiction

        The merger agreement is governed by, and will be construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely in the State of Delaware, without regard to any laws that might otherwise govern under applicable principles of conflicts or choice of law or otherwise. However, (i) to the extent any provisions of the merger agreement relate to the exercise of a director's or officer's fiduciary duties and/or similarly, statutory duties or obligations and/or (ii) statutory provisions or other applicable laws of Bermuda are mandatorily applicable to the merger, such provisions will be governed by and in accordance with the laws of Bermuda.

        All actions arising out of or relating to the merger agreement and the transactions contemplated by the merger agreement, including the interpretation and enforcement thereof will (except to the extent, and solely to the extent, that any such action that relates to the merger or the statutory merger agreement mandatorily is required to be brought in Bermuda) be heard and determined in the Delaware Court of Chancery, or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if both the Delaware Court of Chancery and the federal courts within the State of Delaware decline to accept jurisdiction over a particular matter, any other state court within the State of Delaware, and, in each case, any appellate court therefrom. The parties have irrevocably submitted to the exclusive jurisdiction and venue of these Delaware courts in any such actions and irrevocably waived the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such action and agreed not to assert any action in any other court or forum. The parties agreed that a final judgment in any such action will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law; provided, however, that nothing contained in the foregoing will restrict any party's rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

        Belmond, LVMH, Holding and Merger Sub have irrevocably waived, to the fullest extent permitted by law, any right to a trial by jury with respect to any dispute, claim or proceeding directly or indirectly arising out of, related to, under or in connection with the merger agreement or any transaction contemplated thereby. However, other than and solely for purposes arising out of or relating to the merger agreements and transactions contemplated thereby, and certain other specified actions, the LVMH Parties have not generally agreed to submit to U.S. courts.

Specific Enforcement

        Each party to the merger agreement acknowledged and agreed that irreparable damage would occur in the event of a breach by it of, or failure to perform under, the merger agreement and that monetary damages or any other remedy at law, if available, would not be a sufficient remedy therefor. Therefore, it was agreed that each party will be entitled to specific performance and injunctive relief to prevent breaches of and enforce the provisions of the merger agreement, including the right to specific performance and injunctive relief to cause the other party to effect the closing, and each party waived any requirement for the securing or posting of any bond or other undertaking in connection with such remedy.

THE SUPPORT AGREEMENT

        In connection with, and as an inducement for LVMH to enter into, the merger agreement, on December 13, 2018, Belmond Holdings entered into a support agreement with LVMH. Pursuant to the support agreement, Belmond Holdings agreed to, among other things, during the term of the support agreement (a) vote all the Belmond common shares that it beneficially owns (i) in favor of the merger proposal and (ii) against any competing transaction that may be proposed or action that would result in a breach of Belmond's representations, warranties or covenants under the merger agreement or that otherwise would impede, interfere with, postpone or delay the consummation of the transactions contemplated by the merger agreement or would involve any amendment to Belmond's organizational documents, (b) to attend the special general meeting or any postponement, adjournment or recess thereof and to vote all of its Belmond common shares in accordance with the support agreement at such meeting and (c) not sell or otherwise transfer its Belmond common shares, deposit the shares in a voting trust or grant a proxy or enter into any voting agreement with respect to its Belmond shares.

        Belmond Holdings owns all of the issued and outstanding class B common shares, representing approximately 63.6% of the total votes represented by all issued and outstanding Belmond common shares of as of January 4, 2019, the record date.

        The support agreement will terminate upon the earliest to occur of (i) the termination of the merger agreement in accordance with its terms (including if Belmond terminates the merger agreement to enter into a definitive agreement with respect to a superior proposal), (ii) the date upon which LVMH and Belmond Holdings agree in writing to terminate the support agreement, and (iii) the date upon which the Belmond board of directors makes an adverse recommendation change under the merger agreement.

        This description of the support agreement is qualified in its entirety by reference to the full text of the support agreement, a copy of which is attached as Annex C to this proxy statement and incorporated in its entirety herein.

 PROPOSAL 1: APPROVAL OF THE MERGER AGREEMENT

        In this proposal, Belmond is asking its shareholders to approve the merger agreement, including the statutory merger agreement attached thereto, and the consummation of the transactions contemplated thereby, including the merger. Approval of this proposal is a condition to consummation of the merger.

        The Belmond board of directors has unanimously (1) determined that the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, on the terms and subject to the conditions set forth in the merger agreement, is advisable and in the best interests of Belmond and its shareholders, (2) approved and adopted the merger agreement, including the statutory merger agreement attached thereto, and the consummation of the transactions contemplated thereby, including the merger, and (3) resolved that the merger proposal be submitted to Belmond's shareholders for their consideration at the special general meeting.

Vote Required and Belmond Board of Directors Recommendation

        Under Bermuda law, approval of the merger proposal requires the affirmative vote of three-fourths of the votes cast at the special general meeting by the holders of issued and outstanding class A common shares and class B common shares. Holders of class A common shares and class B common shares will vote together as a single class on the merger proposal, and each class A common share will be entitled to 1/10th of one vote per share and each class B common share will be entitled to one vote per share.

THE BELMOND BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE THE MERGER AGREEMENT, INCLUDING THE STATUTORY MERGER AGREEMENT, AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER.

 PROPOSAL 2: ADJOURNMENT OF THE SPECIAL GENERAL MEETING

The Adjournment Proposal

        We are asking you to approve a proposal to approve one or more adjournments of the special general meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes in favor of the approval of the merger proposal at the time of the special general meeting.

        If our shareholders approve the adjournment proposal, we could adjourn the special general meeting and any adjourned session of the special general meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders that have previously returned properly executed proxies voting against the merger proposal. As a result, if Belmond shareholders approve this adjournment proposal, Belmond could adjourn the special general meeting without a vote on the merger proposal and use that time to solicit additional proxies in favor of the merger proposal, including to seek to convince holders of Belmond common shares who previously voted against the merger proposal to change their votes to be in favor.

        Additionally, we may seek to adjourn the special general meeting if a quorum is not present at the special general meeting.

Vote Required and Belmond Board of Directors Recommendation

        The approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast by holders of class A common shares and class B common shares at the special general meeting, voting together as a single class. Each class A common share will be entitled to 1/10th of one vote per share and each class B common share will be entitled to one vote per share on this proposal.

        The Belmond board of directors believes that it is in the best interests of Belmond and its shareholders to be able to adjourn the special general meeting, if necessary or appropriate, for the purpose of soliciting additional proxies in respect of the proposal to approve the merger agreement, including the statutory merger agreement, and the consummation of the transactions contemplated thereby, including the merger, if there are insufficient votes to approve the merger proposal at the time of the special general meeting. Approval of the adjournment proposal is not a condition to the completion of the merger, and Belmond does not intend to call a vote on this proposal if the merger proposal has been approved at the special general meeting.

THE BELMOND BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE ONE OR MORE ADJOURNMENTS OF THE SPECIAL GENERAL MEETING IN CONNECTION WITH THE MERGER.

 MARKET PRICE OF BELMOND CLASS A COMMON SHARES; DIVIDENDS

        Belmond's class A common shares are listed for trading on the NYSE under the symbol "BEL." The following table shows the high and low sales price of the class A common shares during each of the periods indicated, as reported by the NYSE.

	Belmond Share Price Class A Common Shares
	High	Low
Year ended December 31, 2019
First quarter (through January 4, 2019)	$24.95	$24.78
Year ended December 31, 2018
Fourth quarter	$25.38	$16.815
Third quarter	$18.595	$10.55
Second quarter	$12.30	$10.30
First quarter	$13.175	$11.05
Year ended December 31, 2017
Fourth quarter	$14.20	$11.675
Third quarter	$13.95	$12.05
Second quarter	$13.65	$11.00
First quarter	$14.45	$7.31

        The closing price of the class A common shares on the NYSE on December 13, 2018, the last trading day prior to the public announcement of the execution of the merger agreement, was $17.65 per share. If the merger is completed, you will be entitled to receive $25.00 in cash, without interest and less any applicable withholding taxes, for each class A common share you hold immediately prior to the effective time. The cash amount of $25.00 per class A common share represents an approximately 41.6% premium over Belmond's closing share price on December 13, 2018, the last trading day prior to the public announcement of the execution of the merger agreement, and an approximately 124.2% premium over the closing share price of $11.15 per class A common share on August 8, 2018, the date of Belmond's public announcement, after the close of trading, of its review of strategic alternatives.

        On January 4, 2019, the most recent practicable date before this proxy statement was mailed to our shareholders, the closing price for the class A common shares on the NYSE was $24.85 per share. On such date, there were approximately 103,075,915 holders of record of our class A common shares, although this does not represent the actual number of beneficial owners, because shares are frequently held in "street name" bank banks and brokerage firms. All of our class B common shares are owned by Belmond Holdings, a wholly-owned subsidiary of Belmond.

        The market price of our class A common shares will continue to fluctuate between the date of this proxy statement and the effective time, and no assurance can be given concerning the market price of our shares. You are encouraged to obtain current market quotations for the class A common shares in connection with voting your Belmond common shares.

        We have not declared or paid cash dividends on our class A common shares during the last two years, and we do not anticipate paying cash dividends in the foreseeable future. Further, under the terms of the merger agreement, from the date of the merger agreement (i.e., December 13, 2018) until the earlier of the termination of the merger agreement and the effective time, we may not declare or pay any dividend or other distribution on our class A common shares without LVMH's written consent.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND DIRECTORS

        The following tables set forth certain information regarding beneficial ownership of Belmond common shares as of January 2, 2019, at which time there were 103,075,915 class A common shares issued and outstanding and 18,044,478 class B common shares issued and outstanding. Ownership information is included for: (i) our directors and named executive officers; (ii) all current directors and executive officers as a group; and (iii) each person or entity known by us to beneficially own more than 5% of either our class A common shares or class B common shares.

Beneficial Share Ownership of Directors and Executive Officers

        The following table sets forth information as of January 2, 2019 with respect to beneficial ownership of our class A common shares by Belmond's directors, named executive officers, and our current directors and executive officers as a group.

	Class A Common Shares Beneficially Owned(2)
Beneficial Owner(1)	Number of Shares	Percent of Outstanding
Harsha V. Agadi (3)(4)	135,685	*
Ingrid Eras-Magdalena (5)	123,344	*
Roland A. Hernandez (6)	345,490	*
Mitchell C. Hochberg (3)(7)	238,716	*
Ruth A. Kennedy (8)	85,435	*
Richard M. Levine (9)	482,288	*
Ian Livingston (10)	49,408	*
Martin O'Grady (11)	450,543	*
Demetra Pinsent (12)	23,894	*
Gail Rebuck (13)	62,355	*
Daniel Ruff (14)	30,300	*
H. Roeland Vos (15)	420,951	*
All directors and current executive officers as a group (12 persons)	2,448,409	2.4%

*
Less than 1%

(1)
Unless otherwise stated, the business address for each of the persons listed is c/o Belmond Ltd., 22 Victoria Street, Hamilton HM 12, Bermuda.

(2)
Each person has sole voting and dispositive power with respect to his or her shares, except Mr. Agadi shares voting and dispositive power with respect to all of his shares. Class A common shares subject to stock options that are currently exercisable or exercisable within 60 days of January 2, 2019, and deferred shares and performance shares that are scheduled to vest within 60 days of January 2, 2019, are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding those options, deferred shares and/or performance shares, as applicable, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unvested restricted common shares, which confer voting rights, are included in the total number of 103,075,915 class A common shares outstanding as of January 2, 2019 and included for purposes of computing the percentage ownership of all persons.

(3)
As noted in the table below, Messrs. Agadi and Hochberg may be deemed to share beneficial ownership of the class B common shares held by Belmond Holdings because they are also directors of Belmond Holdings.

(4)
Includes 12,616 restricted common shares that vest June 24, 2019, but which have voting rights.

(5)
Includes 49,608 class A common shares subject to vested stock options, and 32,800 unvested restricted common shares that have voting rights.

(6)
Includes 186,321 unvested restricted common shares that have voting rights.

(7)
Includes 12,616 restricted common shares that vest June 24, 2019, but which have voting rights.

(8)
Includes 50,107 restricted common shares that vest upon retirement from the Belmond board of directors, but which have voting rights.

(9)
Includes 258,300 class A common shares subject to vested stock options, and 54,300 unvested restricted common shares that have voting rights.

(10)
Includes 12,616 restricted common shares that vest June 24, 2019, but which have voting rights.

(11)
Includes 294,350 class A common shares subject to vested stock options, and 44,700 unvested restricted common shares that have voting rights.

(12)
Includes 12,616 restricted common shares that vest June 24, 2019, but which have voting rights.

(13)
Includes 51,185 restricted common shares that vest upon retirement from the Belmond board of directors, but which have voting rights.

(14)
Includes 30,300 unvested restricted common shares that have voting rights.

(15)
Includes 151,551 class A common shares subject to vested stock options, and 94,350 unvested restricted common shares that have voting rights.

Security Ownership of Certain Beneficial Owners

        The following table sets forth information as of January 2, 2019 with respect to each person or entity known by us, by virtue of such person or entities' filings pursuant to Section 13(d) or Section 13(g) under the Exchange Act, to beneficially own more than 5% of either our class A common shares or class B common shares.

        Other than Belmond Holdings, which owns only class B common shares, all other shares listed in the table represent ownership only of class A common shares.

Name and Address	Number of Class A and Class B Common Shares	Percent of Class A Common Shares	Percent of Class B Common Shares
Belmond Holdings 1 Ltd. (1) 22 Victoria Street Hamilton HM 12, Bermuda	18,044,478	—	100%
LVMH Moët Hennessy Louis Vuitton SE (2) 22, Avenue Montaigne 75008 Paris, France	12,646,787	12.3%	—
BlackRock Inc. (3) 40 East 52nd Street New York, New York 10022	11,145,737	10.8%	—
Dimensional Fund Advisors LP (4) Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	8,620,497	8.4%	—
Capital Research Global Investors (5) 333 South Hope Street Los Angeles, California, 90071	8,122,000	7.9%	—
The Vanguard Group (6) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	7,663,044	7.4%	—
Southeastern Asset Management Inc. (7) 6410 Poplar Avenue, Suite 900 Memphis, TN 38119	6,150,593	6.0%	—
Giuseppe Statuto (8) Via Borgonuovo 2 Milan (MI) 20121 Italy	5,290,022	5.1%	—

(1)
Belmond Holdings is a wholly-owned subsidiary of Belmond. Under Bermuda law, the class B common shares owned by Belmond Holdings are outstanding and may be voted. Voting and dispositive power with respect to the class B common shares owned by Belmond Holdings is exercised by its board of directors, which is comprised of Messrs. Agadi and Hochberg as well as one other person who is not a director or officer of Belmond. Each of these persons may be deemed to share beneficial ownership of the class B common shares owned by Belmond Holdings for which he or she serves as a director, as well as the class A common shares into which those class B shares are convertible. These individuals do not appear in the table above.

(2)
The information with respect to LVMH relates only to class A common shares and is derived from LVMH's Schedule 13D report filed with the SEC on December 27, 2018. The report states that LVMH, through its wholly-owned subsidiary, has the sole power to vote, or to direct the vote of, and the sole power to dispose of, or to direct the disposition of, the 12,646,787 class A common shares.

(3)
The information with respect to BlackRock Inc. ("BlackRock") relates only to class A common shares and is derived from its Schedule 13G/A report filed with the SEC on January 23, 2018. The report states that BlackRock has sole voting power with respect to 10,944,328 class A common shares and sole dispositive power with respect to 11,145,737 class A common shares

(4)
The information with respect to Dimensional Fund Advisors LP ("Dimensional") relates only to class A common shares and is derived from its Schedule 13G/A report filed with the SEC on February 9, 2018. The report states that (a) Dimensional is a registered investment adviser that furnishes investment advice to four registered investment companies and serves as an investment manager to certain other commingled group trusts and separate accounts, in certain cases with subsidiaries of Dimensional as advisers or sub-advisers, and (b) Dimensional has sole voting power with respect to 8,337,700 class A common shares and sole dispositive power with respect to 8,620,497 class A common shares.

(5)
The information with respect to Capital Research Global Investors ("Capital Research") relates only to class A common shares and is derived from its Schedule 13G report filed with the SEC on February 14, 2018. The report states that Capital Research has sole voting and dispositive power with respect to 8,122,000 class A common shares.

(6)
The information with respect to The Vanguard Group ("Vanguard") relates only to class A common shares and is derived from its Schedule 13G/A report filed with the SEC on February 8, 2018. The report states that Vanguard has sole voting power with respect to 98,217 class A common shares, sole dispositive power with respect to 7,558,455 class A common shares, shared voting power with respect to 14,269 class A common shares and shared dispositive power with respect to 104,589 class A common shares.

(7)
The information with respect to Southeastern Asset Management Inc. ("Southeastern") relates only to class A common shares and is derived from its Schedule 13F report filed with the SEC on November 14, 2018. The report states that (a) Southeastern is an institutional investment manager and is reporting on behalf of itself and two related investment managers, and (b) Southeastern has sole voting power with respect to 5,266,695 class A common shares and no voting power with respect to 883,898 class A common shares.

(8)
The information with respect to Giuseppe Statuto ("Mr. Statuto") relates only to class A common shares and is derived from its Schedule 13G report filed with the SEC on November 29, 2018. The report states that (a) SLHRE FIN 1 S.R.L., a private company with limited liability incorporated under the laws of Italy ("FIN1") beneficially owns 3,703,557 class A common shares, (b) SLHRE FIN 2 S.R.L., a private company with limited liability incorporated under the laws of Italy ("FIN2") beneficially owns 1,586,465 class A common shares and (c) Mr. Statuto beneficially owns 5,290,022 class A common shares by virtue of Mr. Statuto being the sole shareholder and sole director of FIN1 and FIN2 and sharing the power to vote, or direct the vote of, and to dispose, or direct the disposition of, all class A common shares owned by FIN1 and FIN2.

APPRAISAL RIGHTS

        Under Bermuda law, in the event of a merger of a Bermuda company with another Bermuda company or foreign corporation, any shareholder of the Bermuda company is entitled to receive fair value for its shares. For purposes of Section 106(2)(b)(i) of the Companies Act, the Belmond board of directors considers the fair value for each class A common share to be $25.00, without interest and less any applicable withholding taxes.

        All of Belmond's class B common shares are owned by Belmond Holdings, a wholly-owned subsidiary of the Company. Under the merger agreement, the class B common shares will remain outstanding as class B common shares of the surviving company and be unaffected by the merger. Under the support agreement, Belmond Holdings has waived its right to appraisal of the class B common shares in connection with the merger.

        Any Belmond shareholder who is not satisfied that it has been offered fair value for its class A common shares and whose shares are not voted in favor of the approval of the merger agreement, the statutory merger agreement and the merger may exercise its appraisal rights under the Companies Act to have the fair value of its shares appraised by the Bermuda Court. Persons owning beneficial interests in shares but who are not shareholders of record should note that only persons who are shareholders of record are entitled to make an application for appraisal. Any Belmond shareholder intending to exercise appraisal rights must file its application for appraisal of the fair value of its shares with the Bermuda Court within one month after the date the notice convening the special general meeting to approve the merger has been given. The notice of meeting delivered with this proxy statement constitutes this notice. There are no statutory rules and limited decisions of the Bermuda Court prescribing in detail the operation of the provisions of the Companies Act governing appraisal rights that are set forth in Section 106 of the Companies Act or the process of appraisal by the Bermuda Court; the Bermuda Court retains considerable discretion as to the precise methodology that it would adopt when determining the fair value of shares in an appraisal application under the Companies Act.

        If a Belmond shareholder votes in favor of the approval of the merger agreement, the statutory merger agreement and the merger at the special general meeting, such shareholder will have no right to apply to the Bermuda Court to appraise the fair value of its shares, and instead, if the merger is consummated, each class A common share of such shareholder will be canceled and converted solely into the right to receive the per share merger consideration. See the section entitled "The Merger—Certain Effects of the Merger on Belmond" for further discussion. In addition, voting against the merger proposal, or not voting, will not in itself satisfy the requirements for notice or the exercise by a shareholder of such shareholder's right to apply for appraisal of the fair value of its shares.

        A FAILURE OF A DISSENTING SHAREHOLDER TO AFFIRMATIVELY VOTE AGAINST THE MERGER PROPOSAL WILL NOT CONSTITUTE A WAIVER OF ITS RIGHT TO HAVE THE FAIR VALUE OF ITS BELMOND COMMON SHARES APPRAISED.

        If a registered holder of class A common shares has made an appraisal application in respect of the class A common shares held by such shareholder, and the merger has been made effective under Bermuda law before the Bermuda Court's appraisal of the fair value of such dissenting class A common shares, then the dissenting shareholder shall be entitled to receive the per share merger consideration for its class A common shares. If the fair value of the dissenting class A common shares is later appraised by the Bermuda Court to be greater than the value of the per share merger consideration, such dissenting shareholder will be paid the difference between the amount paid to him as the per share merger consideration and the value appraised by the court within one month following the Bermuda Court's appraisal.

        If the value of the dissenting class A common shares held by a dissenting shareholder is appraised by the Bermuda Court before the merger has been made effective under Bermuda law, then the

Company will be required to pay the dissenting shareholder, within one month following the Bermuda Court's appraisal, an amount equal to the value of the dissenting class A common shares as appraised by the Bermuda Court, unless the merger is terminated under the terms of the merger agreement, in which case no payment shall be made. It is anticipated that, subject to Belmond having obtained the requisite shareholder approval for the merger, the merger would have proceeded prior to any appraisal by the Bermuda Court.

        A shareholder that has exercised appraisal rights has no right of appeal from an appraisal made by the Bermuda Court. The responsibility for apportioning the costs of any application to the Bermuda Court under Section 106 of the Companies Act will be in the discretion of the Bermuda Court.

        The relevant portion of Section 106 of the Companies Act in relation to appraisal rights is as follows:

        "(6) Any shareholder who did not vote in favour of the amalgamation or merger and who is not satisfied that he has been offered fair value for his shares may within one month of the giving of the notice referred to in subsection (2) apply to the Court to appraise the fair value of his shares.

          (6A)  Subject to subsection (6B), within one month of the Court appraising the fair value of any shares under subsection (6) the company shall be entitled either—

            (a)   to pay to the dissenting shareholder an amount equal to the value of his shares as appraised by the Court; or

            (b)   to terminate the amalgamation or merger in accordance with subsection (7).

          (6B) Where the Court has appraised any shares under subsection (6) and the amalgamation or merger has proceeded prior to the appraisal then, within one month of the Court appraising the value of the shares, if the amount paid to the dissenting shareholder for his shares is less than that appraised by the Court, the amalgamated or surviving company shall pay to such shareholder the difference between the amount paid to him and the value appraised by the Court.

          (6C) No appeal shall lie from an appraisal by the Court under this section.

          (6D)  The costs of any application to the Court under this section shall be in the discretion of the Court.

        (7)   An amalgamation agreement or merger agreement may provide that at any time before the issue of a certificate of amalgamation or merger the agreement may be terminated by the directors of an amalgamating or merging company, notwithstanding approval of the agreement by the shareholders of all or any of the amalgamating or merging companies."

        BELMOND SHAREHOLDERS WHO HOLD THEIR SHARES IN BANK OR BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND WHO WISH TO EXERCISE THEIR APPRAISAL RIGHTS, SHOULD CONSULT WITH THEIR BANK, BROKERAGE FIRM, OR OTHER APPLICABLE NOMINEE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKERAGE FIRM OR OTHER NOMINEE HOLDER TO MAKE A DEMAND FOR APPRAISAL OF THOSE BELMOND SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKERAGE FIRM AND OTHER NOMINEE MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO EXERCISE APPRAISAL RIGHTS.

        A shareholder who elects to exercise appraisal rights under Section 106(6) of the Companies Act must apply to the Bermuda Court pursuant to the Companies Act and any applicable Bermuda court rules, and should also mail or deliver a written demand to:

Belmond Ltd.
Attention: Secretary
Canon's Court, 22 Victoria Street
Hamilton, HM 12, Bermuda
Telephone: +1-441-294-8000

 U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

        The following discussion is a summary of the U.S. federal income tax consequences of the merger that are relevant to holders of class A common shares whose shares are converted into the right to receive cash pursuant to the merger. This discussion is based upon the Code, Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service, or the IRS, and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders who hold their class A common shares as "capital assets" within the meaning of the Section 1221 of Code (generally, property held for investment purposes). This summary does not describe any of the tax consequences arising under the laws of any state, local or foreign tax jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation (e.g., estate, gift or alternative minimum tax or the Medicare net investment income surtax). In addition, this summary does not address the U.S. federal income tax consequences to holders of shares who exercise appraisal rights under Bermuda law. For purposes of this discussion, a "holder" means either a U.S. Holder or a Non-U.S. Holder (each as defined below) or both, as the context may require.

        This discussion is for general information only and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances, including:

  •
  Holders who may be subject to special treatment under U.S. federal income tax laws, such as: financial institutions, tax-exempt organizations, S corporations or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes, insurance companies, mutual funds, dealers in stocks and securities, traders in securities that elect to use the mark-to-market method of accounting for their securities, regulated investment companies, real estate investment trusts, or certain expatriates or former long-term residents of the United States;

  •
  Holders holding shares as part of a hedging, constructive sale or conversion, straddle or other risk reducing transaction;

  •
  Holders that received their Belmond common shares in a compensatory transaction;

  •
  U.S. Holders whose "functional currency" is not the U.S. dollar; or

  •
  U.S. Holders who own or have owned, directly, indirectly or constructively, ten percent or more, by vote or value, of Belmond's shares.

        If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of class A common shares, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding class A common shares and partners therein should consult their tax advisors regarding the consequences of the merger.

        We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary. No assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.

        A HOLDER SHOULD CONSULT ITS OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

U.S. Holders

        For purposes of this discussion, a "U.S. Holder" is a beneficial owner of class A common shares who or that is for U.S. federal income tax purposes:

  •
  An individual who is a citizen or resident of the United States;

  •
  A corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, or any state thereof or the District of Columbia;

  •
  An estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  A trust (i) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in the Code or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

        The receipt of cash by a U.S. Holder in exchange for class A common shares pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder's gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder's adjusted tax basis in the shares surrendered pursuant to the merger. A U.S. Holder's adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder's holding period in such shares is more than one year at the time of the completion of the merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder. There are limitations on the deductibility of capital losses. If a U.S. Holder acquired different blocks of class A common shares at different times and different prices, such U.S. Holder must determine its adjusted tax basis and holding period separately with respect to each block of common stock.

Passive Foreign Investment Company ("PFIC")

        In general, a foreign corporation will be treated as a PFIC during a given year if (i) 75% or more of its gross income constitutes "passive income" or (ii) 50% or more of its assets produce (or are held for the production of) passive income. For purposes of the PFIC determination, a non-U.S. corporation is generally treated as owning a proportionate share of the assets and income of any other corporation in which it owns, directly or indirectly, more than 25% (by value) of the corporation's shares. Passive income generally includes interest, dividends, annuities and other investment income.

        Based on the past and anticipated market price of Belmond's class A common shares, and the past, current and anticipated composition of its and its subsidiaries' income, assets and operations, Belmond does not expect to be treated as a PFIC for U.S. federal income tax purposes for the current taxable year and does not believe it was a PFIC in past years. This is a factual determination, however, that depends, among other things, on the composition of Belmond's and its subsidiaries' income and assets, the fair market value of such assets and the market value of Belmond's class A common shares, and thus the determination can only be made annually after the close of each taxable year. Therefore, there can be no assurance that we will not be classified as a PFIC for the taxable year of the merger or for a prior taxable year. The PFIC rules are complex, and each U.S. holder should consult their own tax advisors regarding the classification of Belmond as a PFIC, and the effect of the PFIC rules on such U.S. holder.

Non-U.S. Holders

        For purposes of this discussion, the term "Non-U.S. Holder" means a beneficial owner of class A common shares, other than a U.S. Holder or an entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes.

        Subject to the discussion below in "—Backup Withholding and Information Reporting," any gain realized by a Non-U.S. Holder pursuant to the merger generally will not be subject to U.S. federal income tax unless:

  •
  The gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable tax treaty); or

  •
  Such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable tax treaty).

Backup Withholding and Information Reporting

        A holder of class A common shares may be subject to information reporting and backup withholding with respect to the amount of cash received in the merger. Backup withholding of tax generally applies if a holder (i) fails to provide an accurate taxpayer identification number or (ii) in certain circumstances, fails to comply with applicable certification requirements. Certain penalties apply for failure to provide correct information and for failure to include reportable payments in income. In order to avoid backup withholding, U.S. Holders generally must complete the IRS Form W-9 that is included in the Letter of Transmittal and Non-U.S. Holders generally must complete an appropriate IRS Form W-8 in accordance with the instructions to the appropriate form.

        Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules will be allowed as a refund or credit against the holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

 FUTURE SHAREHOLDER PROPOSALS

        If the merger is completed, we will not hold an annual general meeting in 2019 as we will no longer have any public shareholders. However, if the merger is not completed in 2019 for any reason, we intend to hold an annual general meeting as required by Bermuda law. Under Bermuda law, unless a company has elected to dispense with the holding of an annual general meeting pursuant to s71A of the Companies Act, such company shall hold an annual general meeting once at any time during a calendar year. If an annual general meeting is not actually held within a further 3 months of the last day of the calendar year, the company must apply to the Registrar for sanction for the late holding of the annual general meeting.

 WHERE YOU CAN FIND MORE INFORMATION

        In addition to the information in this proxy statement, we strongly urge you to also review the other documents and information referred to in this proxy statement that are filed separately with the SEC, including the documents described below that Belmond has previously filed with the SEC, as well as the annexes to this proxy statement. These documents contain important information about Belmond and its financial condition.

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on March 1, 2018, as amended by Amendment No. 1 thereto, filed with the SEC on June 27, 2018;

  •
  Quarterly Reports on Form 10-Q for the quarterly period ended September 30, 2018, filed with the SEC on November 7, 2018, for the quarterly period ended June 30, 2018, filed with the SEC on August 9, 2018, and for the quarterly period ended March 31, 2018, filed with the SEC on May 9, 2018; and

  •
  Current Reports on Form 8-K (other than with respect to information furnished pursuant to Item 2.02 or Item 7.01), filed with the SEC on December 14, 2018; November 7, 2018; October 17, 2018; August 24, 2018; August 8, 2018; July 10, 2018; June 7, 2018; May 9, 2018; April 23, 2018; April 9, 2018; February 27, 2018; and February 8, 2018.

        We also refer you to, and urge you to review, additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the special general meeting, including any adjournments, recesses or postponements of the special general meeting, or the termination of the merger agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K.

        You may read and copy any reports, statements or other information that we file with the SEC at the SEC's public reference room located at: Station Place, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. Our public filings are also available in electronic format to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. You can also review our SEC filings on our website at www.investor.belmond.com. Information included on our website is not a part of, and is not incorporated in, this proxy statement.

        You may also obtain documents referred to in this proxy statement by requesting them in writing or by telephone from us at the following address:

Investor Relations
Belmond Ltd.
c/o Belmond (UK) Ltd.
Shackleton House
4 Battle Bridge Lane
London, SE1 2HP
England
Attn: Mr. James Costin, Director of Investor Relations
Collect: +44-203-117-1325
E-mail: james.costin@belmond.com

        If you would like to request documents, please do so by February 7, 2019 to receive them before the special general meeting. If you request any documents, we will strive to mail them to you by first-class mail, or another equally prompt means, within one business day of receipt of your request.

        If you have any questions about this proxy statement, the special general meeting or the merger or need assistance with voting procedures, you should contact:

MacKenzie Partners Inc.
1407 Broadway
New York, NY 10018
Toll-Free (from the United States and Canada): +1 (800) 322-2885
Collect: +1 (212) 929-5500
E-mail: proxy@mackenziepartners.com

 OTHER MATTERS

        Belmond has supplied all information in this proxy statement relating to Belmond, and LVMH has supplied, and Belmond has not independently verified, all of the information in this proxy statement relating to LVMH, Holding and Merger Sub.

        YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT, THE ANNEXES TO THIS PROXY STATEMENT AND THE DOCUMENTS WE REFER TO IN THIS PROXY STATEMENT IN DECIDING HOW TO VOTE YOUR CLASS A COMMON SHARES IN CONNECTION WITH THE MERGER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED JANUARY 8, 2019. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE (OR AS OF AN EARLIER DATE, IF SO INDICATED IN THIS PROXY STATEMENT) AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY. THIS PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE A PROXY SOLICITATION.

        This proxy statement contains a description of the representations, warranties and covenants of Belmond, LVMH, Holding and Merger Sub that are contained in the merger agreement and which have been made solely for the benefit of the parties thereto. In addition, such representations, warranties and covenants (a) have been made only for purposes of the merger agreement, (b) have been qualified by (i) matters specifically disclosed in Belmond's filings with the SEC since January 1, 2017 and (ii) confidential disclosures made in the disclosure letter delivered by Belmond in connection with the merger agreement, (c) are subject to materiality qualifications contained in the merger agreement which may differ from what may be viewed as material by investors, (d) were made only as of the date of the merger agreement or such other date as is specified in the merger agreement and (e) have been included in the merger agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as fact. Accordingly, these materials are included with this filing only to provide investors with information regarding the terms of the merger agreement, and not to provide investors with any other factual information regarding Belmond, LVMH, Holding, Merger Sub or their respective businesses. Investors should not rely upon the representations and warranties in the merger agreement as characterizations of actual facts or circumstances as of the date of the merger agreement or as of any other date. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in Belmond's public disclosures.

        Belmond is incorporated in the Islands of Bermuda and is a "foreign private issuer" within the meaning of the rules of the SEC. As such, the Company is exempt from the SEC's rules relating to the disclosure and procedural requirements for proxy solicitations. In addition, Belmond's directors, officers and ten percent shareholders are exempt from the reporting and "short-swing profits" liability provisions in Section 16 of the Exchange Act. Belmond has elected to file annual and periodic reports with the SEC on forms applicable to U.S. domestic issuers (Forms 10-K, 10-Q and 8-K, including the certifications required by Item 601(b)(31) of Regulation S-K) although it is eligible to file such reports on other forms available to foreign private issuers.

Annex A
EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

BELMOND LTD.,

LVMH MOËT HENNESSY—LOUIS VUITTON SE,

PALLADIO OVERSEAS HOLDING LIMITED

and

FENICE LTD.

Dated as of December 13, 2018

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of December 13, 2018, is entered into by and among LVMH Moët Hennessy—Louis Vuitton SE, a corporation organized under the laws of France ("Parent"), Palladio Overseas Holding Limited, a company organized under the laws of England and Wales and an indirect, wholly-owned subsidiary of Parent ("Holding"), Fenice Ltd., an exempted company organized under the laws of Bermuda and a wholly-owned subsidiary of Holding ("Merger Sub"), and Belmond Ltd., an exempted company incorporated in Bermuda (the "Company").

R E C I T A L S

        WHEREAS, the board of directors of each of the Parent Parties has unanimously (a) approved the execution, delivery and performance by the Parent Parties of this Agreement and the Statutory Merger Agreement and the consummation of the transactions contemplated hereby and thereby, including the merger of Merger Sub with and into the Company, with the Company surviving such merger and continuing as a Bermuda exempted company and as a wholly-owned subsidiary of Holding (the "Merger"), on the terms and subject to the conditions set forth herein, (b) determined that the terms of this Agreement and the Statutory Merger Agreement, including the Merger and the other transactions contemplated by this Agreement and the Statutory Merger Agreement, are in the best interests of the Parent Parties, as applicable, and their respective shareholders, and fair to the shareholders of Merger Sub and (c) declared this Agreement and the Statutory Merger Agreement advisable;

        WHEREAS, the board of directors of the Company (the "Company Board") has unanimously (a) approved the execution, delivery and performance of this Agreement and the Statutory Merger Agreement and the consummation of the transactions contemplated hereby and thereby, including the Merger, on the terms and subject to the conditions set forth herein, (b) determined that the terms of this Agreement and the Statutory Merger Agreement, including the Merger and the other transactions contemplated by this Agreement and the Statutory Merger Agreement, are in the best interests of the Company and its shareholders, (c) declared this Agreement and the Statutory Merger Agreement advisable and (d) resolved, subject to the terms and conditions set forth in this Agreement and the Statutory Merger Agreement, to recommend that the Company's shareholders approve this Agreement and the transactions contemplated hereby, including the Merger, at the Company Shareholders Meeting;

        WHEREAS, concurrently with the execution and delivery of this Agreement, Parent has entered into a Support Agreement, in the form attached as Exhibit A hereto (the "Support Agreement"), with Belmond Holdings 1 Ltd., an exempted company incorporated in Bermuda and a wholly-owned subsidiary of the Company ("Belmond Holdings"), pursuant to which Belmond Holdings, on the terms and subject to the conditions set forth therein, has agreed to vote or cause to be voted all of the shares of the Company then held by Belmond Holdings in favor of the approval of this Agreement and the transactions contemplated hereby, including the Merger, at the Company Shareholders Meeting; and

        WHEREAS, the Company and the Parent Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated hereby.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

THE MERGER

        Section 1.01.    The Merger.     Subject to the terms and conditions of this Agreement and the Statutory Merger Agreement, and in accordance with the Bermuda Companies Act, at the Effective Time, (a) Merger Sub shall be merged with and into the Company such that the separate corporate existence of Merger Sub shall thereupon cease in accordance with Section 104H of the Bermuda Companies Act, (b) the Company shall be the surviving company in the Merger (the "Surviving Company") and (c) the Merger shall have the effects set forth in this Agreement, the Statutory Merger Agreement and Section 109(2) of the Bermuda Companies Act. As a result of the Merger, the Surviving Company shall become a subsidiary of Holding.

        Section 1.02.    Closing.     Subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of all of the conditions set forth in ARTICLE VII, the closing of the Merger and the transactions contemplated hereby (the "Closing") shall take place as soon as practicable, and in any event no later than the fifth (5th) Business Day, after the satisfaction or, to the extent permitted by Applicable Law, waiver of all of the conditions set forth in ARTICLE VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Applicable Law and this Agreement, waiver of such conditions thereat) at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10153, unless this Agreement has been terminated in accordance with its terms or another date and/or place is agreed to in writing by Parent and the Company; provided, however, that without the prior written consent of Parent, the Closing shall not occur earlier than thirty (30) days following the date hereof. The date on which the Closing actually occurs is referred to in this Agreement as the "Closing Date."

        Section 1.03.    Effective Time.     On the terms and subject to the conditions set forth in this Agreement and the Statutory Merger Agreement, the applicable Parent Parties and the Company shall (a) on the Closing Date, execute and deliver the Statutory Merger Agreement, (b) on or prior to the Closing Date, cause an application for registration of the Surviving Company (the "Merger Application") to be executed and delivered to the Registrar of Companies in Bermuda (the "Registrar") as provided under Section 108 of the Bermuda Companies Act and to be accompanied by the documents required by Section 108(2) of the Bermuda Companies Act and (c) cause to be included in the Merger Application a request that the Registrar issue the certificate of merger with respect to the Merger (the "Certificate of Merger") on the Closing Date at the time of day mutually agreed upon by the Company and Parent and set forth in the Merger Application. The Merger shall become effective on the issuance of the Certificate of Merger by the Registrar at the time and date shown on the Certificate of Merger. Holding, Merger Sub and the Company agree that they will request that the Registrar provide in the Certificate of Merger that the effective time of the Merger shall be such time as mutually agreed upon by Parent and the Company and that the effective time of the Merger shall occur on the Closing Date (the "Effective Time").

        Section 1.04.    Memorandum of Association and Bye-Laws.     At the Effective Time, the memorandum of association and bye-laws of the Company, as are in effect immediately prior to the Effective Time, shall be the memorandum of association and bye-laws of the Surviving Company, until thereafter changed or amended as provided therein or by Applicable Law (in each case, subject to Section 6.04).

        Section 1.05.    Directors and Officers of Surviving Company.     The directors of Merger Sub immediately prior to the Effective Time shall be, from and after the Effective Time, the directors of the Surviving Company, in each case, to hold office until their respective successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal, in accordance with the Bermuda Companies Act and the bye-laws of the Surviving Company. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Company, in each case until their respective successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal.

ARTICLE II

EFFECT ON THE SHARE CAPITAL OF THE CONSTITUENT ENTITIES

        Section 2.01.    Effect on Share Capital.     At the Effective Time, by virtue of the Merger and without any action on the part of the Parent Parties, the Company, the holders of any Class A common shares, par value $0.01 per share, of the Company (the "Class A Shares"), the holders of any Class B common shares, par value $0.01 per share, of the Company (the "Class B Shares" and, together with the Class A Shares, the "Company Shares") or the holders of any common shares, par value $0.01 per share, of Merger Sub ("Merger Sub Shares"):

          (a)    Share Capital of Merger Sub.    Each Merger Sub Share issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and converted into such number of fully paid and nonassessable Class A common shares, par value $0.01 per share, of the Surviving Company such that, when taken together with any Class A Shares that remain outstanding immediately following the Effective Time pursuant to Section 2.01(b) will equal the aggregate number of Class A Shares issued and outstanding immediately prior to the Effective Time.

          (b)    Cancellation of Treasury Shares; Treatment of Class B Shares; Treatment of Parent-Owned Shares and Shares Owned by Company Subsidiaries.

              (i)  All Company Shares issued and outstanding as of immediately prior to the Effective Time that (A) are owned by the Company as treasury shares or (B) are owned by any Parent Party shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor nor any repayment of capital be made in respect thereof.

             (ii)  All Class B Shares issued and outstanding immediately prior to the Effective Time shall remain outstanding as Class B common shares, par value $0.01 per share, of the Surviving Company and shall be unaffected by the Merger.

            (iii)  All Company Shares issued and outstanding immediately prior to the Effective Time that are owned by any direct or indirect wholly-owned Subsidiary of the Company (other than any Class B Shares, which shall be treated pursuant to Section 2.01(b)(ii)) and all Company Shares owned by any direct or indirect Subsidiary of Parent (other than Holding or Merger Sub) shall remain outstanding as shares of the same class of the Surviving Company and shall be unaffected by the Merger except that the number of shares of the Surviving Company represented thereby shall be adjusted as necessary such that each entity owns the same percentage of the outstanding shares of such class of the Surviving Company immediately following the Effective Time as such entity owned of such class of Company Shares immediately prior to the Effective Time, and no consideration shall be delivered in exchange therefor nor any repayment of capital be made in respect thereof.

          (c)    Conversion of Class A Shares.    Each Class A Share issued and outstanding immediately prior to the Effective Time (other than Class A Shares to be cancelled or to remain outstanding in accordance with Section 2.01(b) and Dissenting Shares, which shall be treated pursuant to Section 2.03) shall be automatically converted into and shall thereafter represent only the right to receive an amount in cash equal to $25.00 per Class A Share, without interest (the "Per Share

  Merger Consideration" and in the aggregate for all such Class A Shares, the "Merger Consideration"). Subject to Section 2.03 with respect to Dissenting Shares, at and as of the Effective Time, all such Class A Shares shall no longer be issued and outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time evidenced ownership of any Class A Shares (a "Certificate") or person entered on the transfer records of the Company as the owner in book-entry of any uncertificated Class A Shares that were issued and outstanding immediately prior to the Effective Time (a "Book-Entry Share") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pertaining to the Class A Shares represented by such Certificate or Book-Entry Share, as applicable, without interest, upon the surrender thereof in accordance with Section 2.02.

        Section 2.02.    Exchange of Certificates.

          (a)    Paying Agent.    Not less than ten (10) Business Days prior to the Closing Date, the Parent Parties shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the payment and delivery to holders of Class A Shares of the aggregate Merger Consideration payable to such holders in connection with the Merger pursuant to Section 2.01(c) and Section 2.03(a) (the "Paying Agent"). In connection therewith, prior to the Closing Date, the Parent Parties shall enter into an agreement with the Paying Agent for its services in a form reasonably acceptable to the Company. At or prior to the Effective Time, the Parent Parties shall deposit, or cause to be deposited, with the Paying Agent an amount in cash sufficient to pay the Merger Consideration payable to the holders of Class A Shares hereunder (such cash, together with any amounts deposited pursuant to the immediately following sentence, being hereinafter referred to as the "Payment Fund"). If for any reason the Payment Fund is at any time inadequate to pay all amounts to which holders of Class A Shares shall be entitled under Section 2.01(c) and Section 2.03(a), including as a result of any investment losses, the Parent Parties shall promptly deposit, or cause to be deposited, additional cash with the Paying Agent so that the Payment Fund is at all times sufficient to make all payments to the former holders of Class A Shares of the aggregate Merger Consideration they are entitled to in respect thereof. The Payment Fund shall not be used for any purpose other than the payment to holders of Class A Shares of the Merger Consideration or payment to the Surviving Company as contemplated in Section 2.02(f).

          (b)    Letter of Transmittal.    As promptly as reasonably practicable after the Effective Time (and in any event within three (3) Business Days after the Closing Date), the Parent Parties shall cause the Paying Agent to mail to each holder of record of a Certificate a form of letter of transmittal, which shall be in such form and have such other customary provisions as the Parent Parties may specify (subject to the Company's reasonable approval thereof) and shall be prepared prior to the Closing, but which shall in any event specify, among other things, that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, together with instructions thereto (the "Letter of Transmittal").

          (c)    Merger Consideration Received in Connection with Exchange.    In the case of Class A Shares represented by Certificates, upon the surrender of the Certificate representing Class A Shares for cancellation to the Paying Agent, together with a Letter of Transmittal duly, completely and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Paying Agent, and, in the case of Book-Entry Shares, without any action by the holders of any Book-Entry Shares, the Paying Agent shall deliver to such holder of Class A Shares the portion of the Merger Consideration into which such holder's Class A Shares have been converted pursuant to Section 2.01(c) or Section 2.03(a), as applicable. In the event of a transfer of ownership of Class A Shares that is not registered in the transfer records of the Company, the Merger Consideration in respect of such shares may be issued to a transferee if and only if the Certificate representing such Class A Shares (or, if such Class A Shares are held in book-entry form, proper evidence of such transfer) is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable share transfer Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.02(c), subject to Section 2.03, each Class A Share, and any Certificate with respect thereto, shall be deemed at any time from and after the Effective Time to represent only the right to receive, upon surrender thereof, the Merger Consideration that the holders of Class A Shares are entitled to receive in respect of such shares pursuant to Section 2.01(c) or Section 2.03(a), as applicable (and the former holders of Class A Shares shall cease to have any rights as a shareholder with respect to the underlying shares, except as provided for herein or by any Applicable Law or Order). No interest shall be paid or shall accrue on the cash payable with respect to the Class A Shares pursuant to this ARTICLE II, whether upon surrender of any Certificate or otherwise.

          (d)    Treatment of Unexchanged Shares.    Except as provided in Section 2.02(j), no cash payment with respect to the Merger Consideration shall be paid to the holder of any unsurrendered Certificate until the surrender of such Certificate in accordance with this ARTICLE II.

          (e)    No Further Ownership Rights in Company Shares.    The Per Share Merger Consideration paid in respect of each Class A Share in accordance with the terms of this ARTICLE II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Class A Shares. At the Effective Time, the share transfer books of the Company shall be closed, and from and after the Effective Time there shall be no further registration of transfers on the register of members of the Surviving Company of Class A Shares that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates (or evidence of ownership of Book-Entry Shares) formerly representing Class A Shares are presented to the Parent Parties or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this ARTICLE II, subject to satisfaction of the terms, conditions and requirements set forth in Section 2.02(c).

          (f)    Termination of Payment Fund.    Any portion of the Payment Fund (including any interest received with respect thereto) that remains undistributed to the holders of Class A Shares following the first anniversary of the Closing Date shall, upon the request of the Parent Parties, be delivered to the Parent Parties, and any holder of Class A Shares who has not theretofore complied with this ARTICLE II shall thereafter look only to the Parent Parties for payment of their claim for the Merger Consideration.

          (g)    No Liability.    Notwithstanding anything to the contrary in this Agreement, none of the Company, the Parent Parties or the Paying Agent shall be liable to any Person in respect of any Merger Consideration (including any portion of the Payment Fund in respect thereof) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the Payment Fund which remains undistributed to the holders of Class A Shares at such time at which such amounts would otherwise escheat to, or become the property of, any Governmental Entity, shall, to the extent permitted by Applicable Law, become the property of the Parent Parties or their designee, free and clear of all claims or interest of any Person previously entitled thereto.

          (h)    Investment of Payment Fund.    The Paying Agent shall, pending its disbursement pursuant to this Section 2.02, invest the cash in the Payment Fund as directed by the Parent Parties in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody's Investors Service, Inc. or Standard and Poor's Ratings Services or (iv) certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $5,000,000,000. Any interest and other income resulting from such investments shall be payable to the Parent Parties. No investment losses resulting from investment of the Payment Fund shall diminish the rights of any shareholder of the Company to receive the Per Share Merger Consideration or any other payment as provided herein, and the Parent Parties shall in any event be liable for the payment of all such amounts.

          (i)    Withholding Rights.    Each of the Parent Parties and the Paying Agent (without duplication) shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement, including any amounts payable to any former holder of Class A Shares or Company Equity Awards, such amounts as are required to be deducted and withheld with respect to the making of such payment under Applicable Law with respect to Taxes. Any amounts that are deducted and withheld from the amounts otherwise payable pursuant to this Agreement pursuant to the preceding sentence shall be timely paid over to the appropriate Governmental Entity. Amounts so withheld and timely paid over to the appropriate Governmental Entity shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

          (j)    Lost, Stolen or Destroyed Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Company, the posting by such Person of a bond, in such reasonable and customary amount as the Parent Parties may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Parent Parties shall cause the Paying Agent to pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration.

        Section 2.03.    Shares of Dissenting Holders.

          (a)   At the Effective Time, all Dissenting Shares shall automatically be canceled and shall cease to exist and, unless otherwise required by Applicable Law, shall automatically be converted into the right to receive the Per Share Merger Consideration without interest pursuant to Section 2.01(c), upon the surrender thereof in accordance with Section 2.02. Any holder of Dissenting Shares shall, in the event that the fair value of a Dissenting Share as appraised by the Supreme Court of Bermuda under Section 106(6) of the Bermuda Companies Act (the "Appraised Fair Value") is greater than the Per Share Merger Consideration also be entitled to receive from the Surviving Company an amount in cash equal to the difference between the Appraised Fair Value and the Per Share Merger Consideration in respect of each Dissenting Share by payment made within thirty (30) days after such Appraised Fair Value is finally determined pursuant to such appraisal procedure.

          (b)   In the event that a holder of Dissenting Shares fails to exercise, effectively withdraws or otherwise waives any right to appraisal (each, an "Appraisal Withdrawal"), such holder shall have no other rights in respect of such Dissenting Shares, which shall have automatically been canceled and shall have ceased to exist at the Effective Time, other than the right to receive solely the Per Share Merger Consideration for each such Dissenting Share as contemplated by Section 2.01(c).

          (c)   The Company shall give the Parent Parties (i) written notice of (A) any demands for appraisal of Dissenting Shares, Appraisal Withdrawals and any other written instruments, notices, petitions or other written communication received by the Company in connection with this Section 2.03 and (B) to the extent that the Company has Knowledge thereof, any applications to the Supreme Court of Bermuda for appraisal of the fair value of the Dissenting Shares and (ii) to the extent permitted by Applicable Law, the right to participate with the Company in any settlement negotiations and proceedings with respect to any demands for appraisal under the Bermuda Companies Act. The Company shall not, without the prior written consent of the Parent

  Parties, voluntarily make any payment with respect to, offer to settle or settle any such demands or applications, or waive any failure to timely deliver a written demand for appraisal or timely take any other action to exercise appraisal rights in accordance with the Bermuda Companies Act. Payment of any amounts payable to holders of Dissenting Shares shall be the obligation of the Parent Parties.

        Section 2.04.    Treatment of Company Stock Options, Company Restricted Share Awards, Company Deferred Share Awards and Other Company Awards.

          (a)    Cancellation of Options.    In connection with the Merger, effective at the Effective Time, the Company Stock Options that are outstanding immediately prior to the Effective Time shall be canceled in exchange for the right to receive from the Surviving Company a lump-sum amount in cash (without interest, but less applicable withholding Taxes, if any) equal, for each tranche, to the product of (i) the excess, if any, of (A) the Per Share Merger Consideration, over (B) the applicable per share exercise price of such Company Stock Options tranche, multiplied by (ii) the total number of Company Stock Options of such tranche immediately prior to the Effective Time (the "Option Consideration"). In the event the Option Consideration with respect to any Company Stock Option is equal to or less than zero, any such Company Stock Option shall be canceled and extinguished immediately upon the Effective Time without any payment or other consideration in respect thereof.

          (b)    Cancellation of Company Performance Share Awards.    In connection with the Merger, effective at the Effective Time, the Company Performance Share Awards that are outstanding immediately prior to the Effective Time shall be cancelled in exchange for the right to receive from the Surviving Company a lump-sum amount in cash (without interest, but less applicable withholding Taxes, if any) equal to (i) the target number of Class A Shares subject to such Company Performance Share Awards (which number of Class A Shares corresponds to not more than the maximum number of Class A Shares set forth in Section 3.03(a)(B) together with the number of Class A Shares underlying Company Performance Share Awards that may be granted pursuant to and in accordance with Section 5.01(a)(xv)), multiplied by (ii) the Per Share Merger Consideration.

          (c)    Cancellation of Company Deferred Share Awards and Company Restricted Share Awards.    In connection with the Merger, effective at the Effective Time, the Company Deferred Share Awards and Company Restricted Share Awards that are outstanding immediately prior to the Effective Time shall be canceled in exchange for the right to receive from the Surviving Company a lump-sum amount in cash (without interest, but less applicable withholding Taxes, if any) equal to the product of (i) the Per Share Merger Consideration multiplied by (ii) the number of Class A Shares subject to such Company Deferred Share Awards or Company Restricted Share Awards.

          (d)    Cancellation of Other Company Awards.    In connection with the Merger, effective at the Effective Time, all rights of any kind, contingent or accrued, to acquire or receive Class A Shares or benefits measured by the value of Class A Shares, and each award of any kind consisting of Class A Shares that may be held, awarded, outstanding, payable or reserved for issuance under the Company Share Plans or any other Company Benefit Plan, in each case that are outstanding immediately prior to the Effective Time, but other than the Company Stock Options, the Company Deferred Share Awards and the Company Restricted Share Awards (collectively, the "Other Company Awards") shall be canceled in exchange for the right to receive from the Surviving Company a lump-sum amount in cash (without interest, but less applicable withholding Taxes, if any) equal to the product of (i) the Per Share Merger Consideration (less any per share exercise or similar per share acquisition price applicable to the relevant Other Company Award), multiplied by (ii) the total number of Class A Shares subject to such Other Company Awards immediately prior to the Effective Time.

          (e)    Payment Procedures.    All amounts payable to holders of Company Stock Options, Company Deferred Share Awards, Company Restricted Share Awards and Other Company Awards pursuant to this Section 2.04 shall be paid through the payroll systems of the Surviving Company and its Subsidiaries promptly following the Closing Date (but in any event not later than the next regular employee payroll date occurring at least five (5) Business Days after the Closing Date); provided, however, that, to the extent any amounts described in this Section 2.04 relate to a payment that is nonqualified deferred compensation subject to Section 409A of the Code, the Surviving Company or its Subsidiaries shall pay such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such payment that will not trigger a tax or penalty under Section 409A of the Code.

          (f)    Action by the Company.    Prior to the Closing Date, the Company Board, or an appropriate committee thereof, as applicable, shall adopt such resolutions (a copy of which shall be promptly provided to the Parent Parties, and in any case no later than five (5) Business Days prior to the Closing Date) and take such other actions as are necessary to effectuate the provisions of this Section 2.04.

        Section 2.05.    Adjustments.     Notwithstanding any provision of this ARTICLE II to the contrary, if between the date of this Agreement and the Effective Time the issued and outstanding Class A Shares shall have been changed into a different number of shares or a different class, by reason of any bonus issue, share dividend, subdivision, reclassification, change in capital structure, split, combination, consolidation or exchange of Company Shares, exercise of rights issued pursuant to the Company Rights Plan or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of Class A Shares will be appropriately adjusted to provide the holders of Class A Shares and the Parent Parties with the same economic effect as contemplated by this Agreement prior to such event; provided, however, that with respect to outstanding awards made under the Company Share Plan, any such adjustments shall be made in accordance with the Company Share Plan. Nothing in this Section 2.05 shall be construed to permit the Company or any of its Subsidiaries to take any action that would otherwise be prohibited by this Agreement, including pursuant to Section 5.01(a).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to the Parent Parties that, except (a) as disclosed in the Company SEC Documents filed with, or furnished to, the SEC after January 1, 2017 and at least two (2) Business Days prior to the date of this Agreement and publicly available on the SEC website (excluding any redacted information and any disclosures in any risk factors section or any section related to forward-looking statements and any other disclosures that are predictive or forward-looking in nature) (it being understood that (i) no information set forth in the Company SEC Documents shall qualify or apply to the representations and warranties set forth in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.18, Section 3.19 or Section 3.20 and (ii) any information set forth in a Company SEC Document shall be deemed to apply to and qualify any representation or warranty in this ARTICLE III only to the extent that it is reasonably apparent on its face that such information is relevant to such representation or warranty) or (b) as disclosed in the disclosure letter delivered by the Company to Parent at or before the execution and delivery of this Agreement (the "Company Disclosure Letter") (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the section or subsection of this ARTICLE III to which it corresponds and each other section or subsection of this ARTICLE III only to the extent that it is reasonably apparent on its face that such information is relevant to such other section or subsection):

        Section 3.01.    Qualification, Organization, Subsidiaries, etc.     The Company is an exempted company duly incorporated, validly existing and in good standing under the laws of Bermuda and has all requisite power and authority necessary to own, lease and operate its properties (if any) and assets and to carry on its business as presently conducted, except where the failure to have such power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company's Subsidiaries is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Applicable Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties (if any) and assets and to carry on its business as presently conducted, except where the failure to be so duly organized, validly existing or in good standing or have such power or authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing (where such concept is recognized under Applicable Law) in each jurisdiction in which the properties and assets owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except, in the case of the Company and its Subsidiaries, where the failure to be so duly approved, qualified or licensed and in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent a true, correct and complete copy of the Company Organizational Documents and the Organizational Documents of each material Subsidiary of the Company, in each case as in effect as of the date of this Agreement.

        Section 3.02.    Authority; Execution and Delivery; Enforceability.     The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement, subject only to the receipt of the affirmative vote in favor of the approval of this Agreement of three-fourths of the votes cast (whether by show of hands or upon a demand for a poll) at the Company Shareholders Meeting by the holders of Class A Shares and Class B Shares, voting together as a single class, with each Class A Share being entitled to one-tenth (1/10th) of one vote per share and each Class B Share being entitled to one (1) vote per share on such matter (the "Company Shareholder Approval"). The Company Board has unanimously: (a) approved the execution, delivery and performance of this Agreement and the Statutory Merger Agreement and the consummation of the transactions contemplated hereby and thereby, including the Merger, on the terms and subject to the conditions set forth herein; (b) determined that the Per Share Merger Consideration constitutes fair value for the Class A Shares in accordance with the Bermuda Companies Act; (c) determined that the terms of this Agreement, including the Merger and the other transactions contemplated by this Agreement, are in the best interests of the Company and its shareholders; (d) declared this Agreement advisable and (e) resolved to recommend, subject to the terms and conditions of this Agreement, that the Company's shareholders approve this Agreement, including the Statutory Merger Agreement and the transactions contemplated hereby and thereby, including the Merger, at the Company Shareholders Meeting (the "Company Recommendation"). The Company Board has directed that, subject to and in accordance with the terms of this Agreement, the Company submit the approval of this Agreement and the Statutory Merger Agreement to a vote at a meeting of the shareholders of the Company at which a quorum is present (whether in person or by proxy) of at least two persons holding or representing by proxy at least one-third of the then issued and outstanding Company Shares (including any adjournment, recess or postponement thereof, the "Company Shareholders Meeting"). As of the date of this Agreement, such approvals, determinations and resolutions are valid and have not been amended or withdrawn. Except for the Company Shareholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize or adopt this Agreement and the Statutory Merger

Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the appropriate merger documents as required by Applicable Law). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Parent Parties, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity (the "Bankruptcy and Equity Exceptions").

        Section 3.03.    Capital Structure.     The authorized share capital of the Company consists of: (i) 240,000,000 Class A Shares, (ii) 120,000,000 Class B Shares and (iii) 30,000,000 preferred shares, par value $0.01 per share ("Preferred Shares"), of which 500,000 have been reserved for issuance as Series A Junior Participating Preferred Shares pursuant to the Company Rights Plan.

          (a)   As of the close of business, New York City time, on December 12, 2018 (the "Capitalization Date"), and as set forth in detail on Section 3.03(a)(A) of the Company Disclosure Letter):

    (A)
    102,997,245 Class A Shares were issued and outstanding, including 763,892 Class A Shares subject to outstanding Company Restricted Share Awards;

    (B)
    709,700 Class A Shares were subject to outstanding Company Performance Share Awards (assuming vesting and settlement of such awards based on achievement of the applicable target performance goals in a manner consistent with Section 5.01(xv)(B));

    (C)
    25,740 Class A Shares were subject to outstanding Company Deferred Share Awards;

    (D)
    2,314,499 outstanding Company Stock Options with exercise prices as set forth in Section 3.03(b) of the Company Disclosure Letter (corresponding to an equivalent 1,243,514 Class A Shares on the basis of the treasury stock method and the Per Share Merger Consideration);

    (E)
    18,044,478 Class B Shares were issued and outstanding; and

    (F)
    no Other Company Awards or Preferred Shares were issued and outstanding.

          Attached as Section 3.03(a)(B) of the Company Disclosure Letter is a report provided to the Company by the Company's transfer agent setting forth the number of issued and outstanding Class A Shares as of the Capitalization Date as set forth in Section 3.03(a)(A).

          (b)   All outstanding Company Stock Options, Company Deferred Share Awards and Company Restricted Share Awards are evidenced by individual written award agreements similar to the forms that have been made available to Parent, and no such award agreement contains terms that are different in any material respect from the terms contained in any such forms. Section 3.03(b) of the Company Disclosure Letter sets forth a true, correct and complete list, in each case, as of the Capitalization Date, of all (i) issued and outstanding Class A Shares, (ii) issued and outstanding Class B Shares and (iii) outstanding Company Stock Options, Company Deferred Share Awards, Company Performance Share Awards and Company Restricted Share Awards, setting forth the number of shares subject to each award and the grant date thereof, the applicable exercise price of each outstanding Company Stock Option and the vesting terms of each outstanding Company Deferred Share Award, Company Performance Share Award and Company Restricted Share Award. No later than five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent an updated Section 3.03(b) of the Company Disclosure Letter that will only (i) reflect updates to the extent any Company Stock Options have been exercised or forfeited and/or any Company Restricted Share Awards, Company Performance Share Awards or Company Deferred Share Awards have vested, settled or been forfeited prior to such date and (ii) include information with respect to all Company Equity Awards granted or issued, or to be granted or issued, after the date of this Agreement and on or prior to the Closing Date in accordance with Section 5.01(a)(xv). Except as set forth in Section 3.03(a), Section 3.03(b) and for Company Equity Awards that may be granted pursuant to and in accordance with Section 5.01(a)(xv), no other Class A Shares or Class B Shares, no other Company Equity Awards and no Preferred Shares will have been issued or will be outstanding as of the Closing Date.

          (c)   Except as set forth in Section 3.03(a) and Section 3.03(b), there are (i) no issued and outstanding shares of, or other equity or voting interests in, the Company, (ii) no outstanding securities of the Company convertible into or exercisable or exchangeable for shares of, or other equity or voting interests in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company or any Subsidiary of the Company, or that obligate the Company or any Subsidiary of the Company to issue, any shares of, or other equity or voting interests in, or any securities convertible into or exercisable or exchangeable for shares of, or other equity or voting interests in, the Company, (iv) no obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any shares of, or other equity or voting interests in, the Company and (v) no other rights or obligations by the Company or any of its Subsidiaries that are linked to or based on the stock price of stock performance of the Class A Shares, including any stock appreciation rights, "phantom" stock rights or rights or interests providing for profit participation or similar features tied to the stock price of the Class A Shares (the items described in clauses (i) through (v) being referred to collectively as "Company Securities"). There are no outstanding agreements of any kind that obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities (except pursuant to the acquisition by the Company of Class A Shares for purposes of satisfying Tax withholding obligations with respect to outstanding Company Equity Awards), including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities. There are no bonds, debentures, notes or other Indebtedness of the Company or its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Shares may vote. Neither the Company nor any of its Subsidiaries is a party to any shareholders' agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities. All issued and outstanding Company Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

          (d)   The Class A Shares constitute the only issued and outstanding class of securities of the Company or its Subsidiaries registered under the Exchange Act.

          (e)   The Company is the sole record holder and sole beneficial owner of all of the issued and outstanding shares of Belmond Holdings. Belmond Holdings is the sole record holder and shared beneficial owner (together with the Company) of all of the issued and outstanding Class B Shares. Except for the foregoing, no Subsidiary of the Company holds of record or owns beneficially any Company Shares.

          (f)    A true, correct and complete list of all of the Subsidiaries of the Company (other than dormant Subsidiaries) identifying for each Subsidiary its name and jurisdiction of incorporation or organization is set forth in Section 3.03(f) of the Company Disclosure Letter. All of the issued and outstanding shares of capital stock or voting securities of, or other equity interests in, each Subsidiary of the Company (collectively, "Subsidiary Securities") have been validly issued and are solely owned by the Company, by another wholly-owned Subsidiary of the Company or by the Company and another wholly-owned Subsidiary of the Company (except for directors' qualifying shares, nominee shareholders or the like), free and clear of all Liens (other than Permitted Liens and restrictions imposed by applicable securities laws) and free of any other limitation or restriction, including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of such Subsidiary Securities. There are no outstanding agreements (other than Organizational Documents of wholly-owned Subsidiaries of the Company) that obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Subsidiary Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Subsidiary Securities. There are no bonds, debentures, notes or other Indebtedness of the Company or its Subsidiaries having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which holders of Subsidiary Securities may vote. Neither the Company nor any of its Subsidiaries is a party to any shareholders' agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Subsidiary Securities. Except for the Subsidiary Securities, neither the Company nor any Subsidiary of the Company owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any other Person. Neither the Company nor any Subsidiary of the Company has any obligation, whether or not contingent or conditional, to make any capital contribution to or investment in, to extend any loan, credit or other advance to, or to guarantee any obligation of any other Person (other than a direct or indirect wholly-owned Subsidiary of the Company).

        Section 3.04.    Governmental Authorization; Non-contravention.

          (a)   The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing by the Company or its Subsidiaries with, any Governmental Entity other than (i) the filing of the Merger Application and related attachments with the Registrar and issuance by the Registrar of the Certificate of Merger pursuant to the Bermuda Companies Act, (ii) the Required Antitrust Approvals, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act (including the filing with the SEC of a copy of the Proxy Statement as an exhibit to a Current Report on Form 8-K), and any other applicable U.S. state or federal securities laws, and compliance with the rules and regulations of the NYSE, (iv) notification to the Bermuda Monetary Authority regarding the proposed change in beneficial ownership of the Company and (v) any consents, approvals, Orders, authorizations, registrations, declarations, notifications and filings the failure of which to be obtained, made or given, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect and would not reasonably be expected to prevent or materially delay, interfere with, impair or adversely affect the ability of the Company to consummate the Merger and the other transactions contemplated hereby.

          (b)   The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Company Organizational Documents (subject to obtaining the Company Shareholder Approval), (ii) assuming compliance with the matters referred to in Section 3.04(a) and receipt of the Company Shareholder Approval, contravene, conflict with or result in any violation or breach of any provision of any Applicable Law or Order, (iii) assuming compliance with the matters referred to in Section 3.04(a) and receipt of the Company Shareholder Approval, require any consent or other action by any Person under, constitute a default, permit the termination, cancellation or acceleration of any right or obligation to which the Company or any of its Subsidiaries is entitled under, or require the consent of any third party under, any provision of any Contract binding upon the Company or any of its Subsidiaries as of the date hereof (whether after the giving of notice, with lapse of time, or otherwise) or any governmental licenses, authorizations or Permits or (iv) result in the creation or imposition of any Lien (other than a Permitted Lien) on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) through (iv), as, individually or in the aggregate, has not and would not reasonably be expected to have a Company Material Adverse Effect and would not reasonably be expected to prevent or materially delay, interfere with, impair or adversely affect the ability of the Company to consummate the Merger and the other transactions contemplated hereby.

        Section 3.05.    Company SEC Documents.

          (a)   The Company has filed with or furnished to the SEC, as applicable, all reports, schedules, forms, statements, prospectuses and other documents required to be filed with or furnished to the SEC by the Company since January 1, 2017, and prior to the date hereof (together with any reports, schedules, forms, statements, prospectus and other documents voluntarily filed with or furnished to the SEC by the Company since January 1, 2017, and in each case, including any exhibits and schedules thereto and other information incorporated therein by reference, the "Company SEC Documents"). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act or Exchange Act) and as of their respective SEC filing dates or, if amended or superseded by a subsequent filing, as of the date of such last amendment or superseded filing (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the published rules and regulations of the SEC applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (and, if amended, as of the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Subsidiaries of the Company is required to file or furnish any report, schedule, form, statement or prospectus with the SEC pursuant to the Exchange Act or Securities Act.

          (b)   The consolidated financial statements of the Company and its consolidated Subsidiaries (including the related notes) included or incorporated by reference in the Company SEC Documents, which have been derived from the books and records of the Company and its consolidated Subsidiaries, complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, had been prepared in accordance with GAAP (except, in the case of unaudited consolidated financial statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly presented in accordance with GAAP the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited consolidated financial statements, to appropriate year-end adjustments in accordance with past practice).

          (c)   The Company has designed and maintains a system of internal controls over financial reporting and accounting (including "internal control over financial reporting" as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (iii) that transactions are executed only in accordance with the authorization of management and directors of the Company and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company's properties or assets that could have a material effect on the Company's financial statements. The Company has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that are sufficient to provide reasonable assurance that material information that is required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms and is accumulated and made known to its principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

          (d)   Since January 1, 2017, neither the Company, nor, to the Knowledge of the Company, the Company's independent accountants, has received any oral or written notification of any (i) "significant deficiency" in the internal controls over financial reporting of the Company, (ii) "material weakness" in the internal controls over financial reporting of the Company or (iii) fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company.

          (e)   Except as described in the Company SEC Documents, neither the Company nor any of the Company's Subsidiaries is a party to, or has any commitment to become a party to, (i) any joint venture, off-balance sheet partnership or any similar Contract, or (ii) any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its consolidated Subsidiaries in the Company SEC Documents, including the financial statements filed therewith.

          (f)    At all times since the initial public offering of its Class A Shares, the Company has qualified as a "foreign private issuer" as defined in Rule 3b-4 under the Exchange Act and Rule 405 under the Securities Act.

          (g)   Since January 1, 2017, neither the Company nor any of its Subsidiaries has extended or arranged any "extension of credit" to any director or executive officer of the Company as defined in Section 402 of the Sarbanes-Oxley Act.

          (h)   The Company has made available to Parent true, correct and complete unredacted copies of all documents filed as exhibits to the Company SEC Documents subject to a request to the staff of the SEC for confidential treatment. The Company has not submitted any request for confidential treatment of documents filed as exhibits to the Company SEC Documents that as of the date of this Agreement is currently pending or that has otherwise not been acted upon by staff of the SEC.

          (i)    The Company has responded to all comment letters of the staff of the SEC relating to the Company SEC Documents received since January 1, 2016, and the SEC staff has not asserted to the Company in writing that any of such responses are inadequate, insufficient or otherwise non-responsive. None of the Company SEC Documents is, to the Knowledge of the Company, the subject of ongoing review by the Staff of the SEC. Since January 1, 2017, the Company has not received written notice from the Staff of the SEC indicating that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC.

          (j)    Since January 1, 2017, each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules or regulations promulgated by the SEC or the NYSE with respect to the Company SEC Documents, and the statements contained in such certifications were, at the time thereof, accurate. For purposes of this Agreement, "principal executive officer" and "principal financial officer" have the meanings given to such terms in the Sarbanes-Oxley Act.

          (k)   Since January 1, 2017, neither the Company nor any of its Subsidiaries has received any written complaint, allegation, assertion or claim regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries, or any concerns from employees of the Company or its Subsidiaries regarding questionable accounting or auditing matters with respect to the Company or any of its Subsidiaries relating to periods after January 1, 2017, in each case that, individually or in the aggregate, relates to any matter reasonably believed by the Company to be material to the Company and its Subsidiaries, taken as a whole, in light of the facts known to the Company as of the date hereof forming the basis of such matter.

          (l)    To the extent applicable to the Company, the audit committee of the Company Board has established "whistleblower" procedures that meet in all material respects the requirements of Rule 10A-3 under the Exchange Act. Except for matters that are not material, since January 1, 2017, to the Knowledge of the Company, (i) neither the Company nor any of its Subsidiaries has received any "complaints" (within the meaning of Rule 10A-3 under the Exchange Act) in respect of any accounting, internal accounting controls or auditing matters, and (ii) no complaint seeking relief under Section 806 of the Sarbanes-Oxley Act has been filed with the United States Secretary of Labor and no employee has threatened in writing to file any such complaint.

          (m)  The Company is and since January 1, 2017 has been in compliance in all material respects with the listing and corporate governance rules and regulations of the NYSE that are applicable to the Company.

        Section 3.06.    Absence of Certain Changes or Events.

          (a)   Since September 30, 2018 (the "Balance Sheet Date"), there have not been any changes, effects, events, occurrences or developments that, individually or in the aggregate have had or would reasonably be expected to have a Company Material Adverse Effect.

          (b)   From the Balance Sheet Date to the date of this Agreement, except for the execution, delivery and performance of this Agreement and the discussions, negotiations and transactions related to the sale process conducted by the Company in connection herewith, the business of the Company and the Company's Subsidiaries has been conducted in all material respects in the ordinary course of business, and neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement without the consent of Parent, would constitute a breach of Section 5.01(a)(i) (solely as to the Company), (ii), (iii) (solely as to the Company and the Charleston Subsidiaries), (iv), (v), (vi), (vii) (except that clause (A) shall refer to the Company's plan and budget for the current year), (viii), (ix), (x), (xi), (xii), (xiii), (xv), (xvi), (xix) or (xxii) (solely, in the case of clause (xxii), to the extent related to the immediately preceding clauses).

        Section 3.07.    No Undisclosed Liabilities.     Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except liabilities or obligations (a) reflected or reserved against in the Company's financial statements (including the notes thereto) included in the Company SEC Documents, (b) incurred after the Balance Sheet Date in the ordinary course of business, (c) as contemplated by this Agreement or otherwise incurred in connection with the transactions contemplated hereby or (d) as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

        Section 3.08.    Absence of Litigation; Investigations.     There are no Actions pending or, to the Knowledge of the Company, threatened in writing against the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of its or their respective directors, officers, properties or assets, or any Order to which the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of its or their respective directors, officers, properties or assets is subject, except, in each case, for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect and would not reasonably be expected to prevent or materially delay, interfere with, impair or adversely affect the ability of the Company to consummate the Merger and the other transactions contemplated hereby. Since January 1, 2017, the Company has not conducted or caused to be conducted any internal investigation or inquiry (other than routine audits or examinations conducted by the Company's internal audit function in the ordinary course of business) relating to the Company, any of its Subsidiaries or any of its or their respective directors, officers, properties or assets that, individually or in the aggregate, relates to any matter reasonably believed by the Company to be material to the Company and its Subsidiaries, taken as a whole, in light of the facts known to the Company as of the date hereof forming the basis of such matter.

        Section 3.09.    Compliance with Applicable Laws; Permits; FCPA.

          (a)   Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries are, and since January 1, 2017 have been, in compliance with all Applicable Laws and with all Orders and Permits binding on the Company and its Subsidiaries or any of their respective businesses or properties, and (ii) there are no, and since January 1, 2017 there have been no, Actions pending or, to the Knowledge of the Company, threatened in writing alleging that the Company or any of its Subsidiaries is not in compliance with any Applicable Law, Order or Permit. The Company and each of its Subsidiaries hold all Permits necessary for the lawful conduct of their respective businesses, except where the failure to hold a Permit, individually or in the aggregate, has not and would not reasonably be expected to have a Company Material Adverse Effect. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2017, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Entity, and to the Knowledge of the Company no Governmental Entity has threatened in writing, that any material Permit will be cancelled or will not be renewed in the future.

          (b)   Without limiting the generality of Section 3.09(a), except for matters that, individually or in the aggregate, have not been and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) the Company and its Subsidiaries and, to the Knowledge of the Company, its and its Subsidiaries' respective directors, officers, managers, employees, agents and representatives (in each case, acting in their capacities as such) is in compliance with the FCPA, the UK Bribery Act and all other similar applicable foreign and domestic anticorruption or antibribery laws, (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of its or its Subsidiaries' respective directors, officers, managers, employees, agents or representatives (in each case, acting in their capacities as such) have in connection with the operation of the Company's business, since January 1, 2017, taken any action or made any omission in violation of any Applicable Law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering or compliance with unsanctioned foreign boycotts, (iii) since January 1, 2017, neither the Company nor any of its Subsidiaries has made a voluntary disclosure to any Governmental Entity with respect to any breach or violation of the Applicable Laws as described in this Section 3.09(b) , and no such disclosure is presently contemplated, and (iv) neither the Company nor any of its Subsidiaries is a party to or otherwise bound by or subject to any

  Order, including any consent decree, deferred prosecution agreement or similar agreement or commitment, relating to the Applicable Laws as described in this Section 3.09(b).

        Section 3.10.    Intellectual Property.

          (a)   Section 3.10(a) of the Company Disclosure Letter identifies all material (i) registered trademarks and pending trademark applications, (ii) copyright registrations and design applications or registrations and (iii) Internet domain names, in each case of clauses (i) through (iii) owned by the Company and its Subsidiaries as of the date of this Agreement (the "Registered IP"). Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries collectively own the Registered IP. All material fees and filings have been paid or filed as necessary for the registration and maintenance of material Registered IP.

          (b)   The Company and its Subsidiaries own free and clear of all Liens (except Permitted Liens), license or have a valid right to use all Intellectual Property used in and necessary to the operation of their respective businesses as conducted on the date of this Agreement, including any third party Intellectual Property that is the subject of an Intellectual Property license agreement, except where the failure to own, license or have the right to use such Intellectual Property, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; provided, however, that nothing in this Section 3.10(b) shall be deemed, construed, or interpreted to constitute a representation of non-infringement of any Intellectual Property, which is solely addressed by the representation set forth in Section 3.10(c).

          (c)   Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, (i) the conduct of the businesses of the Company and its Subsidiaries as currently conducted does not infringe upon, misappropriate or otherwise violate any valid and enforceable Intellectual Property of any third Person and (ii) no other Person is infringing upon, misappropriating or otherwise violating any Intellectual Property owned by the Company or any of its Subsidiaries.

          (d)   Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has since January 1, 2017 received from any Person any written notice or written threat, and to the Knowledge of the Company, there are no pending Actions that have been commenced against the Company or any of its Subsidiaries since January 1, 2017, in each case either (i) asserting the infringement, misappropriation or other violation of any Intellectual Property by the Company or any of its Subsidiaries or (ii) challenging the validity, ownership, use or enforceability of any Intellectual Property owned by the Company or its Subsidiaries.

          (e)   Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has since January 1, 2017 sent to any Person any written notice or written threat, and to the Knowledge of the Company, there are no pending Actions that have been commenced by the Company or any of its Subsidiaries since January 1, 2017, in each case either (i) asserting the infringement, misappropriation or other violation of any Intellectual Property owned, licensed or used by the Company or any of its Subsidiaries or (ii) challenging the validity, ownership, use or enforceability of any Intellectual Property owned by a third Person.

        Section 3.11.    Privacy.     Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (a) since January 1, 2017, the Company and its Subsidiaries have complied with Applicable Law relating to the protection of Personal Information in relation with Personal Information collected or otherwise processed by or on behalf of them in the course of the operation of their businesses, (b) since January 1, 2017, the Company and its

Subsidiaries have complied with all of the Company's policies and contractual obligations with respect to the collection, use, storage, sharing or transfer of Personal Information, (c) the Company and its Subsidiaries have reasonable safeguards in place designed to protect Personal Information and other confidential data in their possession or under their control against loss, theft or unauthorized disclosure, (d) to the Knowledge of the Company, since January 1, 2017, there have been no loss, theft, unauthorized disclosure or other breaches involving Personal Information in the possession or control of the Company or its Subsidiaries, and (e) no Person (including any Governmental Entity) has made any written claim or commenced any Action with respect to loss, damage or unauthorized access, use, modification or other misuse of any Personal Information by the Company or its Subsidiaries, or any of their directors, officers, employees or contractors.

        Section 3.12.    Environmental Matters.     Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (a) the Company and each of its Subsidiaries are and, since January 1, 2017 (in the case of the Recently Acquired Subsidiaries, since their respective Acquisition Dates), have been in compliance with all Environmental Laws applicable to the Company and its Subsidiaries or their respective businesses, operations, products or properties, (b) the Company and its Subsidiaries hold and are in compliance with all Permits that are required under applicable Environmental Laws for the lawful conduct of their respective businesses as currently conducted, (c) neither the Company nor any of its Subsidiaries is the subject of any Action by any Person pending or, to the Knowledge of the Company, threatened in writing asserting, or any written notice of violation, demand, request for information, or Order alleging, any liability, violation or obligation on the part of the Company or any of its Subsidiaries arising under any Environmental Law and (d) the Company, its Subsidiaries and, to the Knowledge of the Company, any third party have not since January 1, 2017 caused a Release of Hazardous Material that would reasonably be expected to form the basis of any Action against the Company or any of its Subsidiaries or give rise to future liability for the Company or any of its Subsidiaries under any Environmental Law, arising under any Environmental Law.

        For all purposes of this Agreement, (i) "Environmental Law" means any Applicable Law relating to pollution or the protection of the environment (including ambient air, climate, surface water, groundwater, land surface or subsurface strata), natural resources, or public health and safety (to the extent regulating the exposure to, treatment, storage, generation, use or Release of Hazardous Materials), and (ii) "Hazardous Materials" means any material, substance or waste that is defined or regulated under any Environmental Law as "hazardous," "toxic," a "pollutant," a "contaminant," or words of similar meaning and regulatory effect, including petroleum, asbestos in any form or condition, and polychlorinated biphenyls and (iii) "Release" means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching, pumping, emptying or migration into or through the indoor or outdoor environment.

        Section 3.13.    Material Contracts.

          (a)   Section 3.13(a) of the Company Disclosure Letter sets forth a list of all Material Contracts (other than this Agreement and each Contract filed as an exhibit to the Company SEC Documents at least two (2) Business Days prior to the date hereof) as of the date of this Agreement. For purposes of this Agreement, "Material Contract" means any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound or subject (other than this Agreement and the Company Benefit Plans) that:

              (i)  would be required to be filed by the Company as a "material contract" pursuant to Item 601(b)(10) of Regulation S-K;

             (ii)  (A) involves aggregate payments by the Company or any of its Subsidiaries of more than $3,000,000 in any fiscal year period or $10,000,000 over a three year period, excluding any such Contract that may be terminated by the Company or any of its Subsidiaries, without any material penalty or other material liability (except for payment obligations in respect of services provided prior to the applicable date of termination) to the Company or any of its Subsidiaries, upon notice of 180 days or less or (B) involves, or is reasonably expected in the future to involve, revenues of $10,000,000 or more in any fiscal year period or $30,000,000 or more in the aggregate over the term of such Contract;

            (iii)  is material to the formation, creation, governance or control of any joint venture, partnership or other similar arrangement that is material to the business of the Company and its Subsidiaries, taken as a whole;

            (iv)  provides for Indebtedness of the Company or any of its Subsidiaries having an outstanding or committed amount in excess of $5,000,000, other than Indebtedness solely between or among any of the Company and any of its wholly-owned Subsidiaries;

             (v)  provides for the grant, creation or assumption of any Lien (other than any Permitted Lien) on any asset, right or property that is material to the business of the Company and its Subsidiaries, taken as a whole;

            (vi)  limits or restricts the ability of the Company or any of its Subsidiaries to engage or compete in any line of business or with any Person or in any geographic area during any time period in any material respect;

           (vii)  contains a "most favored nation" provision that materially restricts the business of the Company and its Subsidiaries, taken as a whole;

          (viii)  is a Contract under which the Company or any of its Subsidiaries licenses Intellectual Property (other than Contracts containing a license incidental to the purpose thereof) from a third party in an amount in excess of $300,000 for any fiscal year period (excluding any licenses for generally available commercial software or "clickwrap," "shrink-wrap" or freely downloadable software (including open source));

            (ix)  except for transactions between or among the Company and its wholly-owned Subsidiaries, relates to the acquisition or disposition (whether by merger, consolidation, stock purchase, asset purchase or otherwise) by the Company or any of its Subsidiaries of any (A) equity interests or (B) assets (other than equity interests) for aggregate consideration in excess of $5,000,000, in each case, that (1) was entered into after January 1, 2017 or (2) contains an outstanding obligation of the Company or its Subsidiaries to make any deferred or contingent payment in an aggregate amount in excess of $5,000,000 or to indemnify any Person against any liabilities or obligations in an aggregate amount in excess of $5,000,000;

             (x)  is a hotel management agreement under which the Company or any of its Subsidiaries manages any real property owned or leased by a third party;

            (xi)  (A) is a concession granted by any Governmental Entity relating to any property that is material to the business of the Company and its Subsidiaries or (B) is a Contract that is otherwise material to the business of the Company and its Subsidiaries and to which Contract any Governmental Entity is a party;

           (xii)  involves a related party transaction that would be required to be disclosed by the Company pursuant to Item 404 of Regulation S-K;

          (xiii)  is a nondisclosure agreement, confidentiality agreement or similar Contract entered into since January 1, 2017 that imposes "standstill" or similar restrictions on any Person with respect to the Company Shares (other than any such agreement entered into in connection with the sale process conducted by the Company in connection with this Agreement); or

          (xiv)  other than pursuant to any Applicable Law, grants a right of first refusal, right of first offer or similar right to a third party in respect of any assets or equity interests owned by the Company or any of its Subsidiaries that are material to the Company and its Subsidiaries, taken as a whole.

          (b)   The Company has made available to Parent true and correct copies of each Material Contract, as amended to date. All of the Material Contracts are valid and binding on the Company or any of its Subsidiaries (to the extent a party thereto) and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except where the failure to be in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has not been notified in writing that any Person is challenging the validity or enforceability of any Material Contract, except such challenges which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company any of the other parties thereto, has violated any provision of, or committed or failed to perform any act which would constitute a default (whether after the giving of notice, with lapse of time, or otherwise) under any provision of, and neither the Company nor any of its Subsidiaries has received written notice that it has violated or defaulted under, any Material Contract, except for those violations and defaults which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

        Section 3.14.    Labor Matters.

          (a)   Section 3.14(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true, complete and correct list of all material Collective Bargaining Agreements to which the Company or any of its Subsidiaries is a party and the Company has made available to Parent true and correct copies of each Collective Bargaining Agreement.

          (b)   Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) there is no strike, slowdown, lockout or other job action or labor or industrial relations dispute involving the employees of the Company or any of its Subsidiaries currently pending, (ii) to the Knowledge of the Company, there is no organizational effort currently being made or threatened by or on behalf of any labor union, works council, employee committee or representative or other labor organization to organize any employees of the Company or any of its Subsidiaries, (iii) since January 1, 2017, no petition has been filed, nor has any Action been instituted by any employee of the Company or any of its Subsidiaries or group of employees of the Company or any of its Subsidiaries with any labor relations board or commission seeking recognition of a collective bargaining or similar representative, (iv) there is no litigation, administrative charge, agency audit or similar Action against the Company or any of its Subsidiaries currently pending concerning any efforts to organize any employees of the Company or any of its Subsidiaries, and (v) the consummation of the Merger or any other transaction contemplated by this Agreement does not require the consent of, consultation with or advance notification to, in each case as required by any Collective Bargaining Agreement or Applicable Law, any works councils, unions or similar labor organizations with respect to employees of the Company or any of its Subsidiaries.

          (c)   Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2017, the Company and its Subsidiaries have complied with all Applicable Laws regarding labor, employment, discrimination or harassment in employment, disability and other human rights, equal opportunity, plant closure or mass layoff issues, background screening, hiring, affirmative action, pay equity, leaves of absence, workers compensation/workplace safety, immigration, terms and conditions of employment, payroll, worker classification, wages, hours, exempt status qualification, independent contractor classification, working time, annual leave, social security matters and contributions and occupational safety and health and employment practices.

        Section 3.15.    Benefits Matters; ERISA Compliance.

          (a)   Section 3.15(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true, complete and correct list identifying all material Company Benefit Plans. Prior to the date of this Agreement, the Company has made available to Parent true, complete and correct copies, to the extent applicable, of (i) all such Company Benefit Plans (or a written description thereof), including any amendments thereto, (ii) the most recent summary plan description for each such Company Benefit Plan, and all material modifications thereof, (iii) the most recent Form 5500 (including schedules and attachments), financial statements, and actuarial statements for each such Company Benefit Plan, (iv) each trust agreement, group annuity contract or other funding mechanism relating to any such Company Benefit Plan and (v) the most recent IRS determination letter or opinion letter. For purposes of this Agreement, "Company Benefit Plans" means all "employee benefit plans" (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and all other bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity or equity-based compensation, severance, retention, change in control, disability, vacation, death benefit, hospitalization, medical or other plans, programs or arrangements that the Company or any of its Subsidiaries sponsors, contributes to or maintains, or is required to contribute to or maintain, that provides, or is designed to provide, compensation or benefits to any employees of the Company or any of its Subsidiaries.

          (b)   None of the Company, any of its Subsidiaries, or any of their respective ERISA Affiliates contributes to, has in the last six years contributed to or has been obligated to contribute to any "pension plan", as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 412 of the Code, including any "multiemployer plan", as defined in Section 3(37) of ERISA or any "multiple employer plan", within the meaning of Section 4063 or 4064 of ERISA. Each Company Benefit Plan maintained by the Company or any of its Subsidiaries primarily for the benefit of employees outside of the United States (each, a "Non-U.S. Company Benefit Plan") that is intended to be funded and/or book reserved is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, and all amounts required to be paid with respect to each Non-U.S. Company Benefit Plan (whether or not funded or book reserved) (including contributions, insurance premiums, levies, debts, Taxes and expenses) have been paid on or before the dates on which they were due, in each case, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

          (c)   Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Benefit Plan has been established, operated and administered in accordance with its terms and with ERISA (if applicable), the Code and all other Applicable Laws, (ii) each Company Benefit Plan that is intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter as to such qualification from the IRS or is entitled to rely upon a favorable opinion issued by the IRS and (iii) to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to cause the loss of any such qualification status of any such Company Benefit Plan. Each Non-U.S. Company Benefit Plan that is intended to qualify for special tax treatment is in material compliance with the requirements for such treatment.

          (d)   Except, in each case, for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, as of the date hereof (i) there are no claims (other than routine claims for benefits), disputes, complaints or investigations by or on behalf of any participant in any of the Company Benefit Plans, or otherwise involving any Company Benefit Plan or the assets of any Company Benefit Plan pending or, to the Knowledge of the Company, threatened in writing and (ii) no audit or other proceeding by a Governmental Entity is pending or, to the Knowledge of the Company, threatened in writing with respect to any Company Benefit Plan.

          (e)   Each Company Benefit Plan that is a "nonqualified deferred compensation plan" (as defined for purposes of Section 409A(d)(1) or 457A of the Code) subject to Section 409A or Section 457A of the Code has been in documentary and operational compliance with Sections 409A and Section 457A of the Code, as applicable, and all applicable Internal Revenue Service guidance promulgated thereunder, other than any compliance failures that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

          (f)    No Company Benefit Plan provides benefits, including death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by Applicable Law or pursuant to any Collective Bargaining Agreement, (ii) death or retirement benefits under any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, (iii) benefits that are not inconsistent with customary labor practices in the applicable jurisdiction or (iv) under any individual employment agreements or arrangements with employees of the Company as set forth on Section 3.15(a) of the Company Disclosure Letter.

          (g)   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in connection with any other event, will (i) entitle any employee to any material compensation or material benefits (other than pursuant to Section 2.04), (ii) accelerate the time of payment or vesting, or trigger any payment or funding or increase, of any material compensation or material benefits under any Company Benefit Plan or (iii) give rise to the payment of any amount by the Company or any of its Subsidiaries that would be nondeductible by reason of Section 280G of the Code.

        Section 3.16.    Real Property.

          (a)   Section 3.16 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true, complete and correct list of all of the (i) material real property owned by the Company or any of its Subsidiaries (the "Owned Real Property"), including the address thereof, and (ii) material real property leased by the Company or any of its Subsidiaries, other than any leases of office space (the "Leased Real Property"), pursuant to a written lease agreement, sublease, usufruct agreement or similar grant or license, including the address thereof, the expiry date, the renewal date, if any, in each case under which the Company or any of its Subsidiaries holds a leasehold interest or is otherwise entitled to use such Leased Real Property (each, a "Lease"). There are no outstanding written Contracts to purchase, sell, exchange, place a Lien (other than a Permitted Lien) against, or to otherwise transfer any of the Owned Real Property, nor preferential or pre-emption rights of any kind with respect to any of the Owned Real Property, except as contemplated by this Agreement.

          (b)   Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries have (i) fee simple title (or the equivalent in any applicable foreign jurisdictions) to all of their respective Owned Real Property, (ii) valid leasehold interests in all of their respective Leased Real Property, in each case of clause (i) and (ii), free and clear of all Liens, other than Permitted Liens. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (A) neither the Company nor any of its Subsidiaries is in breach of or default under the terms of any Lease, (B) the Company and each Subsidiary of the

  Company, as applicable, is in exclusive possession of the Leased Real Property under all such Leases, (C) there are no existing (or to the Knowledge of the Company threatened in writing) condemnation, rescission, requisitioning, expropriation or seizure proceedings with respect to any Owned Real Property and (D) the rental set forth in each Lease is the actual rental being paid (all rents, charges, Taxes and other payments due under each Lease have effectively been paid) and there are no separate agreements or understandings (other than as made available to Parent in folder 2.4.7 in the VDR) with respect to such rental. Since January 1, 2017, neither the Company nor any of its Subsidiaries has received any written dangerous structure notice (with respect to risk to public safety or unstable structures) with respect to any of the Owned Real Property or Leased Real Property, which condition has not been remedied. The representations set forth in Section 3.13(b) shall apply to the Leases and the Leased Real Property.

        Section 3.17.    Taxes.     Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect:

          (a)   each of the Company and its Subsidiaries has (and the Recently Acquired Subsidiaries have, since their respective Acquisition Dates) timely filed, taking into account any extensions, all Tax Returns required to have been filed (or such Tax Returns have been filed on their behalf) and such Tax Returns are accurate and complete and were prepared and filed in accordance with all Applicable Laws;

          (b)   each of the Company and its Subsidiaries has (and the Recently Acquired Subsidiaries have, since their respective Acquisition Dates) paid all Taxes required to have been paid by it other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings and have been adequately reserved under GAAP;

          (c)   no deficiency for any Tax has been asserted (in writing or otherwise) or assessed by a Governmental Entity against the Company or any of its Subsidiaries (or the Recently Acquired Subsidiaries since their respective Acquisition Dates) which deficiency has not been paid or is not being contested in good faith in appropriate proceedings and has been adequately reserved under GAAP;

          (d)   neither the Company nor any of its Subsidiaries (nor the Recently Acquired Subsidiaries since their respective Acquisition Dates) has failed to withhold, collect, or timely remit any amounts required to have been withheld, collected or remitted in respect of Taxes with respect to any payments to a vendor, employee, independent contractor, creditor, shareholder, or any other Person;

          (e)   since January 1, 2017 (or in the case of the Recently Acquired Subsidiaries, since their respective Acquisition Dates), neither the Company nor any of its Subsidiaries has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify for Tax-free treatment under Section 355 of the Code;

          (f)    neither the Company nor any of its Subsidiaries has participated in any "reportable transaction" within the meaning of U.S. Treasury Regulation Section 1.6011-4 (or a similar provision of Applicable Law);

          (g)   neither the Company nor any of its Subsidiaries has (and the Recently Acquired Subsidiaries do not have, since their respective Acquisition Dates) any liability for the Taxes of any Person (other than the Company or such applicable Subsidiaries) (i) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Applicable Law), (ii) as a transferee or successor or (iii) by Contract (including under any Tax sharing agreement) or otherwise;

          (h)   there are no Liens for Taxes upon the properties or assets of any of the Company or its Subsidiaries, other than Permitted Liens;

          (i)    no Tax or Tax Return of the Company or any of its Subsidiaries is under tax audit, examination, reassessment or litigation by any Governmental Entity, and no written notice of such an audit, examination, reassessment or litigation has been received by the Company or any of its Subsidiaries;

          (j)    as of the date hereof, the aggregate liability of the Company and its Subsidiaries with respect to the matter described in Section 3.17(j) of the Company Disclosure Letter is not expected by the Company to exceed the amount set forth therein;

          (k)   neither the Company nor any of its Subsidiaries has (and the Recently Acquired Subsidiaries have not, since their respective Acquisition Dates) filed with any Governmental Entity any agreement extending or waiving the application of any statute of limitations applicable to any claim for, or the period for assessment or collection of, any Taxes;

          (l)    no claim has been made (in writing or otherwise) by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries (or since their respective Acquisition Dates, any of the Recently Acquired Subsidiaries) has not filed a Tax Return that the Company or its applicable Subsidiary is or may be subject to Tax by such jurisdiction, whether in relation to having a permanent establishment in such or otherwise, nor has any such assertion been threatened in writing;

          (m)  neither the Company, any of its Subsidiaries nor any Person acting in the capacity as a person associated with the Company or any of its Subsidiaries has entered into, been a party to or promoted any scheme or arrangement which has no commercial purpose or of which the main purpose was the avoidance of or the reduction in or the deferral of a liability for Tax nor committed any UK or foreign tax fraud or tax evasion facilitation offense;

          (n)   since April 2015, each of Belmond Ltd. and Belmond Interfin Ltd. has been a resident for corporate income Tax purposes only in the United Kingdom. Each other Subsidiary is and always has been resident for all Tax purposes only in the jurisdiction in which it is regularly filing Tax Returns; and

          (o)   the aggregate primary liability of the Company and its Subsidiaries with respect to Taxes arising by virtue of the entering into, performance or completion of this Agreement, including primary liabilities in respect of any income Tax, capital gain Tax, transfer Tax or governmental fee that may arise from the indirect transfer of shares or taxable assets in the Company or any of its Subsidiaries, but excluding, for the avoidance of doubt, secondary or joint Tax liabilities, is not expected by the Company to exceed $2,000,000.

        Section 3.18.    Proxy Statement.     None of the information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time it is first published or mailed to the shareholders of the Company, at the time of any amendment thereof or supplement thereto and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of Parent or Merger Sub or any Affiliates thereof for inclusion or incorporation by reference in the Proxy Statement.

        Section 3.19.    Brokers' Fees and Expenses.     Except for Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, no broker, finder, financial advisor, investment banker or other Person is entitled to any broker's, finder's, financial advisor's, investment banker's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has made available to Parent true, correct and complete copies of the engagement letters, dated as of October 21, 2018 and October 26, 2018, respectively, between the Company and the foregoing financial advisors. Except for the foregoing engagement letters, the Company and its Subsidiaries are not parties to or otherwise bound by any engagement letter or similar Contract with such financial advisors (in their capacities as such). No discretionary fee has been or shall be paid in connection with those foregoing engagement letters.

        Section 3.20.    Opinions of Financial Advisors.     Each of Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC has rendered to the Company Board its oral opinion (to be confirmed in writing and dated as of the date hereof) to the effect that, as of the date of the written opinion and subject to the limitations, qualifications, factors and assumptions set forth in the written opinion, the Per Share Merger Consideration to be paid to the holders (other than Parent and its Affiliates) of Class A Shares pursuant to this Agreement is fair from a financial point of view to such holders. The Company will make available to Parent, for informational purposes only, a true, correct and complete copy of each such written opinion. As of the date of this Agreement, such opinions have not been amended or withdrawn and remain in full force and effect.

        Section 3.21.    Takeover Statutes.     The Company Board has taken all actions necessary to (a) render the Company Rights Plan inapplicable to this Agreement, the Statutory Merger Agreement, the Support Agreement and the transactions contemplated hereby and thereby, including the Merger, and (b) ensure that (i) none of the Parent Parties or any other Subsidiary of Parent shall be an "Acquiring Person" (as such term is defined in the Company Rights Plan) pursuant to the Company Rights Plan and (ii) a "Distribution Date" (as such term is defined in the Company Rights Plan) does not occur, in each case, solely as a result of the adoption, approval, execution and/or delivery of this Agreement, the Statutory Merger Agreement, the Support Agreement or the consummation of the Merger and the other transactions contemplated hereby or thereby. Assuming the accuracy of the representations and warranties of the Parent Parties set forth in Article IV, no "fair price," "moratorium," "control share acquisition," "interested shareholder" or other anti-takeover statute or regulation would restrict, prohibit or otherwise be applicable with respect to this Agreement, the Statutory Merger Agreement, the Support Agreement or the transactions contemplated herein and therein, including the Merger.

        Section 3.22.    Insurance.     Section 3.22 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of the insurance policies maintained by the Company and/or its Subsidiaries that are material to the business of the Company and its Subsidiaries, taken as a whole. Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, the insurance policies maintained by the Company and its Subsidiaries comply with the applicable requirements of all Contracts to which the Company or any of its Subsidiaries is a party or otherwise bound. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, all insurance policies carried by or covering the Company and its Subsidiaries with respect to their business, assets and properties are in full force and effect as of the date of this Agreement and all of the premiums due on such policies have been paid by the Company or its Subsidiaries (as applicable), and, to the Knowledge of the Company, no written notice of cancellation has been given with respect to any such policy. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, none of the Company or any of its Subsidiaries is in default or breach under, or has taken any action that would permit termination or material modification of, any insurance policies.

        Section 3.23.    No Other Representations or Warranties.

          (a)   Except for the representations and warranties contained in ARTICLE IV (as modified by the Parent Disclosure Letter) or in any certificate delivered by the Parent Parties to the Company in accordance with the terms hereof, the Company acknowledges that none of the Parent Parties or their respective Subsidiaries or any other Person on behalf of the Parent Parties has made or is making, and each hereby expressly disclaims, any other express or implied representation or warranty in connection with this Agreement and the transactions contemplated hereby.

          (b)   Except for the representations and warranties made by the Company in this ARTICLE III (as modified by the Company Disclosure Letter and the Company SEC Documents as provided in the preamble to this ARTICLE III), neither the Company nor any other Person or any of their respective Representatives is making (and each hereby expressly disclaims) any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or Affiliates or their respective businesses, operations, assets, liabilities, condition (financial or otherwise), or prospects, notwithstanding the delivery or disclosure to the Parent Parties, or any of their respective Representatives or Affiliates of any documentation, forecasts or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, neither the Company nor any other Person nor any of their respective Representatives makes or has made any express or implied representation or warranty to the Parent Parties, or any of their respective Representatives or Affiliates, with respect to (i) any financial projection, forecast, estimate, budget, or prospective information relating to the Company, its Subsidiaries and/or Affiliates or any of their respective businesses, properties or assets or (ii) any oral or written information presented to, discussed with or otherwise made available to the Parent Parties, or any of their respective Representatives or Affiliates, in the course of their due diligence investigation of the Company, the negotiation of this Agreement, or otherwise in connection with the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

        The Parent Parties jointly and severally represent and warrant to the Company that:

        Section 4.01.    Qualification, Organization, Subsidiaries, etc.

          (a)   Each of the Parent Parties is a corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all requisite powers and authority to carry on its business as presently conducted and to own, lease and operate its properties and assets, except where the failure to have such power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of the Parent Parties is duly qualified to do business and is in good standing (where such concept is recognized under Applicable Law) in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except, in the case of Parent and its Subsidiaries, where the failure to be so duly approved, qualified or licensed and in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

          (b)   Parent has delivered or made available to the Company, prior to execution of this Agreement, true and complete copies of Organizational Documents of Parent as in effect as of the date of this Agreement (the "Parent Organizational Documents"), true and complete copies of the Organizational Documents of Holding as in effect as of the date of this Agreement (the "Holding Organizational Documents") and true and complete copies of the Organizational Documents of Merger Sub as in effect as of the date of this Agreement (the "Merger Sub Organizational Documents").

        Section 4.02.    Authority; Execution and Delivery; Enforceability.

          (a)   Each of the Parent Parties has all requisite corporate (or equivalent organizational) power and authority to execute and deliver this Agreement and the Statutory Merger Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The board of directors of each of the Parent Parties has (i) approved the execution, delivery and performance by the Parent Parties, respectively, of this Agreement and the Statutory Merger Agreement and the consummation of the transactions contemplated hereby and thereby, including the Merger, on the terms and subject to the conditions set forth herein, (ii) determined that the terms of this Agreement, including the Merger and the other transactions contemplated hereby, are in the best interests of the Parent Parties and their respective shareholders, and fair to the shareholders of Merger Sub and (iii) declared this Agreement advisable. No other corporate proceedings on the part of any of the Parent Parties (other than the shareholder approval contemplated by Section 4.02(c)) are necessary to authorize or adopt this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the appropriate merger documents as required by Applicable Law).

          (b)   The Parent Parties have each duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery hereof by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

          (c)   The written consent of Holding, as the sole shareholder of Merger Sub to be delivered pursuant to Section 5.01(b)(ii) is the only vote or approval of the holders of any class or series of shares of the Parent Parties or any of their Subsidiaries that is necessary to approve this Agreement, the Statutory Merger Agreement and the Merger.

        Section 4.03.    Governmental Authorization; Non-contravention.

          (a)   The execution, delivery and performance by the Parent Parties of this Agreement and, in the case of Merger Sub, the Statutory Merger Agreement, and the consummation by the Parent Parties of the transactions contemplated hereby including the Merger, require no action by or in respect of, or filing with, any Governmental Entity other than (i) the filing of the Merger Application and related attachments with the Registrar pursuant to the Bermuda Companies Act, (ii) the Required Antitrust Approvals, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities laws, and compliance with the rules and regulations of the NYSE, (iv) notification to Bermuda Monetary Authority regarding the change of ownership of the Company and (v) any consents, approvals, Orders, authorizations, registrations, declarations, notifications and filings the failure of which to be obtained, made or given, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

          (b)   The execution, delivery and performance by the Parent Parties of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Parent Organizational Documents, the Holding Organizational Documents or the Merger Sub Organizational Documents, (ii) assuming compliance with the matters referred to in Section 4.03(a) and receipt of the Company Shareholder Approval, contravene, conflict with or result in any violation or breach of any provision of any Applicable Law or Order, (iii) assuming compliance with the matters referred to in Section 4.03(a) and receipt of the Company Shareholder Approval, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under, or require the consent of any third party under, any provision of any Contract binding upon Parent or any of its Subsidiaries as of the date hereof (whether after the giving of notice, with lapse of time, or otherwise) or any governmental licenses, authorizations or Permits or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) through (iv), as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

        Section 4.04.    Litigation.     There are no Actions pending or, to the knowledge of Parent, threatened in writing against the Parent Parties or any of their respective Subsidiaries, or any Order to which the Parent Parties or any of their respective Subsidiaries is subject, except, in each case, for those that, individually or in the aggregate, have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 4.05.    Ownership of Holding and Merger Sub.

          (a)   All of the issued and outstanding share capital of Holding is owned beneficially and of record by Parent or a wholly-owned Subsidiary of Parent, free and clear of all Liens. All of the issued and outstanding share capital of Merger Sub is owned beneficially and of record by Holding, free and clear of all Liens.

          (b)   Each of Holding and Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to the transactions contemplated hereby and, prior to the Closing Date, will not have engaged in any other business activities other than those relating to the transactions contemplated hereby.

        Section 4.06.    Sufficiency of Funds.     The Parent Parties have available and will have available to it at the Closing, sufficient cash to pay in full the aggregate Merger Consideration and any other amounts required to be paid in connection with the consummation of the transactions contemplated hereby, including all consideration payable to holders of Company Equity Awards pursuant to Section 2.04 and to pay all related fees and expenses, and there is no restriction on the use of such cash for such purposes. The Parent Parties have the financial resources and capabilities to fully perform all of their obligations under this Agreement. The Parent Parties acknowledge that their obligations under this Agreement are not contingent or conditioned in any manner on obtaining any financing or the receipt or availability of any funds.

        Section 4.07.    No Ownership of Company Shares.     As of the date of this Agreement, none of the Parent Parties or any of their respective controlled Affiliates beneficially owns (as such term is used in the Company's bye-laws) any Company Shares or any options, warrants or other rights to acquire Company Shares or other securities of, or any other economic interest (through derivatives, securities or otherwise) in the Company. As of the date of this Agreement, none of the Parent Parties or any of their controlled Affiliates is (or during the past three years has been) a party to any Contract (other than this Agreement, the Confidentiality Agreement and the Support Agreement), arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Company Shares or any option, warrant or other rights to acquire any Company Shares.

        Section 4.08.    Certain Arrangements.     As of the date of this Agreement, there are no Contracts or commitments to enter into any Contracts (a) between the Parent Parties or any of their Affiliates, on the one hand, and any member of the Company's management or the Company Board, on the other hand, that relate in any way to the Company or any of its Subsidiaries or the transactions contemplated hereby, (b) except for the Support Agreement, between the Parent Parties or any of their Affiliates, on the one hand, and any shareholder (or any Affiliate of any shareholder), on the other hand, pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any shareholder of the Company agrees to vote to approve the Merger and this Agreement or agrees to vote against any Superior Proposal or (c) between the Parent Parties or any of their Affiliates, on the one hand, and any holder of a Company Equity Award, on the other hand, pursuant to which such holder would be entitled to receive consideration of a different amount or nature than the consideration payable pursuant to Section 2.04.

        Section 4.09.    Brokers' Fees and Expenses.     No broker, finder, financial advisor, investment banker or other Person is entitled to any broker's, finder's, financial advisor's, investment banker's or other similar fee or commission payable by the Company or its Subsidiaries in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent Parties or any of their respective Affiliates.

        Section 4.10.    No Other Representations or Warranties.

          (a)   Except for the representations and warranties contained in ARTICLE III (as modified by the Company Disclosure Letter and the Company SEC Documents as provided in ARTICLE III) or in any certificate delivered by the Company to the Parent Parties in accordance with the terms hereof (and notwithstanding the delivery or disclosure to the Company or its Representatives of any other documentation, projections, forecasts, estimates, budgets or other information), the Parent Parties hereby acknowledge and agree that none of the Company, its Subsidiaries or any other Person on behalf of the Company or its Subsidiaries (including any of their respective Representatives) has made or is making, or shall have any liability with respect to, whether at law, in equity, in tort or otherwise, and the Parent Parties are not relying on, any other express or implied representation or warranty with respect to the Company, any of its Subsidiaries or Affiliates, or any of their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, including with respect to any information made available to the Parent Parties, or any of their respective Representatives or Affiliates (whether written or oral) in connection with this Agreement and the transactions contemplated by this Agreement.

          (b)   Except for the representations and warranties contained in this ARTICLE IV or in any certificate delivered by the Parent Parties to the Company in accordance with the terms hereof, none of the Parent Parties or their respective Subsidiaries or any other Person on behalf of the Parent Parties has made or is making, and each hereby expressly disclaims, any other express or implied representation or warranty in connection with this Agreement and the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS

        Section 5.01.    Conduct of Business.

          (a)    Conduct of Business of the Company.    From the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Closing Date, except (1) as prohibited or required by any Applicable Law, applicable Order or applicable Collective Bargaining Agreement, (2) as set forth in Section 5.01(a) of the Company Disclosure Letter, (3) as

  otherwise required or expressly contemplated by this Agreement or (4) as Parent shall otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, conduct its business in all material respects in the ordinary course of business consistent with past practice and in compliance in all material respects with all Applicable Laws. In addition, and without limiting the generality of the foregoing, from the date of this Agreement until the earlier of termination of this Agreement in accordance with its terms and the Closing, except (A) as prohibited or required by any Applicable Law, applicable Order or (with respect to clauses (xiii) or (xvii) ) applicable Collective Bargaining Agreement, (B) as set forth in Section 5.01(a) of the Company Disclosure Letter, (C) as otherwise required or expressly contemplated by this Agreement or (D) as Parent shall otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned or delayed with respect to clauses (vii), (viii), (ix), (xi), (xii), (xiii), (xvi), (xviii) and (xxi) below (solely, in the case of clause (xxi), to the extent related to the immediately preceding clauses)), the Company shall not, and shall not cause or permit any of its Subsidiaries (including, for purposes of this Section 5.01(a), the Charleston Subsidiaries, subject to the consent rights in their respective Organizational Documents), do any of the following:

              (i)  amend the Company Organizational Documents or amend in any material respect the Organizational Documents of any material Subsidiary of the Company;

             (ii)  (A) issue, sell or grant any shares or other equity or voting interests (including any Company Shares), or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares or other equity or voting interests (including any Company Shares), or any rights, warrants or options to purchase any shares or other equity or voting interests (including any Company Shares), except for any issuance, sale or grant (1) solely between or among the Company and its wholly-owned Subsidiaries or (2) pursuant to the vesting, exercise, cancellation or settlement of Company Equity Awards outstanding on the date hereof (or made following the date hereof in accordance with Section 5.01(a)(xv)), (B) redeem, purchase or otherwise acquire any issued and outstanding shares or other equity or voting interests, or any rights, warrants or options to acquire any shares or other equity or voting interests, except in connection with the satisfaction of Tax withholding obligations with respect to Company Equity Awards or pursuant to the Company Share Plan or any outstanding Company Equity Awards (including acquisitions by the Company in connection with the forfeiture of such equity awards or the satisfaction of any exercise price related to such equity awards) or (C) split, combine, subdivide, consolidate or reclassify any of its shares or other equity or voting interests;

            (iii)  establish a record date for, decide, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any of its shares or other equity or voting interests, other than dividends or distributions declared or paid by any wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company;

            (iv)  (A) incur any Indebtedness, except for (1) Indebtedness incurred under the Existing Credit Facility in a principal amount not to exceed $60,000,000 in the aggregate, (2) Indebtedness solely between and/or among the Company and any of its wholly-owned Subsidiaries, (3) letters of credit issued in the ordinary course of business consistent with past practice, and (4) any other Indebtedness in an aggregate principal amount not to exceed $10,000,000; or (B) make any loans, capital contributions or advances to any Person outside of the ordinary course of business consistent with past practice, other than to the Company or any wholly-owned Subsidiary of the Company;

             (v)  sell, lease (as lessor), license (as licensor), assign, transfer, mortgage or otherwise subject to any Lien (other than Permitted Liens), or otherwise dispose of any properties or assets (including Intellectual Property assets or rights) or any interests with respect to a portion thereof other than (A) in the ordinary course of business (1) sales and other dispositions for fair market value of any property or assets (excluding any Intellectual Property assets or rights and any rights or interests related to any Owned Real Property or Leased Real Property) in amounts not to exceed $1,000,000 individually or $7,000,000 in the aggregate and (2) mortgages with respect to properties or assets with a fair market value in an amount not to exceed $10,000,000 in the aggregate, (B) pursuant to Contracts, term sheets, reservation agreements, memoranda of understanding, or similar agreements or arrangements in existence on the date of this Agreement and set forth in Section 5.01(a) of the Company Disclosure Letter, (C) with respect to transactions solely among the Company and/or any of its wholly-owned Subsidiaries, (D) dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of its business or (E) pursuant to the terms of leases and subleases of Owned Real Property or Leased Real Property which have been made available to Parent in folders 2.4.3 and 2.4.7 of the VDR;

            (vi)  sell, transfer (including by operation of Applicable Law), tender pursuant to a tender offer, pledge, encumber, assign or otherwise dispose of, lend or hypothecate, including by gift or by contribution or distribution to any trust or similar instrument, or permit or enter into any Contract, option or other arrangement or understanding (including any profit sharing arrangement) with respect to the transfer or other disposition of, any Class B Shares or any of the shares of or other equity interests in any Subsidiary beneficially owned, directly or indirectly, by the Company or any of its Subsidiaries; provided, however, that except with respect to Class B Shares or shares or other equity interests in Belmond Holdings, this Section 5.01(a)(vi) shall not apply to transactions solely with wholly-owned Subsidiaries of the Company);

           (vii)  make or commit any capital expenditure other than (A) in the ordinary course of business in accordance with the Company's budget and/or capital expenditure plan as set forth in Section 5.01(a)(vii) of the Company Disclosure Letter or (B) in connection with the repair or replacement of any facilities, properties or assets (including at any property owned or leased by the Company or any of its Subsidiaries) due to an emergency or destruction or damage resulting from any natural disaster, casualty or accident or in order to avoid any criminal penalty or risk of life and limb;

          (viii)  make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change after the date of this Agreement in GAAP or Applicable Law;

            (ix)  settle or compromise any Action involving or against the Company or any of its Subsidiaries (other than any settlement or compromise on relating to Taxes, which shall be subject to Section 5.01(a)(xii)), other than settlements or compromises (A) involving only monetary payment by the Company or any of its Subsidiaries in an amount not to exceed $750,000 individually or $2,500,000 in the aggregate or (B) for amounts not in excess of the Company's available insurance coverage therefor as of the date of this Agreement;

             (x)  voluntarily abandon, encumber, license, dispose of or let lapse any material Intellectual Property owned by the Company or any of its Subsidiaries, in each case, other than in the ordinary course of business consistent with past practice and excluding any Intellectual Property that the Company or any of its Subsidiaries, in the exercise of its reasonable business judgment, has determined was of insufficient value to protect;

            (xi)  enter into, amend or modify in any material respect, or consent to the termination of or decide to renew or not to renew (other than any expiration or termination in accordance with its terms) any Material Contract or Lease or any Contract that, if in effect as of the date of this Agreement, would constitute a Material Contract or a Lease;

           (xii)  (A) make, revoke or change (or file a request to make any such change) any material Tax election, including an election under Section 965(h) of the Code, (B) adopt or change any method of Tax accounting or any annual Tax accounting period or take any position on any Tax Return that is inconsistent with past practice or positions, (C) file any amendment to a federal, state, local, foreign or other Tax Return reflecting a material amount of Taxes, (D) enter into any material closing agreement or otherwise settle any material claim or assessment in respect of Taxes, (E) surrender any right to claim a refund of material Taxes (F) consent to any extension or waiver of the statute of limitations period applicable to any material claim or assessment in respect of Taxes or (G) settle or compromise any audit, assessment or other Action relating to Taxes involving or against the Company or any of its Subsidiaries, other than settlements or compromises involving only monetary payment by the Company or any of its Subsidiaries in an amount not to exceed $500,000 individually or $2,000,000 in the aggregate;

          (xiii)  except as required by any Applicable Law or Order or the terms of any Company Benefit Plan as in effect as of the date hereof, (A) grant any increase in the compensation or benefits of, grant any incentive, retention or other extraordinary compensation to, (I) any executive officer or individual holding a position of Vice President or above or (II) any other employee, other than increases in the ordinary course of business consistent with past practice or as set forth in the Company's budget as set forth on Section 5.01(a)(xiii)(A)(II) of the Company Disclosure Letter (and, for the avoidance of doubt, excluding any incentive, retention or other extraordinary compensation relating to the transactions contemplated by this Agreement) or (B) establish, adopt, enter into or amend or terminate in any material respect any Company Benefit Plan;

          (xiv)  hire or terminate (other than due to death, disability or for cause, each as determined by the Company or its applicable Subsidiary in its reasonable discretion in the ordinary course of business) any individual with annual compensation in excess of $300,000;

           (xv)  (A) except as permitted in accordance with Section 5.01(a)(xv) of the Company Disclosure Letter, grant or issue any Company Equity Award or any other form of equity compensation or amend or modify the Company Share Plan or any award agreement or other Contract relating to any outstanding Company Equity Award, including extending the applicable exercise date or accelerating the vesting of any outstanding Company Equity Award, or (B) determine that the performance goals of any outstanding performance-based Company Equity Awards exceed 100% of the budget as set out in the relevant award agreement and therefore determine that the level of vesting of such Company Equity Awards is above the target level of vesting as set out in the relevant award agreement, such that the number of shares subject to all such performance-based awards exceeds the aggregate amount set forth in Section 3.03(b) of the Company Disclosure Letter;

          (xvi)  acquire in any transaction or series of related transactions any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any real property or any assets (other than any transaction solely among the Company and/or any of its wholly-owned Subsidiaries and assets that are used in the ordinary course in connection with the operations of the business of the Company and its Subsidiaries);

         (xvii)  enter into any new Collective Bargaining Agreement or modify, amend, extend, renew, replace or terminate any Collective Bargaining Agreement set forth in Section 3.14(a) of the Company Disclosure Letter, other than as required by Applicable Law;

        (xviii)  commence the process to dissolve or liquidate any Subsidiary of the Company other than in the ordinary course or in connection with any internal restructuring with respect to the wholly-owned Subsidiaries of the Company;

          (xix)  enter into any new line of business;

           (xx)  pay or commit to pay any discretionary fee to its financial advisors in connection with the consummation of the Merger or any of the other transactions contemplated by this Agreement;

          (xxi)  pay, reimburse or guaranty the payment or reimbursement of any fees or expenses of any Person in connection with any Acquisition Proposal; or

         (xxii)  agree, authorize or commit to take any of the foregoing.

          (b)    Conduct of Business of Peruvian Subsidiaries.    In its capacity as a direct or indirect shareholder or other equityholder of the Peruvian Subsidiaries, the Company shall use reasonable best efforts to cause the Peruvian Subsidiaries to conduct their respective business in a manner, and to not take any actions prohibited by, the covenants set forth in Section 5.01(a) in the same manner as if the Peruvian Subsidiaries were subject to such covenants. In furtherance thereof, the Company and its Subsidiaries, as applicable, in their capacities as shareholders or other equityholders of the Peruvian Subsidiaries shall not vote in favor of (or, as the case may be, shall vote against), consent to or otherwise approve or facilitate any action or omission by the Peruvian Subsidiaries that would result in a breach or violate any of such covenant as applied to the Peruvian Subsidiaries. Notwithstanding the foregoing, nothing in this Section 5.01(b) shall be deemed to require any director that has been appointed to or represents the Company on the board (or equivalent governing body) of any Peruvian Subsidiary from taking any action that such director (in their sole discretion) reasonably believes would be inconsistent with their fiduciary duties under Applicable Law.

          (c)    Conduct of Business of the Parent Parties.

              (i)  From the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Closing Date, the Parent Parties shall not, without the prior written consent of the Company, take (or permit any Subsidiary of Parent to take) any action or fail to take any action that is intended, or would reasonably be expected, individually or in the aggregate, to result in any conditions to the Merger not being satisfied or prevent, materially delay or materially affect the ability of the Parent Parties to consummate the Merger or any other transactions contemplated by this Agreement.

             (ii)  Holding shall, immediately following the execution and delivery of this Agreement, in its capacity as the sole shareholder of Merger Sub and in accordance with Applicable Law and the Organizational Documents of Merger Sub, execute and deliver to Holding a written consent approving this Agreement, the Statutory Merger Agreement and the transactions contemplated hereby and thereby, including the Merger.

        Section 5.02.    No Solicitation by the Company; Company Board Recommendation.

          (a)    No Solicitation.    Except as permitted by this Section 5.02, from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall not, shall cause its Subsidiaries not to, and shall use its reasonable best efforts to cause its and its Subsidiaries' respective Representatives not to (i) directly or indirectly solicit, initiate, knowingly encourage or knowingly facilitate the making or submission of any inquiry, proposal, offer or indication of interest that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) directly or indirectly engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person or its Representatives any non-public information in connection with or for the purpose of encouraging or facilitating, any inquiry, proposal, offer or indication of interest that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal, (iv) enter into any Alternative Acquisition Agreement, (v) take any action to make the provisions of any "fair price," "moratorium," "control share acquisition," "interested shareholder" or similar anti-takeover statute or regulation, or any applicable anti-takeover provision in the Company Organizational Documents, inapplicable to any transactions contemplated by an Acquisition Proposal, (vi) except as contemplated in Section 3.21 or Section 6.11, amend, modify or waive any provision of the Company Rights Plan or cause or permit any of the rights issued pursuant to the Company Rights Plan to be redeemed, cancelled or terminated or (vii) amend, modify, waive, release or fail to enforce any of the "standstill" restrictions in any confidentiality or non-disclosure or similar agreement entered into by the Company or any of its Subsidiaries since January 1, 2017. The Company shall, shall cause its Subsidiaries to and shall use reasonable best efforts to cause its and their respective Representatives to (A) immediately cease and cause to be terminated all discussions and negotiations with any Person or its Representatives that may have previously occurred or be ongoing with respect to any inquiry, proposal, offer or indication of interest that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (B) promptly terminate all physical and electronic data room access previously granted to such Person or its Representatives and (C) request any Person that has executed a confidentiality or non-disclosure in connection with any Acquisition Proposal to promptly return or destroy all "Confidential Information" (or similar term, as defined in the confidentiality agreement between the Company and such Person or its Affiliates) provided to such Person or its Representatives.

          (b)    Discussions.    Notwithstanding anything to the contrary in Section 5.02(a) or elsewhere in this Agreement, if (i) at any time after the date of this Agreement and prior to obtaining the Company Shareholder Approval, the Company or any of its Representatives receives from any Person or Group (or their Representatives) an Acquisition Proposal that the Company Board reasonably believes is bona fide and which Acquisition Proposal did not result from, in the case of the Company or its Subsidiaries, any breach of Section 5.02(a), or, in the case of the Company or its Subsidiaries' respective Representatives, did not result from any material breach of Section 5.02(a) and (ii) in the case of the following clauses (B) and (C), the Company Board (or any committee thereof) determines in good faith, after consultation with a financial advisor of recognized international reputation and outside legal counsel, based on information then available, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, then the Company and its Representatives may (A) contact the Person or Group or their Representatives who has made such Acquisition Proposal (whether oral or written) in order to clarify the terms and conditions thereof, (B) provide, make available or give access to the Person or Group who has made such Acquisition Proposal (and their respective Representatives), pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company, its Subsidiaries and Affiliates; provided, however, that the Company shall promptly (and in any event within 24 hours) provide or make available to Parent any information that is provided or made available to any such Person or Group (or their respective Representatives) that was not previously provided to Parent or its Representatives, and (C) engage in or otherwise participate in discussions or negotiations with the Person or Group and their respective Representatives making such Acquisition Proposal.

          (c)    Notice of Acquisition Proposals.    The Company shall promptly (and in no event later than 24 hours after its receipt) notify Parent of the receipt by the Company or any of its Representatives of any proposal, offer, inquiry or indication of interest that constitutes or that would reasonably be expected to lead to an Acquisition Proposal, including of the identity of the Person or Group making such proposal, offer, inquiry or indication of interest and the material terms and conditions thereof, and shall promptly (and in no event later than 24 hours after receipt) provide to Parent copies of any such proposal, offer, inquiry or indication of interest that is in writing, together with any related documentation, or a written summary in reasonable detail containing the material terms and conditions relating to any such proposal, offer, inquiry or indication of interest that is provided orally. The Company shall keep Parent reasonably informed, on a prompt basis, of any material developments with respect to (including changes to any material terms or conditions of) such proposal or offer (including by promptly (and in no event later than 24 hours after receipt) providing to Parent copies of any additional or revised written proposals, indications of interest and related documentation containing the material terms and conditions relating to such Acquisition Proposal). The Company agrees that it and its Subsidiaries will not enter into any agreement with any Person or Group subsequent to the date of this Agreement which prevents the Company from performing or complying with its obligations under this Agreement, including the Company's obligation to provide information to Parent in accordance with this Section 5.02(c).

          (d)    Adverse Recommendation Change.    Except as set forth in this Section 5.02(d), neither the Company, the Company Board nor any committee of the Company Board shall (i) (A) change, withhold, withdraw or qualify in any manner adverse to Parent (or publicly propose to change, withhold, withdraw or qualify), the Company Recommendation, (B) fail to include the Company Recommendation in the Proxy Statement, (C) approve, declare advisable or recommend, or publicly propose to approve, declare advisable or recommend, to the shareholders of the Company, an Acquisition Proposal, (D) with respect to the public announcement of any Acquisition Proposal, fail to confirm publicly through a press release or similar means the Company Recommendation within five (5) Business Days after the date when requested to do so in writing by Parent, (E) if a tender offer or exchange offer for shares of the Company that constitutes an Acquisition Proposal is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the shareholders of the Company on the earlier of (1) the tenth (10th) Business Day after the commencement of such tender or exchange offer and (2) the second (2nd) Business Day prior to the Company Shareholders Meeting or (F) resolve to take any action described above (any of the foregoing, an "Adverse Recommendation Change") or (ii) authorize, adopt or approve, or publicly propose to authorize, adopt or approve, an Acquisition Proposal, or cause or permit the Company or any of its Subsidiaries to enter into any Alternative Acquisition Agreement. Notwithstanding anything herein to the contrary, at any time prior to the Company Shareholders Meeting, the Company Board may (I) in response to an Intervening Event, effect an Adverse Recommendation Change if the Company Board has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the directors' fiduciary duties under Applicable Law and (II) with respect to an Acquisition Proposal that did not result, in the case of the Company or any of its Subsidiaries, from any breach of Section 5.02(a), or, in the case of the Company or its Subsidiaries' respective Representatives, result from any material breach of Section 5.02(a) that the Company Board determines in good faith, after consultation with a financial advisor of recognized international reputation and outside legal counsel, constitutes a Superior Proposal, (1) effect an Adverse Recommendation Change and/or (2) authorize, adopt and approve such Superior Proposal and cause or permit the Company and/or one of its Subsidiaries to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company Board may only take the actions described in clause (II)(2) if the Company terminates this Agreement pursuant to Section 8.01(d) concurrently with entering into such Alternative Acquisition Agreement and pays the Termination Fee in compliance with Section 8.03(b), and may only take the actions described in clause (I) or (II) if:

              (i)  the Company has provided prior written notice to Parent of its or the Company Board's intention to take such actions at least five (5) Business Days in advance of taking such action, which notice shall specify (A) in the case of an Intervening Event, the material circumstances giving rise thereto and (B) in the case of a Superior Proposal, the material terms of the Superior Proposal, including the identity of the Person making the Acquisition Proposal and, if the Company intends to take the actions described in clause (II)(2), shall include a copy of the proposed Alternative Acquisition Agreement;

             (ii)  after providing such notice and prior to taking such actions, the Company shall have, and shall have caused its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) during such five (5) Business Day period to make such commercially reasonable adjustments in the terms and conditions of this Agreement as would permit the Company or the Company Board not to make an Adverse Recommendation Change or determine that a proposal constitutes a Superior Proposal; and

            (iii)  the Company Board shall have considered in good faith any changes to this Agreement that may be offered in writing by Parent by 5:00 PM Eastern Time on the fifth (5th) Business Day of such five (5) Business Day period and shall have determined in good faith (A) with respect to the actions described in Section 5.02(d)(ii)(I), after consultation with outside legal counsel, that it would continue to be inconsistent with the directors' fiduciary duties under Applicable Law not to effect an Adverse Recommendation Change in response to such Intervening Event and (B) with respect to the actions described in Section 5.02(d)(ii)(II), after consultation with a financial advisor of recognized international reputation and outside legal counsel, that the Acquisition Proposal received by the Company would continue to constitute a Superior Proposal, in each case, if such changes offered in writing by Parent were given effect (it being understood and agreed that any amendment to any material term of a Superior Proposal shall require a new notice in accordance with Section 5.02(d)(i) (except that references to five (5) Business Days shall be replaced with three (3) Business Days) prior to the Company taking any such action).

          (e)    Disclosure Obligations.    Nothing contained in this Agreement shall (i) prevent the Company or the Company Board (or any committee thereof) from issuing a customary "stop, look and listen" communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9, Rule 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, in each case with respect to an Acquisition Proposal in the form of a tender offer subject to Section 14(d) of the Exchange Act and the rules and regulations of the SEC thereunder, or from making any disclosure to the Company's shareholders if the Company Board concludes, after consultation with outside legal counsel, that such disclosure is required under Applicable Law or (ii) prevent the Company, its Subsidiaries and their respective Representatives from informing any Person of the existence of the provisions contained in this Section 5.02; provided, however, that any Adverse Recommendation Change may only be made in accordance with Section 5.02(d). For the avoidance of doubt, a factually accurate public statement that describes the Company's receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto (without including any reaffirmation) shall not be deemed an Adverse Recommendation Change.

          (f)    Definitions.    For purposes of this Agreement:

              (i)  "Acquisition Proposal" means any written or oral inquiry, proposal, offer or indication of interest from any Person or Group (other than Parent or its Subsidiaries), whether or not subject to conditions, providing for (A) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (1) 20% or more (based on the fair market value) of the consolidated assets (including capital stock of the Company's Subsidiaries) of the Company and its Subsidiaries, taken as a whole, (2) securities of the Company representing 20% or more of the issued and outstanding securities of the Company (determined either by the number of shares or voting power) or (3) any number of Class B Shares, (B) any tender offer or exchange offer that, if consummated, would result in any Person or Group owning, directly or indirectly, 20% or more of the outstanding securities of the Company (determined either by the number of shares or voting power), (C) any merger, amalgamation, consolidation, business combination, scheme of arrangement, binding share exchange, joint venture, partnership or similar transaction involving the Company pursuant to which any Person or Group (or the shareholders or other equity owners of any Person or Group) would own, directly or indirectly, 20% or more of the issued and outstanding securities of the surviving or resulting entity in a merger or amalgamation or the resulting direct or indirect parent of the Company (determined either by number of shares or voting power) or (D) any combination of the foregoing, other than, in each case, the transactions contemplated by this Agreement.

             (ii)  "Superior Proposal" means any bona fide written Acquisition Proposal from a Person or Group (other than Parent or any of its Subsidiaries) that did not result, in the case of the Company or any of its Subsidiaries, from a breach of the provisions of this Section 5.02, or, in the case of the Company or its Subsidiaries' respective Representatives, from a material breach of the provisions of this Section 5.02, and that, if consummated, would result in such Person or Group acquiring, directly or indirectly, 100% of the then issued and outstanding Class A Shares or all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, and which the Company Board determines in good faith (after consultation with a financial advisor of recognized international reputation and outside legal counsel), (A) is reasonably likely to be consummated in accordance with its terms, taking into account the financial, legal and regulatory aspects of such Acquisition Proposal, including the conditions contained therein with respect to the completion thereof, and the identity of the Person or Group making such Acquisition Proposal, and (B) if consummated, would be more favorable from a financial point of view to the holders of Class A Shares than the Merger (after taking into account any changes to this Agreement proposed or offered by Parent pursuant to Section 5.02(d)(iii)).

          (g)   Notwithstanding any Adverse Recommendation Change, the Company and the Company Board shall continue to comply with their respective obligations under this Section 5.02 and Section 6.01 and, unless this Agreement has been terminated prior to the date of the Company Shareholders Meeting in accordance with ARTICLE VIII, shall submit this Agreement to the shareholders of the Company for the purpose of obtaining the Company Shareholder Approval; provided, however, that in the event of an Adverse Recommendation Change made in accordance with Section 5.02(d), the Company shall not be required to make the Company Recommendation.

          (h)   Without limiting the obligations of the Company pursuant to this Section 5.02, promptly after the date of this Agreement, the Company shall advise its directors and executive officers as well as the financial advisors, outside legal counsel and communication agency engaged by the Company or its Subsidiaries in connection with the transactions contemplated by this Agreement in writing as to the restrictions set forth in this Section 5.02. Any breach or material breach, as provided in this Section 5.02, of the restrictions set forth in this Section 5.02 by any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach or violation of this Section 5.02 by the Company.

ARTICLE VI

ADDITIONAL AGREEMENTS

        Section 6.01.    Preparation and Mailing of the Proxy Statement.

          (a)   As soon as reasonably practicable after (and the Company shall use reasonable best efforts to file within fifteen (15) Business Days after the date of this Agreement) the execution of this Agreement (with the assistance and cooperation of Parent as reasonably requested by the Company), the Company shall prepare and cause a proxy statement relating to the matters to be submitted to the shareholders of the Company at the Company Shareholders Meeting (such proxy statement, and any amendments or supplements thereto, the "Proxy Statement") to be filed with the SEC on a Current Report on Form 8-K. The Company shall use its reasonable best efforts to cause the Proxy Statement to be disseminated to its shareholders as promptly as reasonably practicable after such filing. Subject to Section 5.02, the Company Board shall make the Company Recommendation to the Company's shareholders and shall include such recommendation in the Proxy Statement. Parent shall furnish all information concerning Parent and its Affiliates to the Company, as may be reasonably requested by the Company, to be included in the Proxy Statement and, to the extent reasonably requested by the Company, shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent such information shall have become false or misleading in any material respect. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto), the Company shall provide Parent a reasonable opportunity to review and comment on such document, which comments the Company shall consider in good faith.

          (b)   The Company shall take all necessary actions in accordance with Applicable Law, the Company Organizational Documents and the rules of the NYSE to duly call, give notice of, convene and hold the Company Shareholders Meeting for the purpose of obtaining the Company Shareholder Approval, as soon as reasonably practicable after the filing of the Proxy Statement with the SEC. Subject to Section 5.02, the Company shall use its reasonable best efforts to obtain the Company Shareholder Approval. Notwithstanding any provision of this Agreement to the contrary, the Company may, in its reasonable discretion, adjourn, recess or postpone the Company Shareholders Meeting, (i) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that the Company determines is reasonably necessary is provided to the shareholders of the Company within a reasonable amount of time in advance of the Company Shareholders Meeting, (ii) if as of the time for which the Company Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement), (A) there will be an insufficient number of shareholders and/or Company Shares represented (either in person or by proxy) to constitute the quorum necessary to conduct the business of the Company Shareholders Meeting or (B) sufficient votes to constitute the Company Shareholder Approval have not been (or are not reasonably expected to be) obtained, in the case of clause (A) or (B) , in order to solicit such additional proxies and/or votes such that a quorum would be present and/or to obtain the Company Shareholder Approval or (iii) or to the extent required by Applicable Law or requested by a Governmental Entity, including the SEC or its staff; provided, however, that the Company Shareholders Meeting shall not be adjourned, recessed or postponed for an aggregate period of more than ten (10) days without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). The Company shall provide updates to Parent with respect to the proxy solicitation for the Company Shareholders Meeting (including interim results) as reasonably requested by Parent.

          (c)   If, prior to the Effective Time (or the earlier termination of this Agreement in accordance with its terms), any event occurs with respect to Parent or any of its Subsidiaries, or any change occurs with respect to other information supplied by Parent for inclusion in the Proxy Statement, which would be required to be described in an amendment or supplement to the Proxy Statement in order for the Proxy Statement not to contain any untrue statement of a material fact or to omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, Parent shall promptly notify the Company of such event or change, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Applicable Law, in disseminating the information contained in such amendment or supplement to the Company's shareholders.

        Section 6.02.    Access to Information; Confidentiality; Cooperation.

          (a)   Subject to Applicable Law, the Company shall, and shall cause each of its Subsidiaries to, during the period prior to the Closing Date (or the earlier termination of this Agreement in accordance with its terms), (i) afford Parent and Parent's Representatives reasonable access, upon reasonable advance notice (and in any event not less than twenty-four (24) hours' notice), and during normal business hours, to all of their respective properties, books, records, Contracts, officers and employees and (ii) furnish as promptly as practicable to Parent such other information concerning its business, properties and personnel as may be reasonably requested by Parent; provided, however, that in each case of clauses (i) and (ii), Parent and its Representatives shall conduct any such activities in a manner so as to not unreasonably interfere with the normal business operations of the Company or its Subsidiaries and Parent and Parent's Representatives shall not be permitted to conduct any invasive environmental assessment. Notwithstanding the foregoing, the Company shall not be required to provide such access or furnish such information if the Company reasonably determines that doing so could reasonably be likely to (i) violate the terms of any confidentiality agreement or other Contract with or obligation of confidentiality owed to a third party, (ii) result in the waiver or loss of any attorney-client or other legal privilege or (iii) violate any Applicable Law or Order or expose the Company to an unreasonable risk of liability for disclosure of sensitive or personal information. If the Company does not provide access or information pursuant to the immediately preceding sentence, the Company shall, to the extent possible without violating any agreement or Applicable Law or Order or risking a loss of attorney-client privilege, inform Parent as to the general nature of what is being withheld and shall use its reasonable best efforts to enable such information to be furnished or made available to Parent or its Representatives without so jeopardizing privilege or protection, incurring liability, or contravening applicable Law or any Contract or obligation. Notwithstanding anything contained in this Agreement to the contrary, the Company shall not be required to provide any access or make any disclosure to Parent pursuant to this Section 6.02(a) to the extent such access or information is reasonably pertinent to a litigation where the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are or could reasonably expected to become adverse parties. The Company may, as it deems advisable and necessary, designate any competitively sensitive material to be provided to Parent under this Section 6.02 (a) as "Outside Counsel Only Material." Such materials and information contained therein shall be given only to the outside counsel of the recipient pursuant to the terms of an agreement with respect thereto on terms that are reasonably acceptable to the Company and pursuant to which such information will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the Company or its legal counsel. All requests for information made pursuant to this Section 6.02(a) shall be directed to such Person(s) as are designated by the Company. All information made available pursuant to this Section 6.02(a), including all information and/or discussions resulting from any access provided pursuant to this Section 6.02(a), shall be subject to the confidentiality agreement, dated as of September 10, 2018, between Parent and the Company (the "Confidentiality Agreement"), which shall survive the termination of this Agreement and continue in full force and effect in accordance with the terms set forth therein.

          (b)   Provided that the Company Shareholders Approval has been obtained, at the request of Parent, the Company shall (and shall cause its Subsidiaries to) cooperate with the Parent Parties and shall use (and shall cause its Subsidiaries to use) reasonable best efforts to obtain such approvals, consents, registrations, waivers, Permits (including any Permit transfer, amendment or reissuance), authorizations, Orders and other confirmations from any Governmental Entity or third party with respect to any Permits or Contracts that are identified by the Parent Parties as having any right in favor of such Governmental Entity or third party that would be triggered by the consummation of the transactions contemplated by this Agreement, including the Merger. Notwithstanding any provision of this Agreement or the Confidentiality Agreement to the contrary, from and after such time, the Parent Parties may request that the Company contact any relevant third parties in connection with the foregoing and the Company and the Parent Parties shall reasonably cooperate with respect to any such communication; provided, however, that, in no event shall any Parent Party contact any such third parties without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the parties acknowledge and agree that (i) obtaining any such approval, consent, registration, waiver, Permit, authorization, Order or other confirmation, other than the Required Antitrust Approvals as contemplated by Section 7.01(b), shall not be condition precedent to the obligations of the parties to consummate the Merger and the other transactions contemplated by this Agreement and (ii) in no event shall the Company or any of its Subsidiaries be obligated to pay any fee to obtain any such approval, consent, registration, waiver, Permit, authorization, Order or confirmation.

        Section 6.03.    Best Efforts.

          (a)   Subject to the terms and conditions of this Agreement, each of the parties hereto shall (and shall cause their Affiliates to) cooperate with the other parties and shall use (and shall cause their respective Affiliates to use) their respective best efforts to promptly take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable following the date hereof and to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other transactions contemplated by this Agreement, including (i) preparing and filing as promptly as reasonably practicable and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents with any Governmental Entity, (ii) obtaining (and taking all steps necessary to obtain) all approvals, consents, registrations, waivers, Permits (including any Permit transfer, amendment or reissuance), authorizations, Orders and other confirmations from any Governmental Entity or third party necessary to consummate the transactions contemplated by this Agreement, (iii) executing and delivering any additional instruments necessary to consummate the Merger and the other transactions contemplated by this Agreement and (iv) defending or contesting in good faith any Action brought by a third party (including any Governmental Entity) that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the transactions contemplated by this Agreement.

          (b)   In furtherance and not in limitation of the foregoing, each of the parties hereto agrees to (i) make all filings and notifications under any applicable Regulatory Law with respect to the transactions contemplated by this Agreement as promptly as practicable and advisable (and, with respect to each of the Required Antitrust Approvals, in any event within sixty (60) Business Days following the date hereof, unless otherwise mutually agreed by Parent and the Company,

  (ii) supply as promptly as practicable and advisable any additional information and documentary material that may be requested pursuant to any applicable Regulatory Law and (iii) use best efforts to take or cause to be taken all other actions necessary to cause the expiration or termination of the applicable waiting periods under any applicable Regulatory Laws and to obtain all consents, authorizations, waivers and approvals under any Regulatory Laws that may be required by any Governmental Entity with competent jurisdiction, so as to enable the parties hereto to consummate the Merger and the other transactions contemplated hereby.

          (c)   In furtherance and not in limitation of the foregoing, to the extent required to obtain each of the Required Antitrust Approvals, each party hereto shall take or cause to be taken any and all actions necessary to avoid, eliminate and resolve any and all impediments or objections under any Regulatory Law and to obtain all approvals, consents, registrations, waivers, authorizations, and other confirmations under any Regulatory Law that may be required by any Governmental Entity in order for the parties to consummate the transactions contemplated by this Agreement as promptly as practicable and in any event prior to the End Date, including (i) proposing, negotiating, committing to, and/or effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, transfer, license, disposition, or hold separate (through the establishment of a trust or otherwise) of the assets, properties or businesses to be acquired pursuant to this Agreement as are required to be divested in order to avoid the entry of any decree, judgment, injunction (permanent or preliminary), or any other Order that would make the transactions contemplated hereby unlawful or would otherwise materially delay or prevent the consummation of the transactions contemplated hereby, (ii) terminating, modifying, or assigning existing relationships, Contracts, or obligations relating to any assets, properties or businesses to be acquired pursuant to this Agreement, (iii) changing or modifying any course of conduct regarding future operations relating to the assets, properties or businesses to be acquired pursuant to this Agreement, or (iv) otherwise effecting any other change or restructuring relating to the assets, properties or businesses to be acquired pursuant to this Agreement (all such actions referenced in clauses (i) through (iv), "Divestiture Actions"). Notwithstanding the foregoing or any other provision of this Agreement to the contrary, neither Parent nor any of its Subsidiaries shall be required to take or agree to take any Divestiture Action in relation to any of the assets, properties, businesses, contracts, licenses, product lines, customers or interests of Parent or any of its Subsidiaries, other than the assets, properties or businesses to be acquired pursuant to this Agreement.

          (d)   In addition, if any Action is instituted (or threatened) challenging the transactions contemplated hereby as violating any Regulatory Law or if any decree, order, judgment, or injunction (whether temporary, preliminary, or permanent) is entered, enforced, or attempted to be entered or enforced by any Governmental Entity that would make the transactions contemplated hereby illegal or otherwise delay or prohibit the consummation of the transactions contemplated hereby, each of the parties shall take any and all actions to contest and defend any such Action to avoid entry of, or to have vacated, lifted, reversed, repealed, rescinded, or terminated, any Order (whether temporary, preliminary, or permanent) that prohibits, prevents, or restricts consummation of the transactions contemplated hereby.

          (e)   Parent and its Representatives shall be primarily responsible for determining and implementing the process for obtaining all approvals, consents, registrations, waivers, authorizations and confirmations required under applicable Regulatory Laws in connection with the transactions contemplated by this Agreement, subject to cooperation and prior consultation with the Company and its Representatives. Each of the parties hereto shall (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Entity by any Person in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before a Governmental Entity relating to the transactions contemplated by this Agreement, including any proceeding initiated by a private party, (ii) keep the other parties hereto informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, any Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by this Agreement, (iii) subject to Applicable Laws relating to the exchange of information, and to the extent reasonably practicable, provide each other party and its counsel a reasonable opportunity to review, and shall consider in good faith the comments of the other party, prior to submitting any filing made with, or written materials submitted to, any Governmental Entity, or in any filings or submissions in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby (it being understood that certain documents may be subject to reasonable redactions (A) as necessary to comply with contractual arrangements, (B) as necessary to address reasonable privilege concerns, (C) to redact competitively- or commercially-sensitive material or (D) as otherwise required by any Applicable Law or Order), and (iv) to the extent practicable and permitted by the applicable Governmental Entity or private party, as the case may be, give the other parties hereto the opportunity to attend and participate in any meetings and conferences.

          (f)    None of the parties shall be required to, and without Parent's prior written consent neither the Company nor any of its Subsidiaries shall, take or agree to take any Divestiture Action unless the effectiveness thereof is conditioned upon the Closing.

          (g)   Notwithstanding the foregoing provisions of this Section 6.03 or any other provision of this Agreement to the contrary, nothing in this Agreement shall limit the right of any party to terminate this Agreement in accordance with ARTICLE VIII, so long as such party has until that time complied in all material respects with its obligations under this Section 6.03.

        Section 6.04.    Indemnification, Exculpation and Insurance.

          (a)   Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Closing now existing in favor of the current or former directors, officers or employees of the Company and/or its Subsidiaries as provided in their respective Organizational Documents (including the Company's bye-laws) and any indemnification or other similar agreements between the Company or any of its Subsidiaries and any Indemnitee, in each case as in effect on the date of this Agreement, shall continue in full force and effect in accordance with their terms.

          (b)   From and after the Closing, the Parent shall, and Parent shall cause the Surviving Company to, indemnify, defend and hold harmless each individual who as of the Closing Date is, or who at any time prior to the Closing Date was, a director or officer of the Company or any of its Subsidiaries or who is (or at any time prior to the Closing Date was) serving at the request of the Company or any of its Subsidiaries as a director or officer of another Person (including any other Person in which the Company or any of its Subsidiaries owns any equity interests), together with each such individual's heirs, executors and administrators (each an "Indemnitee" and, collectively, the "Indemnitees") with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise), and expenses (including fees and expenses of legal counsel) in connection with any Action (whether civil, criminal, administrative, or investigative), whenever asserted, based on or arising out of, in whole or in part, (i) the fact that an Indemnitee is or was a director or officer of the Company or such Subsidiary or other Person or (ii) acts or omissions by an Indemnitee in the Indemnitee's capacity as a director, officer, employee, or agent of the Company or such Subsidiary or other Person or taken at the request of the Company or such Subsidiary or such other Person (including in connection with serving at the request of the Company or such Subsidiary as a director, officer, employee, agent, trustee, or fiduciary of another Person (including any employee benefit plan)), in each case under clause (i) or (ii), at, or at any time prior to, the Closing (including any Action relating in whole or in part to the transactions contemplated by this Agreement or relating to the enforcement of this provision or any other indemnification or advancement right of any Indemnitee), to the fullest extent permitted under Applicable Law; provided, however, that no Indemnitee shall be indemnified against any liability that attaches to such Indemnitee by virtue of any rule of law as a result of any fraud or dishonesty of which such Indemnitee is guilty in relation to the Company or any of its Subsidiaries, as finally judicially determined by the Supreme Court of Bermuda. Without limiting the foregoing, from and after the Closing, the Surviving Company shall, and Parent shall cause the Surviving Company to, to the fullest extent permitted from time to time under Applicable Law, cause the memorandum of association and bye-laws of the Surviving Company to contain provisions with respect to indemnification, advancement and reimbursement of expenses and exculpation of each Indemnitee with respect to facts or circumstances occurring on or prior to the Closing Date that are no less favorable to the Indemnitee than the provisions with respect to limitation of liability, indemnification, advancement and reimbursement of expenses and exculpation contained in the Company Organizational Documents in effect on the date of this Agreement, which provisions shall not be amended except as required by Applicable Law or except to make changes permitted by Applicable Law that would enlarge the scope of the Indemnitees' indemnification, exculpation and advancement of expenses rights thereunder.

          (c)   In the event that Parent, the Surviving Company or any of their respective successors or assigns (i) consolidates or amalgamates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation, amalgamation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case as a condition thereto, Parent or the Surviving Company (or their respective successors or assigns), as applicable, shall cause such Person to assume the obligations set forth in this Section 6.04.

          (d)   For a period of six (6) years commencing immediately after the Closing, the Surviving Company shall either (i) cause to be maintained in effect the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries or (ii) provide substitute policies for the Surviving Company and its Subsidiaries covering acts or omissions occurring at or prior to the Closing Date with respect to individuals who are currently (and any individuals who prior to the Closing become) covered by the directors' and officers' and fiduciary liability insurance coverage currently maintained by the Company and its Subsidiaries; provided, however, that in either case of clause (i) and (ii), such policies (A) shall provide not less than the existing coverage provided by and shall otherwise have other terms not less favorable to the individuals covered thereby than the directors' and officers' liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Closing Date and (B) shall be with insurance carriers having at least an "A" rating by A.M. Best with respect to directors' and officers' liability insurance and fiduciary liability insurance. In lieu of maintaining or obtaining such insurance policies, prior to the Closing Date, the Company may (at Parent's expense) purchase a pre-paid, six-year "tail" directors' and officers' liability insurance policy and fiduciary liability insurance policy for the Company and the individuals who are covered by the directors' and officers' and fiduciary liability insurance coverage currently maintained by the Company (and any individuals who prior to the Closing become covered), such tail to provide coverage in an amount not less than the existing coverage and to be on terms and conditions that otherwise provide substantially the same benefits to the insured persons than the directors' and officers' liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred at or before the Closing Date. Notwithstanding the foregoing, in no event shall Parent or the Surviving Company be required to pay a premium for such insurance in the aggregate in excess of the applicable amount set forth in Section 6.04(d) of the Company Disclosure Letter. If the foregoing insurance can only be obtained at a premium in excess of the applicable amount set forth in Section 6.04(d) of the Company Disclosure Letter, Parent shall obtain or cause to be obtained directors' and officers' and fiduciary liability insurance policies covering the applicable individuals with the most advantageous coverage obtainable for a premium equal to the applicable amount set forth in Section 6.04(d) of the Company Disclosure Letter. The Surviving Company shall (and Parent shall cause the Surviving Company to) at all times maintain such policies in full force and effect in accordance with this Section 6.04(d), and continue to honor the obligations thereunder.

          (e)   From and after the Closing Date, Parent shall guarantee the prompt payment of the obligations of the Surviving Company and its Subsidiaries under this Section 6.04.

          (f)    The provisions of this Section 6.04, (i) shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each Indemnitee, his or her heirs and his or her representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have under the Organizational Documents of the Company or its Subsidiaries, by Contract or otherwise. The obligations of Parent and the Surviving Company under this Section 6.04 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 6.04 applies, unless (A) such termination or modification is required by Applicable Law or (B) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 6.04 applies shall be third party beneficiaries of this Section 6.04).

        Section 6.05.    Public Announcements.     Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except (a) as may be required by any Applicable Law or Order, court process or the rules and regulations of any national securities exchange or national securities quotation system to which the party is subject or submits or (b) with respect to any press release or public statement that in the good faith judgment of the applicable party is consistent with previous press releases or public statements made in accordance with this Section 6.05; provided, however, that neither Parent nor the Company shall be required to consult with the other party in connection with, or give the other party the opportunity to review and comment on, any press release or public statement made in accordance with or matters referred to in Section 5.02, including any press release or public statement to be issued or made in order to effect an Adverse Recommendation Change, in the case of the Company to the extent made pursuant to and in accordance with Section 5.02. The parties hereto agree that the initial press release to be issued with respect to the transactions contemplated hereby following execution of this Agreement shall be a joint press release in the form heretofore agreed to by Parent and the Company. Except as expressly contemplated by this Agreement (including the first sentence of this Section 6.05) or as required by any Applicable Law or Order, no party shall issue any press release or make any public statement regarding the other party or the other party's operations, directors, officers or employees without obtaining the other party's prior written consent.

        Section 6.06.    Employee Matters.

          (a)   For a period of at least one (1) year following the Closing Date (or until such earlier date of the employee's termination of employment with Parent or its Subsidiaries), Parent shall, or shall cause its Subsidiaries to, provide each employee of the Company or any of its Subsidiaries (other than those employees whose terms and conditions of employment are governed by a Collective Bargaining Agreement, whose compensation and benefits shall be provided in accordance with any applicable Collective Bargaining Agreement) who remains in the employment of Parent or any of its Subsidiaries immediately after the Closing (each, a "Continuing Employee") with (i) annual base salary or wages that are no less favorable than the annual base salary or wages provided to such Continuing Employee as of immediately prior to the Closing Date, (ii) incentive compensation, including, as applicable, equity compensation, and bonus opportunities (excluding any bonuses and incentive compensations granted in relation to the transactions contemplated by this Agreement) commensurate with those provided to similarly-situated employees of Parent and its Subsidiaries, and (iii) other employee benefits that are substantially comparable in the aggregate to the other employee benefits provided to such Continuing Employee by the Company or its Subsidiaries as of immediately prior to the Closing. Notwithstanding the foregoing, except as required by Applicable Law or any applicable Collective Bargaining Agreement or as set forth on Section 6.06(a) of the Company Disclosure Letter, Parent and its Subsidiaries shall not be required to provide or continue any defined benefit pension benefits or retiree life or medical benefits for any Continuing Employee.

          (b)   To the extent permitted by Applicable Law, Parent shall, or shall cause its Subsidiaries to, credit each Continuing Employee for service earned on and prior to the Closing Date with the Company and its Affiliates, or any of their respective predecessors, in addition to service earned with Parent and its Subsidiaries on or after the Closing Date, (i) to the extent that service is relevant for purposes of eligibility, vesting or the calculation of vacation, sick days, severance, layoff and/or similar benefits (but not for purposes of defined benefit pension benefit accruals) under any employee benefit plan, program or arrangement of Parent or any of its Subsidiaries in which the Continuing Employees are eligible to participate on or after the Closing Date, and (ii) for such additional purposes as may be required by Applicable Law, in each case, if an analogous Company Benefit Plan was in effect as of immediately prior to the Closing Date, to the extent such service would have been recognized by the Company or its applicable Subsidiary under such analogous Company Benefit Plan as of immediately prior to the Closing Date; provided, however, that nothing herein shall result in a duplication of benefits with respect to Continuing Employees.

          (c)   To the extent permitted by Applicable Law, Parent shall, and shall cause its Subsidiaries to, waive or cause to be waived any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods that would be applicable to Continuing Employees and their eligible spouses and dependents. Parent shall, and shall cause its Subsidiaries to, recognize for purposes of annual deductible, co-payment and out-of-pocket limits under their health and/or welfare plans applicable to Continuing Employees, the dollar amount of all deductible, co-payment and out-of-pocket expenses paid by Continuing Employees and their respective spouses and dependents under the Company's or any of its Affiliates' health and/or welfare plans in the calendar year in which the Closing occurs.

          (d)   Without otherwise limiting the generality of Section 9.07, the provisions of this Section 6.07 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Continuing Employee or other current or former employee of the Company or any of its Affiliates), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 6.06) under or by reason of any provision of this Agreement. Nothing in this Section 6.06 shall constitute or be deemed to constitute the establishment, adoption or amendment of any Company Benefit Plan or any other employee benefit plan, agreement or other arrangement.

        Section 6.07.    Merger Sub; Parent Subsidiaries; Company Subsidiaries.     Parent shall cause each of Holding, Merger Sub and any other applicable Subsidiary of Parent to comply with and perform all of its obligations under or relating to this Agreement, including in the case of Merger Sub to consummate the Merger on the terms and conditions set forth in this Agreement. The Company shall cause each of its Subsidiaries to comply with and perform all of its obligations under or relating to this Agreement.

        Section 6.08.    Transaction Litigation.     The Company shall give Parent prompt written notice of any Action commenced or threatened in writing against the Company, any of its Subsidiaries or any of its or their directors or officers by holders of securities of the Company relating to this Agreement, the Statutory Merger Agreement, the Merger or any of the other transactions contemplated by this Agreement. Subject to Applicable Law, Parent and the Company shall give the other party the opportunity to participate (at such other party's sole cost and expense) in the defense or settlement of any litigation against the other party or its directors or officers by a holder of securities of the Company relating to this Agreement, the Statutory Merger Agreement, the Merger, or any other transactions contemplated by this Agreement and no such settlement shall be agreed to without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.

        Section 6.09.    Control of the Other Party's Business and Operations.     Nothing contained in this Agreement shall or is intended to give Parent or the Company, directly or indirectly, the right to control or direct the operations of the other prior to the Closing. Prior to the Closing, each of Parent and the Company shall exercise, consistent with the terms and subject to the conditions of this Agreement, complete control and supervision of its and its Subsidiaries' respective operations.

        Section 6.10.    Company Rights Plan; Takeover Statutes.     If (a) any provision of the Company Rights Plan or the Company Organizational Documents or (b) any "fair price," "moratorium," "control share acquisition" or "interested shareholder" statute or other similar statute or regulation is or becomes applicable to, or restricts or limits in any manner, the transactions contemplated by this Agreement, the Statutory Merger Agreement, the Support Agreement, the Merger or any of the other transactions contemplated by this Agreement, and the Company Board shall grant such approvals and take such actions as are within their power and authority and are necessary so that the transactions contemplated by this Agreement, the Statutory Merger Agreement and the Support Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby. Parent acknowledges that, on the date hereof in connection with the execution and delivery of this Agreement, the Company has entered into an amendment to the Company Rights Plan providing that the Rights (as defined in the Company Rights Plan) shall expire and shall cease to be exercisable effective as of immediately prior to, but contingent on the subsequent occurrence of, the Effective Time.

        Section 6.11.    Peruvian Tax Certification.

          (a)   If the Company and Parent determine that the Merger will constitute an indirect transfer of shares issued by any direct or indirect Subsidiaries of the Company that are incorporated in Peru pursuant to Section 10(e) of the Peruvian Income Tax Law and applicable Peruvian Income Tax Law Regulations, upon the request of Parent, the Company shall use commercially reasonable efforts to request that any holder of Class A Shares who would reasonably be expected to incur any income Tax liability in Peru as a result of such Tax provisions deliver to Parent, at least five (5) Business Days prior to the Closing Date, a cost certification from the Peruvian Tax authorities certifying as to the cost basis in such holder's Class A Shares.

          (b)   If the Company decides not to take the actions contemplated by Section 6.11(a), the Company shall deliver to Parent, at least five (5) Business Days prior to the Closing Date, an opinion from a recognized Peruvian tax adviser or Peruvian legal counsel as to the opinion of such adviser or counsel that the Merger should not be considered an indirect transfer for purposes of such Peruvian Tax laws.

        Section 6.12.    Notice of Certain Events.     Each of Parent and the Company shall notify the other in writing after receiving or becoming aware of the occurrence or non-occurrence of any change or event that would be reasonably likely to cause any condition to the Merger to be unsatisfied by the End Date; provided, however, that (a) the delivery of any notice pursuant to this Section 6.12 shall not constitute an admission that any condition has not or will not be satisfied or limit or otherwise affect the remedies available under this Agreement to the party receiving such notice and (b) a failure to comply with this Section 6.12 shall not constitute the failure of any condition set forth in ARTICLE VII to be satisfied by the End Date.

        Section 6.13.    Deregistration and Delisting.     The Company shall cooperate with the Parent Parties in taking or causing to be taken all actions necessary to delist the Class A Shares from the NYSE and terminate its registration under the Exchange Act, in each case effective as soon as practicable after the Closing Date.

        Section 6.14.    Resignation of Directors and Corporate Officers.     As a material inducement to the Parent Parties to enter into and perform their obligations under this Agreement, as of the date of this Agreement, the Company has obtained and delivered to Parent irrevocable written resignations from each of the directors and corporate officers (excluding the corporate secretary) of Belmond Holdings, effective as of, and contingent upon the occurrence of, the Effective Time. If prior to the Closing Date any additional or substitute directors or corporate officers of Belmond Holdings are elected or appointed, the Company shall obtain and promptly provide to Parent irrevocable written resignations, effective as of the Closing Date, executed by each such individual prior to, and as a condition of, such individual's election or appointment. If for any reason any of the foregoing resignations has not been received, or is not in full force and effect, at least twenty (20) days prior to the Closing Date, the Company shall take all actions required under Applicable Law and the Organizational Documents of Belmond Holdings to remove from office, effective as of, and contingent upon the occurrence of, the Effective Time the applicable director or corporate officer of Belmond Holdings. The Company shall use its reasonable best efforts to obtain and provide to Parent, on or prior to the Closing Date, to the extent requested in writing by Parent at least ten (10) Business Days prior to the Closing Date, resignation letters, effective as of and contingent upon the Effective Time, from each of the directors and corporate officers of each of the other Subsidiaries of the Company as requested by Parent, resigning from such position as a director and/or corporate officer. The Company shall cooperate with and assist Parent, at Parent's request, in connection with implementing changes in the directors of the Subsidiaries of the Company, as determined by Parent, effective as of the Closing Date.

ARTICLE VII

CONDITIONS PRECEDENT

        Section 7.01.    Conditions to Each Party's Obligation to Effect the Merger.     The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver (where permissible pursuant to Applicable Law) on or prior to the Closing Date of each of the following conditions:

          (a)    Shareholder Approval.    The Company Shareholder Approval shall have been obtained.

          (b)    Regulatory Approvals.    All Required Antitrust Approvals shall have been obtained.

          (c)    Legal Restraints.    No Applicable Law shall have been enacted, issued or promulgated and no Order (whether temporary or permanent) by any Governmental Entity of competent jurisdiction shall be in effect, in each case that prohibits, enjoins, restrains or makes illegal the consummation of the Merger.

        Section 7.02.    Conditions to Obligation of Parent.     The obligation of Parent and Merger Sub to consummate the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following additional conditions:

          (a)    Representations and Warranties.    (i) The representations and warranties of the Company contained in Section 3.01 (Qualification, Organization, Subsidiaries, etc.), Section 3.02 (Authority; Execution and Delivery; Enforceability), Section 3.06(b) (other than as it relates to the representation and warranty therein related to Section 5.01(a)(iii) ) (Absence of Certain Changes or Events) and Section 3.21 (Takeover Statutes) shall be true and correct (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" set forth therein) in all material respects at and as of the Closing Date as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (ii) the representations and warranties of the Company contained in Section 3.03(a), Section 3.03(b), Section 3.03(c) (solely with respect to the Company) and Section 3.03(e) (Capital Structure) shall be true and correct in all respects, other than de minimis inaccuracies involving not more than an aggregate of 1,000 Company Shares at and as of the Closing Date as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date, subject to the obligation to update the representations and warranties set forth in Section 3.03(b) as set forth in the third sentence thereof), (iii) the representation and warranty of the Company contained in Section 3.06(a) (Absence of Certain Changes or Events), Section 3.06(b) (solely as it relates to the representation and warranty therein related to Section 5.01(a)(iii)) (Absence of Certain Changes or Events) and Section 3.19 (Brokers' Fees and Expenses) shall be true and correct as of the Closing Date, as if made at and as of such date, and (v) all other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" set forth therein) at and as of the Closing Date as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" set forth therein), individually or in the aggregate, has not had or would not reasonably be likely to have a Company Material Adverse Effect.

          (b)    Performance of Obligations of the Company.    The Company shall have performed and complied with in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing, except that the materiality limitation set forth in this Section 7.02(b) shall not apply to performance and compliance with the obligations set forth under Section 5.01(a)(iii) solely as it relates to the Company and the Charleston Subsidiaries.

          (c)    Company Certificate.    The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by the Chief Executive Officer or Chief Financial Officer of the Company, certifying to the effect that the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied as of such date. The foregoing certificate shall include as an attachment a report setting forth the number of Class A Shares shown as issued and outstanding on the Company's stock transfer records as of the close of business on the Business Day immediately preceding the Closing Date. The Company shall use its reasonable best efforts to have such statement confirmed by the transfer agent for the Class A Shares.

        Section 7.03.    Conditions to Obligations of the Company.     The obligations of the Company to consummate the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following additional conditions:

          (a)    Representations and Warranties.    (i) The representations and warranties of Parent and Merger Sub contained in Section 4.02 (Authority; Execution and Delivery; Enforceability), and Section 4.09 (Brokers' Fees and Expenses) shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (ii) all other representations and warranties of Parent and Merger Sub in this Agreement shall be true and correct (without giving effect to any limitation as to "materiality" or "Parent Material Adverse Effect" set forth therein) at and as of the Closing Date as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to "materiality" or "Parent Material Adverse Effect" set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

          (b)    Performance of Obligations of Parent and Merger Sub.    Parent and Merger Sub shall have performed and complied with in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing.

          (c)    Parent Certificate.    Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by a senior executive officer of Parent, certifying to the effect that the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied as of such date.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

        Section 8.01.    Termination.     This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval:

          (a)   by mutual written consent of the Company and Parent;

          (b)   by either the Company or Parent:

              (i)  if the Merger is not consummated on or before October 31, 2019 (the "End Date"); provided, however, that, if, on the End Date, any of the conditions to the Closing set forth in Section 7.01(b) or Section 7.01(c) shall not have been satisfied or (to the extent permitted by Applicable Law) waived by both the Company and Parent, but all other conditions to the Closing (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied, then the End Date may be extended by the Company or Parent to December 31, 2019 by delivery of written notice of extension to the other party;

             (ii)  if any Governmental Entity of competent authority issues a final, nonappealable Order or enacts an Applicable Law, in each case, that permanently prohibits, restrains or makes illegal the consummation of the Merger or the other transactions contemplated by this Agreement; or

            (iii)  if the Company Shareholder Approval shall not have been obtained at the Company Shareholders Meeting, unless such Company Shareholders Meeting has been adjourned, recessed or postponed, in which case at any adjournment, recess or postponement thereof at which a vote or poll on the matter has been taken and the Company Shareholder Approval shall not have been obtained;

          provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b) shall not be available to (A) any party whose breach of or failure to perform or fulfill its obligations under this Agreement has materially and proximately contributed to or been the principal cause of the failure of the Merger to be consummated or (B) the Company if a breach of or failure to perform or fulfill the obligations of Belmond Holdings under the Support Agreement has materially and proximately contributed to or been the principal cause of the failure of the Merger to be consummated.

          (c)   by the Company, if (i) Parent or Merger Sub has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of Parent or Merger Sub has become untrue, in each case, such that the conditions set forth in Section 7.03(a) or Section 7.03(b), as the case may be, would not be satisfied as of the Closing Date and (ii) such breach or failure to be true has not been cured within forty-five (45) days after written notice by the Company to Parent informing Parent of such breach or failure to be true (or, if earlier, by the End Date); provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(c) if the Company is then in breach of this Agreement in any material respect;

          (d)   by the Company, subject to complying with Section 8.03(b)(ii), at any time prior to the receipt of the Company Shareholder Approval, in order to enter into a definitive written agreement providing for a Superior Proposal made by a Person or Group in accordance with Section 5.02(d);

          (e)   by Parent, if (i) the Company has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of the Company has become untrue, in each case, such that the conditions set forth in Section 7.02(a) or Section 7.02(b), as the case may be, would not be satisfied as of the Closing Date, and (ii) such breach or failure to be true has not been cured within forty-five (45) days after written notice by Parent to the Company informing the Company of such breach or failure to be true (or, if earlier, by the End Date); provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.01(e) if Parent is then in breach of this Agreement in any material respect; or

          (f)    by Parent, prior to the Company Shareholders Meeting, in the event that an Adverse Recommendation Change shall have occurred.

        Section 8.02.    Effect of Termination.     In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company (or any Company Related Party), Parent (or any of Parent's Affiliates or Parent's or Parent's Affiliates' respective directors, officers, employees, members, managers, partners, shareholders agents and representatives) or Merger Sub; provided, however, that this Section 8.02, Section 8.03, ARTICLE IX (other than Section 9.10), the Confidentiality Agreement and any other provisions hereof that by their express terms survive the termination hereof shall survive such termination; and provided, further, that no such termination shall relieve any party from any liability or damages arising out of fraud by such party or any Willful Breach of this Agreement prior to such termination.

        Section 8.03.    Fees and Expenses.

          (a)   Except as specifically provided for herein, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

          (b)   The Company shall pay to Parent the Termination Fee if:

              (i)  Parent terminates this Agreement pursuant to Section 8.01(f);

             (ii)  The Company terminates this Agreement pursuant to Section 8.01(d); or

            (iii)  (A) an Acquisition Proposal (whether or not in writing) shall (I) have been publicly made by any Person or Group to the Company or shall have been publicly made by any Person or Group directly to the shareholders of the Company, or any Person or Group shall have publicly announced an intention to make an Acquisition Proposal, and in each case such Acquisition Proposal is not publicly withdrawn prior to the date of termination of this Agreement or (II) a bona fide written Acquisition Proposal shall have been made to the Company Board and shall not have been withdrawn prior to the date of termination of this Agreement; (B) thereafter this Agreement is terminated pursuant to Section 8.01(b)(i) (prior to receipt of the Company Shareholder Approval), Section 8.01(b)(iii) or Section 8.01(e); and (C) within twelve (12) months following the date of termination of this Agreement, the Company Board recommends that shareholders vote in favor of, or tender their shares into, any Acquisition Proposal or the Company enters into an Alternative Acquisition Agreement with respect to any Acquisition Proposal (in each case, which Acquisition Proposal is ultimately consummated) or the Company otherwise consummates the transaction contemplated by any Acquisition Proposal (in each case, including any Acquisition Proposal made after the date of such initial Acquisition Proposal or after the termination of this Agreement); provided, however, that for purposes of this Section 8.03(b)(iii), the references to 20% in the definition of "Acquisition Proposal" shall be deemed to be references to 50%.

          Any Termination Fee due under this Section 8.03(b) shall be paid by wire transfer of same-day funds (I) in the case of clause (i) above, on the Business Day immediately following the date of termination of this Agreement, (II) in the case of clause (ii) above, on the date and as a condition to the effectiveness of the termination of this Agreement and (III) in the case of clause (iii) above, on the date of consummation of the Acquisition Proposal.

          (c)   The Company acknowledges and agrees that the agreements contained in Section 8.03(b) are an integral part of the transaction contemplated by this Agreement and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails promptly to pay the amounts due pursuant to Section 8.03(b) and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in Section 8.03(b), the Company shall pay to Parent its reasonable and documented costs and expenses (including attorneys' fees and expenses) actually incurred in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in Section 8.03(b) accrued at the prime rate as published in the Wall Street Journal, Eastern Edition on the date such payment was first required to be made. In no event shall the Company be obligated to pay the Termination Fee on more than one occasion. Each of the parties acknowledges and agrees that in light of the difficulty of accurately determining actual damages with respect to any termination of this Agreement resulting in the obligation of the Company to pay the Termination Fee pursuant to Section 8.03(b), the right to the Termination Fee constitutes a reasonable estimate of the losses or damages that will be suffered by reason of any such termination of this Agreement and constitutes liquidated damages (and not a penalty).

          (d)   The parties agree that the payment of the Termination Fee shall be the sole and exclusive monetary remedy available to Parent and Merger Sub under or related to this Agreement and the transactions contemplated hereby (including the failure thereof to be consummated) in the event any such payment becomes due and payable and, upon payment of the Termination Fee by the Company, neither Company nor the Company's Affiliates nor its and their respective current and former directors, officers, employees, members, managers, partners, shareholders, agents and representatives (the "Company Related Parties") shall have any further liability to Parent, Merger Sub or any other Person for any losses or damages suffered under, arising out of or relating to this Agreement and the transactions contemplated hereby (including the termination hereof and the abandonment of the Merger), whether at law, in contract, in tort or otherwise. The foregoing is not intended and shall not be construed to limit or impair the right of Parent to specific performance or other equitable relief in accordance with Section 9.10.

        Section 8.04.    Amendment.     This Agreement may be amended by the parties at any time prior to or after receipt of the Company Shareholder Approval; provided, however, that (a) after receipt of the Company Shareholder Approval, there shall be made no amendment that by Applicable Law or the rules of the NYSE requires further approval by the shareholders of the Company without the further approval of such shareholders, and (b) except as provided above, no amendment of this Agreement shall be submitted to be approved by the shareholders of the Company unless required by Applicable Law. This Agreement may not be amended except by an instrument in writing signed by a duly authorized representative of each of the parties.

        Section 8.05.    Extension; Waiver.     At any time prior to the Closing Date, each party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement by another party, (c) waive compliance with any covenants and agreements of another party contained in this Agreement or (d) waive the satisfaction of any of the conditions applicable to such party contained in this Agreement. No extension or waiver by the Company shall require the approval of the shareholders of the Company unless such approval is required by Applicable Law. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

GENERAL PROVISIONS

        Section 9.01.    Survival.     None of the representations and warranties contained in or made pursuant to this Agreement shall survive the Closing. The covenants, obligations and agreements of the parties hereto contained in or made pursuant to this Agreement that by their terms apply or are to be performed in whole or in part after the Closing and the covenants and agreements contained in this ARTICLE IX shall survive the Closing for the period provided in such covenants and agreements, if any, or otherwise until such covenants and agreements shall have been fully performed or no longer apply, and all other covenants, obligations and agreements of the parties hereto shall terminate upon and shall not survive the Closing. For the avoidance of doubt, nothing in this Section 9.01 shall limit Section 8.03 or any other covenant or agreement of the parties which by its terms contemplates performance after the Closing.

        Section 9.02.    Notices.     All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made) if delivered (a) in person (upon delivery), (b) by international express courier service (on the second Business Day after deposit therewith) or (c) by electronic mail (upon transmission, provided no "bounceback" or notice of non-delivery is received) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

  (a)
  if to the Company, to:

    Belmond Ltd.
    Shackleton House
    4 Battle Bridge Lane
    London
    SE1 2HP
    UK
    Attention: Richard M. Levine
    Email: richard.levine@belmond.com

    with an additional copy (which shall not constitute notice) to:

    Weil, Gotshal & Manges LLP
    767 Fifth Avenue
    New York, NY 10153
    Attention: Michael J. Aiello; Sachin Kohli
    Email: michael.aiello@weil.com; sachin.kohli@weil.com

  (b)
  if to any Parent Party, to:

    LVMH Moët Hennessy—Louis Vuitton SE

    22 avenue Montaigne
    75008 Paris
    Attention : Jean-Jacques Guiony ; Bernard Kuhn
    Email : jj.guiony@lvmh.fr; b.kuhn@lvmh.fr

    Palladio Overseas Holding Limited
    100 New Bridge Street
    London
    EC4V 6JA
    Attention : Sole Director—c/o Timothy Gee
    Email : tim.gee@bakermckenzie.com

    with a copy (which shall not constitute notice) to:

    Baker & McKenzie A.A.R.P.I.
    1 rue Paul Baudry
    75008 Paris, France
    Attention: Stéphane Davin; Francois-Xavier Naime
    Email: stephane.davin@bakermckenzie.com; francois-
    xavier.naime@bakermckenzie.com

    Baker & McKenzie LLP
    300 East Randolph Street
    Chicago, Illinois 60601
    Attention: Craig A. Roeder; Thomas Hughes
    Email: craig.roeder@bakermckenzie.com; thomas.hughes@bakermckenzie.com

        Section 9.03.    Definitions.

  (a)
  For purposes of this Agreement:

          "Acceptable Confidentiality Agreement" means a written confidentiality agreement that complies with the last sentence of Section 5.02(c) and with terms and conditions as to confidentiality and non-use no less restrictive on the other party than those contained in the Confidentiality Agreement; provided, however, for the avoidance of doubt, that the agreement need not contain standstill type restrictions or similar restrictions on making Acquisition Proposals.

          "Acquisition Dates" means (a) in the case of Belmond Anguilla Owner LLC, May 26, 2017, and (b) in the case of Castello di Casole SpA, Castello Resort Villas SpA and Castello di Casole Agricoltura SpA, February 7, 2018.

          "Action" means any claim, action, suit, arbitration, proceeding or investigation by or before any Governmental Entity or arbitrator.

          "Affiliate" means, with respect to any specific Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, the terms "controls," "controlled by" and "under common control with" shall have the meanings set forth in Rule 405 promulgated under the Securities Act.

          "Alternative Acquisition Agreement" means any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, stock purchase agreement, amalgamation agreement, asset purchase agreement, merger agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement (other than an Acceptable Confidentiality Agreement) related to any Acquisition Proposal or any inquiry, proposal, offer or indication of interest that would reasonably be expected to lead to an Acquisition Proposal.

          "Amended and Restated Credit Agreement" means that certain Amended and Restated Credit Agreement, dated as of July 3, 2017, among Belmond Ltd.., Belmond Interfin Ltd. (formerly known as Belmond Ltd.), the lenders from time to time party thereto and Barclays Bank PLC, acting as administrative agent, collateral agent and swingline lender, as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof.

          "Applicable Law" means, with respect to any Person, any transnational, national, federal, state, provincial, municipal or local law (statutory, common or otherwise), constitution, treaty, convention, statute, ordinance, code, rule or regulation enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person.

          "Bermuda Companies Act" means the Companies Act 1981 of Bermuda, as amended.

          "Business Day" means any day that is not a Saturday, Sunday or other day on which (a) commercial banks in the City of New York, New York, London, England or Paris, France are required by Applicable Law to be closed or (b) commercial banks and/or government offices in Bermuda are required by Applicable Law to be closed.

          "Code" means the U.S. Internal Revenue Code of 1986, as amended.

          "Collective Bargaining Agreement" means any collective bargaining agreements, labor union contracts, trade union agreements or foreign works council contracts with a trade union or other similar body.

          "Company Deferred Share Award" means any deferred share award that is subject to time vesting (but not performance vesting) conditions and which is granted under the Company Share Plan or otherwise.

          "Company Equity Awards" means any Company Stock Option, Company Deferred Share Award, Company Performance Share Award, Company Restricted Share Award or Other Company Award.

          "Company Material Adverse Effect" means any effect, change, event, circumstance or occurrence that, individually or in the aggregate, has a material adverse effect on the business, assets, operations, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following, and no effect, change, event, circumstance or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account, individually or in the aggregate, in determining whether a Company Material Adverse Effect has occurred or may occur: (a) changes generally affecting the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates; (b) changes generally affecting the industries in which the Company and its Subsidiaries operate; (c) changes or prospective changes in Applicable Law or GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions; (d) changes caused by the execution or announcement of this Agreement or the pendency of and/or consummation of the transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with or actions taken or threatened to be taken by any customers, suppliers, distributors, landlords, partners, employees or Governmental Entities (it being agreed that for purposes of Section 3.04, changes caused by the execution or announcement of this Agreement or the pendency of and/or consummation of the transactions contemplated hereby, as set forth in this clause (d), shall not be excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur) and including any such change relating to the identity of Parent or its Affiliates; (e) acts of war (whether or not declared), sabotage, cyber attacks, military actions or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism (or any escalation or worsening of the foregoing); (f) natural disasters, including tsunamis, pandemics, earthquakes, floods, storms, hurricanes and tornados or any other force majeure event; (g) any action taken by the Company or its Subsidiaries that is expressly required or contemplated by this Agreement or which is taken with the prior written consent of or at the written request of Parent or its Representatives; (h) changes or prospective changes in the Company's credit ratings; (i) changes in the price or trading volume of the Company's shares; (j) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position; or (k) any litigation (however styled or characterized) arising from allegations of breach of fiduciary duty by the directors on the Company Board in connection with their consideration and/or approval of this Agreement or the transactions contemplated hereby or violation of Applicable Law by the directors on the Company Board in connection with their consideration and/or approval of this Agreement or the transactions contemplated hereby (it being understood that the exception in clause (k) hereof shall not affect a determination that any actual violation of Applicable Law may be, contributed to or may contribute to, a Company Material Adverse Effect or that the Company is in breach of ARTICLE III, and that the exceptions in clauses (h), (i) and (j) shall not prevent or otherwise affect a determination that the underlying cause of any such change or failure referred to therein (to the extent not otherwise falling within any of the exceptions provided by clauses (a) through (g) hereof) is, may be, contributed to or may contribute to, a Company Material Adverse Effect); provided, further, that any effect, change, event or occurrence referred to in clauses (a), (b), (c) or (e) may be taken into account in determining whether or not there has been or may be a Company Material Adverse Effect to the extent such effect, change, event, circumstance or occurrence has a material disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industries and markets in which the Company and its Subsidiaries operate (but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole.

          "Company Organizational Documents" means the Memorandum of Association, Certificate of Incorporation and the Amended and Restated Bye-Laws of the Company (including its predecessors), each as amended up to and including the date of this Agreement.

          "Company Performance Share Award" means any restricted share award that is subject to performance vesting conditions and which is granted under the Company Share Plan or otherwise.

          "Company Restricted Share Award" means any restricted share award that is subject to time vesting conditions and which is granted under the Company Share Plan or otherwise.

          "Company Rights Plan" means the Rights Agreement, by and between Belmond Ltd. (formerly known as Orient-Express Hotels Ltd.) and Computershare Trust Company, N.A., dated as of June 1, 2000, as amended and restated on April 12, 2007, as further amended.

          "Company Stock Option" means any option to purchase Class A Shares granted under the Company Share Plan.

          "Company Share Plan" means the Belmond Ltd. 2009 Share Award and Incentive Plan (as amended).

          "Contract" means any contracts, agreements, leases, licenses, indentures, credit agreements, notes, bonds, concessions, commitments and other binding instruments and arrangements to which a Person is a party.

          "Dissenting Holder" means a holder of Class A Shares who, as of the Effective Time, (a) did not vote in favor of the Merger, (b) has complied with all of the provisions of the Bermuda Companies Act concerning the right of holders of Class A Shares to require appraisal of their Class A Shares pursuant to the Bermuda Companies Act and (c) has not effected or delivered an Appraisal Withdrawal.

          "Dissenting Shares" means Class A Shares held by a Dissenting Holder.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

          "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Existing Credit Facility" means the credit facilities governed by the Amended and Restated Credit Agreement.

          "FCPA" means the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78a et seq. (1997 and 2000)).

          "GAAP" means United States generally accepted accounting principles.

          "Governmental Entity" means any transnational, domestic or foreign federal, state or local governmental, regulatory, legislative or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority.

          "Group" has the meaning set forth in Rule 13d-5 under the Exchange Act.

          "Indebtedness" means, with respect to the Company and its Subsidiaries, without duplication, all obligations (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar Contracts, (c) in respect of outstanding letters of credit or performance bonds, (d) in respect of all guarantees, keepwell or similar arrangements for any of the foregoing, (e) under conditional sale or other title retention Contracts relating to any property purchased by the Company or any of its Subsidiaries, (f) under leases capitalized on the books and records of the Company or its Subsidiaries and (g) of others secured by a Lien on property or assets owned or acquired by the Company or any of its Subsidiaries, whether or not the obligations secured thereby have been assumed.

          "Intellectual Property" means all of the following whether arising under the Applicable Laws of the United States or of any other relevant jurisdiction: (a) trademarks, service marks, trade names, trade dress, slogans, logos and other source or business identifiers, together with all of the goodwill associated with each of the foregoing, and all registrations, applications for registration, renewals and extensions thereof; (b) Internet domain names; (c) copyrights and designs (including copyrights in computer software and in all type of copyrightable works), whether or not registered, and all registrations, applications for registration, renewals, extensions and reversions thereof; and (d) trade secrets and confidential business information.

          "Intervening Event" means any positive effect, change, event, circumstance, state of facts or occurrence that was not known to, or reasonably foreseeable by, the Company Board prior to the execution of this Agreement (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable), which effect, or any material consequence thereof, first arises or occurs or becomes known to, or reasonably foreseeable by, the Company Board prior to the receipt of the Company Shareholder Approval; provided, however, that none of the following, and no effect, change, event, circumstance or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account, individually or in the aggregate, in determining whether an Intervening Event has occurred or may occur: (a) the receipt by the Company of an Acquisition Proposal or a Superior Proposal or any inquiry, proposal, offer or indication of interest that would be reasonably expected to lead to an Acquisition Proposal or a Superior Proposal or the existence or terms of an Acquisition Proposal, or any inquiry, offer, request or proposal that would reasonably be expected to lead to an Acquisition Proposal or Superior Proposal; (b) changes generally affecting the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates; (c) changes generally affecting the industries in which the Company and its Subsidiaries operate; (d) changes or prospective changes in Applicable Law or GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions; (e) changes or prospective changes in the Company's credit ratings; (f) changes in the price or trading volume of the Company's shares or the shares of other companies in the industries in which the Company and its Subsidiaries operate; (g) meeting or exceeding any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position; or (h) any action or inaction taken by any party pursuant to the terms of this Agreement.

          "Knowledge of the Company" means the actual knowledge after reasonable inquiry of direct reports of any of the individuals set forth on Section 9.03(a) of the Company Disclosure Letter.

          "Lien" means, with respect to any property or asset, any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, lien or charge of any kind.

          "NYSE" means the New York Stock Exchange.

          "Order" means any order, writ, decree, judgment, award, injunction, ruling, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity (in each case, whether temporary, preliminary or permanent).

          "Organizational Documents" means, with respect to any Person, the articles of incorporation, certificate of incorporation, charter, memorandum of association, bye-laws, articles or certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, limited liability company agreement, and all other similar documents, agreements, certificates or instruments executed, adopted or filed in connection with the creation, formation or organization of any Person, including any amendments thereto.

          "Parent Material Adverse Effect" means any event, effect, change, circumstance, state of facts, developments or occurrence that, individually or in the aggregate, would prevent or materially delay, interfere with, impair or adversely affect (a) the ability of the Parent Parties to consummate the Merger and the other transactions contemplated hereby on a timely basis or (b) the compliance by the Parent, Parties with their obligations under this Agreement.

          "Parent Parties" means, collectively, Parent, Holding and Merger Sub, including following the Effective Time, where applicable, the Surviving Company.

          "Permits" means licenses, franchises, permits, certificates, approvals, registrations, authorizations and concessions (including concessions with respect to the operation of railways) issued or granted by Governmental Entities.

          "Permitted Liens" means, collectively, (a) suppliers', mechanics', carriers', workmen's, repairmen's, materialmen's, warehousemen's, construction and other similar Liens (i) arising or incurred by operation of law, (ii) incurred in the ordinary course of business or (iii) for amounts not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (or for which a bond or other security is provided), (b) Liens for Taxes, utilities and other governmental charges that are not due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (c) Liens that are disclosed on the most recent consolidated balance sheet of the Company and its Subsidiaries, or in the notes thereto, included in the Company SEC Documents filed prior to the date hereof, (d) requirements and restrictions of zoning, entitlement, building and other Applicable Laws and municipal by-laws related to land use and environmental regulations, and development, site plan, subdivision or other agreements with municipalities, (e) licenses of Intellectual Property, (f) statutory, common law, or contractual Liens of landlords, (g) the title of lessor and Liens related to the underlying fee interest of any Leased Real Property, (h) the terms of any Leases or other leases, subleases, licenses or similar agreements entered in the ordinary course of business consistent with past practice or otherwise disclosed to Parent prior to the date of this Agreement, and the rights of any counterparty thereto, (i) Liens in favor of customs and revenue authorities arising as a matter of law and in the ordinary course of business consistent with past practice in connection with the importation of goods, (j) Liens over tangible assets incurred in the ordinary course of business consistent with past practice in connection with any purchase money security interests, equipment leases or other similar financing arrangements with respect to those assets, (k) matters disclosed in any title reports, pro formas, commitments, or policies (or the jurisdictional equivalent) made available to Parent, (l) pledges and deposits to secure the performance of bids, trade contracts, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business, (m) any Liens granted pursuant to the Existing Credit Facility and (n) other than with respect to any capital stock or other equity interests or equity securities, such other Liens or imperfections in title, charges, easements, restrictions and encumbrances that, in the aggregate, do not materially impair the existing use or value of the affected property.

          "Person" means any natural person, general or limited partnership, company, corporation, trust, limited liability company, joint venture, limited liability partnership, firm, association, Governmental Entity or other legal entity.

          "Personal Information" means, in addition to any definition for any similar term (e.g., "personally identifiable information" or "PII") provided by Applicable Law or by the Company or any of its Subsidiaries in any of its or their respective privacy policies, notices or contracts, all information that identifies, could be used to identify or is otherwise associated, directly or indirectly, with an individual person.

          "Recently Acquired Subsidiaries" means (a) Belmond Anguilla Owner LLC, a Bermuda limited liability company and (b) Castello di Casole SpA, an Italian corporation, Castello Resort Villas SpA, an Italian corporation, and Castello di Casole Agricoltura SpA, an Italian corporation.

          "Regulation S-K" means Regulation S-K promulgated by the SEC, as amended and in effect at the time in question.

          "Regulation S-X" means Regulation S-X promulgated by the SEC, as amended and in effect at the time in question.

          "Regulatory Laws" means any federal, state and foreign statutes, rules, regulations, Orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

          "Representatives" means, with respect to any Person, such Person's directors, officers, employees, accountants, consultants, legal counsel, financial advisors, agents and other representatives.

          "Required Antitrust Approvals" means those anti-trust notifications, consents, terminations, expirations of waiting periods and approvals set forth on Section 7.01(b) of the Company Disclosure Letter.

          "Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

          "SEC" means the United States Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations under the Securities Act.

          "Statutory Merger Agreement" means the statutory merger agreement to be entered into between the Company and Merger Sub, substantially in the form of the agreement attached as Exhibit B hereto.

          "Subsidiary" of any specified Person means any other Person of which such first Person beneficially owns or has the right to acquire (either directly or indirectly through one or more other Subsidiaries) a majority (i.e., at least 50%) of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person, and with respect to which entity such first Person is not otherwise prohibited contractually or by other legally binding authority from exercising control. For purposes of (a) Article III, each of Charleston Center LLC and Charleston Place LLC (collectively, the "Charleston Subsidiaries"), and each of Ferrocarril Transandino S.A.—FETRANSA, Perurail S.A., Peru Experiences Belmond S.A. and Peru Belmond Hotels S.A. (collectively, the "Peruvian Subsidiaries" and, together with the Charleston Subsidiaries, "Joint Venture Subsidiaries") shall be deemed to be a Subsidiary of the Company; provided, however, that all representations and warranties set forth in Article III with respect to the Joint Venture Subsidiaries shall be deemed to have been made to the Knowledge of the Company and (b) this definition, the term "control" shall have the meaning set forth in Rule 405 promulgated under the Securities Act.

          "Tax Returns" means all Tax returns, declarations, statements, reports, schedules, forms and information returns, any amended Tax return and any other document filed or required to be filed relating to Taxes.

          "Taxes" means all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, diverted profits, property, capital, sales, stamp, transfer, use, payroll, employment, social security, severance, withholding, franchise, value added and other taxes, imposts, levies, duties, fees or other like assessments or charges of any kind, in each case in the nature of a tax, imposed by a Governmental Entity, together with all interest, penalties, surcharges and additions imposed with respect to such amounts.

          "Termination Fee" means $92,261,000.

          "UK Bribery Act" means Bribery Act 2010 (c.23), as amended, and any rules, regulations and guidance promulgated thereunder.

          "Willful Breach" means (a) a breach by a party of any of its obligations under this Agreement that is a consequence of an act or omission knowingly undertaken or omitted by the breaching party with the intent of causing a breach of this Agreement or (b) subject to the satisfaction or waiver (by the party for whom such condition must be satisfied) of the conditions to Closing set forth in ARTICLE VII (other than those conditions that by their terms are to be satisfied at Closing, provided that those conditions would have been satisfied if the Closing were to occur on such date), the intentional failure of a party to promptly consummate the Merger in accordance with Section 1.02 and the other transactions contemplated to be consummated at the Closing in accordance with the terms and conditions of this Agreement.

        (b)   For purposes of this Agreement, the following terms have the meanings specified in the indicated Section of this Agreement:

Defined Term	Section
Acquisition Proposal	5.02(f)
Adverse Recommendation Change	5.02(d)
Agreement	Preamble
Appraisal Withdrawal	2.03(b)
Appraised Fair Value	2.03(a)
Balance Sheet Date	3.06(a)
Bankruptcy and Equity Exceptions	3.02
Book-Entry Share	2.01(c)
Belmond Holdings	Recitals
Capitalization Date	3.03(a)
Certificate	2.01(c)
Certificate of Merger	1.03
Class A Shares	2.01
Class B Shares	2.01
Closing	1.02
Closing Date	1.02
Company	Preamble
Company Benefit Plans	3.15(a)
Company Board	Recitals
Company Disclosure Letter	Article III
Company Recommendation	3.02
Company SEC Documents	3.05(a)
Company Securities	3.03(c)
Company Shareholder Approval	3.02
Company Shareholders Meeting	3.02
Company Shares	2.01
Confidentiality Agreement	6.02(a)
Continuing Employee	6.06(a)
Divestiture Actions	6.03(c)
Effective Time	1.03
End Date	8.01(b
Environmental Law	3.12
Hazardous Materials	3.12

Defined Term	Section
Holding	Preamble
Holding Organizational Documents	4.01(b)
Indemnitee	6.06(b)
Indemnitees	6.06(b)
Lease	3.16(a)
Leased Real Property	3.16(a)
Letter of Transmittal	2.02(b)
Material Contract	3.13(a)
Merger	Recitals
Merger Application	1.03
Merger Consideration	2.01(c)
Merger Sub	Preamble
Merger Sub Organizational Documents	4.01(b)
Merger Sub Shares	2.01
Non-U.S. Company Benefit Plans	3.15(b)
Option Consideration	2.04(a)
Other Company Awards	2.04(d)
Owned Real Property	3.16(a)
Parent	Preamble
Parent Organizational Documents	4.01(b)
Paying Agent	2.02(a)
Payment Fund	2.02(a)
Per Share Merger Consideration	2.01(c)
Preferred Shares	3.03
Proxy Statement	6.01(a)
Registered IP	3.10
Registrar	1.03
Release	3.12
Subsidiary Securities	3.03(f)
Superior Proposal	5.02(f)
Support Agreement	Recitals
Surviving Company	1.01
VDR	9.04

        Section 9.04.    Rules of Construction.     Interpretation of this Agreement (except as specifically provided in any portion of this Agreement, in which case such specified rules of construction shall govern with respect to such portion of this Agreement) shall be governed by the following rules of construction: (a) words in singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references made to an article, a section, a schedule or an exhibit, such reference shall be to an article, a section, a schedule or an exhibit of or to this Agreement unless otherwise indicated; (c) the table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (d) any capitalized term used in any schedule or exhibit to this Agreement or in the Company Disclosure Letter but not otherwise defined therein shall have the meaning assigned to such term in this Agreement; (e) when the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation"; (f) the words "hereof", "hereto", "hereby", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (g) the term "or" is not exclusive; (h) the word "extent" in the phrase "to the extent" shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply "if"; (i) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (j) all pronouns and any variations thereof refer to the masculine, feminine or neuter as the context may require; (k) any agreement, instrument or Applicable Law defined or referred to herein means such agreement, instrument or Applicable Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated; (l) references to a Person are also to its successors and assigns; (m) unless otherwise specifically indicated, all references to times will be deemed references to Eastern Time; (n) unless otherwise specifically indicated, all references to "dollars" and "$" will be deemed references to the lawful money of the United States of America; and (o) any document, information, Contract, or agreement referred to herein shall be deemed to have been "delivered", "provided" or "made available" (or any phrase of similar import) to Parent by the Company for purposes of this Agreement if they have been posted to the data room maintained by the Company in connection with the transaction (the "VDR") at least one (1) Business Day prior to the date of this Agreement or otherwise provided directly (including through email) to Parent or any of its Representatives prior to the execution and delivery of this Agreement. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

        Section 9.05.    Severability.     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Applicable Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

        Section 9.06.    Counterparts.     This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement electronically (including portable document format (.pdf)) or by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

        Section 9.07.    Entire Agreement; No Third-Party Beneficiaries.     This Agreement and any exhibits, annexes or schedules hereto, including the Company Disclosure Letter and the Statutory Merger Agreement, together with the Confidentiality Agreement and the Support Agreement, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral (whether in final or draft form), among, the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof. This Agreement is not intended to, and shall not, confer upon any Person other than the parties hereto any rights or remedies hereunder and, except for (a) if the Effective Time occurs, (i) the right of the holders of Class A Shares to receive the Merger Consideration and the rights of holders of Company Equity Awards to receive the consideration payable in accordance with Section 2.04 and (ii) the provisions set forth in Section 6.04, (b) the Company Related Parties, who shall be express third-party beneficiaries of Section 8.03(d) , (c) the Company's right to pursue damages on behalf of the holders of Company Shares in the event of any Parent Party's Willful Breach of this Agreement, which right is hereby acknowledged by the Parent Parties.

        Section 9.08.    Governing Law; Jurisdiction; Waiver of Jury Trial.

          (a)   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely in that State, without regard to any laws that might otherwise govern under applicable principles of conflicts or choice of law or otherwise; provided, however, that, (i) to the extent any provisions of this Agreement relate to the exercise of a director's or officer's fiduciary duties and/or similarly, statutory duties or obligations and/or (ii) statutory provisions or other Applicable Laws of Bermuda are mandatorily applicable to the Merger, such provisions shall be governed by and in accordance with the laws of Bermuda.

          (b)   All Actions arising out of or relating to this Agreement and the transactions contemplated hereby, including the interpretation and enforcement hereof shall (except to the extent, and solely to the extent, that any such Action that relates to the Merger or the Statutory Merger Agreement mandatorily must be brought in Bermuda) be heard and determined in the Delaware Court of Chancery, or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if both the Delaware Court of Chancery and the federal courts within the State of Delaware decline to accept jurisdiction over a particular matter, any other state court within the State of Delaware, and, in each case, any appellate court therefrom. The parties hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Actions and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action and agree not to assert any Action in any other court or forum. The parties agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing contained in the foregoing shall restrict any party's rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment. The parties to this Agreement agree that mailing of process or other papers in connection with any such Action in the manner provided in Section 9.02 or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof.

          (c)   EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY DISPUTE, CLAIM OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, RELATED TO, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A DISPUTE, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.08.

          (d)   The provisions of this Section 9.08 are not intended and shall not be deemed to constitute a submission by the Parent Parties to the jurisdiction of any United States federal or state court or any other United States Governmental Entity, other than and solely for purposes of any Action arising out of or relating to this Agreement and the transactions contemplated hereby as provided in this Section 9.08 and, if the Effective Time occurs, any Action initiated (i) by the holders of Class A Shares to enforce their right to receive the Merger Consideration, (ii) by the holders of Company Equity Awards to enforce their right to receive the consideration payable in accordance with Section 2.04 and (iii) by any Indemnitee to enforce its rights set forth in Section 6.04.

        Section 9.09.    Assignment.     Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto. No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the immediately preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.09 shall be null and void.

        Section 9.10.    Specific Enforcement.     Each party hereto acknowledges and agrees that irreparable damage would occur in the event of a breach by it of, or failure to perform under, this Agreement and that monetary damages or any other remedy at law, if available, would not be a sufficient remedy therefor. Therefore, it is agreed that each party shall be entitled to specific performance and injunctive relief to prevent breaches of and enforce the provisions of this Agreement, including the right to specific performance and injunctive relief to cause the other party to effect the Closing in accordance with the requirements of Section 1.02 of this Agreement, and each party hereby waives any requirement for the securing or posting of any bond or other undertaking in connection with such remedy. Such remedies shall be cumulative and not exclusive and, subject to Section 8.03(d), shall be in addition to any other remedies which any party may have under this Agreement, whether at law or in equity.

[Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, the Company, Parent, Holding and Merger Sub have duly executed this Agreement, all as of the date first written above.

BELMOND LTD.
By:	/s/ H. ROELAND VOS
	Name:	H. Roeland Vos
	Title:	President and Chief Executive Officer
LVMH MOËT HENNESSY—LOUIS VUITTON SE
By:	/s/ JEAN-JACQUES GUIONY
	Name:	Jean-Jacques Guiony
	Title:	Group Chief Financial Officer
PALLADIO OVERSEAS HOLDING LIMITED
By:	/s/ LOÏC HENRIOT
	Name:	Loïc Henriot
	Title:	Director
FENICE LTD.
By:	/s/ LOÏC HENRIOT
	Name:	Loïc Henriot
	Title:	Director

[Signature Page to Merger Agreement]

 Exhibit A

        [See Support Agreement attached as Annex C to the Proxy Statement furnished on this Current Report on Form 8-K.]

 Exhibit B

        [See Statutory Merger Agreement attached as Annex B to the Proxy Statement furnished on this Current Report on Form 8-K.]

Annex B

        THIS MERGER AGREEMENT dated [    •    ] is made BETWEEN:

          (1)   BELMOND LTD., an exempted company incorporated in Bermuda having registration number [    •    ] and having its registered office at 22 Victoria Street, Hamilton HM 12, Bermuda (the "Company"); and

          (2)   FENICE LTD., a company registered in Bermuda under number [    •    ] as an exempted company having its registered office at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda ("Merger Sub").

        WHEREAS:

          (1)   Merger Sub is an indirect, wholly-owned subsidiary of LVMH Moët Hennessy—Louis Vuitton SE, a corporation organized under the laws of France ("Parent"), and a wholly-owned subsidiary of Palladio Overseas Holding Limited, a corporation organized under the laws of England and Wales ("Holding").

          (2)   The Company and Merger Sub have agreed to merge pursuant to Section 104H of the Companies Act (as defined below) (the "Merger") and the Company will survive the Merger as the surviving company and will continue its existence as a Bermuda exempted company on the terms hereinafter appearing.

          (3)   This Agreement is the "Statutory Merger Agreement" as referred to in the Agreement and Plan of Merger (as defined below).

          (4)   Pursuant to the terms of the Agreement and Plan of Merger, the shareholders of the Company have approved the Merger and this Agreement.

        IT IS HEREBY AGREED as follows:

1.     DEFINITIONS

        1.1   Unless the context otherwise requires, the following words and expressions have the following meanings in this Agreement:

          "Agreement and Plan of Merger" means the Agreement and Plan of Merger dated as of December 13, 2018 and made among the Company (1), Merger Sub (2), Holding (3) and Parent (4) relating to, inter alia, the Merger;

          "Companies Act" means the Companies Act 1981 (as amended) of Bermuda;

          "Excluded Shares" means all Company Shares that are (1) owned by the Company as treasury shares or owned by any direct or indirect wholly-owned Subsidiary of the Company (other than Class B Shares) or (2) owned by Parent, Holding, Merger Sub or any other direct or indirect wholly-owned Subsidiary of Parent, issued and outstanding immediately prior to the Effective Time; and

          "Merger Conditions" means the conditions to the Closing set out in Article VII in the Agreement and Plan of Merger.

        1.2   All capitalized terms used but not otherwise defined in this Statutory Merger Agreement have the respective meanings ascribed to such terms in the Agreement and Plan of Merger.

2.     Effectiveness of the Merger

        2.1   The parties to this Agreement agree that, subject to the terms and conditions of this Agreement and the Agreement and Plan of Merger, and in accordance with Section 104H of the

Companies Act, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving company in the Merger.

        2.2   The Merger shall be conditional on:

          2.2.1  the satisfaction (or, if capable of waiver, waiver in accordance with the terms of the Agreement and Plan of Merger) of each of the Merger Conditions; and

          2.2.2  the issuance of the Certificate of Merger by the Registrar.

        2.3   The Merger shall become effective upon the issuance of the Certificate of Merger by the Registrar at the time and date shown on the Certificate of Merger.

3.     Name

        The Surviving Company shall be named Belmond Ltd.

4.     Memorandum of Association

        The memorandum of association of the Company as is in effect immediately prior to the Effective Time shall be the memorandum of association of the Surviving Company.

5.     Bye-laws

        The bye-laws of the Company as is in effect immediately prior to the Effective Time shall be the bye-laws of the Surviving Company.

6.     Directors

        6.1   The names and addresses of the persons proposed to be the directors of the Surviving Company, being the directors of Merger Sub immediately prior to the Effective Time, are as follows:

        [    •    ]

        [    •    ]

        6.2   Those individuals identified above shall hold office as directors of the Surviving Company until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal, in accordance with the Companies Act and the bye-laws of the Surviving Company.

7.     Effect of Merger on Share Capital of Merger Sub

        At the Effective Time, by virtue of the Merger, and without any action on the part of the Parent Parties, the Company, or any holder of any share capital of the Company or Merger Sub, each Merger Sub Share issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and converted into such number of fully paid and nonassessable Class A common shares, par value $0.01 per share, of the Surviving Company such that, when taken together with any Class A Shares that remain outstanding immediately following the Effective Time will equal the aggregate number of Class A Shares issued and outstanding immediately prior to the Effective Time.

8.     Effect of Merger on Share Capital of the Company

        8.1   At the Effective Time, by virtue of the Merger and without any action on the part of the Parent Parties, the Company or any holder of any share capital of the Company or Merger Sub:

          8.1.1  each Excluded Share shall automatically be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor nor any repayment of capital be made in respect thereof;

          8.1.2  all Class B Shares issued and outstanding immediately prior to the Effective Time shall remain outstanding as Class B common shares, par value $0.01 per share, of the Surviving Company and shall be unaffected by the Merger; and

          8.1.3  subject to clause 8.1.4, each Class A Share issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall automatically be converted into and shall thereafter represent the right to receive the Per Share Merger Consideration on the terms and subject to the conditions of the Agreement and Plan of Merger, and all such Class A Shares shall no longer be issued and outstanding and shall cease to exist, and each holder of a Certificate or Book-Entry Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pertaining to the Class A Shares represented thereby, without interest, upon the surrender thereof.

          8.1.4  At the Effective Time, each Dissenting Share shall automatically be canceled and shall cease to exist and, unless otherwise required by Applicable Law, shall automatically be converted into the right to receive the Per Share Merger Consideration without interest upon the surrender thereof. Any holder of Dissenting Shares shall, in the event that the Appraised Fair Value is greater than the Per Share Merger Consideration, also be entitled to receive from the Surviving Company an amount in cash equal to the difference between the Appraised Fair Value and the Per Share Merger Consideration in respect of each Dissenting Share by payment made within thirty (30) days after such Appraised Fair Value is finally determined by the Supreme Court of Bermuda (the "Court") under Section 106(6) of the Companies Act pursuant to such appraisal procedure. In the event of an Appraisal Withdrawal with regards to a holder of Dissenting Shares, such holder's Dissenting Shares shall be canceled and cease to exist as of the Effective Time, other than the right to receive solely the Per Share Merger Consideration for each such Dissenting Share.

9.     Miscellaneous

        9.1   Nothing in this Agreement shall be construed as creating any partnership or agency relationship between any of the parties.

        9.2   Any waiver of any right under this Agreement shall only be effective if it is in writing, and shall apply only in the circumstances for which it is given and shall not prevent the party who has given the waiver from subsequently relying on the provision it has waived. No failure or delay by the Company or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signing on behalf of such party.

        9.3   Unless specifically provided otherwise, rights arising under this Agreement shall be cumulative and shall not exclude rights provided by Applicable Law.

        9.4   This Agreement shall terminate upon the earliest to occur of: (i) agreement in writing between Merger Sub and the Company at any time prior to the Effective Time; and (ii) automatically upon termination of the Agreement and Plan of Merger in accordance with its terms. Without prejudice to the provisions of the Agreement and Plan of Merger, in the event of the termination of this Agreement as provided in this clause 9.4, there shall be no liability on the part of Merger Sub, the Company or their respective directors, officers and Affiliates.

        9.5   The provisions of this Agreement shall not be deemed to modify, add to or amend the provisions of the Agreement and Plan of Merger. In the event of any conflict or inconsistency between the terms of this Agreement and the Agreement and Plan of Merger, the Agreement and Plan of Merger shall prevail.

        9.6   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties. No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the immediately preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any purported assignment not permitted by this clause 9.6 shall be null and void.

        9.7   This Agreement shall be executed by the parties in two or more original copies at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153.

10.   Notices

        All notices, requests and other communications to any party given under this Agreement shall be in writing and shall be deemed given if delivered in person (upon delivery), by overnight courier service (on the first Business Day after deposit therewith), by electronic mail (upon transmission, provided no "bounceback" or notice of non-delivery is received), or two (2) Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses:

    If to Merger Sub, to:

    c/o LVMH Moet Hennessy—Louis Vuitton SE
    22 avenue Montaigne
    75008 Paris
    Attention: Jean-Jacques Guiony; Bernard Kuhn
    Email: jj.guiony@lvmh.fr; b.kuhn@lvmh.fr

    with copies (which shall not constitute notice) to:

    Baker & McKenzie A.A.R.P.I.
    1 rue Paul Baudry
    75008 Paris, France
    Attention: Stéphane Davin; Francois-Xavier Naime
    Email: stephane.davin@bakermckenzie.com; francois-
    xavier.naime@bakermckenzie.com

    Baker & McKenzie LLP
    300 East Randolph Street
    Chicago, Illinois 60601
    Attention: Craig A. Roeder; Thomas Hughes
    Email: craig.roeder@bakermckenzie.com; thomas.hughes@bakermckenzie.com

    If to the Company, to:

    Belmond Ltd.
    Shackleton House
    4 Battle Bridge Lane
    London
    SE1 2HP
    UK
    Attention: Richard M. Levine
    Email: richard.levine@belmond.com

    with copies (which shall not constitute notice) to:

    Weil, Gotshal & Manges LLP
    767 Fifth Avenue
    New York, NY 10153
    Attention: Michael J. Aiello; Sachin Kohli
    Email: michael.aiello@weil.com; sachin.kohli@weil.com

        or such other address or email address as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. Bermuda time and such day is a business day in Bermuda. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

11.   Governing Law

        This Agreement shall be governed by, and construed in accordance with, the laws of Bermuda, regardless of the laws that might otherwise govern under any applicable conflict of laws principles.

        The parties to this Agreement hereby irrevocably agree that the Court shall have exclusive jurisdiction in respect of any dispute, suit, action, arbitration or proceedings ("Proceedings") which may arise out of or in connection with this Agreement and waive any objection to Proceedings in the Court on the grounds of venue or on the basis that the Proceedings have been brought in an inconvenient forum.

        IN WITNESS WHEREOF the parties hereto have executed this Agreement the day and year first above written.

SIGNED for and on behalf of BELMOND LTD.
By:
Name:
Title:
SIGNED for and on behalf of FENICE LTD.
By:
Name:
Title:

Annex C

Execution Version

SUPPORT AGREEMENT

        THIS SUPPORT AGREEMENT (this "Agreement") is entered into as of December 13, 2018, by and between LVMH Moët Hennessy—Louis Vuitton SE, a corporation organized under the laws of France ("Parent"), and Belmond Holdings 1 Ltd., a Bermuda exempted company (the "Class B Shareholder") and a wholly-owned subsidiary of Belmond Ltd., a Bermuda exempted company (the "Company").

RECITALS

        WHEREAS, Parent, Palladio Overseas Holding Limited, a company organized under the laws of England and Wales and an indirect, wholly-owned subsidiary of Parent ("Holding"), Fenice Ltd., an exempted company organized under the laws of Bermuda and a wholly-owned subsidiary of Holding ("Merger Sub"), and the Company are entering into an Agreement and Plan of Merger on the date hereof (the "Merger Agreement") which provides, subject to the conditions set forth therein, that Merger Sub shall be merged with and into the Company such that the separate corporate existence of Merger Sub shall thereupon cease and the Company shall be the surviving company;

        WHEREAS, the Class B Shareholder is the sole record holder and shared (together with the Company) beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act) of 18,044,478 Class B common shares, par value $0.01 per share, of the Company (the "Class B Shares") which represents all of the issued and outstanding Class B Shares (such shares, the "Existing Shares"). The Existing Shares, together with any shares in the authorized share capital of the Company acquired by the Class B Shareholder after the date of this Agreement, whether upon by means of any purchase, dividend, distribution, stock split, recapitalization, contribution, combination or exchange of shares, merger, consolidation, reorganization or other change or transaction of or by the Company or otherwise, are referred to in this Agreement collectively as the "Subject Securities"; and

        WHEREAS, the Class B Shareholder is entering into this Agreement in order to induce the Parent to enter into the Merger Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto, intending to be legally bound, agree as follows:

SECTION 1 CERTAIN DEFINITIONS

        For purposes of this Agreement:

          (a)   "Voting Expiration Date" shall mean the earliest of: (i) the date upon which the Merger Agreement is validly terminated in accordance with the terms of the Merger Agreement; (ii) the date upon which Parent and the Class B Shareholder agree to terminate this Agreement in writing; and (iii) the date upon which the board of directors of the Company makes an Adverse Recommendation Change in accordance with the terms of the Merger Agreement.

          (b)   Capitalized terms used but not otherwise defined in this Agreement have the meanings assigned to such terms in the Merger Agreement.

SECTION 2 TRANSFER RESTRICTIONS

        2.1    Restriction on Transfer of Voting Rights.    During the period from the date of this Agreement through the Voting Expiration Date, the Class B Shareholder shall ensure that: (a) none of the Subject Securities is deposited into a voting trust and (b) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities, in each case, except as permitted by this Agreement.

        2.2    Restriction on Transfer of Subject Securities.    The Class B Shareholder agrees not to directly or indirectly sell, transfer (including by operation of Applicable Law), tender pursuant to a tender offer, convert, exchange, pledge, encumber, assign or otherwise dispose of, lend or hypothecate, including by gift or by contribution or distribution to any trust or similar instrument or to any beneficiaries of the Class B Shareholder (collectively, "Transfer"), or permit or enter into any Contract, option or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of any of the Subject Securities or any right or interest therein other than pursuant to the terms of this Agreement.

        2.3    Stop Order.    The Class B Shareholder agrees with, and covenants to, Parent that the Class B Shareholder shall not request that the Company register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Subject Securities unless such Transfer is made in compliance with this Agreement.

SECTION 3 COVENANTS OF THE CLASS B SHAREHOLDER

        3.1    Voting Covenant.    The Class B Shareholder hereby agrees that, prior to the Voting Expiration Date, at any meeting of the shareholders of the Company, however called, and at every adjournment, recess or postponement thereof, and in any other circumstance in which the Class B Shareholder is entitled to vote, consent or give any other approval (including by written consent), unless otherwise directed in writing by Parent, the Class B Shareholder shall cause the Subject Securities to be voted (a) in favor of the Merger Agreement, including the Statutory Merger Agreement and the transactions contemplated thereby, including the Merger; and (b) against (i) any action or omission that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company under the Merger Agreement or the Statutory Merger Agreement or of the Class B Shareholder under this Agreement; (ii) any Acquisition Proposal, whether or not constituting a Superior Proposal; (iii) any action, agreement, proposal or transaction involving the Company or any of its subsidiaries that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Company Shareholder Approval; and (iv) any amendment to the Company Organizational Documents, including any amendment that would authorize any additional shares or classes in the authorized share capital of the Company or change in any manner the rights and privileges, including voting rights, of any class of the authorized share capital of the Company.

        3.2    Meeting Attendance.    The Class B Shareholder agrees to be present (in person or by proxy) at any meeting of the shareholders of the Company, however called, and at every adjournment, recess or postponement thereof, called to vote on any matter contemplated by this Agreement, the Merger Agreement or the Statutory Merger Agreement so that all of the Subject Securities shall be counted for the purpose of determining the presence of a quorum at such meetings, and to vote all of the Subject Securities in the manner required by this Agreement.

        3.3    Waiver of Appraisal Rights.    THE CLASS B SHAREHOLDER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS WHICH THE CLASS B SHAREHOLDER MAY HAVE AS TO APPRAISAL, DISSENT OR ANY SIMILAR OR RELATED MATTER, INCLUDING UNDER SECTION 106(6) OF THE BERMUDA COMPANIES ACT, WITH RESPECT TO THE MERGER, THE MERGER AGREEMENT, THE STATUTORY MERGER AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT OR THE STATUTORY MERGER AGREEMENT.

SECTION 4 REPRESENTATIONS AND WARRANTIES OF THE CLASS B SHAREHOLDER

        4.1    Representations and Warranties.    The Class B Shareholder hereby represents, warrants and covenants to Parent that the Class B Shareholder (a) is the record owner and shared (together with the Company) beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act) of the Subject Securities, which, at the date of this Agreement and at all times up until the earlier to occur of (i) the Effective Time and (ii) the Voting Expiration Date, will be free and clear of any Liens or other encumbrances (other than those created by this Agreement), (b) has the sole voting power and power of disposition over all of the Subject Securities, and (c) as of the date hereof does not own of record or beneficially any shares of outstanding capital stock of the Company other than the Subject Securities Shares. The Class B Shareholder has the legal capacity, power and authority to enter into and perform all of the Class B Shareholder's obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the Class B Shareholder and constitutes a valid and binding agreement of the Class B Shareholder, enforceable against the Class B Shareholder in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. The execution and delivery of this Agreement by the Class B Shareholder does not, and the performance by the Class B Shareholder of the Class B Shareholder's obligations under this Agreement shall not (a) violate any Applicable Law or Order applicable to the Class B Shareholder, (b) conflict with or violate the Organizational Documents of the Class B Shareholder or (c) result, after the giving of notice, with lapse of time, or otherwise, in any violation, default or loss of a benefit under, or permit the acceleration or termination of any obligation under or require any consent under, any Contract to which the Class B Shareholder is a party or by which the Class B Shareholder or any of the Class B Shareholder's properties or assets, including the Subject Securities, are bound or affected. The execution and delivery of this Agreement by the Class B Shareholder does not, and the performance by the Class B Shareholder of its obligations under this Agreement shall not, require clearance, consent, approval, order, waiver, license or authorization of or from, or declaration, registration or filing with, or notice to, or permit issued by, any Governmental Entity, except for applicable requirements, if any, under the Exchange Act. There is no Action pending or, to the knowledge of the Class B Shareholder, threatened in writing against the Class B Shareholder before any Governmental Entity that, if adversely determined against the Class B Shareholder, would, or would reasonably be expected to, prevent, impair or materially delay the ability of the Class B Shareholder to perform its obligations under this Agreement.

SECTION 5 MISCELLANEOUS

        5.1    Termination.    This Agreement shall terminate on the Voting Expiration Date; provided, however, that: (a) this Section 5 shall survive the termination of this Agreement and shall remain in full force and effect; and (b) the termination of this Agreement shall not relieve the Class B Shareholder from any liability arising from any breach of any provision of this Agreement prior to such termination. For the avoidance of doubt, the representations and warranties herein shall not survive the termination of this Agreement.

        5.2    Notices.    All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made) if delivered (a) in person (upon delivery), (b) by international express courier service (on the second Business Day after deposit therewith) or (c) by electronic mail (upon transmission, provided no "bounceback" or notice of non-delivery is received) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.2):

    if to the Class B Shareholder:

    c/o Belmond USA Inc.
    441 Lexington Avenue, Suite 504
    New York, New York 10017
    Attention: Ann Robertson
    Email: ann.robertson@belmond.com

    with an additional copy (which shall not constitute notice) to:

    Belmond Ltd.
    Shackleton House
    4 Battle Bridge Lane
    London
    SE1 2HP
    UK
    Attention: Richard M. Levine
    Email: richard.levine@belmond.com

    Weil, Gotshal & Manges LLP
    767 Fifth Avenue
    New York, NY 10153
    Attention: Michael J. Aiello; Sachin Kohli
    Email: michael.aiello@weil.com; sachin.kohli@weil.com

    if to Parent:

    LVMH Moët Hennessy—Louis Vuitton SE
    22 Avenue Montaigne
    75008 Paris
    Attention: Jean-Jacques Guiony; Bernard Kuhn
    Email: jj.guiony@lvmh.fr; b.kuhn@lvmh.fr

    with a copy (which shall not constitute notice) to:

    Baker & McKenzie A.A.R.P.I.
    1 rue Paul Baudry
    75008 Paris, France
    Attention: Stéphane Davin; Francois-Xavier Naime
    Email: stephane.davin@bakermckenzie.com; francois-
    xavier.naime@bakermckenzie.com

    Baker & McKenzie LLP
    300 East Randolph Street
    Chicago, Illinois 60601
    Attention: Craig A. Roeder; Thomas Hughes
    Email: craig.roeder@bakermckenzie.com; thomas.hughes@bakermckenzie.com

        5.3    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Applicable Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

        5.4    Entire Agreement.    This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party unless made in writing and signed by each of the parties.

        5.5    Assignment; Binding Effect.    Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by the Class B Shareholder without the prior written consent of Parent, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon the Class B Shareholder and the Class B Shareholder's successors and assigns and shall inure to the benefit of Parent and its successors and assigns. Nothing in this Agreement is intended to confer on any Person (other than Parent and its successors and assigns) any rights or remedies of any nature.

        5.6    Specific Performance.    Each party hereto acknowledges and agrees that irreparable damage would occur in the event of a breach by it of, or failure to perform under, this Agreement and that monetary damages or any other remedy at law, if available, would not be a sufficient remedy therefor. Therefore, it is agreed that each party shall be entitled to specific performance and injunctive relief to prevent breaches of and enforce the provisions of this Agreement, and each party hereby waives any requirement for the securing or posting of any bond or other undertaking in connection with such remedy. Such remedies shall be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement, whether at law or in equity.

        5.7    Further Assurances.    From time to time prior to the Effective Time, the Class B Shareholder shall execute and deliver, or cause to be executed and delivered, in each case without further consideration, such additional or further transfers, assignments, endorsements, consents and other instruments or documents and take all such further lawful action as may be necessary or desirable as Parent may reasonably request for the purpose of effectively carrying out such Class B Shareholder's obligations under this Agreement and to vest the power to vote the Subject Securities as contemplated by Section 3.

        5.8    Governing Law; Jurisdiction; Waiver of Jury Trial.

          (a)   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely in that State, without regard to any laws that might otherwise govern under applicable principles of conflicts or choice of law or otherwise; provided, however, that, (i) to the extent any provisions of this Agreement relate to the exercise of a director's or officer's fiduciary duties and/or similarly, statutory duties or obligations and/or (ii) statutory provisions or other Applicable Laws of Bermuda are mandatorily applicable to the Merger, such provisions shall be governed by and in accordance with the laws of Bermuda.

          (b)   All Actions arising out of or relating to this Agreement and the transactions contemplated hereby, including the interpretation and enforcement hereof shall (except to the extent, and solely to the extent, that any such Action that relates to the Merger or the Statutory Merger Agreement mandatorily must be brought in Bermuda) be heard and determined in the Delaware Court of Chancery, or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if both the Delaware Court of Chancery and the federal courts within the State of Delaware decline to accept jurisdiction over a particular matter, any other state court within the State of Delaware, and, in each case, any appellate court therefrom. The parties hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Actions and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action and agree not to assert any Action in any other court or forum. The parties agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing contained in the foregoing shall restrict any party's rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment. The parties to this Agreement agree that mailing of process or other papers in connection with any such Action in the manner provided in Section 5.2 or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof.

          (c)   EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY DISPUTE, CLAIM OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, RELATED TO, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A DISPUTE, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.8.

          (d)   The provisions of this Section 5.8 are not intended and shall not be deemed to constitute a submission by Parent to the jurisdiction of any United States federal or state court or any other United States Governmental Entity, other than and solely for purposes of any Action arising out of or relating to this Agreement and the transactions contemplated hereby as provided in this Section 5.8.

        5.9    Counterparts.    This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement electronically (including portable document format (.pdf)) or by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

        5.10    Captions.    The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

        5.11    Waiver.    No failure on the part of Parent to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim available to Parent arising out of this Agreement, or any power, right, privilege or remedy of Parent under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

        5.12    Construction.

          (a)   For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

          (b)   The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

          (c)   As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

          (d)   Except as otherwise indicated, all references in this Agreement to "Sections" are intended to refer to Sections of this Agreement.

[Signature page follows.]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

BELMOND HOLDINGS 1 LTD.
/s/ ANN ROBERTSON
Name:	Ann Robertson
Title:	Assistant Secretary
LVMH MOËT HENNESSY—LOUIS VUITTON SE
/s/ BERNARD KUHN
Name:	Bernard Kuhn
Title:	General Counsel

[Signature Page to Support Agreement]

Annex D

PERSONAL AND CONFIDENTIAL

December 13, 2018

Board of Directors
Belmond Ltd.
Shackleton House, 4 Battle Bridge Lane
London SE1 2HP

Ladies and Gentlemen:

        You have requested our opinion as to the fairness from a financial point of view to the holders (other than LVMH Moët Hennessy—Louis Vuitton SE ("LVMH") and its affiliates) of the outstanding Class A common shares, par value $0.01 per share (the "Shares"), of Belmond Ltd. (the "Company") of the $25.00 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of December 13, 2018 (the "Agreement"), by and among LVMH, Palladio Overseas Holding Limited, an indirect, wholly-owned subsidiary of LVMH ("Holding"), Fenice Ltd., a wholly owned subsidiary of Holding, and the Company.

        Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, LVMH, any of their respective affiliates and third parties, including Groupe Arnault SAS, a significant shareholder of LVMH ("Groupe Arnault"), and any of its affiliates and portfolio companies, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the "Transaction"). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to LVMH and/or its affiliates from time to time. We also have provided certain financial advisory and/or underwriting services to Groupe Arnault and/or its affiliates and portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as a bookrunning manager with respect to a bank loan (aggregate principal amount $800,000,000) to Equinox Holdings Inc., a portfolio company of L Catterton Management Limited ("L Catterton"), an affiliate of Groupe Arnault and LVMH, in November 2017; and as financial advisor in connection with the sale of Ainsworth Pet Nutrition LLC, a portfolio company of L Catterton, in May 2018. We may also in the future provide financial advisory and/or underwriting services to the Company, LVMH, Groupe Arnault, L Catterton and their respective affiliates and, as applicable, portfolio companies for which our Investment Banking Division may receive compensation. Affiliates of Goldman Sachs & Co. LLC also may have co-invested with Groupe Arnault or L Catterton or their respective affiliates from time to time and many have invested in limited partnership units or affiliates of Groupe Arnault or L Catterton from time to time and may do so in the future.

Board of Directors
Belmond Ltd.
December 13, 2018

        In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to shareholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2017; certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its shareholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the "Forecasts"). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the hospitality and tourism industries and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

        For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

        Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than LVMH and its affiliates) of Shares, as of the date hereof, of the $25.00 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of the Company's Class B common shares, par value $0.01 per share, or any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the current or former officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $25.00 in cash per Share to be paid to the holders (other than LVMH and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or LVMH or

Board of Directors
Belmond Ltd.
December 13, 2018

the ability of the Company or LVMH to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $25.00 in cash per Share to be paid to the holders (other than LVMH and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,
/s/ GOLDMAN SACHS & CO. LLC (GOLDMAN SACHS & CO. LLC)

Annex E

December 13, 2018

The Board of Directors
Belmond Ltd.
Shackleton House, 4 Battle Bridge Lane
London SE1 2HP

Members of the Board of Directors:

        You have requested our opinion as to the fairness, from a financial point of view, to the holders of Class A common shares , par value $0.01 per share (the "Class A Common Shares"), of Belmond Ltd. (the "Company") of the consideration to be paid to such holders in the proposed merger (the "Transaction") of the Company with an indirect, wholly-owned subsidiary of LVMH Moët Hennessy—Louis Vuitton SE (the "Acquiror"). Pursuant to the Agreement and Plan of Merger, dated as of December 13, 2018 (the "Agreement"), among the Company, the Acquiror, Palladio Overseas Holding Limited, an indirect, wholly-owned subsidiary of the Acquiror ("Holding"), and Fenice Ltd., a wholly-owned subsidiary of Holding ("Merger Sub"), the Company will become a wholly-owned subsidiary of Holding, and each outstanding Class A Common Share, other than Class A Common Shares held in treasury or owned by the Acquiror, Holding or Merger Sub, any subsidiary of the Company and Dissenting Shares (as defined in the Agreement), will be converted into the right to receive $25.00 per share in cash (the "Consideration").

        In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Class A Common Shares and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to the Company's business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

        In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

        In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company, Holding, Merger Sub, and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.

        Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Class A Common Shares in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Class A Common Shares in the Transaction or with respect to the fairness of any such compensation.

        We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company and the Acquiror, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and joint bookrunning manager on an amendment of the Company's credit facilities in July 2017 and acting as a lead bookrunner on the Acquiror's offering of debt securities in May 2017. During the two years preceding the date of this letter, neither we nor our affiliates have had any material financial advisory or other material commercial or investment banking relationships with Groupe Arnault SAS, which holds approximately 45% of the share capital of the Acquiror. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of the Company and 2.25% of the outstanding common stock of the Acquiror. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

        On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid to the holders of the Class A Common Shares in the proposed Transaction is fair, from a financial point of view, to such holders.

        The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. Morgan Securities LLC

J.P. Morgan Securities LLC

Annex F

Section 106(6) of the Companies Act 1981 (as amended) of Bermuda

§ 106 Shareholder approval

  (6)
  Any shareholder who did not vote in favour of the amalgamation or merger and who is not satisfied that he has been offered fair value for his shares may within one month of the giving of the notice referred to in subsection (2) apply to the Court to appraise the fair value of his shares.

  (6A)
  Subject to subsection (6B), within one month of the Court appraising the fair value of any shares under subsection (6) the company shall be entitled either-

    (a)
    to pay to the dissenting shareholder an amount equal to the value of his shares as appraised by the Court; or

    (b)
    to terminate the amalgamation or merger in accordance with subsection (7).

  (6B)
  Where the Court has appraised any shares under subsection (6) and the amalgamation or merger has proceeded prior to the appraisal then, within one month of the Court appraising the value of the shares, if the amount paid to the dissenting shareholder for his shares is less than that appraised by the Court the amalgamated or surviving company shall pay to such shareholder the difference between the amount paid to him and the value appraised by the Court.

  (6C)
  No appeal shall lie from an appraisal by the Court under this section.

  (6D)
  The costs of any application to the Court under this section shall be in the discretion of the Court.

F-1